     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 25, 2004

                                                     REGISTRATION NO. 333-

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ---------------------
                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                             ---------------------
                             BUFFETS HOLDINGS, INC.
             (Exact name of Registrant as specified in its charter)

            DELAWARE                           5812                          22-3754018
(State or other jurisdiction of    (Primary Standard Industrial            (IRS Employer
 incorporation or organization)    Classification Code Number)          Identification No.)

                             ---------------------
                                1460 BUFFET WAY
                             EAGAN, MINNESOTA 55121
                                 (651) 994-8608
              (Address, including zip code, and telephone number,
       including area code, of Registrant's principal executive offices)

                               H. THOMAS MITCHELL
                            EXECUTIVE VICE PRESIDENT
                         GENERAL COUNSEL AND SECRETARY
                                1460 BUFFET WAY
                             EAGAN, MINNESOTA 55121
                                 (651) 994-8608
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                             ---------------------
                                   COPIES TO:

                             JOHN C. KENNEDY, ESQ.
                  PAUL, WEISS, RIFKIND, WHARTON & GARRISON LLP
                          1285 AVENUE OF THE AMERICAS
                         NEW YORK, NEW YORK 10019-6064
                                  212-373-3000
                             ---------------------
    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: As soon as practicable after this Registration Statement becomes effective.
                             ---------------------
    If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
                             ---------------------
                        CALCULATION OF REGISTRATION FEE

----------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------
                                                          PROPOSED MAXIMUM     PROPOSED MAXIMUM        AMOUNT OF
       TITLE OF EACH CLASS             AMOUNT TO BE           OFFERING        AGGREGATE OFFERING      REGISTRATION
  OF SECURITIES TO BE REGISTERED        REGISTERED        PRICE PER SHARE          PRICE(1)              FEE(2)
----------------------------------------------------------------------------------------------------------------------
13.875% Senior Discount Notes Due
  2010............................     $132,000,000             100%             $75,072,935           $9,511.74
----------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(f) of the Securities Act of 1933.

(2) The registration fee has been calculated pursuant to Rule 457(f) under the Securities Act of 1933.
                             ---------------------
     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PRELIMINARY PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                   SUBJECT TO COMPLETION, DATED JUNE 25, 2004

                             PRELIMINARY PROSPECTUS
                             BUFFETS HOLDINGS, INC.
                        Exchange Offer for $132,000,000
                          Principal Amount at Maturity
                     13.875% Senior Discount Notes due 2010

THE EXCHANGE NOTES

     - We are offering to exchange $132,000,000 stated aggregate principal amount at maturity (including accreted amounts) of our outstanding 13.875% Senior Discount Notes Due 2010, which were issued on May 18, 2004 and which we will refer to as the initial notes, for a like aggregate amount of our registered 13.875% Senior Discount Notes Due 2010, which we refer to as the exchange notes. The exchange notes will be issued under an indenture dated as of May 18, 2004.

     - No cash interest will accrue on the exchange notes prior to July 31, 2008. Thereafter, cash interest on the exchange notes will accrue and be payable semiannually in arrears on January 31 and July 31 of each year, commencing January 31, 2009, at a rate of 13.875%. The exchange notes will have an initial accreted value of $568.73 per $1,000 principal amount at maturity of exchange notes. The accreted value of each exchange note will increase from the date of issuance until July 31, 2008 at a rate of 13.875% per annum such that the accreted value will equal the stated principal amount at maturity on July 31, 2008.

     - In addition, if we fail to meet certain leverage ratio tests on or about July 31, 2006 or July 31, 2008, additional interest will accrue on the exchange notes from such date at a rate of 1% per annum, up to a maximum of 2% per annum.

     - The exchange notes will mature on December 15, 2010.

     - The exchange notes will be our unsecured senior obligations and will rank equally in right of payment with our future unsecured senior debt and senior to any of our future subordinated debt. The exchange notes will effectively be subordinated to all debt and other liabilities of our subsidiaries.

TERMS OF THE EXCHANGE OFFER

     - It will expire at 5:00 p.m., New York City time, on           , 2004,
       unless we extend it.

     - If all the conditions to this exchange offer are satisfied, we will exchange all of our initial notes, that are validly tendered and not withdrawn for the exchange notes.

     - You may withdraw your tender of initial notes at any time before the expiration of this exchange offer.

     - The exchange notes that we will issue you in exchange for your initial notes will be substantially identical to your initial notes except that, unlike your initial notes, the exchange notes will have no transfer restrictions or registration rights.

     - The exchange notes that we will issue you in exchange for your initial notes are new securities with no established market for trading.

    BEFORE PARTICIPATING IN THIS EXCHANGE OFFER, PLEASE REFER TO THE SECTION
       IN THIS PROSPECTUS ENTITLED "RISK FACTORS" COMMENCING ON PAGE 19.

     Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for initial notes where such initial notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the expiration date of the exchange offer, we will make this prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution."

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
                             ---------------------

                The date of this prospectus is           , 2004.
                             ---------------------

                               TABLE OF CONTENTS

                                        PAGE
                                        ----
PRESENTATION OF FINANCIAL
  INFORMATION.........................   ii
INDUSTRY AND MARKET DATA..............   ii
TRADEMARKS............................   ii
PROSPECTUS SUMMARY....................    1
SUMMARY OF THE EXCHANGE OFFER.........    7
RISK FACTORS..........................   19
FORWARD-LOOKING STATEMENTS............   29
USE OF PROCEEDS.......................   30
CAPITALIZATION........................   31
UNAUDITED PRO FORMA CONDENSED
  CONSOLIDATED FINANCIAL
  INFORMATION.........................   32
SELECTED HISTORICAL CONSOLIDATED
  FINANCIAL DATA......................   38
MANAGEMENT'S DISCUSSION AND ANALYSIS
  OF FINANCIAL CONDITION AND RESULTS
  OF OPERATIONS.......................   41

                                        PAGE
                                        ----
BUSINESS..............................   55
MANAGEMENT............................   65
PRINCIPAL STOCKHOLDERS................   68
CERTAIN RELATIONSHIPS AND RELATED
  PARTY TRANSACTIONS..................   69
DESCRIPTION OF OTHER INDEBTEDNESS.....   71
THE EXCHANGE OFFER....................   75
DESCRIPTION OF THE NOTES..............   83
CERTAIN U.S. FEDERAL INCOME TAX
  CONSIDERATIONS......................  127
PLAN OF DISTRIBUTION..................  135
LEGAL MATTERS.........................  135
EXPERTS...............................  135
WHERE YOU CAN FIND MORE INFORMATION...  136
INDEX TO FINANCIAL STATEMENTS.........  F-1

                     PRESENTATION OF FINANCIAL INFORMATION

     We recently changed our fiscal year to 52 or 53 weeks ending on the Wednesday nearest June 30 of each year. Our new fiscal year is divided into four quarters of 12, 12, 16 and 12 or 13 weeks. Our fiscal year ended July 3, 2002 consisted of 26 weeks divided into two periods of 16 and 10 weeks. Prior to the 26-week transitional period ended July 3, 2002, our fiscal year comprised 52 or 53 weeks ending on the Wednesday nearest December 31 of each year, and each fiscal year was divided into four periods of 16, 12, 12 and 12 or 13 weeks. Fiscal 2004 refers to the 52 weeks ended June 30, 2004; fiscal 2003 refers to the 52 weeks ended July 2, 2003; fiscal 2002 refers to the 26-week transitional period ended July 3, 2002; fiscal 2001 refers to the 52 weeks ended January 2, 2002; fiscal 2000 refers to the combined 53 weeks ended January 3, 2001; and fiscal 1999 refers to the 52 weeks ended December 29, 1999.

     On October 2, 2000, Buffets Holdings, Inc. acquired Buffets, Inc. in a management-led buyout from public shareholders. Due to the effects of this transaction on the recorded bases of goodwill, intangibles, property and shareholders' equity, our financial statements prior to and subsequent to this transaction are not comparable. Periods prior to October 2, 2000 represent the accounts of the predecessor. Accordingly, the historical financial information for fiscal 2000 in this prospectus is presented in two periods -- the period from December 30, 1999 to October 1, 2000 and the period from October 2, 2000 to January 3, 2001.

                            INDUSTRY AND MARKET DATA

     Industry and market data used throughout this prospectus were obtained through company research, surveys and studies conducted by third parties and industry and general publications. The industry and market data provided by Technomics, Inc., an independent research organization, is based on a report issued in January 2004 covering data from 1983 through 2002. We have not independently verified market and industry data from third-party sources. While we believe internal company surveys are reliable and market definitions are appropriate, neither these surveys nor these definitions have been verified by any independent sources.

                                   TRADEMARKS

     We have proprietary rights to a number of trademarks important to our business, including Old Country Buffet(R), HomeTown Buffet(R), Granny's Buffet(R), Country Roadhouse Buffet & Grill(R), Tahoe Joe's Famous Steakhouse(R), Country Buffet(R) and Soup 'N Salad Unlimited(SM). All other trademarks or service marks referred to in this prospectus are the property of their respective owners and are not our property.

                               PROSPECTUS SUMMARY

     The following summary highlights information contained elsewhere in this prospectus and is qualified in its entirety by the more detailed information and consolidated financial statements and related notes appearing elsewhere in this prospectus. This summary is not complete and may not contain all of the information that you should consider before investing in the notes. You should read this entire prospectus carefully, including the "Risk Factors" section and the financial statements and notes to these financial statements contained in this prospectus. The term "initial notes" refers to the 13.875% Senior Discount Notes due 2010 that were issued on May 18, 2004 in a private offering. The term "exchange notes" refers to the 13.875% Senior Discount Notes due 2010 offered with this prospectus. The term "notes" refers to the initial notes and the exchange notes, collectively. Unless the context indicates or requires otherwise, (i) the term "Buffets Holdings" refers to Buffets Holdings, Inc., the issuer of the notes; (ii) the term "Buffets" refers to Buffets, Inc., our principal operating subsidiary; and (iii) the terms "we," "our," "ours," "us" and the "company" refer collectively to Buffets Holdings and its subsidiaries, including Buffets. The use of these terms is not intended to imply that Buffets Holdings and Buffets are not separate and distinct legal entities. Buffets Holdings is the sole obligor on the notes, and its subsidiaries do not have any obligations with respect to the notes.

                                  OUR COMPANY

     Through Buffets and its subsidiaries, as of December 2003 we were the twentieth largest restaurant operator in the United States and the largest operator of company-owned stores in the buffet/grill segment, as measured in both sales and number of restaurants. Our restaurants are principally operated under the names Old Country Buffet and HomeTown Buffet. As of April 7, 2004, we had 361 company-owned restaurants and 20 franchised locations in 38 states. We offer excellent customer service, together with a convenient, value-priced selection of home-style cooked meals in a self-service buffet format. For the 52 weeks ended April 7, 2004, we generated net sales of $953.4 million and served approximately 133 million customers.

     Our restaurants provide a high level of food quality and service through uniform operational standards developed at the corporate level and implemented at each of our restaurants. Freshness is maintained by preparing food in small batches of six to eight servings at a time, with preparations driven by current customer traffic and our food production forecasting model. Our buffet restaurants utilize uniform menus, recipes and ingredient specifications, except for variations targeted at regional preferences. We offer approximately 100 menu items at each meal, including entrees, soups, salads, fresh vegetables, non-alcoholic beverages and desserts. Typical entrees include chicken, carved roast beef, ham, shrimp, salmon, peppered pork loin, fish and casseroles.

     Our buffet restaurants use an all-inclusive pricing strategy designed to provide dining value to our customers. As of April 7, 2004, the meal price at our buffet restaurants for dinner ranged from $8.59 to $9.59 and for lunch from $6.39 to $7.19, with discounts offered to senior citizens and children. The average guest check in our buffet restaurants for the first 40 weeks in fiscal 2004 was $7.03. In order to further enhance our guests' dining experience, we have focused on providing a level of customer service designed to supplement the self-service buffet format, including such features as limited table-side service and our scatter-bar format.

     Our buffet restaurants average approximately 9,900 square feet in size and can generally seat between 225 and 400 people. On average, our buffet restaurants served approximately 7,000 customers per week during the first 40 weeks of fiscal 2004. While we attract a broad demographic profile of customers, including families, senior citizens and singles, our customer surveys indicate that approximately two-thirds of our guests are married and over half are between the ages of 25 and 54 years old (the largest segment of the population within the United States).

     We have a national footprint of restaurant locations, which are strategically concentrated in particular regions to maximize penetration within those markets and achieve operating and advertising synergies. For example, our television advertising program in 38 designated market areas provided media coverage for 62% of our buffet restaurants during the first 40 weeks of fiscal 2004. In addition, our restaurants are located in high customer traffic venues and include both freestanding units and units located in shopping centers and malls. As of April 7, 2004, 69% of our restaurants were located in shopping centers or malls and 31% were freestanding units.

INDUSTRY OVERVIEW

     The restaurant industry is among the largest industries in the United States and according to Technomic, Inc., an independent research organization, has grown at an average annual rate of 7.3% from 1975 through 2002. The restaurant industry can be divided into three main segments: full-service restaurants, quick-service restaurants, and other miscellaneous establishments. Full-service restaurants include the mid-scale, casual dining and upscale (fine dining) segments. The mid-scale segment, which includes buffet/grill restaurants, is characterized by complete meals, menu variety and moderate prices. The casual dining segment, which typically has higher menu prices and generally offers alcoholic beverages, includes a small number of national chains, regional chains and independent operators. The quick-service segment is characterized by lower average checks, portable meals, fast service and convenience. We operate in the $3.0 billion buffet/grill segment within the restaurant industry, which has grown at a compound annual growth rate of 6.2% from 1997 through 2002. The appeals of the buffet concept are its full line of food offerings and all-you-care-to-eat format. This format drives greater price/value perception in the customer's eyes.

     The growth in the restaurant industry, and the buffet/grill segment in particular, has been driven by the increasing demands for dining ease and convenience among today's consumers. The restaurant industry's portion of the total food industry's dollar has grown significantly in the past two decades. According to Technomic, the restaurant industry's share of total food sales has increased from 23% in 1980 to approximately 31% in 2003. This growth is expected to continue as a result of several key lifestyle and demographic trends, including the continued increase in spending on food away from the home and on restaurant dining and the continued growth in disposable incomes among the key age groups of the population frequenting our restaurants.

OUR COMPETITIVE STRENGTHS

     We believe our leading market position, strong cash flow, flexible cost structure, motivated and trained employees, centralized control measures, attractive unit level economics and proven management team will allow us to grow sales and increase profitability.

     Leading Market Position with National Scale. As of December 2003, we were the twentieth largest restaurant operator in the United States and the largest operator of company-owned stores in the buffet/grill segment, as measured in both sales and number of restaurants. We accounted for approximately 34% of total sales within this $3.0 billion segment. We believe that we benefit from our long-term operating history, significant operational efficiencies and economies of scale due to our large number of restaurants and our centralized operating and purchasing systems. We believe that we are able to achieve substantial levels of savings as a result of our size and related purchase volumes, particularly with respect to food and beverage goods.

     Strong Cash Flow Generation. Our strong operating results, low maintenance capital expenditures and favorable working capital characteristics are key drivers of our strong cash flow. In spite of difficult operating conditions, we were able to reduce our net debt by $83.1 million during the period from July 4, 2002, the beginning of our 2003 fiscal year, to April 7, 2004. This reduction was accomplished through a combination of cash from operating activities and cash generated by the successful completion of the sale of our 13 unit Original Roadhouse Grill chain and the sale and leaseback of certain restaurant facilities. Our maintenance capital expenditures average approximately 1.2% of sales. We believe our restaurants are well-maintained and will require a similar level of required maintenance capital expenditures in the near future. In addition, we typically generate cash flow from working capital as we receive cash for the majority of our sales immediately at the point of service and most vendors are paid on terms ranging to 35 days.

     Flexible Operating Model. As a buffet-style restaurant with a broad selection of food, we are not tied to a particular menu item enabling us to quickly modify our offerings in response to changes in customer preferences and rising food costs. Our total food costs represented 32.5% of our restaurant sales in the first 40 weeks of fiscal 2004, with no individual food product purchase cost accounting for more than 5% of our restaurant sales. In the event of an increase in the cost of a particular food product, we are able to highlight other foods on the menu in order to reduce consumption of the higher cost item. We are also able to adjust our store-level operating costs and control our general and administrative expenditures. Over the past year, we have proven the flexibility of our labor cost model by restructuring layers of management without diminishing the customers' experience.

     Highly Trained and Motivated Employees. Our most important asset is our people. We believe a well trained and motivated workforce results in lower turnover, lower operating costs and the ability to consistently grow sales in existing units. Our general managers have an average of over seven years of experience with us. During the first 40 weeks of fiscal 2004, our buffet restaurant general manager annualized turnover was approximately 14% and total buffet restaurant management annualized turnover was approximately 26%. We are deeply committed to the long-term development of our employees. In fiscal 2003, we spent $3.8 million on training and development. All of our buffet restaurant managers receive extensive training relating to all aspects of restaurant management at Buffets College, our training program operated out of our corporate headquarters. We further seek to reinforce our employees' commitment through targeted retention programs.

     Centralized Control Measures. We maintain rigorous financial controls, service and food quality in all of our buffet restaurants using uniform operational standards developed at the corporate level and implemented at the restaurant level. Our centralized systems enable management to evaluate weekly profit and loss statements, sales reports and supplier invoices for each buffet restaurant, allowing us to quickly identify performance trends and key profitability drivers. These systems are supplemented by several performance audit and evaluation programs, including a 1-(800) guest service line, a secret-shopper evaluation program and detailed quarterly restaurant performance audits by multi-unit managers. These ongoing efforts assist management in tracking restaurant performance and customer satisfaction at the individual restaurant level. We believe that centralized coordination of our nationwide network of buffet restaurants assures a consistent level of food quality in our restaurants and enables us to negotiate pricing terms for major product purchases directly with manufacturers.

     Attractive Unit Level Economics. Over 94% of our company-owned stores produced positive store-level cash flow for the 52 weeks ended April 7, 2004. Our existing restaurants generated average weekly restaurant sales of $49,395 for the 52 weeks ended April 7, 2004. We believe that our profitability compares favorably to other restaurants in the buffet/grill segment on an equivalent basis. Our buffet restaurants opened in fiscal years 2001 through 2003 generally became profitable by the 4th week of opening and generated average annualized sales of $3.2 million in their first year of operation. We believe that the higher sales volume is due to improved site selection, a focus on freestanding units and expansion primarily in our core markets, providing operating and marketing synergies. As measured by cash-on-cash returns, defined as first year cash flow as a percentage of initial cash investment, our restaurants opened in the last three years have produced cash-on-cash returns of over 30% in their first year of operation.

     Proven Management Team with Equity Ownership. Over the past 20 years, we have attracted, built and retained an exceptionally talented and complementary executive management team with an average of over 20 years of restaurant industry experience. Our executive management team has demonstrated strong restaurant operating capabilities by consistently increasing profitability and executing a disciplined growth strategy. In addition, our senior management participated in the buyout from public shareholders by making equity investments and has direct and indirect equity ownership of approximately 9% of our company.

OUR BUSINESS STRATEGY

     Our success has been driven by an emphasis on food quality, a focus on restaurant level operations, disciplined capital expenditures and adherence to uniform system-wide operational standards. Our goal is to provide exceptional value to maintain customer loyalty and drive increased guest traffic. We plan to continue to improve our operating performance through the principal strategies outlined below:

     Growth of Same Store Sales and Margin Expansion. We are focused on growing same store sales and margins through operational initiatives at the restaurant level. These initiatives include:

     - emphasis on food quality through our "Back-to-Scratch" initiative on most protein offerings and our nationwide roll-out of enriched food offerings, such as boneless peppered pork loin, orange chicken with jasmine rice and baked salmon, designed to attract and retain guests through high quality menu offerings,

     - theme promotions, where a specific cuisine, such as BBQ, Italian, Asian, Seafood or Mexican, is highlighted on a given night, designed to keep the experience fresh for repeat customers and to capitalize on local market preferences,

     - the promotion of well-informed choices by providing nutritional information to our guests and enabling them to make good personal food decisions,

     - disciplined ROI-based approach to advertising expenditures, designed to increase the efficiency of our marketing dollars by focusing on high-return markets and specific theme promotions, and

     - focus on store-level operating costs by continuously adjusting our store level labor to minimize labor costs while maintaining exceptional customer service and high-quality food offerings.

     Disciplined Capital Spending. We employ a disciplined approach to capital expenditures that targets a high return on its investment.

     - New Unit Expansion. We plan to expand our new unit growth slowly over the next several years in markets where we have advertising and operational efficiencies. Although we believe there is capacity for a substantial number of new buffet-style restaurants in the United States, we will focus on sites that maintain a high level of customer traffic, are convenient to both lunch and dinner customers in our target demographic groups and have low occupancy costs.

     - Unit Image Refurbishment. In an ongoing effort to maintain our appeal among repeat customers and expand our guest base, we remain committed to maintaining and upgrading our restaurants. Our interior remodeling program takes advantage of scheduled maintenance capital expenditures to update our restaurants to reflect a more contemporary interior design that provides a more visibly appealing and comfortable restaurant interior. In addition, we are conducting ongoing testing and development of our expanded "action station" concept and broader re-imaging alternatives. We will focus on improving the rate of return of our remodeling investments, which will govern the extent of future deployments.

     Continued Enhancement of Operational Systems. Over the past two years, we have spent over $12 million to implement new financial and accounting systems, allowing us to analyze costs, cash management, customer count and non-financial data to understand key profitability drivers. We see significant opportunities for further efficiency improvements through our management information systems. Additional areas for targeted efficiencies include electronic food ordering, improved food cost analysis tools and other restaurant data analyses, such as the ability to monitor all aspects of customer satisfaction and ingredient and supply volume usage. Evolving these systems will help ensure a continued high level of food quality and service across our nationwide network of restaurants, while providing management with the tools necessary to monitor performance at each restaurant.

OUR BACKGROUND

     Buffets Holdings was formed by Caxton-Iseman Capital, Inc. in 2000. On October 2, 2000, we acquired Buffets in a buyout from its public shareholders. Caxton-Iseman Investments L.P. and certain other investors, including members of management, made an equity investment in us and became the beneficial owners of 100% of our common stock. Buffets Holdings is a holding company whose assets consist substantially of the capital stock of Buffets.

     Buffets was founded in 1983 to develop buffet-style restaurants under the name Old Country Buffet. In October 1985, Buffets successfully completed an initial public offering with seven restaurants, and by 1988 had 47 company-owned units and nine franchised units. In September 1996, Buffets merged with HomeTown Buffet, Inc., a similar publicly-held scatter-bar, buffet-style restaurant company established and developed by one of our co-founders. The merger brought the total number of restaurants to 346 company-owned restaurants and 24 franchised restaurants in 36 states at December 31, 1996.

OUR EQUITY SPONSOR

     Caxton-Iseman Capital is a New York-based private equity investment firm specializing in leveraged buyouts. The firm's investment vehicles currently have equity capital in excess of $1.8 billion available for buyout investments. The firm was founded in 1993 by Frederick Iseman and Caxton Corporation. Caxton Corporation is a New York-based investment management firm managing funds currently in excess of $7.5 billion. Since the firm's inception in 1993, Caxton-Iseman Capital has made equity investments in the following industries: restaurants, food service, information technology services, leisure and gaming, print and database publishing, defense, medical devices and hotel management. Current and prior portfolio holdings include: Anteon International Corporation, Cremascoli Ortho, Deanco, Franklin Hotels, Glass's Information Service, Leisure Link Group, Magnavox Electronic Systems and Ply Gem Industries.

                              RECENT DEVELOPMENTS

     On February 20, 2004, Buffets entered into an amended credit facility. The amended credit facility consists of a revolving loan facility of up to $30.0 million, a letter of credit facility of up to $20.0 million, a synthetic letter of credit facility of up to $30.0 million and a term loan of up to $230.0 million. The borrowings under the amended credit facility were used to refinance all of Buffets' outstanding indebtedness under the term loan portion of its prior credit facility, repurchase a portion of Buffets' senior subordinated notes in the open market and in privately negotiated transactions, make a distribution to us in order to redeem our Series A senior subordinated notes due 2011 and a portion of our Series B junior subordinated notes due 2011 and pay transaction fees and expenses. For a more detailed description of the amended credit facility, see "Description of Other Indebtedness -- Amended Credit Facility."

                              OWNERSHIP STRUCTURE

     The chart below illustrates in summary form our capital and corporate structure.

                                  [FLOW CHART]

---------------

(1) Principal amount at maturity of the notes. The notes are not obligations of Buffets or any of its subsidiaries and are not guaranteed by such entities.

(2) Guaranteed by Buffets Holdings and the subsidiaries of Buffets.

(3) Amount has been reduced to give effect to the repurchases of Buffets' senior subordinated notes completed as of April 7, 2004. Under the terms of the amended credit facility, as of April 7, 2004, we had an additional $33.5 million of restricted cash and cash equivalents available to repurchase a portion of Buffets' senior subordinated notes. See "Capitalization."

                         SUMMARY OF THE EXCHANGE OFFER

     We are offering to exchange $132,000,000 aggregate principal amount at maturity of our exchange notes for a like aggregate principal amount of our initial notes. In order to exchange your initial notes, you must properly tender them and we must accept your tender. We will exchange all outstanding initial notes that are validly tendered and not validly withdrawn.

Exchange Offer................   We will exchange our exchange notes for a like
                                 aggregate principal amount at maturity of our initial notes.

Expiration Date...............   This exchange offer will expire at 5:00 p.m.,
                                 New York City time, on        , 2004, unless we
                                 decide to extend it.

Conditions to the Exchange
Offer.........................   We will complete this exchange offer only if:

                                      - there is no change in the laws and
                                        regulations which would impair our
                                        ability to proceed with this exchange
                                        offer,

                                      - there is no change in the current
                                        interpretation of the staff of the
                                        Commission which permits resales of the
                                        exchange notes,

                                      - there is no stop order issued by the
                                        Commission which would suspend the
                                        effectiveness of the registration
                                        statement which includes this prospectus or the qualification of the exchange notes under the Trust Indenture Act of 1939,

                                      - there is no litigation or threatened
                                        litigation which would impair our
                                        ability to proceed with this exchange
                                        offer, and

                                      - we obtain all the governmental approvals
                                        we deem necessary to complete this
                                        exchange offer.

                                 Please refer to the section in this prospectus entitled "The Exchange Offer -- Conditions to the Exchange Offer."

Procedures for Tendering
Initial Notes.................   To participate in this exchange offer, you must
                                 complete, sign and date the letter of
                                 transmittal or its facsimile and transmit it, together with your initial notes to be exchanged and all other documents required by the letter of transmittal, to U.S. Bank
                                 National Association, as exchange agent, at its address indicated under "The Exchange
                                 Offer -- Exchange Agent." In the alternative, you can tender your initial notes by book-entry delivery following the procedures described in this prospectus. If your initial notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you should contact that person promptly to tender your initial notes in this exchange offer. For more information on tendering your notes, please refer to the section in this prospectus entitled "The
                                 Exchange Offer -- Procedures for Tendering
                                 Initial Notes."

Special Procedures for
Beneficial Owners.............   If you are a beneficial owner of initial notes
                                 that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your initial notes in the exchange offer, you should contact the registered holder promptly and instruct that person to tender on your behalf.

Guaranteed Delivery
Procedures....................   If you wish to tender your initial notes and
                                 you cannot get the required documents to the exchange agent on time, you may tender your notes by using the guaranteed delivery procedures described under the section of this prospectus entitled "The Exchange
                                 Offer -- Procedures for Tendering Initial
                                 Notes -- Guaranteed Delivery Procedure."

Withdrawal Rights.............   You may withdraw the tender of your initial
                                 notes at any time before 5:00 p.m., New York
                                 City time, on the expiration date of the exchange offer. To withdraw, you must send a written or facsimile transmission notice of withdrawal to the exchange agent at its address indicated under "The Exchange Offer -- Exchange
                                 Agent" before 5:00 p.m., New York City time, on the expiration date of the exchange offer.

Acceptance of Initial Notes
and Delivery of Exchange
Notes.........................   If all the conditions to the completion of this
                                 exchange offer are satisfied, we will accept any and all initial notes that are properly tendered in this exchange offer on or before 5:00 p.m., New York City time, on the expiration date. We will return any initial note that we do not accept for exchange to you without expense promptly after the expiration date. We will deliver the exchange notes to you promptly after the expiration date and acceptance of your initial notes for exchange.
                                 Please refer to the section in this prospectus entitled "The Exchange Offer -- Acceptance of
                                 Initial Notes for Exchange; Delivery of
                                 Exchange Notes."

Federal Income Tax
Considerations Relating to the
Exchange Offer................   Exchanging your initial notes for exchange
                                 notes will not be a taxable event to you for United States federal income tax purposes.
                                 Please refer to the section of this prospectus entitled "Certain U.S. Federal Income Tax
                                 Considerations."

Exchange Agent................   U.S. Bank National Association is serving as
                                 exchange agent in the exchange offer.

Fees and Expenses.............   We will pay all expenses related to this
                                 exchange offer. Please refer to the section of this prospectus entitled "The Exchange Offer --
                                 Fees and Expenses."

Use of Proceeds...............   We will not receive any proceeds from the
                                 issuance of the exchange notes. We are making this exchange offer solely to satisfy our obligations under our registration rights agreement entered into in connection with the offering of the initial notes.

Consequences to Holders Who Do
Not Participate in the
Exchange Offer................   If you do not participate in this exchange
                                 offer:

                                      - except as set forth in the next
                                        paragraph, you will not necessarily be
                                        able to require us to register your
                                        initial notes under the Securities Act,

                                      - you will not be able to resell, offer to
                                        resell or otherwise transfer your
                                        initial notes unless they are registered under the Securities Act or unless you resell, offer to resell or otherwise transfer them under an exemption from the registration requirements of, or in a
                                       transaction not subject to, the
                                       Securities Act, and

                                      - the trading market for your initial
                                        notes will become more limited to the
                                        extent other holders of initial notes
                                        participate in the exchange offer.

                                 You will not be able to require us to register your initial notes under the Securities Act unless:

                                      - the initial purchasers request us to
                                        register initial notes that are not
                                        eligible to be exchanged for exchange
                                        notes in the exchange offer; or

                                      - you are not eligible to participate in
                                        the exchange offer or do not receive
                                        freely tradable exchange notes in the
                                        exchange offer.

                                 In these cases, the registration rights
                                 agreement requires us to file a registration statement for a continuous offering in accordance with Rule 415 under the Securities Act for the benefit of the holders of the initial notes described in this paragraph. We do not currently anticipate that we will register under the Securities Act any notes that remain outstanding after completion of the exchange offer.

                                 Please refer to the section of this prospectus entitled "Risk Factors -- Your failure to participate in the exchange offer will have adverse consequences."

Resales.......................   It may be possible for you to resell the notes
                                 issued in the exchange offer without compliance with the registration and prospectus delivery provisions of the Securities Act, subject to the conditions described under "-- Obligations of Broker-Dealers" below.

                                 To tender your initial notes in this exchange offer and resell the exchange notes without compliance with the registration and prospectus delivery requirements of the Securities Act, you must make the following representations:

                                      - you are authorized to tender the initial
                                        notes and to acquire exchange notes, and that we will acquire good and unencumbered title thereto,

                                      - the exchange notes acquired by you are
                                        being acquired in the ordinary course of business,

                                      - you have no arrangement or understanding
                                        with any person to participate in a
                                        distribution of the exchange notes and
                                        are not participating in, and do not
                                        intend to participate in, the
                                        distribution of such exchange notes,

                                      - you are not an "affiliate," as defined
                                        in Rule 405 under the Securities Act, of ours, or you will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable,

                                      - if you are not a broker-dealer, you are
                                        not engaging in, and do not intend to
                                        engage in, a distribution of exchange
                                        notes, and

                                      - if you are a broker-dealer, initial
                                        notes to be exchanged were acquired by
                                        you as a result of market-making or
                                        other trading activities and you will
                                        deliver a prospectus in connection with
                                        any resale, offer to resell or other
                                        transfer of such exchange notes.

                                 Please refer to the sections of this prospectus entitled "The Exchange Offer -- Procedure for Tendering Initial Notes -- Proper Execution and Delivery of Letters of Transmittal," "Risk Factors -- Risks Relating to the Exchange
                                 Offer -- Some persons who participate in the exchange offer must deliver a prospectus in connection with resales of the exchange notes" and "Plan of Distribution."

Obligations of
Broker-Dealers................   If you are a broker-dealer (1) that receives
                                 exchange notes, you must acknowledge that you will deliver a prospectus in connection with any resales of the exchange notes, (2) who acquired the initial notes as a result of market making or other trading activities, you may use the exchange offer prospectus as supplemented or amended, in connection with resales of the exchange notes, or (3) who acquired the initial notes directly from the issuers in the initial offering and not as a result of market making and trading activities, you must, in the absence of an exemption, comply with the registration and prospectus delivery requirements of the Securities Act in connection with resales of the exchange notes.

                     SUMMARY OF TERMS OF THE EXCHANGE NOTES

Issuer........................   Buffets Holdings, Inc.

Exchange Notes................   $132,000,000 aggregate principal amount at
                                 maturity of 13.875% Senior Discount Notes due
                                 2010. The forms and terms of the exchange notes are the same as the form and terms of the initial notes except that the issuance of the exchange notes is registered under the Securities Act, will not bear legends restricting their transfer and will not be entitled to registration rights under our registration rights agreement. The exchange notes will evidence the same debt as the initial notes, and both the initial notes and the exchange notes will be governed by the same indenture.

Maturity Date.................   December 15, 2010.

Accretion; Interest...........   The exchange notes will be issued at a discount
                                 to their aggregate principal amount at
                                 maturity. Prior to July 31, 2008, interest will accrue on the exchange notes in the form of an increase in the accreted value of such notes.
                                 The exchange notes will have an initial
                                 accreted value of $568.73 per $1,000 stated principal amount at maturity. The accreted value of each exchange note will increase from the date of issuance until July 31, 2008 at a rate of 13.875% per annum, reflecting the accrual of non-cash interest, such that the accreted value will equal the stated principal amount at maturity on July 31, 2008.
                                 Thereafter, cash interest on the exchange notes will accrue and be payable semiannually in arrears on January 31 and July 31, commencing on January 31, 2009, at a rate of 13.875% per annum. If we fail to meet certain leverage ratio tests on or about July 31, 2006 or July
                                 31, 2008, additional interest will accrue on the exchange notes from such date at a rate of 1% per annum, up to a maximum of 2% per annum.
                                 See "Description of the Notes -- Principal,
                                 Maturity and Interest."

Ranking.......................   The exchange notes will be unsecured senior
                                 obligations of Buffets Holdings. They will rank:

                                      - senior in right of payment to all of
                                        Buffets Holdings' future subordinated
                                        indebtedness;

                                      - equally in right of payment with all of
                                        Buffets Holdings' future unsecured
                                        senior indebtedness; and

                                      - effectively junior to all of the
                                        existing and future indebtedness and
                                        other liabilities of Buffets Holdings'
                                        subsidiaries.

                                 As of April 7, 2004, after giving pro forma effect to the offering of the initial notes, the application of the estimated net proceeds from the offering of the initial notes and the prospective repurchase of a portion of Buffets' senior subordinated notes, Buffets Holdings' subsidiaries would have had approximately $483.5 million of indebtedness outstanding, including approximately $230.0 million of secured indebtedness under Buffets' amended credit facility, with approximately $30.0 million in revolving loan availability and approximately $35.1 million in outstanding letters of credit with a further $14.9 million in letter of credit availability under Buffets' letter of credit facility and synthetic letter of credit facility. See "Description of the Notes -- Ranking."

Optional Redemption...........   On or after July 31, 2008, we can choose to
                                 redeem some or all of the exchange notes at the redemption prices listed in the second paragraph under "Description of the
                                 Notes -- Optional Redemption."

                                 We may redeem up to 100% of the exchange notes at any time prior to July 31, 2007 with the proceeds of one or more public equity offerings at the redemption prices listed in the third paragraph under "Description of the
                                 Notes -- Optional Redemption."

Offer to Purchase Upon Initial
Public Offering...............   Upon the consummation of a specified initial
                                 public offering by us prior to July 31, 2007, we will be required to offer to purchase such aggregate principal amount at maturity of notes as may be purchased with funds equal in amount to 50% of the net cash proceeds received by us from such initial public equity offering at a purchase price of 113.875% of the accreted value of the notes, plus accrued and unpaid interest, if any, to the date of purchase;
                                 provided, however, that such net cash proceeds will not be required to be applied towards the purchase of notes (i) to the extent we apply such net cash proceeds towards the purchase or redemption of Buffets' outstanding senior subordinated notes and (ii) to the extent such application is restricted by the terms of the then outstanding indebtedness of Buffets;
                                 provided further, however, that in no event will we be required to make an offer to purchase notes with a principal amount at maturity that is more than 25% of the aggregate principal amount at maturity of the Notes originally issued. See "Description of the Notes -- Offer to Purchase upon Initial Public
                                 Offering."

Change of Control.............   Upon the occurrence of specified change of
                                 control events, we will be required to make an offer to repurchase all of the exchange notes.
                                 The purchase price will be 101% of the accreted value of the exchange notes, plus any accrued and unpaid interest to the date of repurchase.
                                 See "Description of the Notes -- Change of
                                 Control."

                                 At any time prior to July 31, 2008, if holders of not less than 75% of the notes have accepted an offer made following the occurrence of specified change of control events, we may redeem all of the notes that remain outstanding after the offer at the redemption price described in "Description of the
                                 Notes -- Optional Redemption following a Change of Control Offer on or prior to the First Call Date."

Certain Covenants.............   The indenture governing the notes contains
                                 covenants that limit our ability to, among other things:

                                      - incur additional indebtedness;

                                      - pay dividends or make distributions to
                                        our stockholders;

                                      - repurchase or redeem capital stock or
                                        subordinated indebtedness;

                                      - make certain investments;

                                      - create liens;

                                      - create restrictions on the ability of
                                        our subsidiaries to pay dividends or
                                        make payments to us;

                                      - engage in certain transactions with
                                        affiliates;

                                      - sell assets, including capital stock of
                                        our subsidiaries;

                                      - consolidate, merge or transfer assets;

                                      - engage in certain businesses; and

                                      - create intermediate holding companies.

                                 The indenture also contains a covenant that requires us to maintain a specified leverage ratio as of certain dates. These covenants are subject to important qualifications and exceptions. See "Description of the
                                 Notes -- Certain Covenants."

Use of Proceeds...............   We will not receive any proceeds from the
                                 issuance of the exchange notes in exchange for the outstanding initial notes. We are making this exchange solely to satisfy our obligations under the registration rights agreement entered into in connection with the offering of the initial notes.

Absence of a Public Market for
the Exchange Notes............   The exchange notes are new securities with no
                                 established market for them. We cannot assure you that a market for these exchange notes will develop or that this market will be liquid.
                                 Please refer to the section of this prospectus entitled "Risk Factors -- Risks Relating to the
                                 Exchange Offer -- There may be no active or liquid market for the exchange notes."

Form of the Exchange Notes....   The exchange notes will be represented by one
                                 or more permanent global securities in
                                 registered form deposited on behalf of The
                                 Depository Trust Company with U.S. Bank
                                 National Association as custodian. You will not receive exchange notes in certificated form unless one of the events described in the section of this prospectus entitled
                                 "Description of Notes -- Book Entry; Delivery and Form -- Exchange of Book Entry Notes for
                                 Certificated Notes" occurs. Instead, beneficial interests in the exchange notes will be shown on, and transfers of these exchange notes will be effected only through, records maintained in book-entry form by The Depository Trust Company with respect to its participants.

U.S. Federal Income Tax
Considerations................   We have determined that the exchange notes
                                 should be treated as "contingent payment debt instruments" for U.S. federal income tax purposes. Accordingly, each holder, regardless of its accounting method, will be required to accrue interest on a constant yield to maturity basis at a rate of 13.875% per year, subject to adjustments in certain cases, which represents our determination of the yield on our comparable non-contingent, fixed-rate debt instrument with terms and conditions otherwise similar to the note. Because we have determined that the comparable rate is the same as the stated interest rate on the notes, we expect that the amount of a holder's interest income inclusions should not materially differ from the inclusions that would result if the exchange notes were not subject to the contingent payment debt regulations, and we intend to take a position consistent with the foregoing for all relevant tax reporting purposes. However, the rules governing contingent payment debt instruments are complex and there can be no assurance that the Internal
                                 Revenue Service will agree with this result, in which case a U.S. holder could be required for any particular taxable year to include a greater or lesser amount of interest income.

                                 You will also recognize gain or loss on the sale, exchange, retirement or other disposition of an exchange note in an amount equal to the difference between the amount realized and your adjusted tax basis in the exchange note. Any gain recognized by you on such sale, exchange, retirement or other disposition generally will be treated as ordinary interest income; any loss will be ordinary loss to the extent of the interest previously included in income, and thereafter, capital loss. If, however, a specified initial public offering does not occur prior to July 31, 2007 then, under applicable Treasury regulations, any gain or loss recognized by a holder with respect to a sale, exchange, retirement or other disposition after July 31, 2007 may be treated as capital gain or loss. The application of the Treasury regulations described in the previous sentence is not clear, however, and it is possible that the IRS may disagree with this result. Holders are strongly urged to consult their advisors regarding the tax consequences to them of the sale, exchange, retirement or other disposition of a note. See "Certain U.S. Federal Income Tax Consequences."

                                 The exchange notes will constitute "applicable high yield discount obligations" for U.S. federal income tax purposes. Consequently, we will not be allowed a deduction for interest (including OID) accrued on the exchange notes for U.S. federal income tax purposes until such time as we actually pay such interest (including OID) in cash or in other property (other than our stock or debt issued by us or by a person deemed to be related to us under
                                 Section 453(f)(1) of the Code). In addition, to the extent that the yield to maturity on the exchange notes exceeds 9.14% (any such excess constituting the "disqualified yield"), then we will not be entitled to deduct the portion of OID corresponding to the disqualified yield at any time. The application of the applicable high yield discount obligations to debt instruments that are subject to the contingent payment debt regulations is not clear, however, and the IRS could treat the exchange notes in a different manner. See "Certain U.S. Federal Income Tax Considerations." The deferral or disallowance of deduction for payments of interest or OID on the exchange notes described above may reduce the amount of cash available to us to meet our obligations under the exchange notes.

                                 Holders are urged to consult their own tax advisors as to the U.S. federal, state and other tax consequences of acquiring, owning and disposing of the exchange notes.

                                  RISK FACTORS

     Investment in the notes involves substantial risks. See "Risk Factors" immediately following this summary for a discussion of certain risks relating to an investment in the notes.

                              INFORMATION ABOUT US

     Buffets Holdings is a corporation formed under Delaware law in 2000. Our executive offices are located at 1460 Buffet Way, Eagan, Minnesota 55121, and our telephone number is (651) 994-8608.

     SUMMARY HISTORICAL AND PRO FORMA CONSOLIDATED FINANCIAL AND OTHER DATA

     The table below provides a summary of historical consolidated financial and other data for the:

     - fiscal year ended January 2, 2002,

     - 26-week transitional period ended July 3, 2002,

     - fiscal year ended July 2, 2003,

     - 40 weeks ended April 9, 2003, and

     - 40 weeks ended April 7, 2004.

In addition, the table presents pro forma balance sheet data as of April 7, 2004, giving pro forma effect to the offering of the initial notes, the application of the net proceeds from the offering of the initial notes and the prospective repurchase of a portion of Buffets' senior subordinated notes as if they had occurred on April 7, 2004. For these purposes, it has been assumed that we will use $33.5 million of restricted cash and cash equivalents to purchase a portion of Buffets' senior subordinated notes in the open market or in privately negotiated transactions at an average price equal to 111.0% of principal amount. We cannot assure you that we will be able to repurchase the senior subordinated notes at that price or at all. If we do not use $33.5 million of restricted cash and cash equivalents to repurchase a portion of Buffets' senior subordinated notes by August 18, 2004, we will use such unused proceeds to repay indebtedness under the term loan portion of the amended credit facility. The pro forma adjustments are based upon available information and certain assumptions that we believe are reasonable.

     The summary operating data for the fiscal year ended January 2, 2002, the 26-week transitional period ended July 3, 2002 and the fiscal year ended July 2, 2003 are derived from our audited financial statements. Our audited financial statements and related notes for the fiscal year ended January 2, 2002, the 26-week transitional period ended July 3, 2002 and the fiscal year ended July 2, 2003 are contained elsewhere in this prospectus. All full fiscal years presented below included 52 weeks. The financial data as of and for the 40 weeks ended April 9, 2003 and April 7, 2004 have been derived from our unaudited consolidated financial statements for these periods, which in the opinion of management, reflect all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of the data. The results for any interim period are not necessarily indicative of the results that may be expected for the full year.

     The information presented below should be read in conjunction with "Use of Proceeds," "Capitalization," "Selected Historical Consolidated Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and notes thereto included elsewhere in this prospectus.

                                                              26-WEEK
                                                            TRANSITIONAL
                                              FISCAL YEAR      PERIOD      FISCAL YEAR
                                                 ENDED         ENDED          ENDED        40 WEEKS        40 WEEKS
                                              JANUARY 2,      JULY 3,        JULY 2,         ENDED           ENDED
                                                 2002           2002          2003       APRIL 9, 2003   APRIL 7, 2004
                                              -----------   ------------   -----------   -------------   -------------
                                                (DOLLARS IN THOUSANDS, EXCEPT AVERAGE GUEST CHECK AND AVERAGE WEEKLY
                                                                               SALES)
OPERATING DATA:
  Restaurant sales..........................  $1,044,734      $527,084      $985,286       $750,371        $718,456
  Restaurant costs..........................     886,069       444,917       850,840        651,338         621,517
  Advertising expenses......................      27,640        14,349        28,589         21,868          19,090
  General and administrative expenses.......      50,569        25,687        45,382         35,208          33,094
  Goodwill amortization.....................      10,942            --            --             --              --
  Impairment of assets and site closing
    costs...................................          --            --         4,803             --              --
  Gain on sale of Original Roadhouse Grill
    restaurants.............................          --            --        (7,088)            --              --
  Loss on sale-leaseback transactions.......          --            --         5,856          5,434              --
                                              ----------      --------      --------       --------        --------
  Operating income..........................  $   69,514      $ 42,131      $ 56,904       $ 36,523        $ 44,755
                                              ==========      ========      ========       ========        ========
  Net income (loss).........................  $   12,555      $ (7,517)     $ 11,927       $  3,668        $  6,451
                                              ==========      ========      ========       ========        ========
CASH FLOW AND OTHER FINANCIAL DATA:
  Capital expenditures......................  $   38,096      $ 14,280      $ 25,722         20,828        $ 27,805
  Depreciation and amortization.............      53,404        20,409        36,885         28,890          26,005
  EBITDA(1).................................     123,958        24,414        95,059         66,326          64,363
  Ratio of earnings to fixed charges(2).....         1.6x           --           1.4x           1.1x            1.3x
PRO FORMA BALANCE SHEET DATA (AT END OF
  PERIOD):
  Cash and cash equivalents(3)..............                                                               $ 10,732
  Property and equipment, net...............                                                                153,840
  Total debt(4).............................                                                                483,549
HISTORICAL KEY OPERATING STATISTICS(5):
  Number of company-owned restaurants (at
    end of period)..........................         401           393           372            385             361
  Average guest check.......................  $     6.89      $   7.03      $   7.13       $   7.11        $   7.19
  Average weekly sales......................  $   49,368      $ 51,044      $ 48,953       $ 48,178        $ 49,395
  Same store sales change...................         2.1%          0.2%         -4.2%          -4.4%            1.8%

---------------

(1) EBITDA represents earnings before net interest expense, taxes, depreciation and amortization.

    EBITDA is a non-GAAP financial measure used by management, as well as some industry analysts, to measure operating performance. We believe that EBITDA is a useful supplement to net income and other income statement data in understanding income from operations that best reflects our operating performance. We also use EBITDA for planning purposes, including the preparation of annual operating budgets and for compensation purposes, including bonuses for certain employees. EBITDA is also used to evaluate our ability to service debt because the excluded charges do not have an impact on our debt servicing capability on a long-term basis. When evaluating EBITDA, investors should consider, among other things, increasing and decreasing trends in EBITDA and how EBITDA compares to levels of debt and interest expense. However, these measures should not be construed as alternatives to operating income (as an indicator of operating performance) or cash provided by operating activities (as a measure of liquidity) as determined in accordance with GAAP. All companies do not calculate EBITDA in the same manner. Accordingly, the EBITDA measures presented below may not be comparable to similarly titled measures of other companies.

    The following is a reconciliation of net income to EBITDA for the periods indicated:

                                                       26-WEEK
                                       FISCAL YEAR   TRANSITIONAL                    40 WEEKS       40 WEEKS
                                          ENDED         PERIOD      FISCAL YEAR       ENDED          ENDED
                                       JANUARY 2,       ENDED          ENDED         APRIL 9,       APRIL 7,
                                          2002       JULY 3, 2002   JULY 2, 2003       2003           2004
                                       -----------   ------------   ------------   ------------   ------------
                                                                      (DOLLARS IN THOUSANDS)
Net income (loss)....................   $ 12,555       $(7,517)       $11,927        $ 3,668        $ 6,451
                                        ========       =======        =======        =======        =======
GAAP adjustments:
  Depreciation and amortization......   $ 53,404       $20,409        $36,885        $28,890        $26,005
  Interest expense, net..............     42,707        14,876         40,928         32,602         29,207
  Income tax expense (benefit).......     15,292        (3,354)         5,319          1,166          2,700
                                        --------       -------        -------        -------        -------
EBITDA...............................   $123,958       $24,414        $95,059        $66,326        $64,363
                                        ========       =======        =======        =======        =======

(2) "Fixed charges" is the sum of our interest expense, less interest income, less OID amortization, less debt issuance cost amortization, plus capitalized interest, plus amortized premiums, discounts and capitalized expenses related to indebtedness, plus interest in rental expense. "Earnings" is the sum of our pre-tax income before minority interest, plus fixed charges, plus amortization of capitalized interest, less capitalized interest, less minority interest in pre-tax income of subsidiaries that had not incurred fixed charges. Earnings were insufficient to cover fixed charges in the 26-week transitional period ended July 3, 2002. The deficiency was $11.2 million for that period.

(3) Cash and cash equivalents excludes the $33.5 million of restricted cash and cash equivalents from the amended credit facility which we anticipate using to repurchase a portion of Buffets' senior subordinated notes in the open market or in privately negotiated transactions.

(4) Total debt represents the amount of our long-term debt and capital lease obligations, including current maturities.

(5) Reflects data relating to all of our company-owned restaurants.

                                  RISK FACTORS

     Investment in the exchange notes involves substantial risks. In addition to the other information in this prospectus, you should carefully consider the following factors before investing in the exchange notes. Certain statements in "Risk Factors" are forward-looking statements. See "Forward-Looking Statements" above.

RISKS RELATING TO OUR BUSINESS

  OUR CORE BUFFETS RESTAURANTS ARE A MATURING RESTAURANT CONCEPT AND FACE INTENSE COMPETITION.

     Our restaurants operate in a highly competitive industry comprising a large number of restaurants, including national and regional restaurant chains and franchised restaurant operations, as well as locally-owned, independent restaurants. Price, restaurant location, food quality, service and attractiveness of facilities are important aspects of competition, and the competitive environment is often affected by factors beyond a particular restaurant management's control, including changes in the public's taste and eating habits, population and traffic patterns and economic conditions. Many of our competitors have greater financial resources than we have and there are few non-economic barriers to entry. Therefore, new competitors may emerge at any time. We cannot assure you that we will be able to compete successfully against our competitors in the future or that competition will not have a material adverse effect on our operations or earnings.

     We have been operating our core buffet restaurant concept for 20 years, and our restaurant locations have a median age of approximately nine years. As a result, we are exposed to vulnerabilities associated with being a mature concept. These include vulnerability to innovations by competitors and out-positioning in markets where the demographics or customer preferences have changed. Mature units require greater expenditures for repair, maintenance, refurbishments and re-concepting, and we will be required to continue making such expenditures in the future in order to preserve traffic at many of our restaurants. We cannot assure you, however, that these expenditures, particularly for remodeling and refurbishing, will be successful in preserving or building guest counts, as proved to be the case with a number of units recently upgraded as part of a two year re-imaging program.

     We are required to respond to changing consumer preferences and dining frequency. Our profits are dependent upon discretionary spending by consumers, which is markedly influenced by variations in the economy. Our average weekly sales declined 2.0% during fiscal 2003 due in large part to weak economic conditions. Furthermore, if our competitors in the casual dining, mid-scale and quick-service segments respond to economic changes through menu engineering or by adopting discount pricing strategies, it could have the effect of drawing customers away from companies such as ours that do not routinely engage in discount pricing, thereby reducing sales and pressuring margins. Because certain elements of our cost structure are fixed in nature, particularly over shorter time horizons, changes in marginal sales volume can have a more significant impact on our profitability than for a business possessing a more variable cost structure.

  WE MAY NOT BE SUCCESSFUL IN OUR GROWTH STRATEGY.

     We have historically added, and plan to continue to add, a limited number of new restaurants each year either through new construction, acquisition or both. We have traditionally used cash flow from operations as the primary funding for restaurant additions. We cannot guarantee that this source of capital will be sufficient to attain the desired development levels in the future. In addition, our recent focus on developing freestanding locations rather than mall locations has reduced the frequency and amount of landlord contributions towards construction costs. This reduction, when coupled with the inherently higher cost structure of freestanding construction, increases our capital requirements for development. Other variables that affect our restaurant development include competition for restaurant sites, availability of suitable locations, timing of site availability and logistics associated with site acquisition, development and opening activities.

  WE ARE DEPENDENT ON ATTRACTING AND RETAINING QUALIFIED EMPLOYEES WHILE CONTROLLING LABOR COSTS.

     We operate in the service sector and are therefore extremely dependent upon the availability of qualified restaurant personnel. Availability of staff varies widely from location to location. If restaurant management and staff turnover trends increase, we would suffer higher direct costs associated with recruiting and retaining replacement personnel. Moreover, we could suffer from significant indirect costs, including restaurant disruptions due to management changeover, increased above-store management staffing and potential delays in new store openings due to staff shortages. Competition for qualified employees exerts pressure on wages paid to attract qualified personnel, resulting in higher labor costs, together with greater expense to recruit and train them.

     Many of our employees are hourly workers whose wages may be impacted by an increase in the federal or state minimum wage. Proposals have been made at federal and state levels to increase minimum wage levels. An increase in the minimum wage may create pressure to increase the pay scale for our employees. A shortage in the labor pool or other general inflationary pressures or changes could also increase our labor costs. Furthermore, the operation of buffet-style restaurants is materially different from other restaurant concepts. Consequently, the retention of executive management familiar with our core buffet business is important to our continuing success. The departure of one or more key operations executives or the departure of multiple executives in a short time period could have an adverse impact on our business. Our former Executive Vice President of Purchasing and our former Executive Vice President of Human Resources separated from the company in 2004. We are currently considering the addition of two additional positions to our executive management group.

     Our workers' compensation and employee benefit expenses are disproportionately concentrated in states with adverse legislative climates. Our highest per-employee workers' compensation insurance costs are in the State of California, where we retain a large employment presence. California also enacted legislation in October 2003 that would require large employers to provide health insurance or equivalent funding for workers who have traditionally not been covered by employer health plans. While this law is currently being challenged, other states have proposed similar legislation. Other state and federal mandates, such as compulsory paid absences, increases in overtime wages and unemployment tax rates, stricter citizenship requirements and revisions in the tax treatment of employee gratuities, could also adversely affect our business. Any increases in labor costs could have a material adverse effect on our results of operations and could decrease our profitability and cash available to service our debt obligations, if we were unable to compensate for such increased labor costs by raising the prices we charge our customers or realizing additional operational efficiencies.

  WE ARE DEPENDENT ON TIMELY DELIVERY OF FRESH INGREDIENTS BY OUR SUPPLIERS.

     Our restaurant operations are dependent on timely deliveries of fresh ingredients, including fresh produce, dairy products and meat. The cost, availability and quality of the ingredients we use to prepare our food are subject to a range of factors, many of which are beyond our control. Fluctuations in weather, supply and demand and economic and political conditions could adversely affect the cost, availability and quality of our ingredients. Historically, when operating expenses increased due to inflation or increases in food costs, we recovered increased costs by increasing our menu prices. However, we may not be able to recover increased costs in the future because competition may limit or prohibit such future increases. If our food quality declines due to the lack of, or lower quality of, our ingredients or due to interruptions in the flow of fresh ingredients and similar factors, customer traffic may decline and negatively affect our restaurants' results. We rely exclusively on third-party distributors and suppliers for such deliveries. The number of companies capable of servicing our distribution needs on a national basis has declined over time, reducing our bargaining leverage and increasing vulnerability to distributor interruptions.

  OUR RESTAURANT SALES ARE SUBJECT TO SEASONALITY AND MAJOR WORLD EVENTS.

     Our restaurant sales volume fluctuates seasonally. Overall, restaurant sales are generally higher in the summer months and lower in the winter months. Positive or negative trends in weather conditions can have a strong influence on our business. This effect is heightened because many of our restaurants are in geographic areas that experience extremes in weather, including severe winter conditions and tropical storm patterns. Additionally, major world events may adversely affect our business.

  WE FACE RISKS ASSOCIATED WITH GOVERNMENT REGULATIONS.

     In addition to wage and benefit regulatory risks, we are subject to other extensive government regulation at a federal, state and local level. These include, but are not limited to, regulations relating to the sale of food in all of our restaurants and of alcoholic beverages in our Tahoe Joe's Famous Steakhouse restaurants. We are required to obtain and maintain governmental licenses, permits and approvals. Difficulty or failure in obtaining or maintaining them in the future could result in delaying or canceling the opening of new restaurants or the closing of current ones. Local authorities may suspend or deny renewal of our governmental licenses if they determine that our operations do not meet the standards for initial grant or renewal. This risk would be even higher if there were a major change in the licensing requirements affecting our types of restaurants.

     The Federal Americans with Disabilities Act prohibits discrimination on the basis of disability in public accommodations and employment. Mandated modifications to our facilities in the future to make different accommodations for disabled persons could result in material, unanticipated expense.

     Application of state "Dram Shop" statutes, which generally provide a person injured by an intoxicated patron the right to recover damages from an establishment that wrongfully served alcoholic beverages to the intoxicated person, to our operations, or liabilities otherwise associated with liquor service in our Tahoe Joe's Famous Steakhouse restaurants, could negatively affect our financial condition if not otherwise insured under our general liability insurance policy.

  NEGATIVE PUBLICITY RELATING TO ONE OF OUR RESTAURANTS, INCLUDING OUR FRANCHISED RESTAURANTS, COULD REDUCE SALES AT SOME OR ALL OF OUR OTHER RESTAURANTS.

     We are, from time to time, faced with negative publicity relating to food quality, restaurant facilities, health inspection scores, employee relationships or other matters at one of our restaurants or those of our franchisees. Adverse publicity may negatively affect us, regardless of whether the allegations are valid or whether we are liable. In addition, the negative impact of adverse publicity relating to one restaurant may extend beyond the restaurant involved to affect some or all of our other restaurants. If a franchised restaurant fails to meet our franchise operating standards, our own restaurants could be adversely affected due to customer confusion or negative publicity. A similar risk exists with respect to totally unrelated food service businesses, if customers mistakenly associate such unrelated businesses with our own operations.

  FOOD-BORNE ILLNESS INCIDENTS COULD RESULT IN LIABILITY TO US AND COULD REDUCE OUR RESTAURANT SALES.

     We cannot guarantee that our internal controls and training will be fully effective in preventing all food-borne illnesses. Furthermore, our reliance on third-party food processors makes it difficult to monitor food safety compliance and increases the risk that food-borne illness would affect multiple locations rather than single restaurants. Some food-borne illness incidents could be caused by third-party food suppliers and transporters outside of our control. New illnesses resistant to our current precautions may develop in the future, or diseases with long incubation periods could arise, such as bovine spongiform encephalopathy ("BSE"), sometimes referred to as "mad cow disease," that could give rise to claims or allegations on a retroactive basis. In addition, the levels of chemicals or other contaminants that are currently considered safe in certain foods may be regulated more restrictively in the future or become the subject of public concern.

     The occurrence in December 2003 of an animal-borne BSE case in Washington State raised the potential for public interest in this disease in the United States. Although we do not believe that the publicity resulting from this occurrence adversely affected customer demand at our restaurants, it is possible that further instances of the disease, or the discovery of a human case of infection, could materially and adversely impact our business. The reach of food-related public health concerns can be considerable given the attention given these matters by the media. Local public health developments could have a national adverse impact on our sales, whether or not specifically attributable to our restaurants or those of our franchisees or competitors.

  ANY NEGATIVE DEVELOPMENT RELATING TO OUR SELF-SERVICE FOOD SERVICE APPROACH WOULD HAVE A MATERIAL ADVERSE IMPACT ON OUR PRIMARY BUSINESS.

     Our buffet restaurants utilize a service format that is heavily dependent upon self-service by our customers. Food tampering by customers or other events affecting the self-service format could cause regulatory changes or changes in our business pattern or customer perception. Any development that would materially impede or prohibit our continued use of a self-service food service approach, or reduce the appeal of self-service to our guests, would have a material adverse impact on our primary business.

  WE FACE RISKS ASSOCIATED WITH ENVIRONMENTAL LAWS.

     We are subject to federal, state and local laws, regulations and ordinances that govern activities or operations that may have adverse environmental effects, such as discharges to air and water, as well as handling and disposal practices for solid and hazardous wastes. These may impose liability for the costs of cleaning up, and damage resulting from, sites of past spills, disposals or other releases of hazardous materials, both from governmental and private claimants. We could incur such liabilities regardless of whether we lease or own the restaurants or land in question and regardless of whether such environmental conditions were created by us or by a prior owner or tenant. We cannot assure you that environmental conditions relating to our prior, existing or future restaurants or restaurant sites will not have a material adverse affect on us.

  WE FACE RISKS BECAUSE OF THE NUMBER OF RESTAURANTS THAT WE LEASE.

     Our success depends in part on our ability to secure leases in desired locations at rental rates we believe to be reasonable. We currently lease all of our restaurants located in shopping centers and malls, and we lease the land for all of our freestanding restaurants. By December 2007, approximately 100 of our current leases will have expiring base lease terms and be subject to renewal consideration. Each lease agreement provides that the lessor may terminate the lease for a number of reasons, including our default in any payment of rent or taxes or our breach of any covenant or agreement in the lease. Termination of any of our leases could harm our results of operations and, as with a default under any of our indebtedness, could have a material adverse impact on our liquidity. Although we believe that we will be able to renew the existing leases that we wish to extend, we cannot assure you that we will succeed in obtaining extensions in the future at rental rates that we believe to be reasonable or at all. Moreover, if some locations should prove to be unprofitable, we could remain obligated for lease payments even if we decided to withdraw from those locations. See "Business -- Property." We will incur special charges relating to the closing of such restaurants, including lease termination costs. Impairment charges and other special charges will reduce our profits.

  WE MAY NOT BE ABLE TO PROTECT OUR TRADEMARKS AND OTHER PROPRIETARY RIGHTS.

     We believe that our trademarks and other proprietary rights are important to our success and our competitive position. Accordingly, we devote substantial resources to the establishment and protection of our trademarks and proprietary rights. However, the actions taken by us may be inadequate to prevent imitation of our brands and concepts by others or to prevent others from claiming violations of their trademarks and proprietary rights by us. In addition, others may assert rights in our trademarks and other proprietary rights. Our exclusive rights to our trademarks are subject to the common law rights of any other person who began using the trademark (or a confusingly similar mark) prior to the date of federal registration. For example, because of the common law rights of such a preexisting restaurant in portions of Colorado and Wyoming, our restaurants in those states use the name "Country Buffet." Future actions by third parties may diminish the strength of our restaurant concepts' trademarks and decrease our competitive strength and performance.

  WE ARE CONTROLLED BY A SINGLE SHAREHOLDER AND ITS INTERESTS MAY CONFLICT WITH YOURS.

     Through their ownership of approximately 78.5% of our outstanding common stock, Caxton-Iseman Investments L.P. and its affiliates control, and will likely continue to exercise control over, our business by virtue or their voting power with respect to the election of our directors. Our majority shareholder may authorize actions that are not in your best interests, and, in general, its interests may not be fully aligned with yours.

RISKS RELATING TO OUR INDEBTEDNESS

  OUR INDEBTEDNESS MAY LIMIT OUR CASH FLOW AVAILABLE TO INVEST IN OUR BUSINESS, WHICH COULD PREVENT US FROM FULFILLING OUR OBLIGATIONS UNDER THE NOTES.

     We have substantial debt service obligations. As of April 7, 2004, on a pro forma basis, after giving effect to the offering of the initial notes, the application of net proceeds from the initial notes and the prospective repurchase of a portion of Buffets' senior subordinated notes, our long-term debt would have been $483.5 million, and our shareholders' deficit would have been $83.3 million. As of May 18, 2004, we had $229.4 million of other indebtedness outstanding, with $30.0 million of availability in our revolving credit facility and approximately $35.1 million in outstanding letters of credit with a further $14.9 million of availability under our letter of credit facility and synthetic letter of credit facility. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources." We may also incur additional debt in the future, subject to some limitations contained in our debt instruments.

     The degree to which we are leveraged could have important consequences, including:

     - the impairment of our ability to obtain additional financing in the future for working capital, capital expenditures, for, among other items, restaurant development and refurbishment, acquisitions, general corporate purposes or other purposes,

     - a significant portion of our cash flow from operations must be dedicated to the payment of principal and interest on our debt, which reduces the funds available to us for our operations,

     - some of our debt is, and will continue to be, at variable rates of interest, which may result in higher interest expense in the event of increases in interest rates, and

     - our debt contains, and any refinancing of our debt likely will contain, financial and restrictive covenants, the failure to comply with which may result in an event of default which, if not cured or waived, could have a material adverse effect on us.

  THE TERMS OF OUR AMENDED CREDIT FACILITY, THE INDENTURE RELATING TO THE NOTES AND THE INDENTURE RELATING TO BUFFETS' SENIOR SUBORDINATED NOTES MAY RESTRICT OUR CURRENT AND FUTURE OPERATIONS, PARTICULARLY OUR ABILITY TO RESPOND TO CHANGES OR TO TAKE CERTAIN ACTIONS.

     Buffets' amended credit facility contains, and any future refinancing of the amended credit facility likely would contain, a number of restrictive covenants that impose significant operating and financial restrictions on us. Buffets' amended credit facility includes covenants restricting, among other things, our ability to:

     - incur additional debt,

     - pay dividends and make restricted payments,

     - create liens,

     - use the proceeds from sales of assets and subsidiary stock,

     - enter into sale and leaseback transactions,

     - enter into transactions with affiliates, and

     - transfer all or substantially all of our assets or enter into merger or consolidation transactions.

     The indenture relating to the notes and the indenture relating to Buffets' senior subordinated notes also contain numerous operating and financial covenants including, among other things, restrictions on our ability to:

     - incur additional debt,

     - create liens or other encumbrances,

     - make various types of payments and investments, and

     - sell or otherwise dispose of assets and merge or consolidate with another entity.

     In addition, if we fail to meet certain leverage ratio tests under the indenture relating to the notes, the interest payable on the notes will be permanently increased.

     Buffets' amended credit facility also includes financial covenants, including requirements that we maintain:

     - a minimum interest and fixed charges coverage ratio, and

     - a maximum leverage ratio.

     A failure by us to comply with the covenants in the amended credit facility, the indenture relating to the notes or the indenture relating to Buffets' senior subordinated notes could result in an event of default which could materially and adversely affect our operating results and our financial condition.

     The restrictions on the incurrence of additional debt contained in the indenture governing the notes, the indenture governing Buffets' senior subordinated notes and the amended credit agreement covering the amended credit facility are subject to a number of qualifications and exceptions, and the indebtedness incurred in compliance with these restrictions could be substantial. The restrictions do not prevent us from incurring obligations that do not constitute indebtedness. In addition, Buffets' amended credit facility provides for revolving loan availability of $30.0 million and an additional $50.0 million letter of credit availability under the letter of credit facility and synthetic letter of credit facility. To the extent new debt is added to our currently anticipated debt levels, the substantial leverage risks described above would increase. See "Description of the Notes" and "Description of Other Indebtedness."

  WE MAY NOT BE ABLE TO GENERATE SUFFICIENT CASH FLOW TO MEET OUR DEBT SERVICE OBLIGATIONS, INCLUDING PAYMENTS ON THE EXCHANGE NOTES.

     Our ability to generate sufficient cash flow from operations to make scheduled payments on our debt obligations will depend on our future financial performance, which will be affected by a range of economic, competitive, regulatory, legislative and business factors, many of which are outside of our control. If we do not generate sufficient cash flow from operations to satisfy our debt obligations, including payments on the exchange notes, we may have to undertake alternative financing plans, such as refinancing or restructuring our debt, selling assets, reducing or delaying capital investments or seeking to raise additional capital. We cannot assure you that any refinancing would be possible, that any assets could be sold or if sold, of the timing of the sales and the amount of proceeds realized from those sales, or that additional financing could be obtained on acceptable terms, if at all. Our inability to generate sufficient cash flow to satisfy our debt obligations, or to refinance our obligations on commercially reasonable terms, would have an adverse effect on our business, financial condition and results of operations, as well as on our ability to satisfy our obligations on the exchange notes.

RISKS RELATING TO THE EXCHANGE NOTES

  WE ARE A HOLDING COMPANY. THE EXCHANGE NOTES ARE SUBORDINATED TO THE CLAIMS OF OUR DIRECT AND INDIRECT SUBSIDIARIES, AND OUR ONLY MATERIAL SOURCE OF CASH IS AND WILL BE DISTRIBUTIONS FROM OUR SUBSIDIARIES.

     We are a holding company with no material business operations of our own. Our most significant asset is the capital stock of our subsidiaries. We conduct virtually all of our business operations through those subsidiaries. Accordingly, our only material source of cash, including cash to make payments on or redeem the exchange notes or our other indebtedness, is dividends and distributions with respect to our ownership interests in our subsidiaries that are derived from the earnings and cash flow generated by those subsidiaries. Our subsidiaries might not generate sufficient earnings and cash flow to pay dividends or distributions to us and applicable state law and contractual restrictions might not permit dividends or distributions in the future. Our subsidiaries have not guaranteed the exchange notes and have no legal obligation to make payments on the exchange notes or make funds available for those payments, whether by dividends, loans or other payments. Indebtedness under Buffets' amended credit facility and Buffets' senior subordinated notes limit or prohibit the payment of dividends or other distributions to us.

     In the event of a bankruptcy, liquidation, dissolution, reorganization or similar proceeding, the exchange notes will be effectively subordinated to the claims of the creditors of those direct and indirect subsidiaries, including the lenders under the amended credit facility, trade creditors and holders of indebtedness of those subsidiaries. Accordingly, there might only be a limited amount of assets available to satisfy your claims as a holder of the exchange notes upon an acceleration of the maturity of the exchange notes. As of April 7, 2004, after giving pro forma effect to the offering of the initial notes, the application of the net proceeds from the offering of the initial notes and the prospective repurchase at a portion of Buffets' senior subordinated notes, the exchange notes would have been effectively subordinated to $408.5 million of indebtedness as well as other liabilities of our direct and indirect subsidiaries.

  WE MAY NOT HAVE ACCESS TO THE CASH FLOW AND OTHER ASSETS OF OUR SUBSIDIARIES THAT MAY BE NEEDED TO MAKE PAYMENTS ON THE EXCHANGE NOTES.

     The terms of Buffets' amended credit facility significantly limit Buffets' ability to pay us dividends and otherwise transfer assets to us. Further, the terms of the indenture governing Buffets' senior subordinated notes significantly restrict Buffets and its subsidiaries from paying dividends and otherwise transferring assets to us. For example, the amended credit agreement restricts the ability of Buffets to make distributions to us in order to make cash interest payments on the exchange notes and the annual amount of distributions which may be used for that purpose. We cannot assure you that the agreements governing the current and future indebtedness of our subsidiaries will permit our subsidiaries to provide us with sufficient dividends, distributions or loans to fund cash interest payments on the exchange notes when scheduled to begin.

     Given the restrictions in Buffets' existing debt and its amended credit facility, we currently anticipate that, in order to pay the principal amount at maturity of the exchange notes or to repurchase the exchange notes upon a change of control as defined in the indenture governing the exchange notes, we will be required to adopt one or more alternatives, such as refinancing all of our indebtedness, selling our equity securities or the equity securities or assets of Buffets or seeking capital contributions or loans from our affiliates. None of our affiliates is required to make any capital contributions, loans or other payments to us with respect to our obligations on the notes. We cannot assure you that any of the foregoing actions could be effected on satisfactory terms, if at all, or that any of the foregoing actions would enable us to refinance our indebtedness or pay the principal amount of the exchange notes or that any such actions would be permitted by the terms of the indenture governing the exchange notes or any other debt instruments of us or our subsidiaries then in effect. See "Description of Other Indebtedness."

  OUR SUBSIDIARIES MAY NOT BE ABLE TO GENERATE SUFFICIENT CASH TO SERVICE ALL OF THEIR INDEBTEDNESS AND MAY BE FORCED TO TAKE OTHER ACTIONS TO SATISFY THEIR OBLIGATIONS UNDER SUCH INDEBTEDNESS, WHICH MAY NOT BE SUCCESSFUL.

     If our subsidiaries are unable to generate sufficient cash flow and are otherwise unable to obtain funds necessary to meet required payments of principal, premium, if any, and interest on their indebtedness, or if they otherwise fail to comply with the various covenants, including financial and operating covenants, in the instruments governing their indebtedness (including covenants in Buffets' amended credit facility), we or they could be in default under the terms of the agreements governing such indebtedness. If Buffets' operating performance declines in the future, Buffets may need to obtain waivers from the lenders under its amended credit facility to avoid being in default under that facility. If Buffets breaches its covenants under its amended credit facility and seeks a waiver, it may not be able to obtain a waiver from the required lenders. In the event of such default, the holders of such indebtedness could elect to declare all the funds borrowed thereunder to be due and payable, together with accrued and unpaid interest, the lenders under Buffets' amended credit facility could elect to terminate their commitments thereunder, cease making further loans and institute foreclosure proceedings against Buffets' assets, and Buffets could be forced into bankruptcy or liquidation. Any of the foregoing could prevent us from paying principal, premium, if any, and interest on the exchange notes and substantially decrease the market value of the exchange notes.

  THERE MAY BE NO ACTIVE TRADING MARKET FOR THE EXCHANGE NOTES.

     The exchange notes will constitute a new issue of securities for which there is no established trading market. We do not intend to list the exchange notes on any national securities exchange or to seek the admission of the notes for quotation through the National Association of Securities Dealers Automated Quotation System. Although the initial purchaser of the initial notes has advised us that it currently intends to make a market in the exchange notes, it is not obligated to do so and may discontinue such market-making activity at any time without notice. In addition, market-making activity will be subject to the limits imposed by the Securities Act and the Securities Exchange Act of 1934, and may be limited during the pendency of any shelf registration statement. Although it is expected that the exchange notes will be eligible for trading in PORTAL, there can be no assurance as to the development or liquidity of any market for the exchange notes, the ability of the holders of the exchange notes to sell their exchange notes or the price at which the holders would be able to sell their exchange notes.

  WE MAY NOT BE ABLE TO FULFILL OUR REPURCHASE OBLIGATIONS IN THE EVENT OF A CHANGE OF CONTROL.

     Any change of control would constitute a default under the amended credit facility. Therefore, upon the occurrence of a change of control, the lenders under Buffets' amended credit facility would have the right to accelerate their loans, and Buffets would be required to prepay all of its outstanding obligations under its amended credit facility. In addition, subject to certain limited exceptions, Buffets' amended credit facility prohibits us from purchasing any exchange notes. If Buffets does not repay all borrowings under its amended credit facility or obtain a consent from its lenders under the amended credit facility, we will be prohibited from purchasing the exchange notes.

     Moreover, upon the occurrence of any change of control, we will be required to make a change of control offer under the exchange notes. If a change of control offer is made, there can be no assurance that we will have available funds sufficient to pay the change of control purchase price for any or all of the exchange notes that might be delivered by holders of the exchange notes seeking to accept the change of control offer and, accordingly, none of the holders of the exchange notes may receive the change of control purchase price for their exchange notes. Our failure to make or consummate the change of control offer or pay the change of control purchase price when due would give the trustee and the holders of the exchange notes the rights described under "Description of the Notes -- Defaults."

  FRAUDULENT CONVEYANCE LAWS COULD VOID OUR OBLIGATIONS UNDER THE NOTES.

     We used the net proceeds from the offering of the initial notes to redeem our series B junior subordinated notes due 2011 and make a distribution to our stockholders. Our incurrence of debt under the exchange notes may be subject to review under federal and state fraudulent conveyance laws if a bankruptcy, reorganization or rehabilitation case or a lawsuit, including circumstances in which bankruptcy is not involved, were commenced by, or on behalf of, our unpaid creditors at some future date. Federal and state statutes allow courts, under specific circumstances, to void the exchange notes and require noteholders to return payments received from us.

     An unpaid creditor or representative of creditors could file a lawsuit claiming that the issuance of the exchange notes constituted a "fraudulent transfer." To make such a determination, a court would have to find either that we (a) issued the exchange notes with the actual intent to hinder, delay or defraud creditors or (b) that we did not receive fair consideration or reasonably equivalent value for the exchange notes and that, at the time the exchange notes were issued, we:

     - were insolvent,

     - were rendered insolvent by the issuance of the exchange notes,

     - were engaged in a business or transaction for which our remaining assets constituted unreasonably small capital, or

     - intended to incur, or believed that we would incur, debts beyond our ability to repay those debts as they matured.

     The measure of insolvency for these purposes will vary depending upon the law of the jurisdiction being applied. Generally, however, a company will be considered insolvent for these purposes if the sum of that company's debts is greater than all of that company's property, at a fair valuation, or if the present fair salable value of that company's assets is less than the amount that will be required to pay its probable liability on its existing debts as they become absolute and matured. We cannot determine in advance what standard a court would apply to determine whether we were "insolvent" in connection with the sale of the notes.

     If a court were to find that the issuance of the exchange notes constituted a fraudulent transfer, the court could void all or a portion of our obligations under the exchange notes, subordinate the claim in respect of the exchange notes to our other existing and future indebtedness or take other actions detrimental to you as a holder of the exchange notes, including in certain circumstances, invalidating the exchange notes.

  WE HAVE DETERMINED THAT THE EXCHANGE NOTES SHOULD BE TREATED AS "CONTINGENT PAYMENT DEBT INSTRUMENTS" FOR U.S. FEDERAL INCOME TAX PURPOSES.

     We have determined that the exchange notes should be treated as "contingent payment debt instruments" for U.S. federal income tax purposes. Accordingly, each holder, regardless of its accounting method, will be required to accrue interest on a constant yield to maturity basis at a rate of 13.875% per year, which represents our determination of the yield on our comparable non-contingent, fixed-rate debt instrument with terms and conditions otherwise similar to the exchange notes. Because we have determined that the comparable rate is the same as the stated interest rate on the exchange notes, we expect that the amount of a holder's interest income inclusions should not materially differ from the inclusions that would result if the exchange notes were not subject to the contingent payment debt regulations, and we intend to take a position consistent with the foregoing for all relevant tax reporting purposes. However, the rules governing contingent payment debt instruments are complex and there can be no assurance that the Internal Revenue Service will agree with this result, in which case a U.S. holder could be required for any particular taxable year to include a greater or lesser amount of interest income.

     You will also recognize gain or loss on the sale, exchange, retirement or other disposition of an exchange note in an amount equal to the difference between the amount realized and your adjusted tax basis in the exchange note. Any gain recognized by you on such sale, exchange or retirement generally will be treated as ordinary interest income; any loss will be ordinary loss to the extent of the interest previously included in income, and thereafter, capital loss. If, however, an Initial Public Equity Offering does not occur prior to July 31, 2007 then, under applicable Treasury regulations, any gain or loss recognized by a holder with respect to a sale, exchange, retirement or other disposition after July 31, 2007 may be treated as capital gain or loss. The application of the Treasury regulations described in the previous sentence is not clear, however, and it is possible that the IRS may disagree with this result. Holders are strongly urged to consult their advisors regarding the tax consequences to them of the sale, exchange or retirement of an exchange note. See "Certain U.S. Federal Income Tax Consequences."

  THE NOTES WILL BE APPLICABLE HIGH YIELD DISCOUNT OBLIGATIONS FOR U.S. FEDERAL INCOME TAX PURPOSES.

     The exchange notes will constitute "applicable high yield discount obligations" for U.S. federal income tax purposes. Consequently, we will not be allowed a deduction for interest (including OID) accrued on the exchange notes for U.S. federal income tax purposes until such time as we actually pay such interest (including OID) in cash or in other property (other than our stock or debt issued by us or by a person deemed to be related to us under Section 453(f)(1) of the Code). In addition, to the extent that the yield to maturity on the notes exceeds 9.14% (any such excess constituting the "disqualified yield"), then we will not be entitled to deduct the portion of OID corresponding to the disqualified yield at any time. The application of the applicable high yield discount obligations to debt instruments that are subject to the contingent payment debt regulations is not clear, however, and the IRS could treat the exchange notes in a different manner. See "Certain U.S. Federal Income Tax Considerations."

     The deferral or disallowance of deduction for payments of interest or OID on the notes described above may reduce the amount of cash available to us to meet our obligations under the exchange notes.

RISKS RELATED TO THE EXCHANGE OFFER

  THE ISSUANCE OF THE EXCHANGE NOTES MAY ADVERSELY AFFECT THE MARKET FOR THE INITIAL NOTES.

     To the extent the initial notes are tendered and accepted in the exchange offer, the trading market for the untendered and tendered but unaccepted initial notes could be adversely affected. Because we anticipate that most holders of the initial notes will elect to exchange their initial notes for exchange notes due to the absence of restrictions on the resale of exchange notes under the Securities Act, we anticipate that the liquidity of the market for any initial notes remaining after the completion of this exchange offer may be substantially limited. Please refer to the section in this prospectus entitled "The Exchange Offer -- Your Failure to Participate in the Exchange Offer Will Have Adverse Consequences."

  SOME PERSONS WHO PARTICIPATE IN THE EXCHANGE OFFER MUST DELIVER A PROSPECTUS IN CONNECTION WITH RESALES OF THE EXCHANGE NOTES.

     Based on interpretations of the staff of the Commission contained in Exxon Capital Holdings Corp., SEC no-action letter (April 13, 1988), Morgan Stanley & Co. Inc., SEC no-action letter (June 5, 1991) and Shearman & Sterling, SEC no-action letter (July 2, 1983), we believe that you may offer for resale, resell or otherwise transfer the exchange notes without compliance with the registration and prospectus delivery requirements of the Securities Act. However, in some instances described in this prospectus under "Plan of Distribution," you will remain obligated to comply with the registration and prospectus delivery requirements of the Securities Act to transfer your exchange notes. In these cases, if you transfer any exchange note without delivering a prospectus meeting the requirements of the Securities Act or without an exemption from registration of your exchange notes under the Securities Act, you may incur liability under this act. We do not and will not assume, or indemnify you against, this liability.

                           FORWARD-LOOKING STATEMENTS

     This prospectus, particularly the sections entitled "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business," includes both historical and forward-looking statements. We have based these forward-looking statements on our current expectations and projections about future results. When we use words in this document, such as "anticipate," "intend," "plan," "believe," "estimate," "expect" and similar expressions, we do so to identify forward-looking statements. Our actual results may differ materially from those anticipated in these forward-looking statements. These forward-looking statements are affected by risks, uncertainties and assumptions that we make, including, among other things, the factors that are described in "Risk Factors" and:

     - our level of debt,

     - interest rate fluctuations,

     - future cash flows,

     - dependence on key employees,

     - general economic conditions which may impact the level of consumer spending,

     - highly competitive nature of the restaurant industry,

     - changes in consumer preferences,

     - impact of weather conditions,

     - adverse publicity and litigation,

     - consumer perceptions of food safety,

     - our continued ability to find suitable restaurant locations and to finance new restaurant development,

     - labor and benefit costs, and

     - future regulatory actions and conditions in our operating areas.

     You should keep in mind that any forward-looking statement made by us in this prospectus, or elsewhere, speaks only as of the date on which we make it. New risks and uncertainties come up from time to time, and it is impossible for us to predict these events or how they may affect us. We have no duty to, and do not intend to, update or revise the forward-looking statements in this prospectus after the date of this prospectus. In light of these risks and uncertainties, you should keep in mind that any forward-looking statement made in this prospectus or elsewhere might not occur.

                                USE OF PROCEEDS

     We will not receive any cash proceeds from the issuance of the exchange notes in exchange for the outstanding initial notes. We are making this exchange solely to satisfy our obligations under the registration rights agreements entered into in connection with the offering of the initial notes. In consideration for issuing the exchanges notes, we will receive initial notes in like aggregate principal amount.

     We used the proceeds from the offering of the initial notes and cash on hand to redeem our series B junior subordinated notes due 2011 plus accrued and unpaid interest ($9.2 million), make a distribution to our stockholders ($61.0 million) and pay transaction fees and expenses related to the offering ($5.1 million).

                                 CAPITALIZATION

     The table below sets forth our actual cash and cash equivalents, long-term debt and shareholders' deficit at April 7, 2004, and as adjusted to give effect to the offering of the initial notes, the application of net proceeds from the offering of the initial notes and the prospective repurchase of a portion of Buffets' senior subordinated notes, assuming they occurred on that date. See "Use of Proceeds," "Selected Historical Consolidated Financial Data" and "Description of Other Indebtedness." The table below is presented and should be read in conjunction with our consolidated financial statements and related notes, included elsewhere in this prospectus.

                                                                 AT APRIL 7, 2004
                                                              ----------------------
                                                               ACTUAL    AS ADJUSTED
                                                              --------   -----------
                                                              (DOLLARS IN THOUSANDS)
Cash and cash equivalents(1)................................  $ 44,260    $  10,732
                                                              ========    =========
INDEBTEDNESS
Buffets and its subsidiaries:
  Credit facility:
     Revolving credit facilities(2).........................        --           --
     Term loan facilities(2)................................   229,425      229,425
     11 1/4% senior subordinated notes due 2010(1)(3).......   208,271      179,051
                                                              --------    ---------
Total indebtedness of Buffets...............................  $437,696    $ 408,476
                                                              --------    ---------
Buffets Holdings:
  Series B junior subordinated notes due 2011...............  $  9,053    $      --
  13.875% senior discount notes due 2010(4).................        --       75,073
                                                              --------    ---------
  Total indebtedness of Buffets Holdings....................     9,053       75,073
                                                              --------    ---------
     Total indebtedness.....................................  $446,749    $ 483,549
                                                              ========    =========
SHAREHOLDERS' DEFICIT:
  Common stock ($.01 par value, 3,600,000 shares authorized;
     3,185,672 shares issued and outstanding)...............  $     32    $      32
  Additional paid in capital................................        32           32
                                                              --------    ---------
  Accumulated deficit.......................................   (16,562)     (83,367)
     Total shareholders' deficit............................  $(16,498)   $ (83,303)
                                                              --------    ---------
     Total capitalization...................................  $430,251    $ 400,246
                                                              ========    =========

---------------

(1) We intend to use $33.5 million of restricted cash and cash equivalents from the amended credit facility to repurchase a portion of Buffets' senior subordinated notes in the open market or in privately negotiated transactions by August 18, 2004. For the purpose of these calculations, we have assumed that we will use $33.5 million of restricted cash and cash equivalents from the amended credit facility to repurchase $29.2 million of Buffets' senior subordinated notes at 111.0% of principal amount, the price recorded as of the close of trading on April 7, 2004. We cannot assure you that we will be able to repurchase Buffets' senior subordinated notes at that price or at all. If we do not use $33.5 million of restricted cash and cash equivalents from the amended credit facility to repurchase Buffets' senior subordinated notes by August 18, 2004, we will use such unused proceeds to repay indebtedness under the term loan portion of the amended credit facility.

(2) On February 20, 2004, Buffets amended its credit facility to provide for a revolving credit facility of $30.0 million, a letter of credit facility of $20.0 million, a synthetic letter of credit facility of $30.0 million and a term loan of $230.0 million. See "Description of Other Indebtedness."

(3) The amount shown is net of unamortized discount of $6.9 million associated with the issuance of Buffets' senior subordinated notes.

(4) Represents the gross proceeds from the offering of the initial notes.

        UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

     The following tables present our unaudited pro forma condensed consolidated financial information as of and for the 40 weeks ended April 7, 2004 and for the fiscal year ended July 2, 2003.

     The unaudited pro forma financial information gives effect to the offering of the initial notes, the application of net proceeds from the offering of the initial notes and the prospective repurchase of a portion of Buffets' senior subordinated notes, including:

     - the offering of the initial notes, and

     - the application of restricted cash and cash equivalents from the amended credit facility and the proceeds from the offering to repurchase up to $33.5 million of Buffets' senior subordinated notes in the open market or in privately negotiated transactions, redeem our series B junior subordinated notes due 2011, make a distribution to our stockholders and pay transaction fees and expenses related to the offering of the initial notes.

     The unaudited pro forma balance sheet as of April 7, 2004 gives effect to the above transactions as if they had occurred on April 7, 2004. The unaudited pro forma condensed consolidated statement of operations for the 40 weeks ended April 7, 2004 and for the fiscal year ended July 2, 2003 gives effect to the above transactions as if they had occurred as of July 4, 2002. As we have reflected in these pro forma calculations, we intend to use $33.5 million of restricted cash and cash equivalents from the amended credit facility to repurchase $29.2 million of Buffets' senior subordinated notes (net of associated original issue discount) in the open market or in privately negotiated transactions at an assumed value of 111.0% of principal amount, the price recorded as of the close of trading on April 7, 2004. We cannot assure you that we will be able to repurchase Buffets' senior subordinated notes at that price or at all. If we are unable to use $33.5 million of restricted cash and cash equivalents to repurchase a portion of Buffets' senior subordinated notes by August 18, 2004, we will use such unused proceeds to repay indebtedness under the term loan portion of the amended credit facility. As of June 25, 2004, we had expended $17.3 million of the aforementioned $33.5 million in restricted cash and cash equivalents to repurchase $15.8 million of Buffets' senior subordinated notes (net of associated original issue discount) at an average value of 109.5% of principal amount.

     Preparation of the pro forma financial information was based on assumptions deemed appropriate by our management. The pro forma information is unaudited and is not necessarily indicative of the results which actually would have occurred if the above transactions had been consummated at the beginning of the period presented, nor does it purport to represent the future financial position and results of operations for future periods. The unaudited pro forma financial information should be read in conjunction with "Use of Proceeds," "Capitalization," "Selected Historical Consolidated Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our historical consolidated financial statements and the related notes included elsewhere in this prospectus.

                    BUFFETS HOLDINGS, INC. AND SUBSIDIARIES

            UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                              AS OF APRIL 7, 2004

                                                     HISTORICAL   PRO FORMA ADJUSTMENTS   PRO FORMA
                                                     ----------   ---------------------   ---------
                                                                 (DOLLARS IN THOUSANDS)
Current assets:
  Cash and cash equivalents........................   $ 44,260          $(33,528)(1)      $  10,732
  Other current assets.............................     52,358                --             52,358
                                                      --------          --------          ---------
     Total current assets..........................     96,618           (33,528)            63,090
Property and equipment, net........................    153,840                --            153,840
Goodwill, net......................................    312,163                --            312,163
Other assets, net..................................     14,215             1,860(2)          16,075
                                                      --------          --------          ---------
     Total assets..................................   $576,836          $(31,668)         $ 545,168
                                                      ========          ========          =========
Current liabilities:
  Other current liabilities........................   $118,258          $ (1,663)(3)      $ 116,595
  Current portion of long-term debt................      2,300                --              2,300
                                                      --------          --------          ---------
     Total current liabilities.....................    120,558            (1,663)           118,895
Long-term debt, net of current maturities..........    444,449            36,800(4)         481,249
Other long-term liabilities........................     28,327                --             28,327
                                                      --------          --------          ---------
     Total liabilities.............................    593,334            35,137            628,471
                                                      --------          --------          ---------
Shareholders' deficit..............................    (16,498)          (66,805)(5)        (83,303)
                                                      --------          --------          ---------
     Total liabilities and shareholders' deficit...   $576,836          $(31,668)         $ 545,168
                                                      ========          ========          =========

  See accompanying Notes to Unaudited Pro Forma Condensed Consolidated Balance
                                     Sheet.

                    BUFFETS HOLDINGS, INC. AND SUBSIDIARIES

       NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

(1) Adjustment to reflect the sources and uses of cash as follows:

                                                              (IN THOUSANDS)
Gross proceeds from the offering of Buffets Holdings'
  13.875% senior discount notes.............................     $ 75,073
Redemption of series B junior subordinated notes due 2011...       (9,053)
Payment of accrued interest.................................          (56)
Repurchase a portion of Buffets' 11 1/4% senior subordinated
  notes at price of 111.0% of principal amount..............      (33,528)
Payment of distribution to Buffets Holdings' stockholders...      (62,964)
Payment of transaction fees and expenses....................       (3,000)
                                                                 --------
     Total adjustment to cash and cash equivalents..........     $(33,528)
                                                                 ========

(2) Adjustment to write-off existing debt issuance cost of $1.1 million and record new debt issuance costs related to the offering of $3.0 million.

(3) Adjustment to reflect:

                                                              (IN THOUSANDS)
Payment of accrued interest on existing debt................     $   (56)
Reduction of income tax payable associated with loss on
  early extinguishment of debt..............................      (1,607)
                                                                 -------
     Total adjustment to other current liabilities..........     $(1,663)
                                                                 =======

(4) Adjustment to reflect the proceeds of the application of net proceeds from this offering and the prospective repurchase of the senior subordinated notes as follows:

                                                              (IN THOUSANDS)
Gross proceeds from the offering of Buffets Holdings'
  13.875% senior discount notes.............................     $ 75,073
Repurchase a portion of Buffets' 11 1/4% senior subordinated
  notes at price of 111.0% of principal amount..............      (29,220)
Redemption of series B junior subordinated notes due 2011...       (9,053)
                                                                 --------
     Total adjustment to long-term debt.....................     $ 36,800
                                                                 ========

(5) Adjustment to reflect the following:

                                                              (IN THOUSANDS)
Distribution to Buffets Holdings' stockholders..............     $(62,964)
Loss related to early extinguishment of debt, net of tax....       (3,841)
                                                                 --------
     Total adjustment to shareholders' deficit..............     $(66,805)
                                                                 ========

                    BUFFETS HOLDINGS, INC. AND SUBSIDIARIES

       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                          40 WEEKS ENDED APRIL 7, 2004

                                                                         PRO FORMA
                                                           HISTORICAL   ADJUSTMENTS      PRO FORMA
                                                           ----------   -----------      ---------
                                                                   (DOLLARS IN THOUSANDS)
Restaurant sales.........................................   $718,456     $     --        $718,456
Restaurant costs.........................................    621,517           --         621,517
Advertising expenses.....................................     19,090           --          19,090
General and administrative expenses......................     33,094           --          33,094
                                                            --------     --------        --------
  Operating income.......................................     44,755           --          44,755
Interest expense.........................................     29,515        5,095(1)       34,610
Interest income..........................................       (308)          --            (308)
Loss related to refinancing..............................      4,798           --           4,798
Loss related to early extinguishment of debt.............      2,727           --(2)        2,727
Other (income)...........................................     (1,128)          --          (1,128)
                                                            --------     --------        --------
Income (loss) before income taxes........................      9,151       (5,095)          4,056
Income tax expense (benefit).............................      2,700       (1,503)(3)       1,197
                                                            --------     --------        --------
Net income (loss)........................................   $  6,451     $ (3,592)       $  2,859
                                                            ========     ========        ========

See accompanying Notes to Unaudited Pro Forma Condensed Consolidated Statements
                                 of Operations.

                    BUFFETS HOLDINGS, INC. AND SUBSIDIARIES

       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                         FISCAL YEAR ENDED JULY 2, 2003

                                                                         PRO FORMA
                                                           HISTORICAL   ADJUSTMENTS      PRO FORMA
                                                           ----------   -----------      ---------
                                                                   (DOLLARS IN THOUSANDS)
Restaurant sales.........................................   $985,286     $     --        $985,286
Restaurant costs.........................................    850,840           --         850,840
Advertising expenses.....................................     28,589           --          28,589
General and administrative expenses......................     45,382           --          45,382
Impairment of assets.....................................      4,803           --           4,803
Gain on sale of Original Roadhouse Grill restaurants.....     (7,088)          --          (7,088)
Loss on sale-leaseback transactions......................      5,856           --           5,856
                                                            --------     --------        --------
  Operating Income.......................................     56,904           --          56,904
Interest expense.........................................     41,235        6,590(1)       47,825
Interest income..........................................       (307)          --            (307)
Loss related to refinancing..............................         --           --              --
Loss related to early extinguishment of debt.............         --        5,688(2)        5,688
Other (income)...........................................     (1,270)          --          (1,270)
                                                            --------     --------        --------
Income (loss) before income taxes........................     17,246      (12,278)          4,968
Income tax expense (benefit).............................      5,319       (3,622)(3)       1,697
                                                            --------     --------        --------
Net income (loss)........................................   $ 11,927     $ (8,656)       $  3,271
                                                            ========     ========        ========

See accompanying Notes to Unaudited Pro Forma Condensed Consolidated Statements
                                 of Operations.

                    BUFFETS HOLDINGS, INC. AND SUBSIDIARIES

              NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                            STATEMENTS OF OPERATIONS

(1) Adjustments to account for changes in interest expense:

                                                              40 WEEKS   FISCAL YEAR
                                                               ENDED        ENDED
                                                              APRIL 7,     JULY 2,
                                                                2004        2003
                                                              --------   -----------
                                                                  (IN THOUSANDS)
Additional interest expense on Buffets Holdings' 13.875%
  senior discount notes.....................................  $ 8,015      $10,420
Elimination of interest expense on Buffets Holdings' series
  B junior subordinated notes due 2011......................     (331)        (430)
Increase in amortization of debt issue cost associated with
  this offering.............................................      217          248
Elimination of interest expense on $33.5 million repurchase
  of Buffets' 11 1/4% senior subordinated notes at price of
  111.0% of principal amount, net of impact of the
  repurchase on amortization of debt issuance cost and
  accretion of original discount............................   (2,806)      (3,648)
                                                              -------      -------
Total adjustment to interest expense........................  $ 5,095      $ 6,590
                                                              =======      =======

(2) Adjustment to account for loss related to refinancing

                                                                40 WEEKS     FISCAL YEAR
                                                                  ENDED         ENDED
                                                                APRIL 7,       JULY 2,
                                                                  2004          2003
                                                               -----------   -----------
                                                                    (IN THOUSANDS)
Writeoff of existing debt issuance cost related to $33.5
  million repurchase of Buffets' 11 1/4% senior subordinated
  notes at price of 111.0% of principal amount..............     $   --        $1,212
Original issue discount expense related to $33.5 million
  repurchase of Buffets' 11 1/4% senior subordinated notes
  at price of 111.0% of principal amount....................         --         1,153
Expense premium related to $33.5 million repurchase of
  Buffets' 11 1/4% senior subordinated notes at price of
  111.0% of principal amount................................         --         3,323
                                                                 ------        ------
Total adjustment to loss related to financing...............     $   --        $5,688
                                                                 ======        ======

(3) Adjustment to reflect taxes on the pro forma income before income taxes at an assumed tax rate of 29.5%.

                SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

     The table below provides a summary of historical consolidated financial and other data for the:

     - fiscal year ended December 29, 1999,

     - period from December 30, 1999 through October 1, 2000,

     - period from October 2, 2000 through January 3, 2001,

     - fiscal year ended January 2, 2002,

     - 26-week transitional period ended July 3, 2002,

     - fiscal year ended July 2, 2003,

     - 40 weeks ended April 9, 2003, and

     - 40 weeks ended April 7, 2004.

     The summary operating data for the fiscal year ended December 29, 1999, the period from December 30, 1999 through October 1, 2000, the period from October 2, 2000 through January 3, 2001, the fiscal year ended January 2, 2002, the 26-week transitional period ended July 3, 2002 and the fiscal year ended July 2, 2003 are derived from our audited financial statements. Our audited financial statements and related notes for the period from December 30, 1999 through October 1, 2000, the period from October 2, 2000 through January 3, 2001, the fiscal year ended January 2, 2002, the 26-week transitional period ended July 3, 2002 and the fiscal year ended July 2, 2003 are contained elsewhere in this prospectus. All full fiscal years presented below included 52 weeks. The financial data as of and for the 40 weeks ended April 9, 2003 and April 7, 2004 have been derived from our unaudited consolidated financial statements for these periods, which in the opinion of management, reflect all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of the data. The results for any interim period are not necessarily indicative of the results that may be expected for the full year.

     The information presented below should be read in conjunction with "Use of Proceeds," "Capitalization," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and notes thereto included elsewhere in this prospectus.

                                  PREDECESSOR                                           SUCCESSOR
                          ---------------------------   --------------------------------------------------------------------------
                                         PERIOD FROM    PERIOD FROM                    26-WEEK       FISCAL
                          FISCAL YEAR    DECEMBER 30,    OCTOBER 2,    FISCAL YEAR   TRANSITIONAL     YEAR     40 WEEKS   40 WEEKS
                             ENDED       1999 THROUGH   2000 THROUGH      ENDED      PERIOD ENDED    ENDED      ENDED      ENDED
                          DECEMBER 29,    OCTOBER 1,     JANUARY 3,    JANUARY 2,      JULY 3,      JULY 2,    APRIL 9,   APRIL 7,
                              1999           2000           2001          2002           2002         2003       2003       2004
                          ------------   ------------   ------------   -----------   ------------   --------   --------   --------
                                                                   (DOLLARS IN THOUSANDS)
OPERATING DATA:
  Restaurant sales......    $936,854       $781,153       $239,370     $1,044,734      $527,084     $985,286   $750,371   $718,456
  Restaurant costs......     800,255        656,843        204,379        886,069       444,917      850,840    651,338    621,517
  Advertising
    expenses............      22,491         21,888          5,726         27,640        14,349       28,589     21,868     19,090
  General and
    administrative
    expenses............      47,857         39,217         12,204         50,569        25,687       45,382     35,208     33,094
  Goodwill
    amortization........         637            878          2,543         10,942            --           --         --         --
  Impairment of
    assets..............       1,966             --             --             --            --        4,803         --         --
  Gain on sale of
    Original Roadhouse
    Grill restaurants...          --             --             --             --            --       (7,088)        --         --
  Loss on sale-leaseback
    transactions........          --             --             --             --            --        5,856      5,434         --
  Acquisition-related
    costs...............          --         14,902             --             --            --           --         --         --
                            --------       --------       --------     ----------      --------     --------   --------   --------
  Operating income......      63,648         47,425         14,518         69,514        42,131       56,904     36,523     44,755
                            ========       ========       ========     ==========      ========     ========   ========   ========
  Interest expense......       3,014          1,970         13,078         43,405        15,088       41,235     32,861     29,515
  Interest income.......      (4,929)        (4,638)          (267)          (698)         (212)        (307)      (259)      (308)
  Loss related to
    refinancing.........          --             --             --             --        38,724           --         --      4,798
  Loss related to early
    extinguishment of
    debt................          --             --             --             --            --           --         --      2,727
  Other (income)........      (1,679)        (1,126)          (340)        (1,040)         (598)      (1,270)      (913)    (1,128)
  Income (loss) before
    income tax expense
    (benefit)...........      67,242         51,219          2,047         27,847       (10,871)      17,246      4,834      9,151
  Income tax expense
    (benefit)...........      24,800         19,974          1,468         15,292        (3,354)       5,319      1,166      2,700
                            --------       --------       --------     ----------      --------     --------   --------   --------
  Net income (loss).....    $ 42,442       $ 31,245       $    579     $   12,555      $ (7,517)    $ 11,927   $  3,668   $  6,451
                            ========       ========       ========     ==========      ========     ========   ========   ========
CASH FLOW AND OTHER
  FINANCIAL DATA:
  Capital
    expenditures(1).....    $ 74,230       $ 35,596       $ 14,389     $   38,096      $ 14,280     $ 25,722   $ 20,828   $ 27,805
  Depreciation and
    amortization........      43,026         32,368         11,311         53,404        20,409       36,885     28,890     26,005
  Cash flow provided by
    operating
    activities..........      90,561         87,822         25,401         68,835        39,250       57,656     43,430     31,839
  Cash flow provided by
    (used in) investing
    activities..........     (74,230)       (37,013)         4,540          2,575       (11,337)      26,662      2,266    (23,442)
  Cash flow provided by
    (used in) financing
    activities..........     (38,129)         1,534       (138,751)       (59,590)      (47,164)     (76,825)   (44,745)    20,008
  Ratio of earnings to
    fixed charges(2)....       33.8x          91.1x           1.1x           1.6x            --         1.4x       1.1x       1.3x
  Pro forma ratio of
    earnings to fixed
    charges(2)(3).......                                                                                1.0x                  1.1x

                                  PREDECESSOR                                           SUCCESSOR
                          ---------------------------   --------------------------------------------------------------------------
                                         PERIOD FROM    PERIOD FROM                    26-WEEK       FISCAL
                          FISCAL YEAR    DECEMBER 30,    OCTOBER 2,    FISCAL YEAR   TRANSITIONAL     YEAR     40 WEEKS   40 WEEKS
                             ENDED       1999 THROUGH   2000 THROUGH      ENDED      PERIOD ENDED    ENDED      ENDED      ENDED
                          DECEMBER 29,    OCTOBER 1,     JANUARY 3,    JANUARY 2,      JULY 3,      JULY 2,    APRIL 9,   APRIL 7,
                              1999           2000           2001          2002           2002         2003       2003       2004
                          ------------   ------------   ------------   -----------   ------------   --------   --------   --------
                                                                   (DOLLARS IN THOUSANDS)
BALANCE SHEET DATA (AT
  END OF PERIOD):
  Cash and cash
    equivalents(4)......    $ 72,260       $124,603       $ 15,793     $   27,613      $  8,362     $ 15,855   $  9,313   $ 44,260
  Total assets..........     477,635        530,846        683,866        637,701       615,672      552,986    575,877    576,836
  Total debt(6).........      42,151         41,133        405,074        348,220       493,981      421,122    452,433    446,749
  Total shareholders'
    equity (deficit)....     306,383        346,412        135,993        148,677       (34,611)     (22,810)   (30,493)   (16,498)

---------------

(1) Capital expenditures include restaurant facilities acquired through business combinations in fiscal 1999.

(2) "Fixed charges" is the sum of our interest expense, less interest income, less OID amortization, less debt issuance cost amortization, plus capitalized interest, plus amortized premiums, discounts and capitalized expenses related to indebtedness, plus interest in rental expense. "Earnings" is the sum of our pre-tax income before minority interest, plus fixed charges, plus amortization of capitalized interest, less capitalized interest, less minority interest in pre-tax income of subsidiaries that had not incurred fixed charges. Earnings were insufficient to cover fixed charges in the 26-week transitional period ended July 3, 2002. The deficiency was $11.2 million for that period.

(3) Pro forma ratio of earnings to fixed charges for the fiscal year ended July 2, 2003 and the 40 weeks ended April 7, 2004 gives effect to the offering of the initial notes, the application of the net proceeds from the offering of the initial notes and the prospective repurchase of a portion of Buffets' senior subordinated notes as if they had occurred at the beginning of the period presented.

(4) Cash and cash equivalents is comprised of $10,732 of unrestricted cash and $33,528 of restricted cash as of April 7, 2004.

(5) Total debt represents the amount of our long-term debt and capital lease obligations, including current maturities.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     You should read the following discussion in conjunction with "Selected Historical Consolidated Financial Data" and our consolidated financial statements and related notes included elsewhere in this prospectus. Some of the statements in the following discussion are forward-looking statements. See "Forward-Looking Statements."

GENERAL

     Through Buffets and its subsidiaries, as of December 2003 we were the twentieth largest restaurant operator in the United States and the largest operator of company-owned stores in the buffet/grill segment, as measured in both sales and number of restaurants. Our restaurants are principally operated under the names Old Country Buffet and HomeTown Buffet. As of April 7, 2004, we had 361 company-owned restaurants and 20 franchised locations in 38 states.

     Buffets was founded in 1983 to develop buffet-style restaurants under the name Old Country Buffet. In October 1985, Buffets completed its initial public offering and was listed on The NASDAQ National Market. In September 1996, Buffets merged with HomeTown Buffet, Inc., which was developed by one of Buffets' co-founders and had 80 company-owned HomeTown Buffet restaurants in 11 states and 19 franchised restaurants in eight states. In October 2000, Buffets was acquired by Buffets Holdings, a company organized by Caxton-Iseman Capital, Inc., in a buyout from public shareholders. Due to the effects of this transaction on the recorded bases of goodwill, intangibles, property and shareholders' equity, our financial statements prior to and subsequent to this transaction are not comparable. Periods prior to October 2, 2000 represent the accounts of the predecessor. Accordingly, the historical financial information for fiscal 2000 in this prospectus is presented in two periods -- the period from December 30, 1999 to October 1, 2000 and the period from October 2, 2000 to January 3, 2001.

     Our average weekly sales declined 2.0% during fiscal 2003, due in large part to weak economic conditions. During the second and third quarters of fiscal 2004, however, we had positive same-store sales. We believe this improvement was due to the upturn in the economy as well as the rollout of new menu offerings. On June 8, 2004, we revised our same-store sales guidance for the fourth quarter of fiscal 2004. We now expect same-store sales for this period to decline by approximately one percent as compared with the comparable prior year period. We attribute the reduced sales expectations to recent economic developments including a spike in the price of gasoline for consumers. Compounding this trend, initial results from our barbecue promotion launched in May 2004 have been somewhat disappointing compared to the 2003 campaign. We continue to believe that future sales performance will be significantly influenced by general economic conditions.

     Our fiscal year comprises 52 or 53 weeks divided into four fiscal quarters of 12, 12, 16 and 12 or 13 weeks. Beginning July 3, 2002, we changed our fiscal year so that it ends on the Wednesday nearest June 30 of each year. The fiscal year 2002 transition period consisted of 26 weeks and was divided into two periods of 16 and 10 weeks. Prior to that, our fiscal year ended on the Wednesday nearest December 31 of each year and each fiscal year was divided into periods of 16, 12, 12 and 12 or 13 weeks.

     The following is a description of the line items from our consolidated statements of operations:

     - We recognize as restaurant sales the proceeds from the sale of food and beverages at our company-owned restaurants at the time of such sale. We recognize the proceeds from the sale of gift certificates/cards when the gift certificates/cards are redeemed at our restaurants. Until redemption, the unearned revenue from the sale of gift certificates/cards is included in accrued liabilities on our consolidated balance sheets. Our franchise income includes royalty fees and initial franchise fees received from our franchisees. We recognize royalty fees as other income based on the sales reported at the franchise restaurants.

     - Restaurant costs reflect only direct restaurant operating costs, including food, labor and direct and occupancy costs. Labor costs include compensation and benefits for both hourly and restaurant management employees. Direct and occupancy costs consist primarily of costs of supplies, maintenance, utilities, rent, real estate taxes, insurance, depreciation and amortization.

     - Advertising expenses reflect all advertising and promotional costs.

     - General and administrative expenses reflect all costs, other than marketing expenses, not directly related to the operation of restaurants. These expenses consist primarily of corporate administrative compensation and overhead, district and regional management compensation and related management expenses and the costs of recruiting, training and supervising restaurant management personnel.

     - Goodwill amortization through January 2, 2002, reflects the amortization of the excess of cost over fair market value of assets and is recognized on a straight-line basis over a 30-year life.

     - Impairment of assets reflects fair market adjustments to the carrying value of long-lived assets.

     - Gain on sale of Original Roadhouse Grill restaurants reflects the net proceeds from the sale of 13 Original Roadhouse Grill restaurants net of the related carrying value of these restaurants.

     - Loss on sale-leaseback transactions reflects transaction costs and impairment losses associated with the sale and leaseback of the leasehold interests and leasehold improvements.

     - Acquisition-related costs reflect transaction and other costs associated with our buyout from public shareholders in October 2000.

     - Interest expense reflects interest costs associated with our debt, amortization of debt issuance cost and accretion of original issuance discount on our subordinated notes and bonds.

     - Interest income reflects interest earned on our short-term investments.

     - Loss related to refinancing reflects transaction and other costs associated with our recapitalization on June 28, 2002 and refinancing on February 20, 2004.

     - Loss related to the early extinguishment of debt reflects the costs associated with redeeming a portion of our 11 1/4% bonds prior to maturing during fiscal 2004.

     - Other income primarily reflects franchise fees earned, less minority interest associated with our Tahoe Joe's subsidiary.

     - Income tax expense (benefit) reflects the current and deferred tax provision (benefit) determined in accordance with the provisions of Statement of Financial Accounting Standards (SFAS) No. 109, "Accounting for Income Taxes."

     Certain elements of our cost structure are fixed in nature, particularly over shorter time horizons. Accordingly, changes in marginal sales volume can have a more significant impact on our profitability than for a business possessing a more variable cost structure.

CRITICAL ACCOUNTING POLICIES

     Our consolidated financial statements have been prepared in accordance with accounting policies generally accepted in the United States of America. The preparation of our financial consolidated statements requires management to make estimates and assumptions that affect the reported amount of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. On an ongoing basis, management evaluates its estimates and assumptions, including those related to recoverability of long-lived assets, revenue recognition and goodwill. Management bases its estimates and assumptions on historical experience and on various other factors that are believed to be reasonable at the time the estimates and assumptions are made. Actual results may differ from these estimates and assumptions under different circumstances or conditions.

     We believe the following critical accounting policies affect management's significant estimates and assumptions used in the preparation of our consolidated financial statements.

  RECOVERABILITY OF LONG-LIVED ASSETS

     We periodically evaluate long-lived assets and goodwill related to those assets for impairment whenever events or changes in circumstances indicate the carrying value amount of an asset or group of assets may not be recoverable. We consider a history of operating losses and the other factors described to be our primary indicator of potential impairment. Assets are grouped and evaluated for impairment at the lowest level for which there are identifiable cash flows, namely individual restaurants. A restaurant is deemed to be impaired if a forecast of undiscounted future operating cash flows directly related to the restaurant, including disposal value, if any, is less than its carrying amount. If a restaurant is determined to be impaired, the loss is measured as the amount by which the carrying amount of the restaurant exceeds its fair value. Fair value is based on quoted market prices in active markets, if available. If quoted market prices are not available, an estimate of fair value is based on the best information available, including prices for similar assets or the results of valuation techniques such as discounted estimated future cash flows as if the decision to continue to use the impaired restaurant was a new investment decision. We generally measure fair value by discounting estimated future cash flows. Considerable management judgment is necessary to estimate discounted future cash flows. Accordingly, actual results could vary significantly from such estimates. We had no impairment write-downs for the fiscal year ended January 2, 2002. During the 26-week transitional period ended July 3, 2002, we expensed approximately $1.1 million relating to the impairment of long-lived assets associated with 12 restaurants. During fiscal 2003, we expensed approximately $5.6 million relating to the impairment of long-lived assets of 39 restaurants. This amount was partially offset by an approximate $0.8 million reduction in lease obligation accrual assumptions in accrued store closing costs, based on our receiving greater than planned sublease and other cash receipts. In addition, we recognized approximately $5.9 million in impairments relating to 18 of the 30 restaurants for which we completed sale-leaseback transactions during 2003. There were no impairment charges during the 40 weeks ended April 7, 2004. We expensed approximately $1.4 million during the 40 weeks ended April 9, 2003 relating to the impairment of long-lived restaurant assets associated with 14 restaurants. This amount was partially offset by an approximate $0.8 million reduction in lease obligation accrual assumptions in accrued store closing costs, based on our receiving greater than planned sublease and other cash receipts. In addition, we also recognized approximately $5.4 million in impairments on 15 restaurants as part of the loss on the sale-leaseback transaction completed on December 11, 2002.

  GOODWILL AND OTHER INTANGIBLE ASSETS

     Goodwill represents the excess of our acquisition cost over the fair market value of the net assets acquired. We amortized that goodwill on a straight-line basis over a 30-year life through the end of the fiscal year ended January 2, 2002. However, on January 3, 2002, we began applying the new rules on accounting for goodwill and other intangible assets issued by the Financial Accounting Standards Board in SFAS No. 142, "Goodwill and Other Intangible Assets." As a result of the application of these new rules, amortization of goodwill was reduced by approximately $5.0 million for the year ended July 2, 2003, because intangible assets with indefinite lives, such as goodwill, are no longer amortized. There were no impairments to goodwill and other intangible assets identified for the year ended July 2, 2003.

RESULTS OF OPERATIONS

     The following discussion reflects our historical results for the period from October 2, 2000 to January 3, 2001, the fiscal year ended January 2, 2002, the 28-week period ended July 18, 2001, the 26-week transitional period ended July 3, 2002, the 50-week period ended July 3, 2002, the fiscal year ended July 2, 2003 and the 40-week periods ended April 9, 2003 and April 7, 2004.

     On October 2, 2000, Buffets Holdings acquired Buffets in a buyout from public shareholders. Periods prior to October 2, 2000 represent the accounts of the predecessor while periods subsequent to October 2, 2000 represent the accounts of the successor. Due to the effects of this transaction on the recorded bases of goodwill, intangibles, property and shareholders' equity, our financial statements for the predecessor and the successor are not comparable. Accordingly, the following discussion does not compare the historical results of the predecessor and the successor.

     Our future results may not be consistent with our historical results. Most notably, our fiscal 2003 results included the operating results for 13 Original Roadhouse Grill restaurants that were sold in June 2003, as well as the impact of a sale and leaseback transaction with respect to 27 restaurants completed in December 2002. Our fiscal 2004 results included the impact of amending and restating our senior credit agreement, redeeming approximately $14.3 million of 11 1/4% senior subordinated notes due 2010 and a sale and leaseback transaction with respect to one restaurant completed in December 2003. Fiscal 2002 results include a loss relating to our refinancing which was completed in June 2002. The following discussion should be read in conjunction with our condensed consolidated financial statements and related notes included elsewhere in this report.

  FOR THE 40 WEEKS ENDED APRIL 7, 2004 COMPARED TO THE 40 WEEKS ENDED APRIL 9, 2003

     The following table sets forth our results of operations based on the percentage relationship of the items listed to our restaurant sales during the periods shown:

                                                             (SUCCESSOR)        (SUCCESSOR)
                                                            40 WEEKS ENDED     40 WEEKS ENDED
                                                            APRIL 9, 2003      APRIL 7, 2004
                                                           ----------------   ----------------
                                                                 (DOLLARS IN THOUSANDS)
Restaurant sales.........................................  $750,371   100.0%  $718,456   100.0%
Restaurant costs.........................................   651,338    86.8    621,517    86.5
Advertising expenses.....................................    21,868     2.9     19,090     2.7
General and administrative expenses......................    35,208     4.7     33,094     4.6
Loss on sale and leaseback transaction...................     5,434     0.7         --      --
                                                           --------           --------
Operating income.........................................    36,523     4.9     44,755     6.2
Interest expense.........................................    32,861     4.4     29,515     4.1
Interest income..........................................      (259)     --       (308)     --
Other income.............................................      (913)   (0.1)    (1,128)   (0.2)
Loss related to refinancing..............................        --      --      4,798     0.7
Loss related to early extinguishment of debt.............        --      --      2,727     0.4
                                                           --------           --------
Income (loss) before income taxes........................     4,834     0.6      9,151     1.3
Income tax expense (benefit).............................     1,166     0.2      2,700     0.4
                                                           --------           --------
  Net income (loss)......................................  $  3,668     0.5   $  6,451     0.9
                                                           ========           ========

---------------

Certain percentage amounts do not sum to total due to rounding.

     Restaurant Sales. Restaurant sales for the 40 weeks ended April 7, 2004 decreased $31.9 million, or 4.3%, compared with the 40 weeks ended April 9, 2003. This decline in sales was primarily attributable to the closure of 14 buffet restaurants and the sale of 13 Original Roadhouse Grill restaurants, partially offset by the opening of 3 units, over the past year. Average weekly sales for the first 40 weeks of fiscal 2004 of $49,395 were 2.5% higher than those for the comparable prior year period. Same-store sales for the first 40 weeks of fiscal 2004 increased by 1.8% compared to the comparable prior year period, reflecting a 1.2% decline in guest traffic offset by a 3.0% increase in average check. The increase in average check was comprised of approximately a 1.9% price increase and a 1.1% average check increase due to a reduction in free promotional and employee meals.

     Restaurant Costs. Restaurant costs as a percentage of sales for the first 40 weeks of fiscal 2004 decreased by 30 basis points as a percentage of sales compared with the comparable prior year period. Food cost as a percentage of sales increased 100 basis points primarily due to our expanded and enriched menu offerings. Labor costs as a percentage of sales were 130 basis points lower than those experienced in the comparable prior year period, primarily due to a reduction in our restaurant management staffing levels substantially effected during the third quarter of fiscal 2003 and the improved productivity of our hourly employees. Direct and occupancy costs as a percentage of sales were flat versus the comparable prior year period.

     Advertising Expenses. Advertising costs decreased 0.2% as a percentage of sales during the first 40 weeks of fiscal 2004 versus the comparable prior year period primarily due to a more targeted advertising campaign.

     General and Administrative Expenses. General and administrative expenses as a percentage of sales decreased 10 basis points during the first 40 weeks of 2004 as compared to the 40 weeks ended April 9, 2003. This reduction was primarily due to a decrease in professional fees and a workforce reduction of approximately 70 non-store employees largely effected during the third quarter of fiscal 2003, largely offset by an increase in the provision for 401K match and an increase in bonus expense.

     Interest Expense. Interest expense decreased 0.3% as a percentage of sales during the first 40 weeks of fiscal 2004 versus the comparable prior year period primarily due to lower weighted average outstanding debt balances.

     Loss on Sale and Leaseback Transaction. On December 11, 2002, we entered into a sale and leaseback transaction whereby we transferred our leasehold interests and leasehold improvements with respect to 27 restaurants to a third party for net proceeds of $22.6 million. We simultaneously entered into long-term leases for those restaurants with an aggregate initial annual rent of approximately $3.2 million. In connection with this sale and leaseback, we recorded a loss of $5.4 million primarily to reflect the impairment of certain of the properties for which the net proceeds were less than the book value of the leasehold assets. In addition, the net proceeds for certain of the properties were greater than the book value of the leasehold assets resulting in a deferred gain of $3.3 million. The deferred gain will be accreted over the life of the respective restaurant leases, ranging from 17 to 25 years.

     On December 19, 2003, we entered into a sale and leaseback by which we transferred our leasehold interests and leasehold improvements with respect to one restaurant to a third party for net proceeds of $2.7 million. We simultaneously entered into a long-term lease for that restaurant with an aggregate initial annual rent of approximately $0.3 million. The net proceeds of this sale and leaseback exceeded the book value of the leasehold assets resulting in a deferred gain of approximately $0.3 million, which will be accreted over the 20-year life of the lease.

     Loss Related to Bank Refinancing. On February 20, 2004, Buffets, Inc. entered into an amended and restated Credit Facility. In connection with this bank refinancing, we wrote off $4.2 million of debt issuance cost related to the predecessor Credit Facility. In addition, we incurred $0.6 million in transaction fees associated with an uncompleted senior discount note offering.

     Loss Related to the Early Extinguishment of Debt. We repurchased $14.3 million of 11 1/4% senior subordinated notes due in 2010 at an average price of 111.4%. The difference between the premium purchase price and the discounted carrying value of the senior subordinated notes, as well as the associated write-off of debt issuance cost, was recognized as a loss related to the early extinguishment of debt.

     Income Taxes. Income taxes increased 0.2% as a percentage of sales for the 40 weeks ended April 7, 2004 compared to the comparable prior year period, primarily due to higher pretax income in fiscal 2004. Our effective tax rates of 29.5% for the 40 weeks ended April 7, 2004 and 24.1% for fiscal 2003 reflected significant pretax losses from financing transactions, including a sale and leaseback transaction in fiscal 2003 and losses from refinancing and the early extinguishment of debt in the 40 weeks ended April 7, 2004 (as described above), combined with relatively stable tax credits.

  FOR THE 50-WEEK PERIOD ENDED JULY 3, 2002 COMPARED TO THE YEAR ENDED JULY 2, 2003

     The following table sets forth our results of operations based on the percentage relationship of the items listed to our restaurant sales during the periods shown:

                                                             (SUCCESSOR)           (SUCCESSOR)
                                                         50-WEEK PERIOD ENDED   YEAR ENDED JULY 2,
                                                             JULY 3, 2002              2003
                                                         --------------------   ------------------
                                                                  (DOLLARS IN THOUSANDS)
Restaurant sales.......................................  $1,003,997    100.0%   $985,286    100.0%
Restaurant costs.......................................     849,155     84.6     850,840     86.4
Advertising expenses...................................      26,280      2.6      28,589      2.9
General and administrative expenses....................      49,556      4.9      45,382      4.6
Goodwill amortization..................................       4,967      0.5          --       --
Impairment of assets...................................          --       --       4,803      0.5
Gain on sale of Original Roadhouse Grill...............          --       --      (7,088)    (0.7)
Loss on sale and leaseback transactions................          --       --       5,856      0.6
                                                         ----------             --------
Operating income.......................................      74,039      7.4      56,904      5.8
Interest expense.......................................      33,607      3.3      41,235      4.2
Interest income........................................        (587)    (0.1)       (307)      --
Loss related to refinancing............................      38,724      3.9          --       --
Other (income).........................................      (1,145)    (0.1)     (1,270)    (0.1)
                                                         ----------             --------
Income before income taxes.............................       3,440      0.3      17,246      1.8
Income tax expense.....................................       4,203      0.4       5,319      0.5
                                                         ----------             --------
     Net income (loss).................................  $     (763)    (0.1)   $ 11,927      1.2
                                                         ==========             ========

---------------

Certain percentage amounts do not sum to total due to rounding.

     Restaurant Sales. Restaurant sales for the fiscal year ended July 2, 2003 decreased $18.7 million, or 1.9%, compared with the 50 weeks ended July 3, 2002. The decline was principally attributable to a 2.0% reduction in average weekly sales between the respective periods coupled with a net capacity reduction of 291 operating weeks due to 14 unit closings and the sale of 13 Original Roadhouse Grill units, partially offset by 6 unit openings. Same-store sales for the 2003 fiscal year declined by 4.2%, reflecting a 1.5% increase in pricing and a 5.7% decline in guest traffic. The decline in sales is due in part to the general economic downturn, as well as increased competition partially from the quick service industry in the form of discounting.

     Restaurant Costs. Restaurant costs for 2003 increased by 1.8% as a percentage of sales compared with the comparative prior year period primarily due to expanded and enriched menu offerings, increased workers' compensation and utility costs and leverage issues attributable to reasonably fixed costs on a declining sales base.

     Advertising Expenses. Advertising costs increased 0.3% as a percentage of sales for fiscal 2003 versus the comparative period in 2002. We increased advertising weights in prime time, late news and Hispanic television in a number of markets to provide greater media exposure.

     General and Administrative Expenses. General and administrative expenses decreased 0.3% as a percentage of sales during fiscal 2003 compared to the 50 weeks ended July 3, 2002. The decrease was largely attributable to reduced bonus expense and a workforce reduction of approximately 70 non-store employees.

     Goodwill Amortization. Goodwill amortization expense was no longer recognized as of January 3, 2002 due to the adoption as of that date of SFAS No. 142, "Goodwill and Other Intangible Assets," and its non-amortization provisions for goodwill.

     Impairment of Assets. During fiscal 2003, we identified as impaired approximately $4.8 million of long-lived assets for 27 restaurants.

     Gain on Sale of Original Roadhouse Grill Restaurants. On June 5, 2003, we sold 13 Original Roadhouse Grill restaurants for approximately $28.4 million in net proceeds. The gain associated with the sale of these restaurants approximated $7.1 million.

     Loss on Sale and Leaseback Transactions. During fiscal 2003, we entered into three sale-leaseback transactions whereby we transferred our leasehold interests and leasehold improvements with respect to 30 restaurants to a third party for net proceeds of approximately $26.1 million. We simultaneously entered into long-term leases for those restaurants with an aggregate initial annual rent of approximately $3.7 million. In connection with these sale-leaseback transactions, we recorded a loss of approximately $5.9 million primarily to reflect the impairment of certain of the properties for which the net proceeds were less than the book value of the leasehold assets. In addition, the net proceeds for certain of the properties were greater than the book value of the leasehold assets resulting in a deferred gain of approximately $3.6 million. The deferred gain will be accreted over the life of the respective restaurant leases, ranging from 17 to 25 years.

     Interest Expense. Interest expense increased 0.9% as a percentage of sales during fiscal 2003 versus the comparable prior year period primarily due to higher weighted average outstanding debt balances.

     Loss Related to Refinancing. Loss related to refinancing consisted of $20.5 million for the prepayment and make-whole redemption fees, $11.0 million write-off of financing costs related to the retired debt, $4.1 million of unamortized debt discount related to the 16% and 14% senior subordinated notes, $2.1 million paid to the holders of the common stock warrants and $1.0 million in expenses.

     Income Taxes. Income taxes increased 0.1% as a percentage of sales for fiscal 2003 compared to the comparable prior year period. The effective tax rate of 30.8% for the current year compared with 122.2% for the prior year period was largely attributable to the elimination of goodwill amortization due to the adoption of SFAS No. 142, "Goodwill and Other Intangible Assets."

  FOR THE 28 WEEKS ENDED JULY 18, 2001 COMPARED TO THE 26-WEEK TRANSITIONAL PERIOD ENDED JULY 3, 2002

     The following table sets forth our results of operations based on the percentage relationship of the items listed to our restaurant sales during the periods shown:

                                                                                  (SUCCESSOR)
                                                         (SUCCESSOR)          26-WEEK TRANSITIONAL
                                                     28-WEEK PERIOD ENDED         PERIOD ENDED
                                                        JULY 18, 2001             JULY 3, 2002
                                                     --------------------     --------------------
                                                                (DOLLARS IN THOUSANDS)
Restaurant sales...................................  $567,821      100.0%     $527,084      100.0%
Restaurant costs...................................   482,192       84.9       444,917       84.4
Advertising expenses...............................    15,708        2.8        14,349        2.7
General and administrative expenses................    26,424        4.7        25,687        4.9
Goodwill amortization..............................     6,155        1.1            --         --
                                                     --------                 --------
Operating income...................................    37,342        6.6        42,131        8.0
Interest expense...................................    24,895        4.4        15,088        2.9
Interest income....................................      (331)      (0.1)         (212)      (0.1)
Loss related to refinancing........................        --         --        38,724        7.3
Other income.......................................      (758)      (0.1)         (598)      (0.1)
                                                     --------                 --------
Income (loss) before income taxes..................    13,536        2.4       (10,871)      (2.1)
Income tax expense (benefit).......................     7,735        1.4        (3,354)      (0.6)
                                                     --------                 --------
     Net income (loss).............................  $  5,801        1.0      $ (7,517)      (1.4)
                                                     ========                 ========

---------------

Certain percentage amounts do not sum to total due to rounding.

     Restaurant Sales. Restaurant sales for the 26-week transitional period ended July 3, 2002 declined $40.7 million, or 7.2%, compared with the 28 weeks ended July 18, 2001. The decline in sales was mostly due to the reduced number of operating weeks in 2002 versus the comparable period in 2001 associated with our year-end change (two fewer weeks in 2002). Average weekly sales for fiscal 2002 of $51,044 were up 2.5% over average weekly sales for the comparable 28-week period for 2001. Same-store sales for fiscal 2002 were up 0.2% over the comparable period in 2001, reflecting a 2.1% increase in pricing and a 1.9% decline in guest traffic.

     Restaurant Costs. Restaurant costs for fiscal 2002 improved by 0.5% as a percentage of sales compared with the prior year period primarily due to a decrease in food costs, partially offset by an increase in restaurant management compensation and an increase in workers' compensation insurance. The food cost reduction was primarily attributable to significant improvement in meat prices experienced during fiscal 2002 as compared to large price spikes incurred in the first half of 2001.

     Advertising Expenses. Advertising costs ran relatively constant as a percentage of sales, approximately 2.7% of sales in fiscal 2002 versus 2.8% in the comparable period in 2001. Approximately 78% of our buffet units received advertising support in fiscal 2002. Same store sales among units receiving advertising support were up 1.9% for fiscal 2002, versus overall system results of only a 0.2% increase.

     General and Administrative Expenses. General and administrative expenses were 4.9% of sales for fiscal 2002 compared with a total of 4.7% for the comparable prior year period primarily due to increased incentive compensation costs and some severance arrangements.

     Goodwill Amortization. Goodwill amortization expense decreased 1.1% as a percentage of sales in fiscal 2002 versus the prior year period due to the adoption in January 2002 of SFAS No. 142, "Goodwill and Other Intangible Assets," and its non-amortization provisions for goodwill.

     Interest Expense. Interest expense decreased 1.5% as a percentage of sales during the 26 weeks ended July 3, 2002 versus the comparable prior year period due to lower weighted average outstanding debt balances coupled with a decrease in the senior credit facility's variable interest rates.

     Loss Related to Refinancing. Loss related to refinancing consisted of $20.5 million for the prepayment and make-whole redemption fees, $11.0 million write-off of financing costs related to the retired debt, $4.1 million of unamortized debt discount related to the 16% and 14% senior subordinated notes, $2.1 million paid to the holders of the common stock warrants and $1.0 million in expenses.

     Income Taxes. Income taxes decreased 2.0% as a percentage of sales for the 26 weeks ended July 3, 2002 compared to the 28 weeks ended July 3, 2001 principally due to a $24.4 million decrease in pre-tax income. The effective tax rate for the current period was 30.9% compared with 57.1% for the prior year period, largely due to a decrease in goodwill amortization associated with the buyout from public shareholders.

  FOR THE PERIOD FROM OCTOBER 2, 2000 TO JANUARY 3, 2001 (13 1/2 WEEKS) COMPARED TO THE 52 WEEKS ENDED JANUARY 2, 2002

     The following table sets forth our results of operations based on the percentage relationship of the items listed to our restaurant sales during the periods shown:

                                                      (SUCCESSOR)
                                                      PERIOD FROM             (SUCCESSOR)
                                                    OCTOBER 2, 2000          52 WEEKS ENDED
                                                   TO JANUARY 3, 2001       JANUARY 2, 2002
                                                   ------------------     --------------------
                                                             (DOLLARS IN THOUSANDS)
Restaurant sales.................................  $239,370     100.0%    $1,044,734     100.0%
Restaurant costs.................................   204,379      85.4        886,069      84.8
Advertising expenses.............................     5,726       2.4         27,640       2.6
General and administrative expenses..............    12,204       5.1         50,569       4.8
Goodwill amortization............................     2,543       1.1         10,942       1.1
                                                   --------               ----------
Operating income.................................    14,518       6.1         69,514       6.7
Interest expense.................................    13,078       5.5         43,405       4.2
Interest income..................................      (267)     (0.1)          (698)     (0.1)
Other income.....................................      (340)     (0.1)        (1,040)     (0.1)
                                                   --------               ----------
Income before income taxes.......................     2,047       0.9         27,847       2.7
Income tax expense...............................     1,468       0.6         15,292       1.5
                                                   --------               ----------
     Net income..................................  $    579       0.2     $   12,555       1.2
                                                   ========               ==========

---------------

Certain percentage amounts do not sum to total due to rounding.

     Restaurant Sales. Restaurant sales for the 52 weeks ended January 2, 2002 were approximately $1.04 billion. Average weekly sales for fiscal 2001 were $49,368 versus $45,464 for the period from October 2, 2000 to January 3, 2001 reflecting, in large part, the seasonality of our average restaurant's sales. Comparable store sales for fiscal 2001 improved 2.1%, comprising a 2.6% increase in same store average guest checks and a 0.5% decline in comparable guest traffic. Comparable store sales improved 0.2% during the period from October 2, 2000 to January 3, 2001, reflecting a 2.4% increase in comparable store guest checks and a 2.2% decrease in same store guest counts.

     Restaurant Costs. Restaurant costs for the 52 weeks ended January 2, 2002 improved 0.6% as a percentage of sales compared to the period from October 2, 2000 to January 3, 2001. Food costs decreased 0.4% as a percentage of sales between fiscal 2001 and the fourth quarter of fiscal 2000 partially due to negotiated savings coupled with improved fixed cost leverage during the peak sales months in late spring and summer. Labor costs improved 0.5% as a percentage of sales during fiscal 2001 relative to the period from October 2, 2000 to January 3, 2001, primarily because the fixed managerial salaries are leveraged more efficiently during the peak sales months in the late spring and summer. Direct and occupancy costs increased 0.3% as a percentage of sales principally due to increased utility rates experienced during the first half of fiscal 2001.

     Advertising Expenses. Advertising and media costs increased 0.2% as a percentage of sales during fiscal 2001 relative to the period from October 2, 2000 to January 3, 2001 due to the seasonality of the advertising programs.

     General and Administrative Costs. General and administrative expenses decreased 0.3% as a percentage of sales during fiscal 2001 relative to the period from October 2, 2000 to January 3, 2001 principally due to fixed cost leverage gains during the peak sales months in late spring and summer.

     Goodwill Amortization. Goodwill amortization was flat as a percentage of sales during fiscal 2001 relative to the period from October 2, 2000 to January 3, 2001 as both periods reflected amortization of the new, recorded basis in goodwill associated with the effects of the buyout from public shareholders.

     Interest Expense. Interest expense decreased 1.3% as a percentage of sales between fiscal 2001 and the fourth quarter of fiscal 2000 in large part due to debt principal paydowns made during fiscal 2001 coupled with a decrease in the senior credit facility's variable interest rates.

     Income Taxes. Income taxes increased 0.9% as a percentage of sales for fiscal 2001 as compared to the period from October 2, 2000 to January 3, 2001, principally due to the increase in pre-tax income.

LIQUIDITY AND CAPITAL RESOURCES

     We are a holding company with no operations or assets of its own other than the capital stock of our subsidiaries. Operations are conducted through our subsidiaries and our ability to make payments on the notes is dependent on the earnings and the distribution of funds from our subsidiaries through loans, dividends or otherwise. However, none of our subsidiaries is obligated to make funds available to us for payment on the notes. The terms of the amended credit facility significantly restrict Buffets from paying dividends and otherwise transferring assets to us except for the distribution to our stockholders in connection with the application of net proceeds from the offering of the initial notes, administrative, legal and accounting services. Further, the terms of the indenture governing Buffets' senior subordinated notes significantly restricts Buffets and our other subsidiaries from paying dividends and otherwise transferring assets to us.

     Cash flows generated from operating activities provide us with a significant source of liquidity. Because most of our sales are for cash or credit with settlement within a few days and most vendors are paid on terms ranging from 14 to 35 days, we operate on a significant working capital deficit. In addition to cash flows from operations, revolving credit loans and swingline loans are available to us under our Credit Facility. Letters of credit issued under the letter of credit facility are also available to us to support payment obligations incurred for our general corporate purposes.

     Historically, our capital requirements have been for the development and construction of new restaurants, restaurant refurbishment and the installation of new information systems. We expect these requirements to continue in the foreseeable future.

     Net cash provided by operating activities was $31.8 million for the 40 weeks ended April 7, 2004, $43.4 million for the 40 weeks ended April 9, 2003, $57.7 million for fiscal 2003, $39.3 million for the 26-week transitional period ended July 3, 2002, $68.8 million for fiscal 2001, $25.4 million for the period from October 2, 2000 to January 3, 2001 and $87.8 million for the period from December 30, 1999 to October 1, 2000. Net cash provided by operating activities exceeded the net income for the periods due principally to the effect of depreciation and amortization, an increase in accrued and other liabilities for 2000 and 2001, net losses related to refinancing for 2002, and impairment of assets and losses on sale-leaseback transactions in 2003. Net cash provided by operating activities in 2003 was partially reduced by a $17 million payment of accrued redemption fees associated with our recapitalization in June 2002. The decrease in cash provided by operating activities between the first 40 weeks of 2004 and 2003 was largely attributable to the timing of interest payments on our term loans and senior subordinated debt and the timing of payments on our accounts payable.

     Net cash provided by investing activities was $2.3 million for the 40 weeks ended April 9, 2003, $26.7 million for the year ended July 2, 2003, $2.6 million for fiscal 2001 and $4.5 million for the period October 2, 2000 to January 3, 2001. Net cash used in investing activities was $23.4 million for the 40 weeks ended April 7, 2004, $11.3 million for the 26 weeks ended July 3, 2002 and $37.0 million for the period from December 30, 1999 through October 1, 2000. We completed the sale and leaseback of certain leasehold interests and leasehold improvements with respect to 23 restaurant locations in 2001, one location in 2002 and 30 locations in 2003. Net proceeds from the transactions were approximately $39.1 million in 2001, $2.3 million in 2002 and $26.1 million in 2003. The aggregate initial annual rent associated with the sale-leaseback transactions was $3.2 million in 2001, $0.2 million in 2002 and $3.7 million in 2003. We did not recognize a gain or loss on these transactions in 2001 or 2002, but recorded a loss of $5.9 million in 2003. The losses primarily reflected the impairment of certain of the properties for which the net proceeds were less than the book value of the leasehold assets. In addition, the net proceeds for certain of the properties were greater than the book value of the leasehold assets resulting in a deferred gain of $3.6 million in 2003. This deferred gain is being accreted over the life of the respective restaurant leases, ranging from 17 to 25 years. In addition, we completed the sale of 13 Original Roadhouse Grill restaurants in 2003 for approximately $28.4 million in net proceeds, of which $2.5 million represented a long-term note receivable. On December 19, 2003, we entered into a sale and leaseback of our leasehold interests and leasehold improvements for one restaurant to a third party for net proceeds of $2.7 million. We simultaneously entered into a long-term lease for that restaurant with an aggregate initial annual rent of approximately $0.3 million. The net proceeds of this sale and leaseback exceeded the book value of the leasehold assets resulting in a deferred gain of approximately $0.3 million. The deferred gain will be accreted over the 20-year life of the lease. Capital expenditures in the first 40 weeks of fiscal 2004 largely comprised re-image expenditures for approximately 50 restaurants, while capital expenditures for prior periods primarily comprised new store outlays and minor restaurant remodels.

     Net cash used in financing activities totaled $44.7 million for the 40 weeks ended April 9, 2003, $76.8 million for fiscal 2003, $47.2 million for the 26 weeks ended July 3, 2002 and $59.6 million for fiscal 2001, and $138.8 million for the period from October 2, 2000 to January 3, 2001. Net cash provided by financing activities totaled $20.0 million for the 40 weeks ended April 7, 2004, $1.5 million for the period from December 20, 1999 through October 1, 2000. On June 28, 2002, Buffets, Inc. entered into new debt agreements to refinance its then-existing debt, make a distribution to Buffets Holdings and repurchase Buffets Holdings' outstanding preferred stock warrants. Buffets, Inc. received $466.2 million in gross proceeds from the issuance of 11 1/4% senior subordinated notes due July 15, 2010 in the principal amount of $230 million, net of discount of $8.8 million, and $245.0 million borrowed under a $295.0 million senior credit facility. We incurred $14.1 million in transaction fees related to the refinancing transactions. The net proceeds from the debt agreements, cash on hand and a $17 million short-term redemption fee note payable were used to (i) repay all amounts outstanding under Buffets' former credit facility and pay related prepayment fees, (ii) redeem Buffets Holdings' 16% and Buffets' 14% senior subordinated notes due September 29, 2008,
(iii) make a distribution to Buffets Holdings, and (iv) repurchase the preferred stock warrants. In connection with the transactions, we incurred a loss of $38.7 million. The loss related to refinancing consisted of $20.5 million for the prepayment and make-whole redemption fees, $11.0 million in write-offs of financing costs related to the retired debt, $4.1 million of unamortized debt discount write-offs related to the 16% and 14% senior subordinated notes, $2.1 million paid to the holders of the common stock warrants and $1.0 million in expenses.

     On February 20, 2004, Buffets entered into an amended and restated credit facility. Buffets used $230.0 million in proceeds from term loan borrowings under the amended credit facility to refinance $166.8 million in outstanding term loan indebtedness under the predecessor credit facility, establish a $34.7 million restricted cash collateral account to repurchase outstanding 11 1/4% senior subordinated notes, make a $19.7 million distribution to us, pay $2.7 million in transaction fees related to the refinancing transaction, pay $1.1 million in accrued term loan interest and use $5.0 million for general corporate purposes. The amended credit facility allows us to use up to $50.0 million in cash, comprising restricted cash collateral proceeds and unrestricted cash on hand, toward the repurchase of Buffets' outstanding 11 1/4% senior subordinated notes. Any unused portion of the restricted cash collateral account must be applied by August 18, 2004 to repay indebtedness under the term loan portion of the amended credit facility. As of April 7, 2004, we had expended $16.5 million to repurchase $14.3 million of senior subordinated notes at an average price of 111.4% and had $33.5 million of restricted cash and cash equivalents for further repurchases. Subsequent to that date, we expended $8.6 million to repurchase $7.4 million of senior subordinated notes at an average price of 111.5% and had $24.9 million of restricted cash and cash equivalents for further repurchases. We recognized $4.2 million in a write-off of debt issuance costs associated with the amendment of the credit facility and $0.6 million of transaction fees associated with an uncompleted bond offering as a loss related to refinancing. We also recognized a $2.7 million as a loss related to the early extinguishment of debt.

     The amended credit facility provides for total borrowings of up to $310,000,000, including (i) a $230,000,000 term loan, (ii) a $30,000,000 revolving credit facility, (iii) a $20,000,000 letter of credit facility, and
(iv) a $30,000,000 synthetic letter of credit facility. The terms of the amended credit facility permit us to borrow, subject to availability and certain conditions, incremental term loans or to issue additional notes in an aggregate amount up to $25,000,000. The borrowings under the term loan facility bear interest, at our option, at either adjusted LIBOR plus 3.50% or at an alternate base rate plus 2.50%, subject to a leverage-based pricing grid. The term loan and the synthetic letter of credit facility mature on June 28, 2009, while the revolving facility and the letter of credit facilities mature on June 28, 2007. The borrowings due under the term loan are payable in equal quarterly installments in an annual amount equal to 1% of the term loan during each of the first four and a half years of the loan, with the remaining balance payable due in equal quarterly installments during the last year of the loan. The amended credit facility is fully and unconditionally guaranteed by Buffets Holdings and is secured by substantially all of Buffets' assets. Availability under the amended credit facility depends upon our continued compliance with certain covenants and financial ratios including leverage, interest coverage and fixed charge coverage as specifically defined in the agreement. We were in compliance with all financial ratio covenants of the amended credit facility as of April 7, 2004. The financial ratio covenant requirements increase over time, however, as set forth in the agreement.

     As of April 7, 2004, we had $35.1 million in outstanding letters of credit, which expire through March 24, 2005. As of April 7, 2004, the total borrowing availability under the revolving credit facility was $30.0 million and the total borrowing capacity under the letter of credit facilities was $14.9 million.

     On June 28, 2002, Buffets' issued $230.0 million aggregate principal amount of its 11 1/4% senior subordinated notes due July 15, 2010 at 96.181%. Interest is payable semi-annually on January 15 and July 15 of each year. Except in the event of an initial public offering, we are not entitled to redeem the notes prior to July 15, 2006, after which we can choose to redeem some or all of the notes at specified redemption prices. The indenture governing the notes contains covenants limiting our ability, among other things, to (1) incur additional indebtedness, (2) make restricted payments, (3) create restrictions on the payment of dividends, (4) sell assets or capital stock of subsidiaries, (5) engage in transactions with affiliates, (6) sell or issue capital stock of subsidiaries, and (7) consolidate, merge or transfer assets. The payment of principal, premium and interest on the notes is fully and unconditionally guaranteed, jointly and severally, by all of Buffets' wholly-owned subsidiaries.

     On May 18, 2004, we issued $132 million aggregate principal amount at maturity of initial notes. See "Description of the Notes" for further discussion of the notes. As of April 7, 2004, on a pro forma basis, after giving effect to the offering of the initial notes, the application of net proceeds from the offering of the initial notes and the prospective repurchase of a portion of Buffets' senior subordinated notes, our debt would have been $483.5 million, of which $408.5 million would have been indebtedness of our subsidiaries.

     During the fourth quarter of fiscal 2004, we do not plan to open any new restaurants, but plan to spend approximately $2 million on construction of new restaurants, principally for leasehold improvements. We also anticipate spending approximately $2 million in remodeling and improvement costs for existing facilities and an additional $1 million for corporate and system investments. We plan to open eight to ten new restaurants in fiscal 2005.

     We are not aware of any other event or trend that would potentially affect our capital requirements or liquidity. For the next twelve months, we believe that cash flow from operations, landlord contributions, credits received from trade suppliers and available borrowing capacity will be adequate to finance our development plans, on-going operations and debt service obligations.

SEASONALITY AND QUARTERLY FLUCTUATIONS

     Our sales are seasonal, with a lower percentage of annual sales occurring in most of our current market areas during the winter months. Our restaurant sales may also be affected by unusual weather patterns, major world events or matters of public interest that compete for customers' attention. Generally, restaurant sales per unit are lower in the winter months, our third fiscal quarter ending in April of each year. The impact of these reduced average weekly sales are mitigated in our quarterly data presentations through the inclusion of 16 weeks in the quarter ending in April of each year, compared to only 12 or 13 weeks in each of the other fiscal quarters.

NEW ACCOUNTING STANDARDS

     In July 2002, the Financial Accounting Standards Board (FASB) issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities." This statement requires that a liability for a cost associated with an exit or disposal activity be recognized when the liability is incurred, rather than when a company commits to an exit plan as was previously required. SFAS No. 146 is effective for exit or disposal activities that are initiated after December 31, 2002. We adopted SFAS No. 146 effective January 1, 2003. SFAS No. 146 had no impact on our consolidated results of operations, financial position or cash flow for fiscal 2003.

     In November 2002, the FASB issued FASB Interpretation No. (FIN) 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others, an interpretation of FASB Statements No. 5, 57, and 107 and Rescission of FASB Interpretation No. 34." FIN 45 requires that upon issuance of a guarantee, the entity must recognize a liability for the fair value of the obligation it assumes under that guarantee. FIN 45 requires disclosure about each guarantee even if the likelihood of the guarantors having to make any payments under the guarantee is remote. The provisions for initial recognition and measurement are effective on a prospective basis for guarantees that are issued or modified after December 31, 2002. Refer to Note 5 to our audited financial statements for guarantee disclosures. We adopted the recognition provisions of FIN 45 in these consolidated financial statements, and its adoption had no impact on our consolidated results of operations, financial position or cash flow.

     In December 2002, the FASB issued SFAS No. 148, "Accounting for Stock Based Compensation -- Transition and Disclosure -- an amendment of SFAS No. 123." SFAS No. 148 provides alternative transition methods for companies that make a voluntary change to the fair-value-based method of accounting for stock-based employee compensation. In addition, SFAS No. 148 amends the disclosure requirements of SFAS No. 123 to require disclosures in both annual and interim financial statements about the method of accounting for stock-based compensation and the effect of the method used on reported results. We adopted the disclosure provisions of SFAS No. 148 in our financial statements, and its adoption had no impact on our consolidated results of operations, financial position or cash flow.

     In January 2003, the FASB issued FIN 46, "Consolidation of Variable Interest Entities, an Interpretation of ARB 51." The primary objectives of FIN 46 are to provide guidance on the identification of entities for which control is achieved through means other than through voting rights (variable interest entities, or VIEs) and how to determine when and which business enterprise should consolidate the VIE (the primary beneficiary). In December 2003, the FASB issued FIN 46(R), "Consolidation of Variable Interest Entities," which represents a revision to FIN 46. The provisions of FIN 46(R) are effective for interests in VIEs as of the first interim, or annual, period ending after March 15, 2003. In addition,
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FIN 46(R) requires that both the primary beneficiary and all other enterprises with a significant variable interest make additional disclosure in filings issued after January 31, 2003. We adopted FIN 46(R) as of December 17, 2003 and its adoption had no impact on our consolidated results of operations, financial position or cash flow.

     In May 2003, the FASB issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity." SFAS No. 150 modifies the accounting for certain financial instruments that, under previous guidance, issuers could account for as equity. SFAS No. 150 requires that those instruments be classified as liabilities in statements of financial position. Most of the guidance in SFAS No. 150 is effective for all financial instruments entered into or modified after May 31, 2003, or otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. We adopted SFAS No. 150 as of July 3, 2003 and its adoption had no impact on the our consolidated results of operations, financial position or cash flow.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

     Interest Rate Risks. We have interest rate exposure relating to the variable portion of our long-term obligations. Buffets' 11 1/4% senior subordinated notes and Buffets Holdings' senior discount notes are fixed and the interest rates on the term loans under Buffets' amended credit facility are variable. Based on the terms of Buffets' amended credit facility and assuming that credit facility had been in effect from the beginning of fiscal 2003, a 1% change in interest rates on our variable rate debt would have resulted in our interest rate expense fluctuating by approximately $2.2 million for fiscal 2003 and $0.9 million for the 40 weeks ended April 7, 2004. Our interest rate risk under our amended credit facility was mitigated, in part, by an interest rate cap purchased on November 25, 2002 with a notional value of $15 million and a 5% LIBOR strike price that expires on June 30, 2004.

     Food Commodity Risks. Many of the food products purchased by us are affected by commodity pricing and are, therefore, subject to price volatility caused by weather, production problems, delivery difficulties and other factors that are outside our control. To control this risk in part, we have fixed price purchase commitments with terms of one year or less for some key food and supplies from vendors who supply our national food distributor. In addition, we believe that substantially all of our food and supplies are available from several sources, which helps to control food commodity risks. We believe we have the ability to increase menu prices, or vary the menu items offered, if needed, in response to food product price increases within the range that has been experienced historically. To compensate for a hypothetical price increase of 10% for food and beverages, we would need to increase menu prices by an average of approximately 3%. Our average menu price increases were approximately 2% for fiscal 2003 and for the 40 weeks ended April 7, 2004. Accordingly, we believe that a hypothetical 10% increase in food product costs would not have a material effect on our operating results.

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                                    BUSINESS

OUR COMPANY

     Buffets Holdings was formed to acquire Buffets in a buyout from public shareholders on October 2, 2000. Buffets Holdings is a holding company whose assets consist substantially of the capital stock of Buffets, and we conduct virtually all of our business through Buffets and its subsidiaries.

     As of December 2003, we were the twentieth largest restaurant operator in the United States and the largest operator of company-owned stores in the buffet/grill segment, as measured in both sales and number of restaurants. Our restaurants are principally operated under the names Old Country Buffet and HomeTown Buffet. As of April 7, 2004, we had 361 company-owned restaurants and 20 franchised locations in 38 states. We offer excellent customer service, together with a convenient, value-priced selection of home-style cooked meals in a self-service buffet format. For the 52 weeks ended April 7, 2004, we generated net sales of $953.4 million and served approximately 133 million customers.

     Our restaurants provide a high level of food quality and service through uniform operational standards developed at the corporate level and implemented at each of our restaurants. Freshness is maintained by preparing food in small batches of six to eight servings at a time, with preparations driven by current customer traffic and our food production forecasting model. Our buffet restaurants utilize uniform menus, recipes and ingredient specifications, except for variations targeted at regional preferences. We offer approximately 100 menu items at each meal, including entrees, soups, salads, fresh vegetables, non-alcoholic beverages and desserts. Typical entrees include chicken, carved roast beef, ham, shrimp, salmon, peppered pork loin, fish and casseroles.

     Our buffet restaurants use an all-inclusive pricing strategy designed to provide dining value to our customers. As of April 7, 2004, the meal price at our buffet restaurants for dinner ranged from $8.59 to $9.59 and for lunch from $6.39 to $7.19, with discounts offered to senior citizens and children. The average guest check in our buffet restaurants for the first 40 weeks in fiscal 2004 was $7.03. In order to further enhance our guests' dining experience, we have focused on providing a level of customer service designed to supplement the self-service buffet format, including such features as limited table-side service and our scatter-bar format.

     Our buffet restaurants average approximately 9,900 square feet in size and can generally seat between 225 and 400 people. On average, our buffet restaurants served approximately 7,000 customers per week during the first 40 weeks of fiscal 2004. While we attract a broad demographic profile of customers, including families, senior citizens and singles, our customer surveys indicate that approximately two-thirds of our guests are married and over half are between the ages of 25 and 54 years old (the largest segment of the population within the United States).

     We have a national footprint of restaurant locations, which are strategically concentrated in particular regions to maximize penetration within those markets and achieve operating and advertising synergies. For example, our television advertising program in 38 designated market areas provided media coverage for 62% of our buffet restaurants during the first 40 weeks of fiscal 2004. In addition, our restaurants are located in high customer traffic venues and include both freestanding units and units located in shopping centers and malls. As of April 7, 2004, 69% of our restaurants were located in shopping centers or malls and 31% were freestanding units.

INDUSTRY OVERVIEW

     The restaurant industry is among the largest industries in the United States and according to Technomic, Inc., an independent research organization, has grown at an average annual rate of 7.3% from 1975 through 2002. The restaurant industry can be divided into three main segments: full-service restaurants, quick-service restaurants, and other miscellaneous establishments. Full-service restaurants include the mid-scale, casual dining and upscale (fine dining) segments. The mid-scale segment, which includes buffet/grill restaurants, is characterized by complete meals, menu variety and moderate prices.

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The casual dining segment, which typically has higher menu prices and generally offers alcoholic beverages, includes a small number of national chains, regional chains and independent operators. The quick-service segment is characterized by lower average checks, portable meals, fast service and convenience. We operate in the $3.0 billion buffet/grill segment within the restaurant industry, which has grown at a compound annual growth rate of 6.2% from 1997 through 2002. The appeals of the buffet concept are its full line of food offerings and all-you-care-to-eat format. This format drives greater price/value perception in the customer's eyes.

     The growth in the restaurant industry, and the buffet/grill segment in particular, has been driven by the increasing demands for dining ease and convenience among today's consumers. The restaurant industry's portion of the total food industry's dollar has grown significantly in the past two decades. According to Technomic, the restaurant industry's share of total food sales has increased from 23% in 1980 to approximately 31% in 2003. This growth is expected to continue as a result of several key lifestyle and demographic trends, including the continued increase in spending on food away from the home and on restaurant dining and the continued growth in disposable incomes among the key age groups of the population frequenting our restaurants.

OUR COMPETITIVE STRENGTHS

     We believe our leading market position, strong cash flow, flexible cost structure, motivated and trained employees, centralized control measures, attractive unit level economics and proven management team will allow us to grow sales and increase profitability.

     Leading Market Position with National Scale. As of December 2003, we were the twentieth largest restaurant operator in the United States and the largest operator of company-owned stores in the buffet/grill segment, as measured in both sales and number of restaurants. We account for approximately 34% of total sales within this $3.0 billion segment. We believe that we benefit from our long-term operating history, significant operational efficiencies and economies of scale due to our large number of restaurants and our centralized operating and purchasing systems. We believe that we are able to achieve substantial levels of savings as a result of our size and related purchase volumes, particularly with respect to food and beverage goods.

     Strong Cash Flow Generation. Our strong operating results, low maintenance capital expenditures and favorable working capital characteristics are key drivers of our strong cash flow. During the difficult operating conditions of 2002 to 2003, Buffets was able to reduce its net debt through April 7, 2004 by $83.1 million through a combination of cash from operating activities and cash generated by the successful completion of the sale of our 13 unit Original Roadhouse Grill chain and the sale and leaseback of certain restaurant facilities. Our maintenance capital expenditures average approximately 1.2% of sales. We believe our restaurants are well-maintained and will require a similar level of required maintenance capital expenditures in the near future. In addition, we typically generate cash flow from working capital as we receive cash for the majority of our sales immediately at the point of service and most vendors are paid on terms ranging to 35 days.

     Flexible Operating Model. As a buffet-style restaurant with a broad selection of food, we are not tied to a particular menu item enabling us to quickly modify our offerings in response to changes in customer preferences and rising food costs. Our total food costs represented 32.5% of our restaurant sales in the first 40 weeks of fiscal 2004, with no individual food product purchase cost accounting for more than 5% of our restaurant sales. In the event of an increase in the cost of a particular food product, we are able to highlight other foods on the menu in order to reduce consumption of the higher cost item. We are also able to adjust our store-level operating costs and control our general and administrative expenditures. Over the past year, we have proven the flexibility of our labor cost model by restructuring layers of management without diminishing the customers' experience.

     Highly Trained and Motivated Employees. Our most important asset is our people. We believe a well trained and motivated workforce results in lower turnover, lower operating costs and the ability to consistently grow sales in existing units. Our general managers have an average of over seven years of
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experience with us. During the first 40 weeks of fiscal 2004, our buffet restaurant general manager annualized turnover was approximately 14% and total buffet restaurant management annualized turnover was approximately 26%, which we believe are among the lowest turnover rates in the industry. We are deeply committed to the long-term development of our employees. In fiscal 2003, we spent $3.8 million on training and development. All of our buffet restaurant managers receive extensive training relating to all aspects of restaurant management at Buffets College, our training program operated out of our corporate headquarters. We further seek to reinforce our employees' commitment through targeted retention programs.

     Centralized Control Measures. We maintain rigorous financial controls, service and food quality in all of our buffet restaurants using uniform operational standards developed at the corporate level and implemented at the restaurant level. Our centralized systems enable management to evaluate weekly profit and loss statements, sales reports and supplier invoices for each buffet restaurant, allowing us to quickly identify performance trends and key profitability drivers. These systems are supplemented by several performance audit and evaluation programs, including a 1-(800) guest service line, a secret-shopper evaluation program and detailed quarterly restaurant performance audits by multi-unit managers. These ongoing efforts assist management in tracking restaurant performance and customer satisfaction at the individual restaurant level. We believe that centralized coordination of our nationwide network of buffet restaurants assures a consistent level of food quality in our restaurants and enables us to negotiate pricing terms for major product purchases directly with manufacturers.

     Attractive Unit Level Economics. Over 94% of our company-owned stores are producing positive store-level cash flow for the 52 weeks ended April 7, 2004. Our existing restaurants generated average weekly restaurant sales of $49,395 for the 52 weeks ended April 7, 2004. We believe that our profitability compares favorably to other restaurants in the buffet/grill segment on an equivalent basis. Our buffet restaurants opened in fiscal years 2001 through 2003 generally became profitable by the 4th week of opening and generated average annualized sales of $3.2 million in their first year of operation. We believe that the higher sales volume is due to improved site selection, a focus on freestanding units and expansion primarily in our core markets, providing operating and marketing synergies. As measured by cash-on-cash returns, defined as first year cash flow as a percentage of initial cash investment, our restaurants opened in the last three years have produced cash-on-cash returns of over 30% in their first year of operation.

     Proven Management Team with Equity Ownership. Over the past 20 years, we have attracted, built and retained an exceptionally talented and complementary executive management team with an average of over 20 years of restaurant industry experience. Our executive management team has demonstrated strong restaurant operating capabilities by consistently increasing profitability and executing a disciplined growth strategy. In addition, our senior management participated in the buyout from public shareholders by making equity investments and has direct and indirect equity ownership of approximately 9% of our company.

OUR BUSINESS STRATEGY

     Our success has been driven by an emphasis on food quality, a focus on restaurant level operations, disciplined capital expenditures and adherence to uniform system-wide operational standards.

     Our goal is to provide exceptional value to maintain customer loyalty and drive increased guest traffic. We plan to continue to improve our operating performance through the principal strategies outlined below:

     Growth of Same Store Sales and Margin Expansion. We are focused on growing same store sales and margins through operational initiatives at the restaurant level. These initiatives include:

     - emphasis on food quality through our "Back-to-Scratch" initiative on most protein offerings and our nationwide roll-out of enriched food offerings, such as boneless peppered pork loin, orange chicken with jasmine rice and baked salmon, designed to attract and retain guests through high quality menu offerings,

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     - theme promotions, where a specific cuisine, such as BBQ, Italian, Asian,
       Seafood or Mexican, is highlighted on a given night, designed to keep the experience fresh for repeat customers and to capitalize on local market preferences,

     - the promotion of well-informed choices by providing nutritional information to our guests and enabling them to make good personal food decisions,

     - disciplined ROI-based approach to advertising expenditures, designed to increase the efficiency of our marketing dollars by focusing on high-return markets and specific theme promotions, and

     - focus on store-level operating costs by continuously adjusting our store level labor to minimize labor costs while maintaining exceptional customer service and high-quality food offerings.

     Disciplined Capital Spending. We employ a disciplined approach to capital expenditures that targets a high return on its investment.

     - New Unit Expansion. We plan to expand our new unit growth slowly over the next several years in markets where we have advertising and operational efficiencies. Although we believe there is capacity for a substantial number of new buffet-style restaurants in the United States, we will focus on sites that maintain a high level of customer traffic, are convenient to both lunch and dinner customers in our target demographic groups and have low occupancy costs.

     - Unit Image Refurbishment. In an ongoing effort to maintain our appeal among repeat customers and expand our guest base, we remain committed to maintaining and upgrading our restaurants. Our interior remodeling program takes advantage of scheduled maintenance capital expenditures to update our restaurants to reflect a more contemporary interior design that provides a more visibly appealing and comfortable restaurant interior. In addition, we are conducting ongoing testing and development of our expanded "action station" concept and broader re-imaging alternatives. We will focus on improving the rate of return of our remodeling investments, which will govern the extent of future deployments.

     Continued Enhancement of Operational Systems. Over the past two years, we have spent over $12 million to implement new financial and accounting systems, allowing us to analyze costs, cash management, customer count and non-financial data to understand key profitability drivers. We see significant opportunities for further efficiency improvements through our management information systems. Additional areas for targeted efficiencies include electronic food ordering, improved food cost analysis tools and other restaurant data analyses, such as the ability to monitor all aspects of customer satisfaction and ingredient and supply volume usage. Evolving these systems will help ensure a continued high level of food quality and service across our nationwide network of restaurants, while providing management with the tools necessary to monitor performance at each restaurant.

OUR BACKGROUND

     Buffets Holdings was formed by Caxton-Iseman Capital, Inc. in 2000. On October 2, 2000, we acquired Buffets in a buyout from its public shareholders. Caxton-Iseman Investments L.P. and certain other investors, including members of management, made an equity investment in us and became the beneficial owners of 100% of our common stock. Buffets Holdings is a holding company whose assets consist substantially of the capital stock of Buffets.

     Buffets was founded in 1983 to develop buffet-style restaurants under the name Old Country Buffet. In October 1985, Buffets successfully completed an initial public offering with seven restaurants, and by 1988 had 47 company-owned units and nine franchised units. In September 1996, Buffets merged with HomeTown Buffet, Inc., a similar publicly-held scatter-bar, buffet-style restaurant company established and developed by one of our co-founders. The merger brought the total number of restaurants to 346 company-owned restaurants and 24 franchised restaurants in 36 states at December 31, 1996.

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OUR EQUITY SPONSOR

     Caxton-Iseman Capital is a New York-based private equity investment firm specializing in leveraged buyouts. The firm's investment vehicles currently have equity capital in excess of $1.8 billion available for buyout investments. The firm was founded in 1993 by Frederick Iseman and Caxton Corporation. Caxton Corporation is a New York-based investment management firm managing funds currently in excess of $7.5 billion. Since the firm's inception in 1993, Caxton-Iseman Capital has made equity investments in the following industries: restaurants, food service, information technology services, leisure and gaming, print and database publishing, defense, medical devices and hotel management. Current and prior portfolio holdings include: Anteon International Corporation, Cremascoli Ortho, Deanco, Franklin Hotels, Glass's Information Service, Leisure Link Group, Magnavox Electronic Systems and Ply Gem Industries.

BUFFET RESTAURANT OPERATIONS AND CONTROLS

     In order to maintain a consistently high level of food quality and service in all of our restaurants, we have established uniform operational standards. These standards are developed at the corporate level and implemented by the managers of each restaurant. We require all restaurants to be operated in accordance with rigorous standards and specifications relating to the quality of ingredients, preparation of food, maintenance of premises and employee conduct.

     Each buffet restaurant typically employs a Senior General Manager or General Manager, Kitchen Manager, Service Manager and one or two assistant managers. Each of our restaurant General Managers has primary responsibility for day-to-day operations in one of our restaurants, including customer relations, food service, cost controls, restaurant maintenance, personnel relations, implementation of our policies and the restaurant's profitability. A portion of each general manager's and other restaurant managers' compensation depends directly on the restaurant's profitability. Bonuses are paid to buffet restaurant managers each period based on a formula percentage of controllable restaurant profit. We believe that our compensation policies have been important in attracting, motivating and retaining qualified operating personnel.

     Each buffet restaurant general manager reports to an Area Manager or a District Representative, each of whom in turn reports to a Regional Vice President. The Regional Vice Presidents report to the Senior Vice President of Operations, who in turn report to our Chief Executive Officer. Our Tahoe Joe's Famous Steakhouse restaurants, and some test efforts, are supervised by Division Heads reporting directly to our Chief Executive Officer.

     We maintain centralized financial and accounting controls for all of our restaurants. On a daily basis, restaurant managers forward customer counts, sales, labor costs and deposit information to our headquarters. On a weekly basis, restaurant managers forward a summarized profit and loss statement, sales report, supplier invoices and payroll data.

MANAGEMENT TRAINING

     We have a series of training programs that are designed to provide managers with the appropriate knowledge and skills necessary to be successful in their current positions. All new restaurant managers hired from outside our organization and hourly employees considered for promotion to restaurant management are required to complete nine days of classroom training at our corporate headquarters in Eagan, Minnesota. After their initial instruction, new management candidates continue their training for four weeks in one of our certified training restaurants. The information covered in manager training includes basic management skills, food production, labor management, operating programs and human resource management.

     Advancement is tied to both current operational performance and training. Individuals designated for promotion to the position of General Manager attend a specialized eight-day training program conducted at our corporate headquarters. This program focuses on advanced management skills with emphasis on team building and performance accountability.

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     In addition to these programs, we conduct a variety of field training efforts for store management covering topics such as new product procedures, food safety and management development.

RESEARCH AND DEVELOPMENT, MENU SELECTION AND PURCHASING

     The processes of developing new food offerings and establishing standard recipes and product specifications are handled at our headquarters. Specialists drawn from the Research and Development, Marketing, Operations and Purchasing Departments lead this effort. Before new items are introduced or existing products are modified, a program of testing within limited markets is undertaken to assess customer acceptance and operational feasibility. Food quality is maintained through centralized supplier coordination suppliers and frequent restaurant visits by Area Directors, District Representatives and other management personnel.

     New product activity includes an ongoing roll-out of new items to keep the guest experience fresh. Additionally, we have periodic theme promotions, wherein a specific cuisine, such as BBQ, Italian, Asian, Seafood or Mexican, is highlighted on a given night. Each spring and fall, a seasonal menu is introduced to provide variety and more seasonally appropriate food. Furthermore, although most of the menu is similar for all buffet restaurants, individual restaurants have the option to customize a portion of the menu to satisfy local preferences.

     Headquarters personnel negotiate major product purchases directly with manufacturers on behalf of all of our restaurants for food, beverage and supply purchasing, including quality specifications, delivery schedules and pricing and payment terms. Each restaurant manager places orders for inventories and supplies with, and receives shipments directly from, distributors and local suppliers approved by us. Restaurant managers approve all invoices before forwarding them to our headquarters for payment. To date, we have not experienced any material difficulties in obtaining food and beverage inventories or restaurant supplies.

FRANCHISING AND JOINT VENTURES

     We currently franchise 20 buffet restaurants under the Old Country Buffet and HomeTown Buffet names. One large franchisee comprises approximately 75% of the franchise base with small operators holding the remaining units. Franchisees must operate their restaurants in compliance with our operating and recipe manuals. Franchisees are not required to purchase food products or other supplies through us or our suppliers. Each franchised restaurant is required at all times to have a designated Manager and Assistant Manager who have completed the required manager training program.

     During 1998, we entered into a joint venture, Tahoe Joe's Inc., which owned and operated our Tahoe Joe's Famous Steakhouses. During August 2003, subsequent to our fiscal 2003 year-end, we exercised our call option to acquire the remaining 20% interest in Tahoe Joe's Inc. from the minority holder for $370,000. At present, we are not actively seeking to enter into additional joint ventures. We may, however, continue to utilize joint ventures from time to time to test new restaurant concepts.

ADVERTISING AND PROMOTION

     We market our buffet restaurants through a two-tiered marketing approach including mass media advertising and community based marketing. Mass media advertising, predominantly television, is used when we can receive a profitable return on expenditures. Our mass media mix includes television advertisements and the limited use of print advertisements, radio advertisements and tour bus marketing. For the first 40 weeks of 2004, approximately 62% of our buffet restaurants were in markets supported by television advertisements.

     We have instituted a disciplined approach to advertising expenditures, designed to increase the efficiency of our marketing dollars by focusing on high-return markets and specific theme promotions. Our theme promotions where a specific cuisine, such as BBQ, Italian, Asian, Seafood or Mexican is

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highlighted on a given night, is designed to keep the guest experience fresh and capitalize local market preferences.

     Community based marketing is the responsibility of each individual store. Our local marketing efforts are designed to build relationships with the community. Most restaurants employ a dedicated community marketing representative who participates in an array of local events. Our community representatives participated in more than 16,000 local events nationwide in the 52 weeks ended April 7, 2004, reaching approximately four million people.

COMPETITION

     The food service industry is highly competitive. Menu, price, service, convenience, location and ambiance are all important competitive factors. The relative importance of many such factors varies among different segments of the consuming public. By providing a wide variety of food and beverages at reasonable prices in an attractive and informal environment, we seek to appeal to a broad range of value-oriented consumers. We believe that our primary competitors in this industry segment are other buffet and grill restaurants, as well as traditional family and casual dining restaurants with full menus and table service. Secondary competition arises from many other sources, including home meal replacement and fast food. We believe that our success to date has been due to our particular approach combining pleasant ambiance, high food quality, wide menu breadth, cleanliness, reasonable prices, and satisfactory levels of service and convenience.

REGULATION

     Each of our restaurants is subject to licensing and regulation by the health, sanitation, safety, building and fire agencies of the respective states and municipalities in which they are located. A failure to comply with one or more regulations could result in the imposition of sanctions, including the closing of facilities for an indeterminate period of time or third-party litigation, any of which could have a material adverse effect on us and our results of operations. Additionally, our restaurants must be constructed to meet federal, state and local building and zoning requirements.

     We are also subject to laws and regulations governing our relationships with employees, including minimum wage requirements, overtime, reporting of tip income, work and safety conditions and regulations governing employment. Because a significant number of our employees are paid at rates tied to the federal minimum wage, an increase in such minimum wage would increase our labor costs. An increase in the federal minimum wage, state-specific minimum wages, or employee benefits costs could have a material adverse effect on us and our results of operations.

     Additionally, our operations are regulated pursuant to state and local sanitation and public health laws. Operating restaurants utilize electricity and natural gas, which are subject to various federal and state regulations concerning the allocation and pricing of energy. Our operating costs have been and will continue to be affected by increases in the cost of energy. These energy costs have undergone large cyclical swings in recent years and have had a disproportionate impact in our most favorable markets.

     Each of our Tahoe Joe's Famous Steakhouse restaurants is further subject to licensing and regulation by a number of governmental authorities, including alcoholic beverage control agencies, in the state, county and municipality in which the restaurant is located. Difficulties or failures in obtaining the required licenses or approvals could delay or prevent the opening of a new restaurant in a particular area. Alcoholic beverage control regulations require restaurants to apply to a state authority and, in some locations, to county or municipal authorities for a license or permit to sell alcoholic beverages on the premises and to provide service for extended hours and on Sundays. Typically, licenses or permits must be renewed annually and may be revoked or suspended for cause at any time. Alcoholic beverage control regulations relate to numerous aspects of a restaurant's operations, including the minimum age of patrons and employees, the hours of operation, advertising, and the wholesale purchasing, inventory control and handling, storage and dispensing of alcoholic beverages.

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     In California, we may be subject to "Dram Shop" statutes, which generally provide a person injured by an intoxicated patron the right to recover damages from an establishment that wrongfully served alcoholic beverages to the intoxicated person. We carry liquor liability coverage as part of our existing comprehensive general liability insurance.

NEW RESTAURANT DEVELOPMENT

     We actively and continuously attempt to identify and negotiate leases and land purchases for additional new locations. In an effort to better control costs and improve quality, we are closely involved in the construction of our restaurants and the acquisition and installation of fixtures and equipment. Restaurants located in shopping centers typically open approximately 16 weeks after construction begins, while freestanding restaurants typically open approximately 20 weeks after construction begins. Freestanding restaurants opened in fiscal years 2002 and 2003 cost an average of approximately $2.3 million for buildings or leasehold improvements, equipment and furnishings. Similar improvements for shopping center locations cost approximately $2.1 million.

ENVIRONMENTAL MATTERS

     Our operations are also subject to federal, state and local laws and regulations relating to environmental protection, including regulation of discharges into the air and water. Under various federal, state and local laws, an owner or operator of real estate may be liable for the costs of removal or remediation of hazardous or toxic substances on or in such property. Such liability may be imposed without regard to whether the owner or operator knew of, or was responsible for, the presence of such hazardous or toxic substances. Although we are not aware of any material environmental conditions on our properties that require remediation under federal, state or local law, we have not conducted a comprehensive environmental review of our properties or operations. We cannot assure you that we have identified all of the potential environmental liabilities at our properties or that such liabilities will not have a material adverse effect on our financial condition.

PROPERTY

     Our restaurants are located in both urban and suburban areas in a variety of shopping centers, malls and freestanding buildings. We lease all of our restaurant locations located in shopping centers and malls. All of the 112 freestanding restaurants are operated in company-funded leasehold improvements located on leased land or in facilities where we lease both the underlying land and the leasehold improvements.

     Our leases are generally for 10- or 15-year terms, with two to four options exercisable at our discretion to renew for a period of five years each. The leases provide for rent to be paid on a monthly basis.

     As of April 7, 2004, we and our franchisees operated 381 locations as follows:

                                                        NUMBER OF        NUMBER OF
                                                     COMPANY-OPERATED   FRANCHISED    TOTAL NUMBER OF
STATE                                                  RESTAURANTS      RESTAURANTS     RESTAURANTS
-----                                                ----------------   -----------   ---------------
Arizona............................................          4               8               12
California.........................................         95               1               96
Colorado...........................................         12               2               14
Connecticut........................................          6              --                6
Delaware...........................................          1              --                1
Florida............................................          2              --                2
Georgia............................................          1              --                1
Idaho..............................................          1              --                1
Illinois...........................................         32              --               32
Indiana............................................         11              --               11
Iowa...............................................          5              --                5
Kansas.............................................          2              --                2
Kentucky...........................................          3              --                3
Maine..............................................          1              --                1
Maryland...........................................          7              --                7
Massachusetts......................................          9              --                9
Michigan...........................................         20              --               20
Minnesota..........................................         15              --               15
Missouri...........................................         11              --               11
Montana............................................          1              --                1
Nebraska...........................................         --               3                3
New Jersey.........................................          8              --                8
New Mexico.........................................         --               2                2
New York...........................................         16              --               16
North Carolina.....................................          1              --                1
Ohio...............................................         20              --               20
Oklahoma...........................................          2              --                2
Oregon.............................................          7              --                7
Pennsylvania.......................................         20              --               20
Rhode Island.......................................          1              --                1
South Carolina.....................................          2              --                2
Tennessee..........................................          1              --                1
Texas..............................................          5              --                5
Utah...............................................         --               3                3
Virginia...........................................         10              --               10
Washington.........................................         16              --               16
Wisconsin..........................................         12              --               12
Wyoming............................................          1               1                2
                                                           ---              --              ---
Total..............................................        361              20              381

     Our corporate headquarters is located in leased facilities in Eagan, Minnesota.

     The following table sets forth certain information concerning our owned property as follows:

LOCATION                                    ACRES               USE AND OWNERSHIP
--------                                    -----               -----------------
Coon Rapids, Minnesota....................  2.49    OCB Restaurant Co. property for newly
                                                    relocated buffet restaurant.
Marshfield, Wisconsin.....................  5.04    Cabinet shop owned by OCB Restaurant Co.
Mankato, Minnesota........................  1.60    Additional parcel remaining after
                                                    sale-leaseback of owned Mankato property.

TRADEMARKS AND OTHER INTELLECTUAL PROPERTY

     As of April 7, 2004, we had company-owned restaurants operating under the following trademarks or service marks (the number within parentheses below represents the number of restaurants):

     - Old Country Buffet (182),

     - HomeTown Buffet (167),

     - Tahoe Joe's Famous Steakhouse (8),

     - Country Roadhouse Buffet & Grill (1),

     - Granny's Buffet (1), and

     - Soup 'N Salad Unlimited (2).

     We have registered with the United States Patent and Trademark Office the above trademarks and service marks. In general, our trademarks and registered service marks are valid and enforceable as long as the marks are used in connection with our restaurants and services and the required registration renewals are filed. We regard our service marks and trademarks as having significant value and being an important factor in the development of our buffet and other restaurant concepts. Our policy is to pursue and maintain registration of our service marks and trademarks whenever possible and to oppose vigorously any infringement or dilution of our service marks and trademarks.

     We also have a proprietary interest in many of our recipes.

LITIGATION

     We are not a party to and do not have any property that is the subject of any legal proceedings pending or, to our knowledge, threatened, other than ordinary routine litigation incidental to our business and proceedings which are not material or as to which we believe we have adequate insurance.

EMPLOYEES

     As of April 7, 2004, we had approximately 22,000 employees. Except for approximately 350 corporate employees who primarily worked at our corporate headquarters, our employees worked at our company-owned restaurants. Generally, each buffet restaurant operates with three to five salaried managers and assistant managers and approximately 57 hourly employees. Our employees are not unionized. We have never experienced any significant work stoppages and believe that our employee relations are good.

     Our average wage costs have been reasonably stable for the past two fiscal years largely due to macro-economic conditions. Historically, in times of increasing average wage costs, we have been able to offset wage cost increases through increased efficiencies in operations and, as necessary, through retail price increases. We cannot assure you that we will continue to be able to offset wage cost increases in the future.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth information regarding our directors and executive officers:

NAME                                  AGE                          POSITION
----                                  ---   -------------------------------------------------------
Frederick Iseman....................  51    Chairman of the Board and Director
Kerry A. Kramp......................  49    President, Chief Executive Officer and Director
Glenn D. Drasher....................  52    Executive Vice President of Marketing for Buffets
R. Michael Andrews, Jr..............  40    Executive Vice President and Chief Financial Officer
H. Thomas Mitchell..................  47    Executive Vice President, General Counsel and Secretary
Roe H. Hatlen.......................  60    Vice Chairman of the Board and Director
Steven M. Lefkowitz.................  39    Director
Robert A. Ferris....................  61    Director
David S. Lobel......................  50    Director
Robert M. Rosenberg.................  65    Director

     Frederick Iseman has served as Chairman of the Board and as a director of our company and as Chairman of the Board and as a director of Buffets since October 2000. Mr. Iseman is currently Chairman and Managing Partner of Caxton-Iseman Capital, a private investment firm, which was founded by Mr. Iseman in 1993. Prior to establishing Caxton-Iseman Capital, Mr. Iseman founded Hambro-Iseman Capital Partners, a merchant banking firm. From 1988 to 1990, Mr. Iseman was a member of Hambro International Venture Fund. Mr. Iseman is Chairman of the Board and a director of Anteon International Corporation and Ply Gem Industries, Inc. and a member of the Advisory Board of Duke Street Capital and the Advisory Board of STAR Capital Partners Limited.

     Kerry A. Kramp has served as our President and Chief Executive Officer since February 2004 and of Buffets since May 2000, and as a director of our company and as a director of Buffets since October 2000. Prior to that date, he had served as our President and Chief Operating Officer since our merger with HomeTown Buffet in 1996. Mr. Kramp was President and a director of HomeTown Buffet from 1995 through our merger in 1996.

     Glenn D. Drasher has served as the Executive Vice President of Marketing for Buffets since 1997. He has over 25 years of operational, marketing and executive restaurant industry experience. From 1994 until he joined us, Mr. Drasher was Executive Vice President for Country Kitchen International and Vice President of Marketing for Country Hospitality Worldwide, both divisions of Carlson Companies.

     R. Michael Andrews, Jr. has served as our Executive Vice President and Chief Financial Officer since February 2004 and of Buffets since April 2000. Prior to joining us, Mr. Andrews served as Chief Financial Officer of Eerie World Entertainment, the parent company to Jekyll & Hyde Clubs, from 1999 to 2000. He was Chief Financial Officer of Don Pablo's Restaurants from 1998 to 1999. Previously, Mr. Andrews was with KPMG Peat Marwick LLP for approximately 12 years, serving most recently as Senior Manager.

     H. Thomas Mitchell has served as our Executive Vice President, General Counsel and Secretary since February 2004 and of Buffets since 1998. He joined our company in 1994 and has 13 years of executive restaurant industry experience and 19 years of legal practice. Mr. Mitchell served in the further capacity of Chief Administrative Officer from 1998 until 2000.

     Roe H. Hatlen co-founded our company and has served as the Vice-Chairman of the Board and as a director of our company since October 2000 and as the Vice-Chairman of the Board and as a director of Buffets since June 2002. He served as our Chairman and Chief Executive Officer from our inception in 1983 through May 2000 and as President from May 1989 to September 1992. He is a member of the Board of Regents of Pacific Lutheran University.

     Steven M. Lefkowitz has served as a director of our company and of Buffets since October 2000. Mr. Lefkowitz is a Managing Director of Caxton-Iseman Capital and has been employed by Caxton-Iseman Capital since 1993. From 1988 to 1993, Mr. Lefkowitz was employed by Mancuso & Company, a private investment firm, and served in several positions including Vice President and as a Partner of Mancuso Equity Partners. Mr. Lefkowitz is a director of Anteon International Corporation and Ply Gem Industries, Inc.

     Robert A. Ferris has served as a director of our company since October 2000 and of Buffets since June 2002. Mr. Ferris is a Managing Director of Caxton-Iseman Capital and has been employed by Caxton-Iseman Capital since March 1998. From 1981 to February 1998, Mr. Ferris was a General Partner of Sequoia Associates (a private investment firm headquartered in Menlo Park, California). Prior to founding Sequoia Associates, Mr. Ferris was a Vice President of Arcata Corporation, a New York Stock Exchange-listed company. Mr. Ferris is a director of Anteon International Corporation and Ply Gem Industries, Inc.

     David S. Lobel has served as a director of our company since October 2000 and of Buffets since June 2002. Mr. Lobel is currently Managing Partner of Sentinel Capital Partners, a private equity investment firm founded by Mr. Lobel in 1995. Prior to establishing Sentinel Capital Partners, Mr. Lobel spent 15 years at First Century Partners, Smith Barney's venture capital affiliate. Mr. Lobel joined First Century in 1981 and served as a general partner of funds managed by First Century from 1983 until his departure in 1995. From 1979 to 1981, Mr. Lobel was a consultant at Bain & Company. Mr. Lobel is Chairman of the Board and a director of Castle Dental, Inc.

     Robert M. Rosenberg has served as a director of our company since May 2001 and of Buffets since June 2002. He is the retired Chief Executive Officer of Dunkin' Donuts, a position he held from 1963 until his retirement in 1998. He has been a member of the Board of Directors of Sonic Corp. since 1993 and a member of the Board of Directors of Domino's Pizza since 1999.

BOARD OF DIRECTORS

     Our seven-member Board of Directors comprises Frederick Iseman, Kerry A. Kramp, Roe H. Hatlen, Steven M. Lefkowitz, Robert A. Ferris, David S. Lobel and Robert M. Rosenberg. The board typically meets in joint session with the Buffets' Board of Directors. Our Board of Directors has three committees: the audit committee, the compensation committee and the executive committee.

     Messrs. Hatlen, Lefkowitz and Rosenberg serve on the audit committee, which meets with financial management, the internal auditors and the independent auditors to review internal accounting controls and accounting, auditing, and financial reporting matters. Messrs. Ferris, Kramp, Lefkowitz and Lobel serve on the compensation committee, which reviews the compensation of our executive officers, executive bonus allocations and other compensation matters. Messrs. Iseman and Kramp serve on the executive committee, which has been formed to take action on matters relating to the general governance of our company when the board is not otherwise meeting.

     The directors, with the exception of Robert Rosenberg, receive no cash compensation for serving on the board except for reimbursement of reasonable expenses incurred in attending meetings. Mr. Rosenberg receives a monthly fee of $1,750 for his services as a director.

EXECUTIVE COMPENSATION

     The following table sets forth information relating to the compensation awarded to, earned by or paid to our President and Chief Executive Officer, Kerry A. Kramp, and each of the five other most highly compensated executive officers whose individual compensation exceeded $100,000 during fiscal 2003 and for fiscal 2002 and fiscal 2001 for services rendered to us.

                                                                                       LONG TERM COMPENSATION
                                               ANNUAL COMPENSATION                             AWARDS
                                 -----------------------------------------------   -------------------------------
                                                                                      RESTRICTED
                                 FISCAL                           OTHER ANNUAL          STOCK          ALL OTHER
NAME AND PRINCIPAL POSITION       YEAR    SALARY($)   BONUS($)   COMPENSATION($)        AWARDS        COMPENSATION
---------------------------      ------   ---------   --------   ---------------   ----------------   ------------
Kerry A. Kramp.................   2003     472,500     50,000        20,023                --               --
President, Chief Executive        2002     253,558    114,071         4,743                --               --
  Officer and Director            2001     452,885    283,500        15,929                --               --
David Goronkin.................   2003     316,000         --         8,063                --               --
Chief Operating Officer           2002     169,593     72,656         2,799                --               --
  and Director(1)                 2001     302,308    180,000        12,506                --               --
Glenn D. Drasher...............   2003     222,560         --         8,626                --               --
Executive Vice President          2002     119,511     35,820         1,958                --               --
  of Marketing                    2001     217,308     89,880        11,086                --               --
R. Michael Andrews, Jr.........   2003     216,000     75,000        18,104                --               --
Executive Vice President          2002     115,692     34,765         5,165                --               --
  and Chief Financial Officer     2001     202,981     84,000         7,039                --               --
H. Thomas Mitchell.............   2003     192,400     50,000         7,937                --               --
Executive Vice President,         2002     103,315     17,695           138                --               --
  General Counsel and Secretary   2001     187,981     44,400        10,609                --               --
Jean C. Rostollan..............   2003     192,400         --         6,569                --               --
Executive Vice President          2002      84,730     17,530         4,862                --               --
  of Purchasing(2)                2001     187,981     44,400         9,989                --               --

---------------

(1) David Goronkin, former Chief Operating Officer and Director, resigned from both positions in April 2003.

(2) Jean C. Rostollan, former Executive Vice President of Purchasing, separated from the company in February 2004.

EMPLOYEE BENEFIT PLANS

     We have a 401(k) plan covering all of our employees who have been employed for at least one year, are 21 years or older and worked at least 1,000 hours in the previous year. Our discretionary contributions to the plan are determined annually by our Board of Directors and are used to match a portion of our employees' voluntary contributions. Our partial matching contributions to the 401(k) fund vest over a five-year period so long as the employee remains employed by us. We made matching contributions of $0.9 million in fiscal 2001 and $0.8 million in fiscal 2000. These contributions were paid during the first quarter of the succeeding fiscal year. There were no matching contributions for 2002. The 2003 matching contribution was $0.1 million. We had an accrual of $0.5 million as of April 7, 2004 for 2004 matching contributions.

EMPLOYMENT AGREEMENTS

     Kerry A. Kramp, Glenn D. Drasher, R. Michael Andrews, Jr., H. Thomas Mitchell, K. Michael Shrader and Jean C. Rostollan each entered into a severance protection agreement with us dated as of September 29, 2000. Each agreement entitles the executive to continue to receive his or her salary, medical and health benefits, group term life insurance and long term disability coverage on the same basis as prior to termination of employment with us for 52 weeks following termination of employment with us for any reason other than for cause, disability or death and execution of a release attached to the agreements. The executives have no duty to mitigate the amounts payable under the agreements. K. Michael Shrader and Jean C. Rostollan are currently being compensated under the terms of their respective severance protection agreements.

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth the number and percentage of outstanding Buffets Holdings' common stock beneficially owned by (1) the named executive officers and each director of Buffets Holdings individually, (2) all named executive officers and directors as a group and (3) the stockholders of Buffets Holdings known to us to be the beneficial owner of more than 5% of Buffets Holdings' common stock as of December 17, 2003. Except as noted below, the address of each principal stockholder of Buffets Holdings is c/o Buffets Holdings, Inc., 1460 Buffet Way, Eagan, Minnesota, 55121.

                                                                   COMMON STOCK
                                                              ----------------------
NAME OF BENEFICIAL OWNER                                       SHARES     PERCENTAGE
------------------------                                      ---------   ----------
Caxton-Iseman Investments L.P.(1)...........................  2,501,438      78.5%
Sentinel Capital Partners II, L.P.(2).......................    225,106       7.1
Frederick Iseman(1).........................................  2,501,438        --
Kerry A. Kramp..............................................    130,000       4.1
R. Michael Andrews, Jr. ....................................     56,875       1.8
Roe H. Hatlen(3)............................................    162,952       5.1
David Goronkin(4)...........................................         --        --
Robert M. Rosenberg(5)......................................      4,610       0.1
Steven M. Lefkowitz.........................................         --        --
Robert A. Ferris............................................         --        --
David S. Lobel..............................................         --        --
All executive officers and directors as a group (9
  persons)(5)...............................................  3,080,981      96.7%

---------------

(1) By virtue of Mr. Iseman's indirect control of Caxton-Iseman Investments L.P., he is deemed to beneficially own the 2,501,438 shares of common stock held by that entity. The address of Caxton-Iseman Investments L.P. and Mr. Iseman is c/o Caxton-Iseman Capital, Inc., 667 Madison Avenue, New York, New York, 10021.

(2) The address of Sentinel Capital Partners II, L.P. is 777 Third Avenue, 32nd Floor, New York, New York, 10017.

(3) Mr. Hatlen has sole voting and dispositive power over 65,012 shares of common stock. Mr. Hatlen may be deemed to be the beneficial owner of 67,518 shares of common stock held by the Lars C. Hatlen Trust, Erik R. Hatlen and Kari E. Hatlen, each such entity or person owning 22,506 shares of common stock. By virtue of Mr. Hatlen's control over Eventyr Investments, he is deemed to beneficially own the 30,422 shares of common stock held by that entity.

(4) David Goronkin, former Chief Operating Officer and Director, resigned from both positions in April 2003.

(5) Mr. Rosenberg also owns options to purchase 12,600 shares of common stock.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

FOUNDER ADVISORY AGREEMENTS

     Roe H. Hatlen has entered into an advisory arrangement with Buffets Holdings and Buffets that expires in 2005. Under his advisory agreement, Mr. Hatlen received $325,000 in fiscal 2001, $150,000 in fiscal 2002 and $283,000 in fiscal 2003. He will receive $268,000 in fiscal 2004, $238,000 in fiscal 2005 and $113,000 in fiscal 2006. In addition, Mr. Hatlen will receive health, medical and other benefits comparable to those made available to our management employees through calendar 2005. Mr. Hatlen purchased approximately 5.0% of the shares of Buffets Holdings common stock (1.0% of the outstanding shares of Buffets Holdings common stock acquired by Mr. Hatlen was subject to vesting) and approximately 3.4% of the shares of Buffets Holdings preferred stock. 32,501 shares of Buffets Holdings common stock are subject to vesting over three years at the rate of one-third for each year Mr. Hatlen completes as a member of our Board of Directors. We retain rights to repurchase, at various prices depending on whether Mr. Hatlen is terminated with cause or without cause, the unvested shares of common stock if Mr. Hatlen ceases to serve as a member of our board of directors.

PURCHASE OF PROPERTY BY ROE HATLEN

     In November 2001, Mr. Hatlen purchased a portion of the land adjoining our headquarters for $1.02 million. The land was sold by the entity that had purchased the parcel at the time of the buyout from public shareholders. Mr. Hatlen's purchase resulted in a reduction of the rental amount payable by us under the sale and leaseback transaction relating to our corporate headquarters.

CAXTON-ISEMAN CAPITAL ADVISORY AGREEMENT

     We entered an advisory agreement with Caxton-Iseman Capital under which Caxton-Iseman Capital provides various advisory services to us in exchange for an annual advisory fee equal to 2% of our annual consolidated earnings before interest, taxes, depreciation and amortization and an additional 1% fee for advisory services relating to particular transactions. Under this agreement, we paid $2.9 million in fiscal 2001, $1.2 million in fiscal 2002, $2.8 million in fiscal 2003 and $3.1 million during the 40 weeks ended April 7, 2004.

BOARD OF DIRECTORS ADVISORY AGREEMENT

     In October 2002, we entered into an advisory agreement with Robert M. Rosenberg, under which he provided various advisory services to us for an advisory fee of $35,000 during fiscal 2003 and $3,500 during the 40 weeks ended April 7, 2004.

SENTINEL CAPITAL ADVISORY AGREEMENT

     We entered into an advisory agreement with Sentinel Capital Partners, L.L.C., under which Sentinel Capital provides various advisory services to us for an annual advisory fee of $200,000. Under this agreement, we paid approximately $200,000 in fiscal 2001, $108,000 in fiscal 2002, $200,000 in fiscal 2003 and $153,800 during the 40 weeks ended April 7, 2004.

GUARANTEES, PROMISSORY NOTES AND PLEDGE AGREEMENTS

     As part of the buyout from public shareholders on October 2, 2000, some of our management investors obtained recourse loans from U.S. Bank, which allowed them to purchase shares in Buffets Holdings. In connection with these management investor loans, we provided guarantees of these loans to U.S. Bank and we paid interest to U.S. Bank at prime plus 1% on these loans. Concurrently, each of the management investors pledged his, or her, respective ownership interests in the shares of Buffets Holdings and executed a promissory note in favor of us, whereby each agreed to repay the corresponding amount of the guarantee, together with interest at fixed rates ranging between 6% and 7% per annum, at the earliest of (1) seven years, (2) termination of employment with our company or
(3) the sale, disposition or other
transfer of the management investor's ownership interests in the shares. The aggregate amount of the guarantees was approximately $0.3 million as of December 17, 2003, including a guarantee to R. Michael Andrews, Jr. of $203,081, which amount was repaid by Mr. Andrews on June 3, 2004. Currently, none of our executive management has any outstanding management investor loan that is guaranteed by us.

     David Goronkin was advanced $315,000 on February 20, 2002 for the purchase of homestead property in Minnesota. Interest was payable annually at a rate equal to the Buffets' interest rate on its senior secured borrowing, up to a maximum of 12% per annum. The principal plus accrued but unpaid interest was repaid upon his resignation.

SERIES A SENIOR SUBORDINATED AND SERIES B JUNIOR SUBORDINATED NOTES DUE 2011

     In connection with the June 2002 refinancing transactions, we issued series A senior subordinated notes due 2011 to our preferred stockholders as part of the redemption of our senior preferred stock and series B junior subordinated notes due 2011 as a dividend to holders of our common stock and holders of warrants to purchase our common stock. The subordinated notes were originally issued on June 28, 2002 with a maturity date of June 25, 2011. The subordinated notes bore interest at the rate of 3% per annum from June 28, 2002 through December 31, 2002, and thereafter bore interest at the rate of 4.75% per annum. Payments of accrued interest on the notes were made annually as of June 28 of each year. In connection with entering into the amended credit facility, we redeemed all of our outstanding series A senior subordinated notes. We used a portion of the proceeds of the offering of the initial notes, among other things, to redeem the remaining series B junior subordinated notes. The subordinated notes were issued to holders of our preferred stock and to holders of our common stock and holders of warrants to purchase common stock, including the following persons in the amounts indicated:

                                                              AMOUNT OF SERIES   AMOUNT OF SERIES
                                                                  A SENIOR           B JUNIOR
                                                                SUBORDINATED       SUBORDINATED
NAME OF BENEFICIAL OWNER                                           NOTES              NOTES
------------------------                                      ----------------   ----------------
Caxton-Iseman Investments L.P.(1)...........................     $6,847,427        $14,470,628
Sentinel Capital Partners II, L.P. .........................        616,197          1,303,378
Frederick Iseman(1).........................................      6,847,427         14,470,628
Kerry A. Kramp..............................................             --            595,941
R. Michael Andrews, Jr. ....................................             --            186,232
Roe H. Hatlen(2)............................................        244,167            552,078
David Goronkin..............................................             --            223,478
Glenn D. Drasher............................................          6,162             87,526
Harold T. Mitchell..........................................             --             74,493
K. Michael Shrader..........................................             --             74,493
Lars C. Hatlen Trust(2).....................................             --            130,195
Erik R. Hatlen(2)...........................................             --            130,195
Kari E. Hatlen(2)...........................................             --            130,195
Beverly J. Hatlen(2)........................................         23,856                 --
Eventyr Investments L.P.(2).................................        125,324            175,989

---------------

(1) By virtue of Mr. Iseman's indirect control of Caxton-Iseman Investments L.P., he was deemed to beneficially own the $6,847,427 of series A senior subordinated notes and $14,470,628 of series B junior subordinated notes held by that entity.

(2) Mr. Hatlen had sole ownership over $118,843 of series A senior subordinated notes and $376,089 of series B junior subordinated notes. Mr. Hatlen may have been deemed to be the beneficial owner of the series B junior subordinated notes held by the Lars C. Hatlen Trust, Erik R. Hatlen and Kari
    E. Hatlen, each such entity or person having owned $130,195 of series B junior subordinated notes. By virtue of Mr. Hatlen's control over Eventyr Investments, he was deemed to beneficially own the $125,324 of series A senior subordinated notes and $175,989 of series B junior subordinated notes held by that entity.

                       DESCRIPTION OF OTHER INDEBTEDNESS

AMENDED CREDIT FACILITY

     On February 20, 2004, we entered into an amended credit agreement with a syndicate of lenders. Credit Suisse First Boston acted as sole and exclusive administrative agent and collateral agent for the syndicate and as sole and exclusive lead arranger and bookrunner under the amended credit agreement. Pursuant to the amended credit agreement, and subject to certain conditions, the lenders have provided to Buffets a credit facility of $310.0 million.

  STRUCTURE

     The amended credit facility consists of:

     - a revolving loan facility of $30.0 million,

     - a letter of credit facility of $20.0 million,

     - a synthetic letter of credit facility of $30.0 million, and

     - a term loan of $230.0 million.

     The undrawn portion of the revolving loan facility is available to Buffets for general corporate purposes as revolving credit loans or as swingline loans. Borrowings made as swingline loans will reduce availability under the revolving loan facility on a dollar-for-dollar basis. Letters of credit issued under the revolving loan facility, the letter of credit facility or the synthetic letter of credit facility are available to Buffets to support payment obligations incurred for our general corporate purposes.

  INTEREST AND EXPENSES

     Borrowings under the term loan facility bear interest, at Buffets' option, at either adjusted LIBOR plus 3.50% or at the alternate base rate plus 2.50%. Borrowings under the revolving loan facility bear interest, at Buffets' option, at either adjusted LIBOR plus 3.25% or at the alternate base rate plus 2.25%, subject to a leveraged-based pricing grid. Outstanding letters of credit under the revolving loan facility will be subject to a per annum fee equal to 3.25%, subject to a leveraged-based pricing grid. The alternate base rate is the higher of Credit Suisse First Boston's prime rate and the federal funds effective rate plus 0.5%. The letter of credit facility is subject to a per annum fee equal to 3.25% of the aggregate amount of the letter of credit facility, subject to a leveraged-based pricing grid, whether letters of credit are outstanding or not. The synthetic letter of credit facility is subject to a per annum fee equal to 3.50% of the aggregate amount of the synthetic letter of credit facility plus the cost of maintaining the synthetic letter of credit facility. The letter of credit fees is payable in arrears at the end of each quarter and upon the termination of the revolving loan facility, the letter of credit facility or the synthetic letter of credit facility.

     In connection with the amended credit facility, Buffets also agreed to pay administrative fees, commitment fees and certain expenses and to provide certain indemnities, all of which we believe are customary for financings of this type.

  MATURITY AND AMORTIZATION

     The term loan and the synthetic letter of credit facility will mature on June 28, 2009, and the amounts due under the term loan will become due and payable in equal quarterly installments in an annual amount equal to 1% of the term loan during each of the first 4 1/2 years of the loan, with the balance payable in equal quarterly installments during the last year of the loan.

     The revolving facility and the letter of credit facility will mature on June 28, 2007.

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  MANDATORY PREPAYMENTS

     We are required to prepay loans under the term loan with:

     - 75% of our consolidated excess cash flow (as defined in the amended credit agreement) (to be reduced to 50% of consolidated excess cash flow if the total leverage ratio is less than 3 to 1),

     - 100% of net cash proceeds of certain asset dispositions by us and our subsidiaries, subject to certain exceptions (including a reinvestment option),

     - 100% of net cash proceeds of issuances of debt obligations by us and our subsidiaries, and

     - 50% of the net cash proceeds of issuances of equity securities by us and our subsidiaries, in each case subject to certain exceptions, including all equity issued to current equity sponsors and their affiliates.

     Mandatory prepayments will be applied on an equal basis to the remaining amortization payments under the term loan.

  VOLUNTARY PREPAYMENTS

     We are permitted to make voluntary prepayments on outstanding principal and reduce the commitments under the amended credit facility in whole or in part, at our option, in minimum amounts of $2.5 million, without premium or penalty, subject to reimbursement of the lenders' redeployment costs in the case of a prepayment of adjusted LIBOR borrowings other than at the end of an interest period. All voluntary prepayments of the term loan will be applied on an equal basis to the remaining amortization payments under the term loan.

  SECURITY AND GUARANTEES

     Buffets Holdings, all of Buffets' existing and future domestic subsidiaries and, to the extent no adverse tax consequences to us would result, all of Buffets' existing, and future foreign subsidiaries unconditionally guarantee the repayment of the amended credit facility and obligations under any hedging arrangement entered into with a lender or an affiliate of a lender. The amended credit facility and the guarantees are secured by substantially all of the tangible and intangible assets of, Buffets Holdings, Buffets and each of the subsidiaries that guarantees the amended credit facility. The assets pledged as security include, but are not limited to:

     - a first-priority pledge of (1) all of Buffets' capital stock and (2) all the capital stock held by Buffets or any subsidiary that guarantees the amended credit facility, which pledge, in the case of any first-tier foreign subsidiary, is limited to 65% of the voting stock of such foreign subsidiary to the extent the pledge of any greater percentage would result in adverse tax consequences to us, and

     - perfected first-priority security interests in substantially all tangible and intangible personal assets of Buffets Holdings, Buffets and each subsidiary guarantor.

  COVENANTS

     The amended credit agreement contains affirmative and negative covenants customary for such financings. The amended credit agreement includes covenants relating to limitations on:

     - dividends on, and redemptions and repurchases of, capital stock,

     - liens and sale-leaseback transactions,

     - loans and investments,

     - debt and hedging arrangements,

     - mergers, acquisitions and asset sales,

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     - transactions with affiliates,

     - changes in business activities conducted by Buffets Holdings, Buffets and its subsidiaries, and

     - amendments to any of our material agreements.

The amended credit agreement also prohibits Buffets from prepaying, redeeming and repurchasing certain debt. Our amended credit facility generally prohibits us and Buffets and its subsidiaries from declaring or making, directly or indirectly, any dividend or other distribution (whether in cash, securities or other property) in respect of our respective equity interests or on account of the notes, subject to certain limited exceptions, which include, among other things, that Buffets may, or Buffets may make distributions to us so that we may, make dividends and distributions so long as no default then exists under our amended credit facility: (i) in an aggregate amount not to exceed $15 million, (ii) commencing with the fiscal year ending on or around June 30, 2005, in an aggregate amount during the next fiscal year not to exceed 50% of consolidated excess cash flow for the fiscal year then ended so long as the total leverage ratio was less than 3.0 to 1.0 and the senior leverage ratio was less than 1.25 to 1.0 both at the end of such fiscal year then ended and after giving effect to any such payment, (iii) so that we may optionally prepay, repurchase or redeem up to $10 million of the notes so long as after giving effect thereto the total leverage ratio would be less than 3.5 to 1.0 and the senior leverage ratio would be less than 1.5 to 1.0, and (iv) in an aggregate amount not exceeding $12 million during any fiscal year as shall be necessary to permit us to pay, as and when due, cash payments of interest on the notes, if at the time thereof and after giving effect thereto, the total leverage ratio would be at least .25 times less than the maximum total leverage ratio then permitted under our amended credit facility and there is at least $15 million of unused and available commitments under our revolving credit facility.

  EVENTS OF DEFAULT

     The amended credit agreement contains events of default customary for such financings, including, but not limited to:

     - nonpayment of principal, interest, fees or other amounts when due,

     - violation of covenants,

     - failure of any representation or warranty to be true in all material respects when made or deemed made,

     - cross default,

     - certain ERISA events,

     - change of control,

     - bankruptcy events,

     - material judgments, and

     - actual or asserted invalidity of the guarantees, security documents or the subordination provisions of Buffets' senior subordinated notes.

     These events of default allow for some grace periods and materiality concepts.

11 1/4% SENIOR SUBORDINATED NOTES

     On June 28, 2002, Buffets issued 11 1/4% senior subordinated notes in the principal amount of $230.0 million due July 15, 2010. The senior subordinated notes were issued at a price equal to 96.181% of the principal amount, resulting in an effective yield of 12% to the initial principal amount. Interest is payable semi-annually on January 15 and July 15 of each year through July 15, 2010. The senior subordinated notes are subordinated to all secured debt of Buffets, and are structurally senior to the notes.

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     Except in the event of an initial public offering, Buffets is not entitled to redeem senior subordinated notes at its option prior to July 15, 2006. The redemption price during the first twelve-month period following July 15, 2006 is 105.625%. The redemption price declines by 1.875% per year until July 15, 2009, at which point there is no redemption price premium. In the event of an initial public offering prior to July 15, 2006, Buffets may redeem up to 35% of the aggregate principal amount of the senior subordinated notes at a redemption price of 111.25%.

     In the event of an initial public offering by us or Buffets prior to July 15, 2005, Buffets will be required to offer to purchase such aggregate principal amount of senior subordinated notes as may be purchased with funds equal in amount to 50% of the net cash proceeds, if any, received by us or Buffets from such initial public offering at a price of 111.25% of the outstanding principal amount thereof, subject to a cap of $80.5 million aggregate principal amount of senior subordinated notes.

     Upon the occurrence of a change of control as defined in the indenture governing the senior subordinated notes, Buffets will be required to make an offer to repurchase all of the senior subordinated notes at a price of 101% of the outstanding principal amount thereof.

     The indenture governing the senior subordinated notes contains covenants limiting Buffets' ability, and the ability of its subsidiaries, among other things, to (1) incur additional indebtedness, (2) make restricted payments, (3) create restrictions on the payment of dividends, (4) sell assets or capital stock of subsidiaries, (5) engage in transactions with affiliates, (6) sell or issue capital stock of subsidiaries and (7) consolidate, merge or transfer assets. Subject to certain exceptions, Buffets may only pay dividends or make distributions to Buffets Holdings in an amount equal to 50% of Buffets' cumulative net income plus net cash proceeds from equity issuances and certain other amounts if no event of default or default has occurred and is continuing and if a consolidated coverage ratio test is met.

     The payment of principal, premium and interest on the senior subordinated notes is fully and unconditionally guaranteed, jointly and severally, by Buffets' wholly-owned subsidiaries, namely Distinctive Dining, Inc., HomeTown Buffet, Inc., NSHE Bennington, LLC, OCB Purchasing Co., OCB Restaurant Co., Restaurant Innovations, Inc. and Tahoe Joe's Inc. In connection with the offering of the initial notes, Buffets Holdings became a guarantor of the senior subordinated notes on a senior subordinated basis.

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                               THE EXCHANGE OFFER

TERMS OF THE EXCHANGE OFFER

     We are offering to exchange our exchange notes for a like aggregate principal amount of our initial notes.

     The exchange notes that we propose to issue in this exchange offer will be substantially identical to our initial notes except that, unlike our initial notes, the exchange notes will have no transfer restrictions or registration rights. You should read the description of the exchange notes in the section in this prospectus entitled "Description of the Notes."

     We reserve the right in our sole discretion to purchase or make offers for any initial notes that remain outstanding following the expiration or termination of this exchange offer and, to the extent permitted by applicable law, to purchase initial notes in the open market or privately negotiated transactions, one or more additional tender or exchange offers or otherwise. The terms and prices of these purchases or offers could differ significantly from the terms of this exchange offer.

EXPIRATION DATE; EXTENSIONS; AMENDMENTS; TERMINATION

     This exchange offer will expire at 5:00 p.m., New York City time, on
          , 2004, unless we extend it in our reasonable discretion. The expiration date of this exchange offer will be at least 20 business days after the commencement of the exchange offer in accordance with Rule 14e-1(a) under the Securities Exchange Act of 1934.

     We expressly reserve the right to delay acceptance of any initial notes, extend or terminate this exchange offer and not accept any initial notes that we have not previously accepted if any of the conditions described below under "-- Conditions to the Exchange Offer" have not been satisfied or waived by us. We will notify the exchange agent of any extension by oral notice promptly confirmed in writing or by written notice. We will also notify the holders of the initial notes by a press release or other public announcement communicated before 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date unless applicable laws require us to do otherwise.

     We also expressly reserve the right to amend the terms of this exchange offer in any manner. If we make any material change, we will promptly disclose this change in a manner reasonably calculated to inform the holders of our initial notes of the change including providing public announcement or giving oral or written notice to these holders. A material change in the terms of this exchange offer could include a change in the timing of the exchange offer, a change in the exchange agent and other similar changes in the terms of this exchange offer. If we make any material change to this exchange offer, we will disclose this change by means of a post-effective amendment to the registration statement which includes this prospectus and will distribute an amended or supplemented prospectus to each registered holder of initial notes. In addition, we will extend this exchange offer for an additional five to ten business days as required by the Exchange Act, depending on the significance of the amendment, if the exchange offer would otherwise expire during that period. We will promptly notify the exchange agent by oral notice, promptly confirmed in writing, or written notice of any delay in acceptance, extension, termination or amendment of this exchange offer.

PROCEDURES FOR TENDERING INITIAL NOTES

  PROPER EXECUTION AND DELIVERY OF LETTERS OF TRANSMITTAL

     To tender your initial notes in this exchange offer, you must use one of the three alternative procedures described below:

          (1) Regular delivery procedure: Complete, sign and date the letter of transmittal, or a facsimile of the letter of transmittal. Have the signatures on the letter of transmittal guaranteed if required by the letter of transmittal. Mail or otherwise deliver the letter of transmittal or the facsimile together

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     with the certificates representing the initial notes being tendered and any other required documents to the exchange agent on or before 5:00 p.m., New York City time, on the expiration date.

          (2) Book-entry delivery procedure: Send a timely confirmation of a book-entry transfer of your initial notes, if this procedure is available, into the exchange agent's account at The Depository Trust Company in accordance with the procedures for book-entry transfer described under "-- Book-Entry Delivery Procedure" below, on or before 5:00 p.m., New York City time, on the expiration date.

          (3) Guaranteed delivery procedure: If time will not permit you to complete your tender by using the procedures described in (1) or (2) above before the expiration date and this procedure is available, comply with the guaranteed delivery procedures described under "-- Guaranteed Delivery Procedure" below.

     The method of delivery of the initial notes, the letter of transmittal and all other required documents is at your election and risk. Instead of delivery by mail, we recommend that you use an overnight or hand-delivery service. If you choose the mail, we recommend that you use registered mail, properly insured, with return receipt requested. IN ALL CASES, YOU SHOULD ALLOW SUFFICIENT TIME TO ASSURE TIMELY DELIVERY. You should not send any letters of transmittal or initial notes to us. You must deliver all documents to the exchange agent at its address provided below. You may also request your broker, dealer, commercial bank, trust company or nominee to tender your initial notes on your behalf.

     Only a holder of initial notes may tender initial notes in this exchange offer. A holder is any person in whose name initial notes are registered on our books or any other person who has obtained a properly completed bond power from the registered holder.

     If you are the beneficial owner of initial notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your notes, you must contact that registered holder promptly and instruct that registered holder to tender your notes on your behalf. If you wish to tender your initial notes on your own behalf, you must, before completing and executing the letter of transmittal and delivering your initial notes, either make appropriate arrangements to register the ownership of these notes in your name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.

     You must have any signatures on a letter of transmittal or a notice of withdrawal guaranteed by:

          (1) a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc.,

          (2) a commercial bank or trust company having an office or correspondent in the United States, or

          (3) an eligible guarantor institution within the meaning of Rule 17Ad-15 under the Exchange Act, unless the initial notes are tendered:

          (4) by a registered holder or by a participant in The Depository Trust Company whose name appears on a security position listing as the owner, who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the letter of transmittal and only if the exchange notes are being issued directly to this registered holder or deposited into this participant's account at The Depository Trust Company, or

          (5) for the account of a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or an eligible guarantor institution within the meaning of Rule 17Ad-15 under the Securities Exchange Act of 1934.

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     If the letter of transmittal or any bond powers are signed by:

          (1) the recordholder(s) of the initial notes tendered: the signature must correspond with the name(s) written on the face of the initial notes without alteration, enlargement or any change whatsoever.

          (2) a participant in The Depository Trust Company: the signature must correspond with the name as it appears on the security position listing as the holder of the initial notes.

          (3) a person other than the registered holder of any initial notes: these initial notes must be endorsed or accompanied by bond powers and a proxy that authorize this person to tender the initial notes on behalf of the registered holder, in satisfactory form to us as determined in our sole discretion, in each case, as the name of the registered holder or holders appears on the initial notes.

          (4) trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity: these persons should so indicate when signing. Unless waived by us, evidence satisfactory to us of their authority to so act must also be submitted with the letter of transmittal.

     To tender your initial notes in this exchange offer, you must make the following representations:

          (1) you are authorized to tender, sell, assign and transfer the initial notes tendered and to acquire exchange notes issuable upon the exchange of such tendered initial notes, and that we will acquire good and unencumbered title thereto, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claim when the same are accepted by us,

          (2) any exchange notes acquired by you pursuant to the exchange offer are being acquired in the ordinary course of business, whether or not you are the holder,

          (3) you or any other person who receives exchange notes, whether or not such person is the holder of the exchange notes, has an arrangement or understanding with any person to participate in a distribution of such exchange notes within the meaning of the Securities Act and is not participating in, and does not intend to participate in, the distribution of such exchange notes within the meaning of the Securities Act,

          (4) you or such other person who receives exchange notes, whether or not such person is the holder of the exchange notes, is not an "affiliate," as defined in Rule 405 of the Securities Act, of ours, or if you or such other person is an affiliate, you or such other person will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable,

          (5) if you are not a broker-dealer, you represent that you are not engaging in, and do not intend to engage in, a distribution of exchange notes, and

          (6) if you are a broker-dealer that will receive exchange notes for your own account in exchange for initial notes, you represent that the initial notes to be exchanged for the exchange notes were acquired by you as a result of market-making or other trading activities and acknowledge that you will deliver a prospectus in connection with any resale, offer to resell or other transfer of such exchange notes.

     You must also warrant that the acceptance of any tendered initial notes by the issuers and the issuance of exchange notes in exchange therefor shall constitute performance in full by the issuers of its obligations under the registration rights agreement relating to the initial notes.

     To effectively tender notes through The Depository Trust Company, the financial institution that is a participant in The Depository Trust Company will electronically transmit its acceptance through the Automatic Tender Offer Program. The Depository Trust Company will then edit and verify the acceptance and send an agent's message to the exchange agent for its acceptance. An agent's message is a message transmitted by The Depository Trust Company to the exchange agent stating that The Depository Trust Company has received an express acknowledgment from the participant in The Depository Trust Company

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tendering the notes that this participant has received and agrees to be bound by the terms of the letter of transmittal, and that we may enforce this agreement against this participant.

  BOOK-ENTRY DELIVERY PROCEDURE

     Any financial institution that is a participant in The Depository Trust Company's systems may make book-entry deliveries of initial notes by causing The Depository Trust Company to transfer these initial notes into the exchange agent's account at The Depository Trust Company in accordance with The Depository Trust Company's procedures for transfer. To effectively tender notes through The Depository Trust Company, the financial institution that is a participant in The Depository Trust Company will electronically transmit its acceptance through the Automatic Tender Offer Program. The Depository Trust Company will then edit and verify the acceptance and send an agent's message to the exchange agent for its acceptance. An agent's message is a message transmitted by The Depository Trust Company to the exchange agent stating that The Depository Trust Company has received an express acknowledgment from the participant in The Depository Trust Company tendering the notes that this participation has received and agrees to be bound by the terms of the letter of transmittal, and that we may enforce this agreement against this participant. The exchange agent will make a request to establish an account for the initial notes at The Depository Trust Company for purposes of the exchange offer within two business days after the date of this prospectus.

     A delivery of initial notes through a book-entry transfer into the exchange agent's account at The Depository Trust Company will only be effective if an agent's message or the letter of transmittal or a facsimile of the letter of transmittal with any required signature guarantees and any other required documents is transmitted to and received by the exchange agent at the address indicated below under "-- Exchange Agent" on or before the expiration date unless the guaranteed delivery procedures described below are complied with. DELIVERY OF DOCUMENTS TO THE DEPOSITORY TRUST COMPANY DOES NOT CONSTITUTE DELIVERY TO THE EXCHANGE AGENT.

  GUARANTEED DELIVERY PROCEDURE

     If you are a registered holder of initial notes and desire to tender your notes, and (1) these notes are not immediately available, (2) time will not permit your notes or other required documents to reach the exchange agent before the expiration date or (3) the procedures for book-entry transfer cannot be completed on a timely basis and an agent's message delivered, you may still tender in this exchange offer if:

          (1) you tender through a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States, or an eligible guarantor institution within the meaning of Rule 17Ad-15 under the Exchange Act,

          (2) on or before the expiration date, the exchange agent receives a properly completed and duly executed letter of transmittal or facsimile of the letter of transmittal, and a notice of guaranteed delivery, substantially in the form provided by us, with your name and address as holder of the initial notes and the amount of notes tendered, stating that the tender is being made by that letter and notice and guaranteeing that within three New York Stock Exchange trading days after the expiration date the certificates for all the initial notes tendered, in proper form for transfer, or a book-entry confirmation with an agent's message, as the case may be, and any other documents required by the letter of transmittal will be deposited by the eligible institution with the exchange agent, and

          (3) the certificates for all your tendered initial notes in proper form for transfer or a book-entry confirmation as the case may be, and all other documents required by the letter of transmittal are received by the exchange agent within three New York Stock Exchange trading days after the expiration date.

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ACCEPTANCE OF INITIAL NOTES FOR EXCHANGE; DELIVERY OF EXCHANGE NOTES

     Your tender of initial notes will constitute an agreement between you and us governed by the terms and conditions provided in this prospectus and in the related letter of transmittal.

     We will be deemed to have received your tender as of the date when your duly signed letter of transmittal accompanied by your initial notes tendered, or a timely confirmation of a book-entry transfer of these notes into the exchange agent's account at The Depository Trust Company with an agent's message, or a notice of guaranteed delivery from an eligible institution is received by the exchange agent.

     All questions as to the validity, form, eligibility, including time of receipt, acceptance and withdrawal of tenders will be determined by us in our sole discretion. Our determination will be final and binding.

     We reserve the absolute right to reject any and all initial notes not properly tendered or any initial notes which, if accepted, would, in our opinion or our counsel's opinion, be unlawful. We also reserve the absolute right to waive any conditions of this exchange offer or irregularities or defects in tender as to particular notes. If we waive a condition to this exchange offer, the waiver will be applied equally to all note holders. Our interpretation of the terms and conditions of this exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of initial notes must be cured within such time as we shall determine. We, the exchange agent or any other person will be under no duty to give notification of defects or irregularities with respect to tenders of initial notes. We and the exchange agent or any other person will incur no liability for any failure to give notification of these defects or irregularities. Tenders of initial notes will not be deemed to have been made until such irregularities have been cured or waived. The exchange agent will return without cost to their holders any initial notes that are not properly tendered and as to which the defects or irregularities have not been cured or waived promptly following the expiration date.

     If all the conditions to the exchange offer are satisfied or waived on the expiration date, we will accept all initial notes properly tendered and will issue the exchange notes promptly thereafter. Please refer to the section of this prospectus entitled "-- Conditions to the Exchange Offer" below. For purposes of this exchange offer, initial notes will be deemed to have been accepted as validly tendered for exchange when, as and if we give oral or written notice of acceptance to the exchange agent.

     We will issue the exchange notes in exchange for the initial notes tendered pursuant to a notice of guaranteed delivery by an eligible institution only against delivery to the exchange agent of the letter of transmittal, the tendered initial notes and any other required documents, or the receipt by the exchange agent of a timely confirmation of a book-entry transfer of initial notes into the exchange agent's account at The Depository Trust Company with an agent's message, in each case, in form satisfactory to us and the exchange agent.

     If any tendered initial notes are not accepted for any reason provided by the terms and conditions of this exchange offer or if initial notes are submitted for a greater principal amount than the holder desires to exchange, the unaccepted or non-exchanged initial notes will be returned without expense to the tendering holder, or, in the case of initial notes tendered by book-entry transfer procedures described above, will be credited to an account maintained with the book-entry transfer facility, promptly after withdrawal, rejection of tender or the expiration or termination of the exchange offer.

     By tendering into this exchange offer, you will irrevocably appoint our designees as your attorney-in-fact and proxy with full power of substitution and resubstitution to the full extent of your rights on the notes tendered. This proxy will be considered coupled with an interest in the tendered notes. This appointment will be effective only when, and to the extent that we accept your notes in this exchange offer. All prior proxies on these notes will then be revoked and you will not be entitled to give any subsequent proxy. Any proxy that you may give subsequently will not be deemed effective. Our designees will be empowered to exercise all voting and other rights of the holders as they may deem proper at any meeting of note holders or otherwise. The initial notes will be validly tendered only if we are able to exercise full voting rights on the notes, including voting at any meeting of the note holders, and full rights to consent to any action taken by the note holders.

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WITHDRAWAL OF TENDERS

     Except as otherwise provided in this prospectus, you may withdraw tenders of initial notes at any time before 5:00 p.m., New York City time, on the expiration date.

     For a withdrawal to be effective, you must send a written or facsimile transmission notice of withdrawal to the exchange agent before 5:00 p.m., New York City time, on the expiration date at the address provided below under "-- Exchange Agent" and before acceptance of your tendered notes for exchange by us.

     Any notice of withdrawal must:

          (1) specify the name of the person having tendered the initial notes to be withdrawn,

          (2) identify the notes to be withdrawn, including, if applicable, the registration number or numbers and total principal amount of these notes,

          (3) be signed by the person having tendered the initial notes to be withdrawn in the same manner as the original signature on the letter of transmittal by which these notes were tendered, including any required signature guarantees, or be accompanied by documents of transfer sufficient to permit the trustee for the initial notes to register the transfer of these notes into the name of the person having made the original tender and withdrawing the tender,

          (4) specify the name in which any of these initial notes are to be registered, if this name is different from that of the person having tendered the initial notes to be withdrawn, and

          (5) if applicable because the initial notes have been tendered through the book-entry procedure, specify the name and number of the participant's account at The Depository Trust Company to be credited, if different than that of the person having tendered the initial notes to be withdrawn.

     We will determine all questions as to the validity, form and eligibility, including time of receipt, of all notices of withdrawal and our determination will be final and binding on all parties. Initial notes that are withdrawn will be deemed not to have been validly tendered for exchange in this exchange offer.

     The exchange agent will return without cost to their holders all initial notes that have been tendered for exchange and are not exchanged for any reason, promptly after withdrawal, rejection of tender or expiration or termination of this exchange offer.

     You may retender properly withdrawn initial notes in this exchange offer by following one of the procedures described under "-- Procedures for Tendering Initial Notes" above at any time on or before the expiration date.

CONDITIONS TO THE EXCHANGE OFFER

     We will complete this exchange offer only if:

          (1) there is no change in the laws and regulations which would reasonably be expected to impair our ability to proceed with this exchange offer,

          (2) there is no change in the current interpretation of the staff of the Commission which permits resales of the exchange notes,

          (3) there is no stop order issued by the Commission or any state securities authority suspending the effectiveness of the registration statement which includes this prospectus or the qualification of the indenture for our exchange notes under the Trust Indenture Act of 1939 and there are no proceedings initiated or, to our knowledge, threatened for that purpose,

          (4) there is no action or proceeding instituted or threatened in any court or before any governmental agency or body that would reasonably be expected to prohibit, prevent or otherwise impair our ability to proceed with this exchange offer, and

          (5) we obtain all governmental approvals that we deem in our sole discretion necessary to complete this exchange offer.

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

     These conditions are for our sole benefit. We may assert any one of these conditions regardless of the circumstances giving rise to it and may also waive any one of them, in whole or in part, at any time and from time to time, if we determine in our reasonable discretion that it has not been satisfied, subject to applicable law. Notwithstanding the foregoing, all conditions to the exchange offer must be satisfied or waived before the expiration of this exchange offer. If we waive a condition to this exchange offer, the waiver will be applied equally to all note holders. We will not be deemed to have waived our rights to assert or waive these conditions if we fail at any time to exercise any of them. Each of these rights will be deemed an ongoing right which we may assert at any time and from time to time.

     If we determine that we may terminate this exchange offer because any of these conditions is not satisfied, we may:

          (1) refuse to accept and return to their holders any initial notes that have been tendered,

          (2) extend the exchange offer and retain all notes tendered before the expiration date, subject to the rights of the holders of these notes to withdraw their tenders, or

          (3) waive any condition that has not been satisfied and accept all properly tendered notes that have not been withdrawn or otherwise amend the terms of this exchange offer in any respect as provided under the section in this prospectus entitled "-- Expiration Date; Extensions; Amendments; Termination."

ACCOUNTING TREATMENT

     We will record the exchange notes at the same carrying value as the initial notes as reflected in our accounting records on the date of the exchange. Accordingly, we will not recognize any gain or loss for accounting purposes. We will amortize the costs of the exchange offer and the unamortized expenses related to the issuance of the exchange notes over the term of the exchange notes.

EXCHANGE AGENT

     We have appointed U.S. Bank National Association as exchange agent for this exchange offer. You should direct all questions and requests for assistance on the procedures for tendering and all requests for additional copies of this prospectus or the letter of transmittal to the exchange agent as follows:

     By mail or hand/overnight delivery:

     U.S. Bank National Association
     EP-MN-WS2N
     60 Livingston Avenue
     St. Paul, MN 55107

     Facsimile Transmission:

     U.S. Bank National Association
     (651) 495-8158
     Confirm by Telephone: (800) 934-6802
     Attention: Specialized Finance Department

FEES AND EXPENSES

     We will bear the expenses of soliciting tenders in this exchange offer, including fees and expenses of the exchange agent and trustee and accounting, legal, printing and related fees and expenses.

     We will not make any payments to brokers, dealers or other persons soliciting acceptances of this exchange offer. However, we will pay the exchange agent reasonable and customary fees for its services and will reimburse the exchange agent for its reasonable out-of-pocket expenses in connection with this exchange offer. We will also pay brokerage houses and other custodians, nominees and fiduciaries their reasonable out-of-pocket expenses for forwarding copies of the prospectus, letters of transmittal and related documents to the beneficial owners of the initial notes and for handling or forwarding tenders for exchange to their customers.

     We will pay all transfer taxes, if any, applicable to the exchange of initial notes in accordance with this exchange offer. However, tendering holders will pay the amount of any transfer taxes, whether imposed on the registered holder or any other persons, if:

          (1) certificates representing exchange notes or initial notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be registered or issued in the name of, any person other than the registered holder of the notes tendered,

          (2) tendered initial notes are registered in the name of any person other than the person signing the letter of transmittal, or

          (3) a transfer tax is payable for any reason other than the exchange of the initial notes in this exchange offer.

     If you do not submit satisfactory evidence of the payment of any of these taxes or of any exemption from this payment with the letter of transmittal, we will bill you directly the amount of these transfer taxes.

YOUR FAILURE TO PARTICIPATE IN THE EXCHANGE OFFER WILL HAVE ADVERSE CONSEQUENCES

     The initial notes were not registered under the Securities Act or under the securities laws of any state and you may not resell them, offer them for resale or otherwise transfer them unless they are subsequently registered or resold under an exemption from the registration requirements of the Securities Act and applicable state securities laws. If you do not exchange your initial notes for exchange notes in accordance with this exchange offer, or if you do not properly tender your initial notes in this exchange offer, you will not be able to resell, offer to resell or otherwise transfer the initial notes unless they are registered under the Securities Act or unless you resell them, offer to resell or otherwise transfer them under an exemption from the registration requirements of, or in a transaction not subject to, the Securities Act.

     In addition, except as set forth in this paragraph, you will not be able to obligate us to register the initial notes under the Securities Act. You will not be able to require us to register your initial notes under the Securities Act unless:

          (1) the initial purchasers request us to register initial notes that are not eligible to be exchanged for exchange notes in the exchange offer; or

          (2) you are not eligible to participate in the exchange offer or do not receive freely tradable exchange notes in the exchange offer,

in which case the registration rights agreement requires us to file a registration statement for a continuous offer in accordance with Rule 415 under the Securities Act for the benefit of the holders of the initial notes described in this sentence. We do not currently anticipate that we will register under the Securities Act any notes that remain outstanding after completion of the exchange offer.

DELIVERY OF PROSPECTUS

     Each broker-dealer that receives exchange notes for its own account in exchange for initial notes, where such initial notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. See "Plan of Distribution."

                            DESCRIPTION OF THE NOTES

     The initial notes were issued, and the exchange notes will be issued, under an Indenture (the "Indenture") between Buffets Holdings, Inc. and U.S. Bank National Association, as trustee (the "Trustee"). The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939 (the "Trust Indenture Act"). When we refer to Notes in this "Description of the Notes," we mean the initial notes and the exchange notes.

     Certain terms used in this description are defined under the subheading
"-- Certain Definitions". In this description, the word "Company" refers only to Buffets Holdings, Inc. and not to any of its subsidiaries.

     The following description is only a summary of the material provisions of the Indenture. We urge you to read the Indenture because it, not this description, defines your rights as holders of the exchange notes. You may request copies of these agreements at our address set forth under the heading "Where You Can Find More Information".

BRIEF DESCRIPTION OF THE NOTES

     The Notes:

     - are unsecured senior obligations of the Company;

     - are senior in right of payment to any future Subordinated Obligations of the Company; and

     - are effectively junior to all of the existing and future liabilities of the Company's subsidiaries.

PRINCIPAL, MATURITY AND INTEREST

     The exchange notes will be exchanged for the initial notes, of which $132 million in aggregate principal amount at maturity ($75.1 million initial Accreted Value) were issued on May 18, 2004. Notes are issuable in denominations of $1,000 principal amount at maturity and any integral multiple thereof. The Notes mature on December 15, 2010. Subject to our compliance with the covenant described under the subheadings "-- Certain Covenants -- Limitation on Indebtedness" and "-- Certain Covenants -- Maximum Leverage Ratio" and with the consent of the Holders of a majority in aggregate principal amount of maturity of the Notes, we are entitled to issue more Notes under the Indenture on the same terms and conditions as the Notes being offered hereby, except for issue date, issue price and first semi-annual accretion or interest payment date, in an unlimited aggregate principal amount (the "Additional Notes"); provided that such Additional Notes are part of the same issue as the Notes for U.S. Federal income tax purposes. The Notes and the Additional Notes, if any, will be treated as a single class for all purposes of the Indenture, including waivers, amendments, redemptions and offers to purchase. Unless the context otherwise requires, for all purposes of the Indenture and this "Description of the Notes", references to the Notes include any Additional Notes actually issued.

     No cash interest will accrue on the Notes prior to July 31, 2008, although for U.S. Federal income tax purposes a significant amount of original issue discount, taxable as ordinary income, will be recognized by a holder as such discount accretes. See "Certain U.S. Federal Income Tax Considerations" for a discussion regarding the taxation of such original issue discount. The Accreted Value of each Note will increase from the date of issuance until July 31, 2008, at a rate of 13.875% per annum, reflecting the accrual of non-cash interest, such that the Accreted Value will equal the stated principal amount at maturity on July 31, 2008. Cash interest on the Notes will accrue at the rate of 13.875% per annum from July 31, 2008, or from the most recent date to which interest has been paid or provided for, and will be payable semiannually in arrears on January 31 and July 31 of each year, commencing on January 31, 2009. We will make each interest payment to the holders of record of the Notes on the immediately preceding January 15 and July 15. We will pay interest on overdue principal at 1% per annum in excess of the above rate and will pay interest on overdue installments of interest at such higher rate to the extent lawful. Interest will be computed on the basis of a 360-day year of twelve 30-day months.

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

     Additional interest may accrue on the Notes in certain circumstances described herein. Any additional interest that accrues on the Accreted Value of the Notes on or prior to July 31, 2008, whether as a result of Step-Up Interest as defined in the paragraph below, or default interest, will be added to the Accreted Value of the Notes, and all additional interest that accrues after July 31, 2008 will be payable in cash to the Holders of the Notes on each scheduled interest payment date (other than a special interest payment date for default interest). If such additional interest accrues prior to July 31, 2008, the principal amount at maturity of each Note would exceed $1,000 per $1,000 stated principal amount at maturity, and the aggregate principal amount at maturity of the Notes would exceed the principal amount stated on the cover of this prospectus.

     If the Leverage Ratio as of July 31, 2006 or July 31, 2008 (or if either such date is not the end of a monthly accounting period for the Company, then the date that is the last day of a monthly accounting period that is nearest to such date) is greater than 4.50 to 1.0 (in the case of July 31, 2006 or the last date of the monthly accounting period nearest to such date) or 4.25 to 1.0 (in the case of July 31, 2008 or the last date of the monthly accounting period nearest to such date), additional interest will accrue on the Notes from such date at a rate of 1.00% per annum ("Step-Up Interest"). Any such interest rate increase will be permanent and cumulative up to a maximum increase of 2% per annum.

OPTIONAL REDEMPTION

     Except as set forth below, we will not be entitled to redeem the Notes at our option prior to July 31, 2008.

     On and after July 31, 2008, we will be entitled at our option to redeem all or a portion of the Notes upon not less than 30 nor more than 60 days' notice, at the redemption prices (expressed in percentages of Accreted Value), plus accrued interest to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the 12-month period commencing on July 31 of the years set forth below:

                                                              REDEMPTION
PERIOD                                                          PRICE
------                                                        ----------
2008........................................................   106.938%
2009........................................................   103.469%
2010 and thereafter.........................................   100.000%

     In addition, provided that the redemption occurs within 90 days after the date of the applicable Public Equity Offering and before July 31, 2007, the Company shall be entitled at its option to redeem all or a portion of the Notes with the Net Cash Proceeds received by the Company from any Public Equity Offering at the following redemption prices (expressed as a percentage of Accreted Value), plus accrued and unpaid interest to the redemption date:

                                                              REDEMPTION
PERIOD                                                          PRICE
------                                                        ----------
Issue Date to July 31, 2005.................................   117.344%
August 1, 2005 to July 31, 2006.............................   120.813
August 1, 2006 to July 31, 2007.............................   127.750

OPTIONAL REDEMPTION FOLLOWING A CHANGE OF CONTROL OFFER ON OR PRIOR TO THE FIRST CALL DATE

     At any time on or prior to the First Call Date, after the completion of a Change of Control Offer that was accepted by Holders of Notes having an Accreted Value of not less than 75% of the total Accreted Value of Notes then outstanding, we may redeem the Notes of any Holder who has not accepted the Change of Control Offer (the "Untendered Notes") upon not less than 30 nor more than 60 days' prior notice but in no event more than 90 days after the completion of such Change of Control Offer, mailed by first-class mail to each Holder's registered address, at a redemption price equal to 101% of the Accreted Value of the Untendered Notes at the redemption date plus accrued and unpaid interest, if any, to, the date of redemption (the "Change of Control Redemption Date") (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

SELECTION AND NOTICE OF REDEMPTION

     If we are redeeming less than all the Notes at any time, the Trustee will select Notes on a pro rata basis to the extent practicable.

     We will redeem Notes with a principal amount at maturity of $1,000 or less in whole and not in part. We will cause notices of redemption to be mailed by first-class mail at least 30 but not more than 60 days before the redemption date to each holder of Notes to be redeemed at its registered address.

     If any Note is to be redeemed in part only, the notice of redemption that relates to that Note will state the portion of the principal amount at maturity thereof to be redeemed. We will issue a new Note in a principal amount at maturity equal to the unredeemed portion of the original Note in the name of the holder upon cancelation of the original Note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, Accreted Value ceases to accrete and interest ceases to accrue, in each case to the extent applicable, on Notes or portions thereof called for redemption unless we default in making the redemption payment.

OFFER TO PURCHASE UPON INITIAL PUBLIC OFFERING

     Within 30 days after the consummation of an Initial Public Equity Offering prior to July 31, 2007, the Company shall be required to offer to purchase from Holders such aggregate principal amount at maturity of Notes as may be purchased with funds equal in amount to 50% of the Net Cash Proceeds received by the Company from such Initial Public Equity Offering at a purchase price of 113.875% of the Accreted Value of the Notes, plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided, however, that such Net Cash Proceeds shall not be required to be applied towards the purchase of Notes (i) to the extent the Company applies such Net Cash Proceeds towards the purchase or redemption of, and actually purchases or redeems, Buffets Existing Notes and (ii) to the extent such application is restricted by the terms of the then outstanding Indebtedness of Buffets; provided further, however, that in no event will the Company be required to make an offer to purchase Notes with a principal amount at maturity that is more than 25% of the aggregate principal amount at maturity of the Notes originally issued.

     Notwithstanding the foregoing, to the extent the Company redeems any Notes prior to July 31, 2007 pursuant to the third paragraph under "-- Optional Redemption", any Notes so redeemed shall reduce the aggregate principal amount at maturity of Notes that the Company shall be required to offer to purchase pursuant to this covenant by the aggregate principal amount at maturity of Notes so redeemed pursuant to the third paragraph under "Optional Redemption."

     In the event of an Initial Public Equity Offering that requires the purchase of Notes pursuant to this covenant, the Company will purchase Notes tendered pursuant to an offer by the Company for the Notes in accordance with the procedures set forth in the Indenture. If the aggregate purchase price of the Notes tendered exceeds the cash amount required to be allotted to their purchase, the Company will select the Notes to be purchased on a pro rata basis but in round denominations, which will be denominations of $1,000 principal amount at maturity or multiples thereof.

     The Company will comply, to the extent applicable, with the requirements of
Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this covenant by virtue of its compliance with such securities laws or regulations.

     The provisions under the Indenture relative to the Company's obligation to make an offer to repurchase the Notes as a result of an Initial Public Equity Offering may be waived or modified with the written consent of the holders of a majority in principal amount at maturity of the Notes.

MANDATORY REDEMPTION; OFFERS TO PURCHASE; OPEN MARKET PURCHASES

     We are not required to make any mandatory redemption or sinking fund payments with respect to the Notes. However, under certain circumstances, we may be required to offer to purchase Notes as described under the captions "-- Offer to Purchase Upon Initial Public Offering", "-- Change of Control" and "Certain Covenants -- Limitation on Sales of Assets and Subsidiary Stock". We may at any time and from time to time purchase Notes in the open market or otherwise.

RANKING

  SENIOR INDEBTEDNESS VERSUS NOTES

     The indebtedness evidenced by the Notes is unsecured and ranks pari passu in right of payment with the Company's unsecured senior indebtedness. Secured debt and other secured obligations of the Company (including its guarantee of obligations under the Credit Agreement) is effectively senior to the Notes. As of April 7, 2004, after giving pro forma effect to the offering of the Notes, the application of the net proceeds from the offering and the prospective repurchase of a portion of Buffets' senior subordinated notes, the Company would have had $229.4 million of secured indebtedness outstanding with an additional $30 million of availability under the revolving credit facility.

  LIABILITIES OF SUBSIDIARIES VERSUS NOTES

     The Company is a holding company with no revenue-generating operations of its own. Its assets consist substantially of the capital stock of Buffets, Inc. which stock is pledged to secure the Company's guarantee of Buffets, Inc.'s obligations under the Credit Agreement.

     All of our operations are conducted through our subsidiaries. Claims of creditors of such subsidiaries, including trade creditors and creditors holding indebtedness or guarantees issued by such subsidiaries, and claims of preferred stockholders of such subsidiaries generally will have priority with respect to the assets and earnings of such subsidiaries over the claims of our creditors, including holders of the Notes. Accordingly, the Notes are effectively subordinated to creditors (including trade creditors) and preferred stockholders of our subsidiaries. See "Risk Factors -- Risks Relating to the Exchange
Notes -- We are a holding company. The exchange notes are subordinated to the claims of our direct and indirect subsidiaries, and our only material source of cash is and will be distributions from our subsidiaries."

     At April 7, 2004, after giving pro forma effect to the offering of the Notes, the application of the net proceeds from the offering and the prospective repurchase of a portion of Buffets' senior subordinated notes, the total indebtedness of our subsidiaries would have been approximately $408.5 million. Although the Indenture limits the Incurrence of Indebtedness of certain of our subsidiaries, such limitation is subject to a number of significant qualifications. Moreover, the Indenture does not impose any limitation on the Incurrence by such subsidiaries of liabilities that are not considered Indebtedness under the Indenture. See "-- Certain Covenants -- Limitation on Indebtedness".

BOOK-ENTRY, DELIVERY AND FORM

     Except as set forth below, Notes are issuable in registered, global form in minimum denominations of $1,000 aggregate principal amount at maturity and integral multiples of $1,000 aggregate principal amount at maturity in excess of $1,000. Exchange notes will be issued at the closing of the exchange offer only against payment in exchange for initial notes.

     The exchange notes initially will be represented by one or more global notes in registered form without interest coupons (the "Global Notes"). The Global Notes will be deposited upon issuance with the Trustee as custodian for The Depository Trust Company ("DTC"), in New York, New York, and registered in the name of DTC or its nominee, in each case for credit to an account of a direct or indirect participant in DTC as described below.

     Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for Notes in certificated form except in the limited circumstances described below. See "-- Exchange of Global Notes for Certificated Notes". Except in the limited circumstances described below, owners of beneficial interests in the Global Notes will not be entitled to receive physical delivery of Notes in certificated form.

DEPOSITORY PROCEDURES

     The following description of the operations and procedures of DTC is provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. We take no responsibility for these operations and procedures and urge investors to contact the system or their participants directly to discuss these matters.

     DTC has advised us that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the "Participants") and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers (including the initial purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to DTC's system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the "Indirect Participants"). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

     DTC has also advised us that, pursuant to procedures established by it:

          (1) upon deposit of the Global Notes, DTC will credit the accounts of Participants designated by the Initial Purchasers with portions of the principal amount at maturity of the Global Notes; and

          (2) ownership of these interests in the Global Notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interests in the Global Notes).

     Investors in the Global Notes who are Participants in DTC's system may hold their interests therein directly through DTC. Investors in the Global Notes who are not Participants may hold their interests therein indirectly through organizations which are Participants in such system. All interests in a Global Note may be subject to the procedures and requirements of DTC. The laws of some states require that certain Persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such Persons will be limited to that extent. Because DTC can act only on behalf of Participants, which in turn act on behalf of Indirect Participants, the ability of a Person having beneficial interests in a Global Note to pledge such interests to Persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

     EXCEPT AS DESCRIBED BELOW, OWNERS OF AN INTEREST IN THE GLOBAL NOTES WILL NOT HAVE NOTES REGISTERED IN THEIR NAMES, WILL NOT RECEIVE PHYSICAL DELIVERY OF NOTES IN CERTIFICATED FORM AND WILL NOT BE CONSIDERED THE REGISTERED OWNERS OR "HOLDERS" THEREOF UNDER THE INDENTURE FOR ANY PURPOSE.

     Payments in respect of the principal of, and interest and premium and additional interest, if any, on a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered Holder under the Indenture. Under the terms of the Indenture, we and the Trustee will treat the

Persons in whose names the Notes, including the Global Notes, are registered as the owners of the Notes for the purpose of receiving payments and for all other purposes. Consequently, neither we, the Trustee nor any agent of ours or the Trustee has or will have any responsibility or liability for:

          (1) any aspect of DTC's records or any Participant's or Indirect Participant's records relating to or payments made on account of beneficial ownership interest in the Global Notes or for maintaining, supervising or reviewing any of DTC's records or any Participant's or Indirect Participant's records relating to the beneficial ownership interests in the Global Notes; or

          (2) any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

     DTC has advised us that its current practice, upon receipt of any payment in respect of securities such as the Notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount at maturity of the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of Notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the Trustee or the Company. Neither we nor the Trustee will be liable for any delay by DTC or any of its Participants in identifying the beneficial owners of the Notes, and we and the Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

     Transfers between Participants in DTC will be effected in accordance with DTC's procedures, and will be settled in same-day funds.

     DTC has advised us that it will take any action permitted to be taken by a Holder of Notes only at the direction of one or more Participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount at maturity of the Notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the Notes, DTC reserves the right to exchange the Global Notes for legended Notes in certificated form, and to distribute such Notes to its Participants.

     Neither we nor the Trustee nor any of their respective agents will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

EXCHANGE OF GLOBAL NOTES FOR CERTIFICATED NOTES

     A Global Note is exchangeable for Certificated Notes if:

          (1) DTC (a) notifies us that it is unwilling or unable to continue as depositary for the Global Notes or (b) has ceased to be a clearing agency registered under the Exchange Act and, in each case, a successor depositary is not appointed;

          (2) we, at our option, notify the Trustee in writing that we elect to cause the issuance of the Certificated Notes; or

          (3) there has occurred and is continuing an Event of Default with respect to the Notes.

     In addition, beneficial interests in a Global Note may be exchanged for Certificated Notes upon prior written notice given to the Trustee by or on behalf of DTC in accordance with the Indenture. In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests in Global Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures) and will bear the applicable restrictive legend referred to in "Transfer Restrictions", unless that legend is not required by applicable law.

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EXCHANGE OF CERTIFICATED NOTES FOR GLOBAL NOTES

     Certificated Notes may not be exchanged for beneficial interests in any Global Note unless the transferor first delivers to the Trustee a written certificate (in the form provided in the Indenture) to the effect that such transfer will comply with the appropriate transfer restrictions applicable to such Notes. See "Transfer Restrictions".

SAME DAY SETTLEMENT AND PAYMENT

     We will make payments in respect of the Notes represented by the Global Notes (including principal, premium, if any, interest and additional interest, if any) by wire transfer of immediately available funds to the accounts specified by the Global Note Holder. We will make all payments of principal, interest and premium and additional interest, if any, with respect to Certificated Notes by wire transfer of immediately available funds to the accounts specified by the Holders of the Certificated Notes or, if no such account is specified, by mailing a check to each such Holder's registered address. The Notes represented by the Global Notes are expected to be eligible to trade in the PORTAL market and to trade in DTC's Same-Day Funds Settlement System, and any permitted secondary market trading activity in such notes will, therefore, be required by DTC to be settled in immediately available funds. We expect that secondary trading in any Certificated Notes will also be settled in immediately available funds.

CHANGE OF CONTROL

     Upon the occurrence of any of the following events (each a "Change of Control"), each Holder shall have the right to require that the Company repurchase such Holder's Notes at a purchase price in cash equal to 101% of the Accreted Value thereof on the date of purchase, plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date):

          (1) prior to the Initial Public Equity Offering, the Permitted Holders cease to be the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of a majority in the aggregate of the total voting power of the Voting Stock of the Company, whether as a result of issuance of securities of the Company, any merger, consolidation, liquidation or dissolution of the Company, or otherwise (for purposes of this clause (1) and clause (2) below, the Permitted Holders shall be deemed to beneficially own any Voting Stock of a Person (the "specified Person") held by any other Person (the "parent entity") so long as the Permitted Holders beneficially own (as so defined), directly or indirectly, in the aggregate a majority of the voting power of the Voting Stock of the parent entity);

          (2) any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more Permitted Holders, is or becomes the "beneficial owner", directly or indirectly, of more than 35% of the total voting power of the Voting Stock of the Company; provided, however, that the Permitted Holders beneficially own (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, in the aggregate a lesser percentage of the total voting power of the Voting Stock of the Company than such other person and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the Board of Directors of the Company (for purposes of this clause (2), such other person shall be deemed to beneficially own any Voting Stock of a Person (the "specified person") held by any other Person (the "parent entity"), if such other person is the beneficial owner (as first defined in clause (1)), directly or indirectly, of more than 35% of the voting power of the Voting Stock of such parent entity and the Permitted Holders beneficially own (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, in the aggregate a lesser percentage of the voting power of the Voting Stock of such parent entity and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the board of directors of such parent entity);

          (3) individuals who on the Issue Date constituted the Board of Directors of the Company (together with any new directors whose election by such Board of Directors of the Company or whose
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     nomination for election by the shareholders of the Company, as the case may be, was approved by a vote of 66 2/3% of the directors of the Company then still in office who were either directors on the Issue Date or whose election or nomination for election was previously so approved or whose election was approved by the Permitted Holders) cease for any reason to constitute a majority of the Board of Directors of the Company then in office;

          (4) to the extent the Buffets Existing Notes are outstanding, a "Change of Control", as defined in the Buffets Existing Indenture, shall have occurred; or

          (5) the failure at any time by the Company to beneficially own (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, 100% of the Voting Stock of Buffets (except to the extent Buffets is merged with and into the Company in accordance with the terms of the indenture).

     Within 30 days following any Change of Control, we will mail or otherwise deliver a notice to each Holder with a copy to the Trustee (the "Change of Control Offer") stating:

          (1) that a Change of Control has occurred and that such Holder has the right to require us to purchase such Holder's Notes at a purchase price in cash equal to 101% of the Accreted Value thereof on the date of purchase, plus accrued and unpaid interest, if any, or premium, if any, to the date of purchase (subject to the right of Holders of record on the relevant record date to receive interest on the relevant interest payment date);

          (2) the circumstances and relevant facts regarding such Change of Control;

          (3) the purchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed); and

          (4) the instructions, as determined by us, consistent with the covenant described hereunder, that a Holder must follow in order to have its Notes purchased.

     We will not be required to make a Change of Control Offer following a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by us and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

     We will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the covenant described hereunder, we will comply with the applicable securities laws and regulations and shall not be deemed to have breached our obligations under the covenant described hereunder by virtue of its compliance with such securities laws or regulations.

     The Change of Control purchase feature of the Notes may in certain circumstances make more difficult or discourage a sale or takeover of the Company and, thus, the removal of incumbent management. The Change of Control purchase feature is a result of negotiations between the Company and the Initial Purchaser. The Company does not have the present intention to engage in a transaction involving a Change of Control, although it is possible that we or they could decide to do so in the future. Subject to the limitations discussed below, we could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the Indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect our capital structure or credit ratings. Restrictions on our ability to Incur additional Indebtedness are contained in the covenants described under "-- Certain
Covenants -- Limitation on Indebtedness". Such restrictions can only be waived with the consent of the holders of a majority in principal amount at maturity of the Notes then outstanding. Except for the limitations contained in such covenants, however, the Indenture will not contain any covenants or provisions that may afford holders of the Notes protection in the event of a highly leveraged transaction.

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     The Credit Agreement prohibits Buffets and its subsidiaries from paying dividends or otherwise transferring assets to us, other than for the distribution to the Company's stockholders in connection with the Refinancing Transactions, certain limited exceptions for cash interest payments on the notes and for certain administrative, legal and accounting services. The Buffets Existing Notes also significantly restrict Buffets and its subsidiaries from paying dividends or otherwise transferring assets to us. The Credit Agreement also provides that the occurrence of certain change of control events with respect to Buffets would constitute a default thereunder. In the event a Change of Control occurs at a time when we do not have access to cash flow from Buffets and its subsidiaries, we may seek the consent of Buffets' lenders and debt holders to permit the dividend or other transfer of assets necessary to permit us to purchase Notes. We may also attempt to refinance the borrowings that contain such prohibitions. If we do not obtain such a consent or repay such borrowings, we will not have the money necessary to purchase the Notes. In such case, our failure to offer to purchase Notes would constitute a Default under the Indenture. See "Risk Factors -- Risks Relating to the Exchange Notes -- We may not have access to the cash flow and other assets of our subsidiaries that may be needed to make payments on the exchange notes".

     Future indebtedness that we may incur may contain prohibitions on the occurrence of certain events that would constitute a Change of Control or require the repurchase of such indebtedness upon a Change of Control. Moreover, the exercise by the holders of their right to require us to repurchase the Notes could cause a default under such indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchase on us. Finally, our ability to pay cash to the holders of Notes following the occurrence of a Change of Control may be limited by our then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases.

     The provisions under the Indenture relative to our obligation to make an offer to repurchase the Notes as a result of a Change of Control may be waived or modified with the written consent of the holders of a majority in principal amount at maturity of the Notes.

CERTAIN COVENANTS

     The Indenture contains covenants including, among others, the following:

  LIMITATION ON INDEBTEDNESS

     (a) The Company will not, and will not permit any Restricted Subsidiary to, Incur, directly or indirectly, any Indebtedness; provided, however, that Buffets and each of its Restricted Subsidiaries will be entitled to Incur Indebtedness if, on the date of such Incurrence after giving effect thereto on a pro forma basis, no Default has occurred and is continuing and the Consolidated Coverage Ratio of Buffets exceeds 2.0 to 1.

     (b) Notwithstanding the foregoing paragraph (a), the Company and the Restricted Subsidiaries will be entitled to Incur any or all of the following
Indebtedness:

          (1) Indebtedness Incurred by the Company and its Restricted Subsidiaries pursuant to any Revolving Credit Facility; provided, however, that, immediately after giving effect to any such Incurrence, the aggregate principal amount of all Indebtedness Incurred under this clause (1) and then outstanding does not exceed the greater of (A) $80.0 million and (B) 5% of the consolidated revenue of the Company and its Restricted Subsidiaries for the most recent four consecutive fiscal quarters for which internal financial statements are available prior to the date such Indebtedness was Incurred;

          (2) Indebtedness Incurred by the Company and its Restricted Subsidiaries pursuant to any Term Loan Facility; provided, however, that, after giving effect to any such Incurrence, the aggregate principal amount of all Indebtedness Incurred under this clause (2) and then outstanding does not exceed the greater of (A) $230.0 million less the sum of all principal payments with respect to such Indebtedness pursuant to paragraph
     (a)(3)(A) of the covenant described under "-- Limitation on Sales of Assets and Subsidiary Stock" and (B) 25% of the consolidated revenue of the Company and

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     its Restricted Subsidiaries for the most recent four consecutive fiscal quarters for which internal financial statements are available prior to the date such Indebtedness was Incurred;

          (3) Indebtedness owed to and held by the Company or a Restricted Subsidiary; provided, however, that (A) any subsequent issuance or transfer of any Capital Stock which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any subsequent transfer of such Indebtedness (other than to the Company or a Restricted Subsidiary) shall be deemed, in each case, to constitute the Incurrence of such Indebtedness by the obligor thereon and (B) if the Company is the obligor on such Indebtedness owed to a Restricted Subsidiary, such Indebtedness is expressly subordinated to the prior payment in full in cash of all obligations with respect to the Notes;

          (4) the Notes and the Exchange Notes (other than any Additional
     Notes);

          (5) Indebtedness outstanding on the Issue Date (other than Indebtedness described in clause (1), (2), (3) or (4) of this covenant);

          (6) Refinancing Indebtedness in respect of Indebtedness Incurred pursuant to paragraph (a) or pursuant to clause (4) or (5) or this clause
     (6);

          (7) Hedging Obligations of any Restricted Subsidiary entered into not for the purpose of speculation;

          (8) obligations in respect of one or more standby letters of credit, performance, bid and surety bonds, workers' compensation claims, self-insurance claims, self-insurance obligations, bankers' acceptances and completion guarantees provided by any Restricted Subsidiary in the ordinary course of business;

          (9) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within three Business Days of its Incurrence;

          (10) Indebtedness (including Capital Lease Obligations) Incurred by any Restricted Subsidiary to finance the purchase, lease, construction or improvement of property (real or personal) or equipment (whether through the direct purchase of assets or the Capital Stock of any Person owning such assets) within 180 days after such purchase, lease or improvement in an aggregate principal amount which, when added together with the amount of Indebtedness previously Incurred pursuant to this clause (10) and then outstanding (including any Refinancing Indebtedness with respect thereto) does not exceed $25.0 million;

          (11) Indebtedness of any Restricted Subsidiary attributable to Permitted Equipment Lease Financings in an aggregate principal amount which, when added together with the amount of Indebtedness Incurred pursuant to this clause (11) and then outstanding (including any Refinancing Indebtedness with respect thereto) does not exceed $25.0 million, provided, however, that the Net Available Cash from such Permitted Equipment Lease Financings is applied to reduce Indebtedness as required by the covenant described under "-- Limitation on Sales of Assets and Subsidiary Stock";

          (12) the Guarantee by the Company of Indebtedness of any Restricted Subsidiary permitted to be Incurred under the Indenture or the Guarantee or co-issuance by any Restricted Subsidiary of any Indebtedness of the Company or of any Restricted Subsidiary otherwise permitted to be Incurred pursuant to the Indenture;

          (13) Indebtedness of the Company or any Restricted Subsidiary consisting of indemnification, adjustment of purchase price, earn-out or similar obligations, in each case incurred in connection with the acquisition or disposition of any assets, including shares of Capital Stock or divisions or lines of business, of the Company or any Restricted Subsidiary;

          (14) Acquired Indebtedness, and any Refinancing Indebtedness thereof, which is in an aggregate amount not to exceed $20.0 million at any time outstanding; and
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          (15) Indebtedness of any Restricted Subsidiary in an aggregate principal amount which, when taken together with all other Indebtedness of the Restricted Subsidiaries outstanding on the date of such Incurrence (other than Indebtedness permitted by clauses (1) through (14) above or paragraph (a)) does not exceed $25.0 million.

     (c) Notwithstanding the foregoing, the Company will not incur any Indebtedness pursuant to the foregoing paragraph (b) if the proceeds thereof are used, directly or indirectly, to Refinance any Subordinated Obligations of the Company unless such Indebtedness shall be subordinated to the Notes to at least the same extent as such Subordinated Obligations.

     (d) The Company will not issue Additional Notes unless the Holders of at least a majority in principal amount at maturity of the Notes then outstanding have given their written consent to such issuance.

     (e) For purposes of determining compliance with this covenant, (1) in the event that an item of Indebtedness meets the criteria of more than one of the types of Indebtedness described above, the Company, in its sole discretion, will classify such item of Indebtedness at the time of Incurrence and only be required to include the amount and type of such Indebtedness in one of the above clauses and (2) the Company will be entitled to divide and classify an item of Indebtedness in more than one of the types of Indebtedness described above. In addition, from time to time the Company may reclassify any Indebtedness Incurred pursuant to this covenant such that it will be deemed as having been Incurred under paragraph (a) or another clause in paragraph (b), so long as such Indebtedness could have been Incurred under paragraph (a) or such new clause had paragraph (a) or such clause been available to the Company at the time of the original Incurrence of such Indebtedness. Indebtedness under the Revolving Credit Facility under the Credit Agreement outstanding on the Issue Date shall be deemed to have been Incurred on the Issue Date in reliance on clause (1) in paragraph (b) above. Indebtedness under the Term Loan Facility under the Credit Agreement outstanding on the Issue Date shall be deemed to have been Incurred on the Issue Date in reliance on clause (2) in paragraph (b) above.

  LIMITATION ON RESTRICTED PAYMENTS

     (a) The Company will not, and will not permit any Restricted Subsidiary, directly or indirectly, to make a Restricted Payment if at the time the Company or such Restricted Subsidiary makes such Restricted Payment:

          (1) a Default shall have occurred and be continuing (or would result therefrom);

          (2) the Consolidated Coverage Ratio for the Company exceeds 2.0 to 1.0, or in the case of Restricted Payments described in clause (4) of the definition thereof made by Buffets, Buffets is not entitled to Incur an additional $1.00 of Indebtedness pursuant to paragraph (a) of the covenant described under "-- Limitation on Indebtedness"; or

          (3) the aggregate amount of such Restricted Payment and all other Restricted Payments since the Issue Date would exceed the sum of (without duplication):

             (A) with respect to any Restricted Payment described in clause (3) or (4) of the definition thereof only, 50% of the Consolidated Net Income accrued during the period (treated as one accounting period) from the beginning of the fiscal quarter immediately following the fiscal quarter during which the Issue Date occurs to the end of the most recent fiscal quarter for which internal financial statements are then available prior to the date of such Restricted Payment (or, in case such Consolidated Net Income shall be a deficit, minus 100% of such deficit); plus

             (B) 100% of the aggregate Net Cash Proceeds received by the Company from the issuance or sale of its Capital Stock (other than Disqualified Stock) subsequent to the Issue Date (other than an issuance or sale to a Subsidiary of the Company and other than an issuance or sale to an employee stock ownership plan or to a trust established by the Company or any of its Subsidiaries for the benefit of their employees), 100% of any cash capital contribution received

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        by the Company from its shareholders subsequent to the Issue Date and
        100% of the fair market value (as determined in good faith by resolution of the Board of Directors of the Company) of property (other than cash that would constitute Temporary Cash Investments) of a Related Business received by the Company or a Restricted Subsidiary subsequent to the Issue Date as a contribution to its common equity capital or from the issuance and sale of its Capital Stock (other than from a Subsidiary or that was financed with loans from the Company or any of its Restricted Subsidiaries); plus

             (C) the amount by which Indebtedness of the Company or a Restricted Subsidiary is reduced on the Company's consolidated balance sheet upon the conversion or exchange (other than by a Subsidiary of the Company) subsequent to the Issue Date of any Indebtedness of the Company or a Restricted Subsidiary convertible or exchangeable for Capital Stock (other than Disqualified Stock) of the Company (less the amount of any cash, or the fair value of any other property, distributed by the Company upon such conversion or exchange); plus

             (D) an amount equal to the sum of (x) the net reduction in the Investments (other than Permitted Investments) made by the Company or any Restricted Subsidiary in any Person resulting from repurchases, repayments or redemptions of such Investments by such Person, proceeds realized on the sale of such Investment and proceeds representing the return of capital (excluding dividends and distributions), in each case received by the Company or any Restricted Subsidiary, and (y) to the extent such Person is an Unrestricted Subsidiary, the portion (proportionate to the Company's equity interest in such Subsidiary) of the fair market value of the net assets of such Unrestricted Subsidiary at the time such Unrestricted Subsidiary is designated a Restricted Subsidiary; provided, however, that the foregoing sum shall not exceed, in the case of any such Person or Unrestricted Subsidiary, the amount of Investments (excluding Permitted Investments) previously made (and treated as a Restricted Payment) by the Company or any Restricted Subsidiary in such Person or Unrestricted Subsidiary.

     (b) The preceding provisions will not prohibit:

          (1) any Restricted Payment made out of the Net Cash Proceeds of the substantially concurrent sale of, or made by exchange for, Capital Stock of the Company (other than Disqualified Stock and other than Capital Stock issued or sold to a Subsidiary of the Company or an employee stock ownership plan or to a trust established by the Company or any of its Subsidiaries for the benefit of their employees) or a substantially concurrent cash capital contribution received by the Company from its shareholders; provided, however, that (A) such Restricted Payment shall be excluded in the calculation of the amount of Restricted Payments and (B) the Net Cash Proceeds from such sale or such cash capital contribution (to the extent so used for such Restricted Payment) shall be excluded from the calculation of amounts under clause (3)(B) of paragraph (a) above;

          (2) in connection with an Initial Public Equity Offering, Buffets may terminate the Caxton Management Agreement and pay a termination fee under such agreement from the Net Cash Proceeds of such Initial Public Equity Offering; provided, however, that if the aggregate principal amount at maturity of the Notes outstanding after such Initial Public Equity Offering (after giving effect to any Notes redeemed or repurchased (or to be redeemed or repurchased) in connection with such offering) exceeds 50% of the aggregate principal amount at maturity of the Notes issued on the Issue Date, then the cash portion of such termination fee shall not exceed four times the aggregate amount of the fees paid under the Caxton Management Agreement during the prior 13 monthly accounting periods of the Company immediately prior to the date of consummation of the Initial Public Equity Offering; provided further, however, that (A) such Restricted Payment shall be excluded in the calculation of the amount of Restricted Payments and (B) the Net Cash Proceeds from such offering (to the extent so used for such Restricted Payment) shall be excluded from the calculation of amounts under clause (3)(B) in paragraph (a) above;

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          (3) dividends paid within 60 days after the date of declaration thereof if at such date of declaration such dividend would have complied with this covenant; provided, however, that such dividend shall be included in the calculation of the amount of Restricted Payments;

          (4) so long as no Default has occurred and is continuing, the repurchase or other acquisition of shares of Capital Stock of the Company or any of its Subsidiaries from employees, former employees, directors or former directors of the Company or any of its Subsidiaries (or permitted transferees of such employees, former employees, directors or former directors), pursuant to the terms of the agreements (including employment, severance, compensation or shareholder agreements) or plans (or amendments thereto) approved by the Board of Directors of the Company under which such individuals purchase or sell or are granted the option to purchase or sell, shares of such Capital Stock; provided, however, that the aggregate amount of such repurchases and other acquisitions shall not exceed (A) in any calendar year, $5.0 million and (B) in the aggregate, $20.0 million; provided further, however, that such repurchases and other acquisitions shall be excluded in the calculation of the amount of Restricted Payments; provided further, however, that no payments shall be made under this clause
     (4) to any Caxton Shareholder or any Related Party thereto;

          (5) Permitted Closing Date Payments; provided, however, that such payments shall be excluded in the calculation of the amount of Restricted Payments;

          (6) Payments of intercompany subordinated debt, the incurrence of which was permitted under clause (3) of paragraph (b) of the covenant described under "-- Limitation on Indebtedness"; provided, however, that no Default or Event of Default has occurred and is continuing or would otherwise result therefrom; provided further, however, that such payments shall be excluded in the calculation of the amount of Restricted Payments; or

          (7) (A) any payment made to any Caxton Shareholder in respect of any Indebtedness of the Company or any of its Restricted Subsidiaries permitted under the Indenture and (B) after an Initial Public Equity Offering, any reasonable directors' fees and related reimbursements of the Company or any Restricted Subsidiary to directors who are Caxton Shareholders; provided that such Restricted Payments shall be excluded in the calculation of the amount of Restricted Payments.

     For purposes of determining compliance with this covenant, in the event that a proposed Restricted Payment meets the criteria of more than one of the categories of Restricted Payments described in clauses (1) through (7) in paragraph (b) above, or is entitled to be incurred pursuant to paragraph (a) above, the Company will be entitled to classify such item of Restricted Payment on the date of its payment in any manner that complies with this covenant.

  LIMITATION ON RESTRICTIONS ON DISTRIBUTIONS FROM RESTRICTED SUBSIDIARIES

     The Company will not, and will not permit any Restricted Subsidiary to, create or otherwise cause or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to (a) pay dividends or make any other distributions on its Capital Stock to the Company or a Restricted Subsidiary or pay any Indebtedness owed to the Company or a Subsidiary Guarantor, (b) make any loans or advances to the Company or (c) transfer any of its property or assets to the Company, except:

          (1) with respect to clauses (a), (b) and (c),

             (i) any encumbrance or restriction pursuant to an agreement in effect at or entered into on the Issue Date, including the Credit Agreement and the Buffets Existing Indenture;

             (ii) any encumbrance or restriction with respect to a Restricted Subsidiary pursuant to an agreement relating to any Indebtedness (including Acquired Indebtedness) Incurred by such Restricted Subsidiary on or prior to the date on which such Restricted Subsidiary was acquired by the Company (other than Indebtedness Incurred as consideration in, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was acquired by the Company) and outstanding on such date;

             (iii) any encumbrance or restriction pursuant to an agreement effecting a Refinancing of Indebtedness Incurred pursuant to an agreement referred to in clause (i) or (ii) of clause (1) of this covenant or this clause (iii) or contained in any amendment to an agreement referred to in clause (i) or (ii) of clause (1) of this covenant or this clause (iii); provided, however, that the encumbrances and restrictions with respect to such Restricted Subsidiary contained in any such refinancing agreement or amendment are no less favorable to the Noteholders than encumbrances and restrictions with respect to such Restricted Subsidiary contained in such predecessor agreements;

             (iv) any encumbrance or restriction consisting of any restriction on the sale or other disposition of assets or property securing Indebtedness as a result of a Lien permitted to be Incurred under the Indenture on such asset or property;

             (v) any encumbrance or restriction with respect to a Restricted Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of all or a portion of the Capital Stock or assets of such Restricted Subsidiary pending the closing of such sale or disposition;

             (vi) any restriction arising under applicable law, regulation or order;

             (vii) any restriction on cash or other deposits or net worth imposed by suppliers or landlords under contracts entered into in the ordinary course of business;

             (viii) any restriction in any agreement that is not materially more restrictive than the restrictions under the terms of the Credit Agreement and the Buffets Existing Indenture as in effect on the Issue Date; and

             (ix) any encumbrances or restrictions created with respect to (x) Indebtedness of Buffets or Buffets Guarantors permitted to be Incurred or issued subsequent to the Issue Date pursuant to the provisions of the covenant described under the caption "-- Limitation on Indebtedness" and
        (y) Indebtedness of other Restricted Subsidiaries permitted to be Incurred or issued subsequent to the Issue Date pursuant to the provisions of the covenant described under the caption "-- Limitation on Indebtedness;" provided that in the case of this clause (y) the Board of Directors of the Company determines (as evidenced by a resolution of the Board of Directors of the Company) in good faith at the time such encumbrances or restrictions are created that such encumbrances or restrictions would not reasonably be expected to impair the ability of the Company to make payments of interest and scheduled payments of principal on the Notes in each case as and when due;

          (2) with respect to clause (c) only,

             (i) any such encumbrance or restriction consisting of customary nonassignment provisions in leases governing leasehold interests to the extent such provisions restrict the transfer of the lease or the property leased thereunder;

             (ii) restrictions contained in security agreements or mortgages securing Indebtedness of a Restricted Subsidiary to the extent such restrictions restrict the transfer of the property subject to such security agreements or mortgages; and

             (iii) provisions with respect to the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, stock sale agreements and other similar agreements entered into in the ordinary course of business.

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  LIMITATION ON SALES OF ASSETS AND SUBSIDIARY STOCK

     (a) The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, consummate any Asset Disposition unless:

          (1) the Company or such Restricted Subsidiary receives consideration at the time of such Asset Disposition at least equal to the fair market value (including as to the value of all non-cash consideration), as determined in good faith by the Board of Directors of the Company, of the shares and assets subject to such Asset Disposition;

          (2) at least 75% of the consideration thereof received by the Company or such Restricted Subsidiary is in the form of cash or cash equivalents (provided that such 75% requirement shall not apply to any Asset Disposition in which the cash or cash equivalents portion of the consideration received therefor is no less than an amount equal to the product of (x) 4.5 and (y) the amount of EBITDA for the previously completed four fiscal quarters directly attributable to the assets or Capital Stock included in such Asset Disposition); and

          (3) an amount equal to 100% of the Net Available Cash from such Asset Disposition is applied by the Company (or such Restricted Subsidiary, as the case may be)

             (A) first, to the extent the Company elects (or is required by the terms of any Indebtedness), to prepay, repay, redeem or purchase Senior Indebtedness of the Company or Indebtedness (other than any Disqualified Stock) of a Wholly Owned Subsidiary (in each case other than Indebtedness owed to the Company or an Affiliate of the Company) within 13 months from the later of the date of such Asset Disposition or the receipt of such Net Available Cash;

             (B) second, to the extent of the balance of such Net Available Cash after application in accordance with clause (A), to the extent the Company elects, to acquire Additional Assets within 13 months from the later of the date of such Asset Disposition or the receipt of such Net Available Cash;

             (C) third, to the extent of the balance of such Net Available Cash after application in accordance with clauses (A) and (B), to make an offer to the holders of the Notes (and to holders of other Senior Indebtedness of the Company designated by the Company) to purchase Notes (and such other Senior Indebtedness of the Company) pursuant to and subject to the conditions contained in the Indenture; and

             (D) fourth, to the extent of the balance of such Net Available Cash after application in accordance with clauses (A), (B) and (C), for any purpose not prohibited by the terms of the Indenture;

          provided, however, that in connection with any prepayment, repayment or purchase of Indebtedness pursuant to clause (A) or (C) above, the Company or such Restricted Subsidiary shall permanently retire such Indebtedness and shall cause the related loan commitment (if any) to be permanently reduced in an amount equal to the principal amount so prepaid, repaid or purchased.

     Notwithstanding the foregoing provisions of this covenant, the Company and the Restricted Subsidiaries will not be required to apply any Net Available Cash in accordance with this covenant except to the extent that the aggregate Net Available Cash from all Asset Dispositions which are not applied in accordance with this covenant exceeds $20.0 million. In addition, any Net Available Cash received in respect of Permitted Equipment Lease Financings Incurred pursuant to clause (b)(11) of the covenant described under "-- Limitation on Indebtedness" may not be applied pursuant to clause (3)(B) above. Pending application of Net Available Cash pursuant to this covenant, such Net Available Cash may be invested in Temporary Cash Investments or applied to temporarily reduce Senior Indebtedness of the Company or Indebtedness of any Wholly Owned Subsidiary.

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     For the purposes of this covenant, the following are deemed to be cash or cash equivalents:

          (1) the assumption of Indebtedness of the Company or any Restricted Subsidiary and the release of the Company or such Restricted Subsidiary from all liability on such Indebtedness in connection with such Asset Disposition; and

          (2) securities received by the Company or any Restricted Subsidiary from the transferee that are converted by the Company or such Restricted Subsidiary into cash within 90 days of receipt thereof.

     (b) In the event of an Asset Disposition that requires the purchase of Notes (and other Senior Indebtedness of the Company) pursuant to clause
(a)(3)(C) above, the Company will purchase Notes tendered pursuant to an offer by the Company for the Notes (and such other Senior Indebtedness) at a purchase price of 100% of their Accreted Value (or, in the event such other Senior Indebtedness of the Company was not issued with significant original issue discount, 100% of the principal amount thereof), without premium, plus accrued but unpaid interest (or, in respect of such other Senior Indebtedness of the Company, such lesser price, if any, as may be provided for by the terms of such Senior Indebtedness) in accordance with the procedures (including prorating in the event of oversubscription) set forth in the Indenture. If the aggregate purchase price of the Notes tendered exceeds the Net Available Cash allotted to their purchase, the Company will select the Notes to be purchased on a pro rata basis but in round denominations, which in the case of the Notes will be denominations of $1,000 principal amount at maturity or multiples thereof. The Company shall not be required to make such an offer to purchase Notes (and other Senior Indebtedness of the Company) pursuant to this covenant if the Net Available Cash available therefor is less than $20.0 million (which lesser amount shall be carried forward for purposes of determining whether such an offer is required with respect to the Net Available Cash from any subsequent Asset Disposition).

     (c) The Company will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this clause by virtue of its compliance with such securities laws or regulations.

  LIMITATION ON AFFILIATE TRANSACTIONS

     (a) The Company will not, and will not permit any Restricted Subsidiary to, enter into or permit to exist any transaction or series of related transactions (including the purchase, sale, lease or exchange of any property, employee compensation arrangements or the rendering of any service) with, or for the benefit of, any Affiliate of the Company (an "Affiliate Transaction") unless:

          (1) the terms of the Affiliate Transaction are no less favorable to the Company or such Restricted Subsidiary than those that could be obtained at the time of the Affiliate Transaction in arm's-length dealings with a Person who is not an Affiliate;

          (2) if such Affiliate Transaction involves an amount in excess of $5.0 million, the material terms of the Affiliate Transaction are set forth in writing, a majority of the directors of the Company disinterested with respect to such Affiliate Transaction have determined in good faith that the criteria set forth in clause (1) are satisfied and have approved the relevant Affiliate Transaction as evidenced by a Board resolution and the Board of Directors of the Company has received a written opinion from an Independent Qualified Party to the effect that the financial terms of such Affiliate Transaction are fair, from a financial standpoint, to the Company and its Restricted Subsidiaries or not less favorable to the Company and its Restricted Subsidiaries than could reasonably be expected to be obtained at the time in an arm's-length transaction with a Person who is not an Affiliate; and

          (3) if such Affiliate Transaction involves an amount in excess of $15 million, the Holders of at least a majority in principal amount at maturity of the Notes then outstanding shall also have given their written consent to such Affiliate Transaction.
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

     (b) The provisions of the preceding paragraph (a) will not prohibit:

          (1) any Investment (other than a Permitted Investment) or other Restricted Payment, in each case permitted to be made pursuant to, or not prohibited by, the covenant described under "-- Limitation on Restricted Payments";

          (2) any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment, compensation or severance arrangements, stock options and stock ownership plans approved by the Board of Directors of the Company;

          (3) loans or advances to employees in the ordinary course of business in accordance with the past practices of the Company or its Restricted Subsidiaries or otherwise approved by the Board of Directors, but in any event not to exceed $10.0 million in the aggregate outstanding at any one time;

          (4) the payment of reasonable compensation or employee benefit arrangements to and indemnity provided for the benefit of directors, officers or employees of the Company or its Restricted Subsidiaries in the ordinary course of business;

          (5) the payment of reasonable fees to directors of the Company and its Restricted Subsidiaries who are not employees of the Company or its Restricted Subsidiaries;

          (6) the payment of fees and expenses in the amounts provided for in the Management Agreements as in effect on the Issue Date, provided that, except as described in the following provision, no such payments shall be made (x) in any fiscal quarter ending after July 31, 2006 in which the Leverage Ratio at the preceding fiscal quarter end is greater than 4.5 to 1.0, (y) for any fiscal quarter ending after July 31, 2008 in which the Leverage Ratio at the preceding fiscal quarter end is greater than 4.25 to
     1.0 and (z) during the continuance of any Default or Event of Default (it being understood that if any such payments are not made under clauses (x),
     (y) or (z), then such payments shall be deferred and become payable during the first fiscal quarter in which payments under the Management Agreements may be made under this proviso); provided further, that in connection with an Initial Public Equity Offering, Buffets may terminate the Management Agreements and pay a termination fee under such agreements from the Net Cash Proceeds of such Initial Public Equity Offering, except if the aggregate principal amount at maturity of the Notes outstanding after such Initial Public Equity Offering (after giving effect to any Notes redeemed or repurchased (or to be redeemed or repurchased) in connection with such offering) exceeds 50% of the aggregate principal amount at maturity of the Notes issued on the Issue Date, then the cash portion of such termination fee shall not exceed four times the aggregate amount of the fees paid under the Caxton Management Agreement during the prior 13 monthly accounting periods of the Company immediately prior to the date of consummation of the Initial Public Equity Offering;

          (7) any transaction with a Restricted Subsidiary or joint venture or similar entity which would constitute an Affiliate Transaction solely because the Company or a Restricted Subsidiary owns an equity interest in or otherwise controls such Restricted Subsidiary, joint venture or similar entity;

          (8) the entering into of a registration rights agreement with the stockholders of the Company; and

          (9) the issuance or sale of any Capital Stock (other than Disqualified Stock) of the Company.

     (c) Notwithstanding paragraphs (a) and (b) above, the Company agrees that it will not (i) amend or otherwise modify the Caxton Management Agreement to increase the amount of any fees payable by the Company or any Restricted Subsidiary thereunder (other than in connection with the Initial Public Equity Offering to permit the termination fee described in paragraph (b) above), (ii) enter into any other agreement with any Caxton Shareholder the terms of which obligate the Company or any Restricted Subsidiary to pay any fees similar to those payable under the Caxton Management Agreement or (iii) pay (or permit any Restricted Subsidiary to pay) any fees and expenses under the Caxton Management Agreement if such fees and expenses may not be paid under clause (6) in paragraph (b) above unless, in

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

each case, the Holders of a majority in principal amount at maturity of the outstanding Notes consent to such amendment, modification or agreement.

  LIMITATION ON THE SALE OR ISSUANCE OF CAPITAL STOCK OF RESTRICTED SUBSIDIARIES

     The Company:

          (1) will not, and will not permit any Restricted Subsidiary to, sell, lease, transfer or otherwise dispose of any Capital Stock of any Restricted Subsidiary to any Person (other than the Company or a Wholly Owned Subsidiary), and

          (2) will not permit any Restricted Subsidiary to issue any of its Capital Stock (other than, if necessary, shares of its Capital Stock constituting directors' or other legally required qualifying shares) to any Person (other than to the Company or a Wholly Owned Subsidiary), unless

             (A) immediately after giving effect to such issuance, sale or other disposition, neither the Company nor any of its Subsidiaries own any Capital Stock of such Restricted Subsidiary; or

             (B) immediately after giving effect to such issuance, sale or other disposition, such Restricted Subsidiary would no longer constitute a Restricted Subsidiary and any Investment in such Person remaining after giving effect thereto is treated as a new Investment by the Company and such Investment would be permitted to be made under the covenant described under "-- Limitation on Restricted Payments" if made on the date of such issuance, sale or other disposition.

     Notwithstanding the foregoing, the issuance or sale of shares of Capital Stock of any Restricted Subsidiary of the Company will not violate the provisions of the immediately preceding sentence if such shares are issued or sold in connection with (x) the formation or capitalization of a Restricted Subsidiary or (y) a single transaction or a series of substantially contemporaneous transactions whereby such Restricted Subsidiary becomes a Restricted Subsidiary of the Company by reason of the acquisition of securities or assets from another Person.

  LIMITATION ON LIENS

     The Company will not create, incur, assume or permit or suffer to exist any Lien (other than Permitted Liens) (the "Initial Lien") that secures obligations under any Indebtedness of the Company on any asset or property of the Company, or any income or profits therefrom, or assign or convey any right to receive income therefrom, unless:

          (1) in the case of Liens securing Indebtedness that constitutes Subordinated Obligations or is otherwise subordinate or junior in right of payment to the Obligations under the Indenture or the Notes, as the case may be, the Notes are secured by a Lien on such asset, property or proceeds that is senior in priority to such Liens; or

          (2) in all other cases, the Notes are equally and ratably secured.

          Any Lien created for the benefit of the Holders of the Notes pursuant to the preceding sentence shall provide by its terms that such Lien shall be automatically and unconditionally released and discharged upon the release and discharge of the Initial Lien.

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

  MERGER AND CONSOLIDATION

     The Company will not consolidate with or merge with or into, or convey, transfer or lease, in one transaction or a series of transactions, directly or indirectly, all or substantially all its assets to, any Person, unless:

          (1) the resulting, surviving or transferee Person (the "Successor Company") shall be a Person organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and the Successor Company (if not the Company) shall expressly assume, by an indenture supplemental thereto, executed and delivered to the Trustee, and other agreements in forms reasonably satisfactory to the Trustee, all the obligations of the Company under the Notes, the Indenture and the Registration Rights Agreement;

          (2) immediately after giving pro forma effect to such transaction (and treating any Indebtedness which becomes an obligation of the Successor Company or any Subsidiary as a result of such transaction as having been Incurred by such Successor Company or such Subsidiary at the time of such transaction), no Default shall have occurred and be continuing;

          (3) immediately after giving pro forma effect to such transaction, (A) the Successor Company would be able to Incur an additional $1.00 of Indebtedness pursuant to paragraph (a) of the covenant described under "-- Limitation on Indebtedness" or (B) the Consolidated Coverage Ratio for the Successor Company and its Restricted Subsidiaries would be equal to or greater than such ratio for the Company and its Restricted Subsidiaries immediately prior to such transaction; and

          (4) the Company shall have delivered to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the Indenture;

provided, however, that clause (3) will not be applicable to (A) a Restricted Subsidiary consolidating with, merging into or transferring all or part of its properties and assets to the Company or any Restricted Subsidiary or (B) the Company merging with an Affiliate of the Company solely for the purpose and with the sole effect of reincorporating the Company in another jurisdiction.

     The Successor Company will be the successor to the Company and shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture, and the predecessor Company, except in the case of a lease, shall be released from the obligation to pay the principal of and interest on the Notes.

  FUTURE GUARANTORS

     The Company will cause each domestic Restricted Subsidiary of the Company that Guarantees any other Indebtedness of the Company to, at the same time, execute and deliver to the Trustee a Guaranty Agreement pursuant to which such Restricted Subsidiary will Guarantee payment of the Notes on the terms and conditions set forth in the Guaranty Agreement. For the avoidance of doubt, the Guarantee by any Restricted Subsidiary of Indebtedness of another Restricted Subsidiary at a time that such Indebtedness is also Guaranteed by the Company shall not constitute a Guarantee of Indebtedness of the Company.

  MAXIMUM LEVERAGE RATIO

     The Company will not permit the Leverage Ratio as of each July 31, 2008, July 31, 2009 and July 31, 2010 (or if any such date is not the end of a monthly accounting period for the Company, then the date that is the last day of a monthly accounting period that is nearest to such date) (each such date, a "Test Date") to be greater than 6.0 to 1.0; provided that no Default or Event of Default shall occur under this covenant until the 60th day after the applicable Test Date; and provided further that if (a) during such 60-day period, the Company shall have issued any Capital Stock (other than Disqualified Stock) to repay or otherwise retire any of its Indebtedness or any Indebtedness of its Restricted

Subsidiaries and (b) after giving pro forma effect to such transactions, the Leverage Ratio as of the applicable Test Date would have been equal to or less than 6.0 to 1.0, then no Default or Event of Default shall have occurred under this covenant with respect thereto.

  PERMITTED BUSINESS

     The Company will not, and will not permit any Restricted Subsidiary to, engage in any business other than Permitted Business, except to the extent it is not material to the Company and its Restricted Subsidiaries, taken as a whole.

  NO INTERMEDIATE HOLDING COMPANIES

     Except for a transaction with a third party permitted under "-- Certain Covenants -- Merger and Consolidation" or a merger of Buffets with or into the Company, the Company will cause Buffets to remain a direct Wholly Owned Subsidiary of the Company.

SEC REPORTS

     Notwithstanding that the Company may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Company will, after effectiveness of the Exchange Offer Registration Statement or the Shelf Registration Statement, as the case may be, file with the SEC and, in any event, provide the Trustee and Noteholders with such annual reports and such information, documents and other reports as are specified in Sections 13 and 15(d) of the Exchange Act and applicable to a U.S. corporation subject to such Sections, such information, documents and other reports to be so filed and provided at the times specified for the filings of such information, documents and reports under such Sections.

     In addition, at all times on or after May 18, 2004, and prior to the effectiveness of such registration statements, the Company shall supply to the Trustee and each Noteholder copies of such reports and other information within 15 days after the date it would have been required to file such reports or other information with the SEC had it been subject to such Sections; provided, however, that the Company will be deemed to have complied with such obligation following the filing of the Exchange Offer Registration Statement and prior to the effectiveness thereof, if the Exchange Offer Registration Statement includes the information specified in the immediately preceding paragraph at the time the Company would otherwise be required to supply such information to the Trustee. In addition, at all times on or after May 18, 2004, the Company shall furnish to the Holders of the Notes and to prospective investors, upon the requests of such Holders, any information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act so long as the Notes are not freely transferable under the Securities Act.

DEFAULTS

     Each of the following is an Event of Default:

          (1) a default in the payment of interest on the Notes when due, continued for 30 days;

          (2) a default in the payment of principal of any Note when due at its Stated Maturity, upon optional redemption, upon required purchase, upon declaration of acceleration or otherwise;

          (3) the failure by the Company to comply with its obligations under "-- Certain Covenants" under "-- Merger and Consolidation," "-- Maximum Leverage Ratio" or "-- No Intermediate Holding Companies";

          (4) the failure by the Company to comply for 30 days after notice with any of its obligations in the covenants described above under "Offer to Purchase Upon Initial Public Offering" (other than a failure to purchase Notes), "Change of Control" (other than a failure to purchase Notes) or under "-- Certain Covenants" under "-- Limitation on Indebtedness",
     "-- Limitation on Restricted Payments", "-- Limitation on Restrictions on Distributions from Restricted Subsidiaries", "-- Limitation on Sales of Assets and Subsidiary Stock" (other than a failure to purchase Notes),

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

     "-- Limitation on Affiliate Transactions", "-- Limitation on the Sale or Issuance of Capital Stock of Restricted Subsidiaries", "-- Limitation on Liens", "-- Future Guarantors," "-- Permitted Business" and "-- SEC Reports";

          (5) the failure by the Company to comply for 60 days after notice with its other agreements contained in the Indenture;

          (6) Indebtedness of the Company or any Significant Subsidiary is not paid within any applicable grace period after final maturity or is accelerated by the holders thereof because of a default and the total amount of such Indebtedness unpaid or accelerated exceeds $10.0 million (the "cross acceleration provision");

          (7) certain events of bankruptcy, insolvency or reorganization of the Company or a Significant Subsidiary (the "bankruptcy provisions"); or

          (8) any judgment or decree for the payment of money in excess of $10.0 million is entered against the Company or a Significant Subsidiary, remains outstanding for a period of 60 consecutive days following such judgment and is not discharged, waived or stayed within 10 days after notice (the "judgment default provision").

However, a default under clauses (4), (5) and (8) will not constitute an Event of Default until the Trustee or the holders of 25% in principal amount at maturity of the outstanding Notes notify the Company of the default and the Company does not cure such default within the time specified after receipt of such notice.

     If an Event of Default occurs and is continuing, the Trustee or the holders of at least 25% in principal amount at maturity of the outstanding Notes may declare the principal of and accrued but unpaid interest on all the Notes to be due and payable. Upon such a declaration, such principal and interest shall be due and payable immediately. If an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Company occurs and is continuing, the Accreted Value of and interest on all the Notes will ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any holders of the Notes. Under certain circumstances, the holders of a majority in principal amount at maturity of the outstanding Notes may rescind any such acceleration with respect to the Notes and its consequences.

     Subject to the provisions of the Indenture relating to the duties of the Trustee, in case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the holders of the Notes unless such holders have offered to the Trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of Accreted Value, premium (if any) or interest when due, no holder of a Note may pursue any remedy with respect to the Indenture or the Notes unless:

          (1) such holder has previously given the Trustee notice that an Event of Default is continuing;

          (2) holders of at least 25% in principal amount at maturity of the outstanding Notes have requested the Trustee to pursue the remedy;

          (3) such holders have offered the Trustee reasonable security or indemnity against any loss, liability or expense;

          (4) the Trustee has not complied with such request within 60 days after the receipt thereof and the offer of security or indemnity; and

          (5) holders of a majority in principal amount at maturity of the outstanding Notes have not given the Trustee a direction inconsistent with such request within such 60-day period.

Subject to certain restrictions, the holders of a majority in principal amount at maturity of the outstanding Notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee,

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however, may refuse to follow any direction that conflicts with law or the
Indenture or that the Trustee determines is unduly prejudicial to the rights of any other holder of a Note or that would involve the Trustee in personal liability.

     If a Default occurs, is continuing and is known to the Trustee, the Trustee must mail to each holder of the Notes notice of the Default within 90 days after it occurs. Except in the case of a Default in the payment of principal of or interest on any Note, the Trustee may withhold notice if and so long as a committee of its trust officers determines that withholding notice is not opposed to the interest of the holders of the Notes. In addition, we are required to deliver to the Trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any Default that occurred during the previous year. We are required to deliver to the Trustee, within 30 days after the occurrence thereof, written notice of any event which would constitute certain Defaults, their status and what action we are taking or propose to take in respect thereof.

AMENDMENTS AND WAIVERS

     Subject to certain exceptions, the Indenture may be amended with the consent of the holders of a majority in principal amount at maturity of the Notes then outstanding (including consents obtained in connection with a tender offer or exchange for the Notes) and any past default or compliance with any provisions may also be waived with the consent of the holders of a majority in principal amount at maturity of the Notes then outstanding. However, without the consent of each holder of an outstanding Note affected thereby, an amendment or waiver may not, among other things:

          (1) reduce the principal amount at maturity of Notes whose holders must consent to an amendment;

          (2) reduce the rate of or extend the time for payment of interest or premium on any Note;

          (3) reduce the principal amount at maturity or Accreted Value of, change the calculation of Accreted Value so as to reduce the Accreted Value at any time, or extend the Stated Maturity of any Note;

          (4) reduce the amount payable upon the redemption of any Note or change the time at which any Note may be redeemed as described under "-- Optional Redemption" above;

          (5) make any Note payable in money other than that stated in the Note;

          (6) impair the right of any holder of the Notes to receive payment of principal amount at maturity or Accreted Value of and interest on such holder's Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such holder's Notes;

          (7) make any change in the amendment provisions which require each holder's consent or in the waiver provisions; or

          (8) make any change in the ranking or priority of any Note that would adversely affect the Noteholders.

     Notwithstanding the preceding, without the consent of any holder of the Notes, the Company, the Guarantors and Trustee may amend the Indenture:

          (1) to cure any ambiguity, omission, defect or inconsistency;

          (2) to provide for the assumption by a successor person of the obligations of the Company or any Guarantor under the Indenture;

          (3) to provide for uncertificated Notes in addition to or in place of certificated Notes (provided that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated Notes are described in Section 163(f)(2)(B) of the Code);

          (4) to add guarantees with respect to the Notes or to secure the Notes;

          (5) to add to the covenants of the Company for the benefit of the holders of the Notes or to surrender any right or power conferred upon the Company;

          (6) to make any change that does not adversely affect the rights of any holder of the Notes; or

          (7) to comply with any requirement of the SEC in connection with the qualification of the Indenture under the Trust Indenture Act.

     The consent of the holders of the Notes is not necessary under the Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

     After an amendment under the Indenture becomes effective, we are required to mail to holders of the Notes a notice briefly describing such amendment. However, the failure to give such notice to all holders of the Notes, or any defect therein, will not impair or affect the validity of the amendment.

TRANSFER

     The Notes will be issued in registered form and will be transferable only upon the surrender of the Notes being transferred for registration of transfer. We may require payment of a sum sufficient to cover any tax, assessment or other governmental charge payable in connection with certain transfers and exchanges.

DEFEASANCE

     At any time, we may terminate all our obligations under the Notes and the Indenture ("legal defeasance"), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the Notes, to replace mutilated, destroyed, lost or stolen Notes and to maintain a registrar and paying agent in respect of the Notes.

     In addition, at any time we may terminate our obligations under "Offer to Purchase Upon Initial Public Offering" and "-- Change of Control" and under the covenants described under "-- Certain Covenants" (other than the covenant described under "-- Merger and Consolidation"), the operation of the cross acceleration provision, the bankruptcy provisions with respect to Significant Subsidiaries and the judgment default provision described under "-- Defaults" above and the limitations contained in clause (3) of the first paragraph under "-- Certain Covenants -- Merger and Consolidation" above ("covenant defeasance").

     We may exercise our legal defeasance option notwithstanding our prior exercise of our covenant defeasance option. If we exercise our legal defeasance option, payment of the Notes may not be accelerated because of an Event of Default with respect thereto. If we exercise our covenant defeasance option, payment of the Notes may not be accelerated because of an Event of Default specified in clause (4), (6), (7) (with respect only to Significant Subsidiaries) or (8) under "-- Defaults" above or because of the failure of the Company to comply with clause (3) of the first paragraph under "-- Certain Covenants -- Merger and Consolidation" above.

     In order to exercise either of our defeasance options, we must irrevocably deposit in trust (the "defeasance trust") with the Trustee money or U.S. Government Obligations for the payment of Accreted Value and interest on the Notes to redemption or maturity, as the case may be, and must comply with certain other conditions, including delivery to the Trustee of an Opinion of Counsel to the effect that holders of the Notes will not recognize income, gain or loss for Federal income tax purposes as a result of such deposit and defeasance and will be subject to Federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred (and, in the case of legal defeasance only, such Opinion of Counsel must be based on a ruling of the Internal Revenue Service or other change in applicable Federal income tax law).

SATISFACTION AND DISCHARGE

     When (1) we deliver to the Trustee all outstanding Notes for cancelation or
(2) all outstanding Notes have become due and payable, whether at maturity or on a redemption date as a result of the mailing of a notice of redemption, or (3) all outstanding Notes will become due and payable within one year or are to be called for redemption within one year under arrangements reasonably satisfactory to the Trustee and, in the case of clauses (2) and (3), we irrevocably deposit with the Trustee funds sufficient to pay at maturity or upon redemption all outstanding Notes, including interest thereon to maturity or such redemption date, and if in any case we pay all other sums payable hereunder by us, then the Indenture shall, subject to certain exceptions, cease to be of further effect.

CONCERNING THE TRUSTEE

     U.S. Bank National Association is to be the Trustee under the Indenture and the Registrar and Paying Agent with regard to the Notes. An affiliate of the Trustee is expected to be a lender under the new credit facility.

     The Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; provided, however, if it acquires any conflicting interest it must either eliminate such conflict within 90 days, apply to the SEC for permission to continue or resign.

     The Holders of a majority in principal amount at maturity of the outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. If an Event of Default occurs (and is not cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder of Notes, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense and then only to the extent required by the terms of the Indenture.

NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES AND STOCKHOLDERS

     No director, officer, employee, incorporator or stockholder of the Company will have any liability for any obligations of the Company under the Notes or the Indenture or for any claim based on, in respect of, or by reason of such obligations or their creation. Each Holder of the Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. Such waiver and release may not be effective to waive liabilities under the U.S. Federal securities laws, and it is the view of the SEC that such a waiver is against public policy.

GOVERNING LAW

     The Indenture and the Notes will be governed by, and construed in accordance with, the laws of the State of New York without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby.

CERTAIN DEFINITIONS

     "2002 Refinancing Transactions" means Buffets' offering of the Buffets Existing Notes in 2002, Buffets' entering into of the Credit Agreement in 2002, the repayment of all amounts outstanding under Buffets' then-existing credit facility, the redemption in 2002 of all of Buffets' 14% senior subordinated notes due September 29, 2008, the redemption in 2002 of all of the Company's 16% senior subordinated notes due September 29, 2008, the payment of related prepayment fees and the payment of fees and expenses relating to such transactions, all of which were completed on or about June 28, 2002.

     "Accreted Value" means, as of any date (the "Specified Date"), the amount provided below for each $1,000 principal amount at maturity of Notes:

          (1) if the Specified Date occurs on one of the following dates (each, a "Semi-Annual Accrual Date"), the Accreted Value will equal the amount set forth below for such Semi-Annual Accrual Date:

SEMI-ANNUAL                                                    ACCRETED
ACCRUAL DATE                                                    VALUE
------------                                                   --------
Issue Date..................................................   $ 568.73
July 31, 2004...............................................   $ 584.74
January 31, 2005............................................   $ 625.30
July 31, 2005...............................................   $ 668.68
January 31, 2006............................................   $ 715.07
July 31, 2006...............................................   $ 764.68
January 31, 2007............................................   $ 817.73
July 31, 2007...............................................   $ 874.46
January 31, 2008............................................   $ 935.13
July 31, 2008...............................................   $1000.00

          (2) if the Specified Date occurs before the first Semi-Annual Accrual Date following the Issue Date, the Accreted Value will equal the sum of (A) the original issue price of a note and (B) an amount equal to the product of (x) the Accreted Value for such first Semi-Annual Accrual Date less such original issue price multiplied by (y) a fraction, the numerator of which is the number of days from the Issue Date to the Specified Date, using a 360-day year of twelve 30-day months, and the denominator of which is the number of days elapsed from the Issue Date to the first Semi-Annual Accrual Date, using a 360-day year of twelve 30-day months;

          (3) if the Specified Date otherwise occurs between two Semi-Annual Accrual Dates, the Accreted Value will equal to the sum of (A) the Accreted Value for the Semi-Annual Accrual Date immediately preceding such Specified Date and (B) an amount equal to the product of (x) the Accreted Value for the immediately following Semi-Annual Accrual Date less the Accreted Value for the immediately preceding Semi-Annual Accrual Date multiplied by (y) a fraction, the numerator of which is the number of days elapsed from the immediately preceding Semi-Annual Accrual Date to the Specified Date, using a 360-day year of twelve 30-day months, and the denominator of which is 180; or

          (4) if the Specified Date occurs after the last Semi-Annual Accrual Date, the Accreted Value will equal $1,000.

     Notwithstanding the foregoing, if additional interest accrues on the Notes on or prior to July 31, 2008 as a result of a Registration Default under the Registration Rights Agreement or an increase in the interest rate on the Notes as a result of default interest or Step-Up Interest, such additional interest will be added to the Accreted Value, and the Accreted Value as of any Specified Date will equal the sum of (A) the Accreted Value, as calculated above, as of the date such additional interest began to accrue, plus (B) the amount of interest that would accrue on the Accreted Value from time to time on a daily basis at a rate of interest per annum equal to the sum of 13.875% per annum plus the rate of such additional interest as applicable from time to time, compounded semi-annually on each Semi-Annual Accrual Date from the date such additional interest began to accrete through the Specified Date, computed on the basis of a 360-day year of twelve 30-day months. If such an event were to occur, the Accreted Value on and after the last Semi-Annual Accrual Date would exceed $1,000.

     "Acquired Indebtedness" means (1) with respect to any Person that becomes a Restricted Subsidiary after the Issue Date, Indebtedness of such Person and its Subsidiaries existing at the time such Person becomes a Restricted Subsidiary that was not incurred in connection with, or in contemplation of, such

Person becoming a Restricted Subsidiary and (2) with respect to the Company or any Restricted Subsidiary, any Indebtedness of a Person (other than the Company or a Restricted Subsidiary) existing at the time such Person is merged with or into the Company or a Restricted Subsidiary in connection with the acquisition of an asset or assets from another Person, which Indebtedness was not, in any case, incurred by such other Person in connection with, or in contemplation of, such merger or acquisition.

     "Additional Assets" means:

          (1) any property, plant or equipment useful in a Related Business;

          (2) the Capital Stock of a Person that becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Company or another Restricted Subsidiary; or

          (3) Capital Stock constituting a minority interest in any Person that at such time is a Restricted Subsidiary;

provided, however, that any such Restricted Subsidiary described in clause (2) or (3) above is primarily engaged in a Related Business.

     "Affiliate" of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, "control" when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing. For purposes of the covenants described under "-- Certain Covenants -- Limitation on Restricted Payments", "-- Certain Covenants -- Limitation on Affiliate Transactions" and "-- Certain Covenants -- Limitation on Sales of Assets and Subsidiary Stock" only, "Affiliate" shall also mean any beneficial owner of Capital Stock representing 10% or more of the total voting power of the Voting Stock (on a fully diluted basis) of the Company or of rights or warrants to purchase such Capital Stock (whether or not currently exercisable) and any Person who would be an Affiliate of any such beneficial owner pursuant to the first sentence hereof.

     "Asset Disposition" means any sale, lease, transfer or other disposition (or series of related sales, leases, transfers or dispositions) by the Company or any Restricted Subsidiary, including any disposition by means of a merger, consolidation or similar transaction (each referred to for the purposes of this definition as a "disposition"), of:

          (1) any shares of Capital Stock of a Restricted Subsidiary (other than directors' qualifying shares or shares required by applicable law to be held by a Person other than the Company or a Restricted Subsidiary);

          (2) all or substantially all the assets of any division or line of business of the Company or any Restricted Subsidiary; or

          (3) any other assets of the Company or any Restricted Subsidiary outside of the ordinary course of business of the Company or such Restricted Subsidiary;

other than, in the case of clauses (1), (2) and (3) above,

          (A) a disposition by a Restricted Subsidiary to the Company or by the Company or a Restricted Subsidiary to a Wholly Owned Subsidiary;

          (B) for purposes of the covenant described under "-- Certain
     Covenants -- Limitation on Sales of Assets and Subsidiary Stock" only, (x) a disposition that constitutes a Restricted Payment permitted by the covenant described under "-- Certain Covenants -- Limitation on Restricted Payments" or a Permitted Investment and (y) a disposition of all or substantially all the assets of the Company in accordance with the covenant described under "-- Certain Covenants -- Merger and Consolidation";

          (C) a disposition of assets with a fair market value of less than $1.0 million;

          (D) entering into Hedging Obligations; and

          (E) the granting of a lien permitted under the Indenture.

     "Attributable Debt" in respect of a Sale/Leaseback Transaction means, as at the time of determination, the present value (discounted at the interest rate borne by the Notes, compounded annually) of the total obligations of the lessee for net rental payments during the remaining term of the lease included in such Sale/Leaseback Transaction (including any period for which such lease has been extended); provided, however, that if such Sale/Leaseback Transaction results in a Capital Lease Obligation, the amount of Indebtedness represented thereby will be determined in accordance with the definition of "Capital Lease Obligation".

     "Average Life" means, as of the date of determination, with respect to any Indebtedness, the quotient obtained by dividing:

          (1) the sum of the products of the numbers of years from the date of determination to the dates of each successive scheduled principal payment of or redemption or similar payment with respect to such Indebtedness multiplied by the amount of such payment by

          (2) the sum of all such payments.

     "Board of Directors" with respect to a Person means the Board of Directors of such Person or any committee thereof duly authorized to act on behalf of such Board.

     "Buffets" means Buffets, Inc. or any successor thereof.

     "Buffets Existing Notes" means Buffets' 11 1/4% Senior Subordinated Notes due 2010.

     "Buffets Existing Indenture" means the Indenture dated as of June 28, 2002, among Buffets, the guarantors referred to therein and U.S. Bank National Association, as trustee, as amended, extended, renewed, replaced, restated, supplemented or otherwise modified (in whole or in part, and without limitation as to amount, terms, conditions, covenants and other provisions) from time to time.

     "Buffets Guarantors" means each subsidiary of Buffets that guarantees Buffets' obligations under the Buffets Existing Notes.

     "Business Day" means each day which is not a Legal Holiday.

     "Capital Lease Obligation" means an obligation that is required to be classified and accounted for as a capital lease for financial reporting purposes in accordance with GAAP, and the amount of Indebtedness represented by such obligation shall be the capitalized amount of such obligation determined in accordance with GAAP; and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty.

     "Capital Stock" of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into such equity.

     "Caxton Management Agreement" means the Amended and Restated Management and Fee Agreement, dated as of February 20, 2004, by and among Buffets and CxCIC LLC.

     "Caxton Shareholder" means Caxton-Iseman Investments L.P., Caxton Associates, LLC, Frederick J. Iseman, Steven M. Lefkowitz, Robert A. Ferris and any Affiliate of the foregoing.

     "Code" means the Internal Revenue Code of 1986, as amended.

     "Consolidated Coverage Ratio" means, with respect to any Person as of any date of determination, the ratio of (x) the aggregate amount of EBITDA of such Person and its Restricted Subsidiaries for the period of the most recent four consecutive fiscal quarters for which internal financial statements are available prior to the date of such determination to (y) Consolidated Interest Expense of such Person and its Restricted Subsidiaries for such four fiscal quarters; provided, however, that:

          (1) if such Person or any of its Restricted Subsidiaries has Incurred any Indebtedness since the beginning of such period that remains outstanding or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio is an Incurrence of Indebtedness, or both, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving effect on a pro forma basis to such Indebtedness as if such Indebtedness had been Incurred on the first day of such period (except that, in making such computation, the amount of Indebtedness under any revolving credit facility outstanding on the date of such calculation shall be computed based on (A) the average daily balance of such Indebtedness during such four fiscal quarters or such shorter period when such facility was outstanding or (B) if such facility was created after the end of such four fiscal quarters, the average balance of such Indebtedness during the period from the date of creation of such facility to the date of the computation);

          (2) if such Person or any of its Restricted Subsidiaries has repaid, repurchased, defeased or otherwise discharged any Indebtedness since the beginning of such period or if any Indebtedness is to be repaid, repurchased, defeased or otherwise discharged (in each case other than Indebtedness Incurred under any revolving credit facility unless such Indebtedness has been permanently repaid and has not been replaced) on the date of the transaction giving rise to the need to calculate the Consolidated Coverage Ratio, EBITDA and Consolidated Interest Expense for such period shall be calculated on a pro forma basis as if such discharge had occurred on the first day of such period and as if such Person or such Restricted Subsidiary has not earned the interest income actually earned during such period in respect of cash or Temporary Cash Investments used to repay, repurchase, defease or otherwise discharge such Indebtedness;

          (3) if since the beginning of such period such Person or any of its Restricted Subsidiaries shall have made any Asset Disposition, EBITDA for such period shall be reduced by an amount equal to EBITDA (if positive) directly attributable to the assets which are the subject of such Asset Disposition for such period, or increased by an amount equal to EBITDA (if negative), directly attributable thereto for such period and Consolidated Interest Expense for such period shall be reduced by an amount equal to the Consolidated Interest Expense directly attributable to any Indebtedness of such Person or any of its Restricted Subsidiaries repaid, repurchased, defeased or otherwise discharged with respect to such Person and its continuing Restricted Subsidiaries in connection with such Asset Disposition for such period (or, if the Capital Stock of any Restricted Subsidiary is sold, the Consolidated Interest Expense for such period directly attributable to the Indebtedness of such Restricted Subsidiary to the extent such Person and its continuing Restricted Subsidiaries are no longer liable for such Indebtedness after such sale);

          (4) if since the beginning of such period such Person or any of its Restricted Subsidiaries (by merger or otherwise) shall have made an Investment in any Restricted Subsidiary (or any person which becomes a Restricted Subsidiary) or an acquisition of assets, including any acquisition of assets occurring in connection with a transaction requiring a calculation to be made hereunder, which constitutes all or substantially all of an operating unit of a business, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto (including the Incurrence of any Indebtedness) as if such Investment or acquisition occurred on the first day of such period; and

          (5) if since the beginning of such period any entity (that subsequently became a Restricted Subsidiary or was merged with or into such Person or any of its Restricted Subsidiaries since the beginning of such period) shall have made any Asset Disposition, any Investment or acquisition of assets that would have required an adjustment pursuant to clause (3) or (4) above if made by such Person or a Restricted Subsidiary during such period, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto as if such Asset Disposition, Investment or acquisition occurred on the first day of such period.

          For purposes of this definition, whenever pro forma effect is to be given to an acquisition of assets, the amount of income or earnings relating thereto and the amount of Consolidated Interest Expense associated with any Indebtedness Incurred in connection therewith, the pro forma calculations shall be determined in good faith by a responsible financial or accounting Officer of the Company (and may include any applicable Pro Forma Cost Savings). If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Interest Rate Agreement applicable to such Indebtedness if such Interest Rate Agreement has a remaining term in excess of 12 months).

     "Consolidated Interest Expense" means, with respect to any Person for any period, the total interest expense of such Person and its consolidated Restricted Subsidiaries, plus, to the extent not included in such total interest expense, and to the extent incurred by such Person or its Restricted Subsidiaries, without duplication:

          (1) interest expense attributable to capital leases and the interest expense attributable to leases constituting part of a Sale/Leaseback Transaction;

          (2) amortization of debt discount and debt issuance cost;

          (3) capitalized interest;

          (4) non-cash interest expenses;

          (5) commissions, discounts and other fees and charges owed with respect to letters of credit bankers' acceptance financing;

          (6) net payments pursuant to Hedging Obligations;

          (7) dividends paid in cash or Disqualified Stock in respect of all Disqualified Stock of such Person and Preferred Stock of the Restricted Subsidiaries of such Person held by Persons other than such Person or a Wholly Owned Subsidiary;

          (8) interest incurred in connection with Investments in discontinued operations;

          (9) interest actually paid by such Person or a Restricted Subsidiary under a Guarantee of Indebtedness of any other Person; and

          (10) the cash contributions to any employee stock ownership plan or similar trust to the extent such contributions are used by such plan or trust to pay interest or fees to any Person (other than such Person) in connection with Indebtedness Incurred by such plan or trust; and

less, to the extent included in such total interest expense, (A) the amortization during such period of capitalized financing costs associated with the Refinancing Transactions and the 2002 Refinancing Transactions and (B) the amortization during such period of other capitalized financing costs; provided, however, that, in the case of (B), the aggregate amount of amortization relating to such capitalized financing costs deducted in calculating Consolidated Interest Expense shall not exceed 5% of the aggregate amount of the financing giving rise thereto.

     "Consolidated Net Income" means, with respect to any Person for any period, the net income of such Person and its consolidated Subsidiaries; provided, however, that there shall not be included in such Consolidated Net Income:

          (1) any net income of any Person (other than the referent Person) if such Person is not a Restricted Subsidiary, except that:

             (A) subject to the exclusion contained in clause (4) below, the referent Person's equity in the net income of any such Person for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such period to the referent Person as a dividend or other distribution (subject, in the case of a dividend or other distribution paid to a Restricted Subsidiary, to the limitations contained in clause (3) below); and

             (B) the referent Person's equity in a net loss of any such Person for such period shall be included in determining such Consolidated Net Income but only to the extent the referent Person or a Restricted Subsidiary funded such net loss with cash;

          (2) any net income (or loss) of any Person acquired by the referent Person or a Subsidiary of the referent Person in a pooling of interests transaction for any period prior to the date of such acquisition;

          (3) any net income of any Restricted Subsidiary of such Person if such Restricted Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to such Person (other than restrictions permitted under the covenant described under "-- Certain Covenants -- Limitation on Restrictions on Distributions from Restricted Subsidiaries"), except that:

             (A) subject to the exclusion contained in clause (4) below, the Person's equity in the net income of any such Restricted Subsidiary for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Restricted Subsidiary during such period to such Person or another Restricted Subsidiary of such Person as a dividend or other distribution (subject, in the case of a dividend or other distribution paid to another Restricted Subsidiary, to the limitation contained in this clause); and

             (B) such Person's equity in a net loss of any such Restricted Subsidiary for such period shall be included in determining such Consolidated Net Income;

          (4) any gain or loss realized upon the sale or other disposition of any assets of such Person, its consolidated Subsidiaries or any other Person (including pursuant to any sale-and-leaseback arrangement) which is not sold or otherwise disposed of in the ordinary course of business and any gain or loss realized upon the sale or other disposition of any Capital Stock of any Person;

          (5) extraordinary gains or losses;

          (6) to the extent included in total interest expense, any amortization or write-offs of debt issuance costs and prepayment penalties realized during such period to the extent attributable to the Indebtedness being Refinanced in connection with the Refinancing Transactions and the 2002 Refinancing Transactions;

          (7) the cumulative effect of a change in accounting principles;

          (8) gains and losses realized upon the refinancing of any Indebtedness of the Company or any Restricted Subsidiary;

          (9) non-cash compensation charges or other non-cash expenses or charges arising from the grant of or issuance or repricing of Capital Stock or other equity-based awards or any amendment or substitution of any such Capital Stock or other equity-based awards;

          (10) any non-cash goodwill or non-cash asset impairment charges subsequent to the Issue Date; and

          (11) deferred rent to the extent it is payable after the maturity date of the Notes.

Notwithstanding the foregoing, for the purposes of the covenant described under "Certain Covenants -- Limitation on Restricted Payments" only, there shall be excluded from Consolidated Net Income any repurchases, repayments or redemptions of Investments, proceeds realized on the sale of Investments or return of capital to such Person or a Restricted Subsidiary of such Person to the extent such repurchases, repayments, redemptions, proceeds or returns increase the amount of Restricted Payments permitted under such covenant pursuant to clause
(a)(3)(D) thereof.

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     "Credit Agreement" means the Credit Agreement dated as of June 28, 2002, as amended and restated as of February 20, 2004, by and among Buffets, the guarantors referred to therein, the lenders referred to therein and Credit
Suisse First Boston LLC, together with the related documents thereto (including the term loans, revolving loans and letter of credit facility thereunder, any guarantees and security documents), as amended, extended, renewed, replaced, restated, supplemented or otherwise modified (in whole or in part, and without limitation as to amount, terms, conditions, covenants and other provisions) from time to time, and any agreement (and related document or instrument) governing Indebtedness incurred to Refinance, in whole or in part, the borrowings and commitments then outstanding or permitted to be outstanding under such Credit Agreement or a successor Credit Agreement, whether by the same or any other lender or group of lenders (and whether in the form of commercial paper facilities, revolving credit loans, term loans, receivables financing, letters of credit, or any debt securities or other form of debt, convertible debt or exchangeable debt financing).

     "Currency Agreement" means in respect of a Person any foreign exchange contract, currency swap agreement or other similar agreement designed to protect such Person against fluctuations in currency values.

     "Default" means any event which is, or after notice or passage of time or both would be, an Event of Default.

     "Disqualified Stock" means, with respect to any Person, any Capital Stock which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder) or upon the happening of any event:

          (1) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise;

          (2) is convertible or exchangeable at the option of the holder for Indebtedness or Disqualified Stock; or

          (3) is mandatorily redeemable or must be purchased upon the occurrence of certain events or otherwise, in whole or in part;

in each case on or prior to the first anniversary of the Stated Maturity of the Notes; provided, however, that any Capital Stock that would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require such Person to purchase or redeem such Capital Stock upon the occurrence of an "asset sale" or "change of control" occurring prior to the first anniversary of the Stated Maturity of the Notes shall not constitute Disqualified Stock if:

          (1) the "asset sale" or "change of control" provisions applicable to such Capital Stock are not more favorable to the holders of such Capital Stock than the terms applicable to the Notes and described under "-- Certain Covenants -- Limitation on Sales of Assets and Subsidiary Stock" and "-- Certain Covenants -- Change of Control"; and

          (2) any such requirement only becomes operative after compliance with such terms applicable to the Notes, including the purchase of any Notes tendered pursuant thereto.

The amount of any Disqualified Stock that does not have a fixed redemption, repayment or repurchase price will be calculated in accordance with the terms of such Disqualified Stock as if such Disqualified Stock were redeemed, repaid or repurchased on any date on which the amount of such Disqualified Stock is to be determined pursuant to the Indenture; provided, however, that if such Disqualified Stock could not be required to be redeemed, repaid or repurchased at the time of such determination, the redemption, repayment or repurchase price will be the book value of such Disqualified Stock as reflected in the most recent financial statements of such Person.

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

     "EBITDA" means, with respect to any Person for any period, the sum of Consolidated Net Income, plus the following to the extent deducted in calculating such Consolidated Net Income:

          (1) all income tax expense of such Person and its consolidated Restricted Subsidiaries;

          (2) Consolidated Interest Expense of such Person and its consolidated Restricted Subsidiaries;

          (3) depreciation and amortization expense of such Person and its consolidated Restricted Subsidiaries (excluding amortization expense attributable to a prepaid operating activity item that was paid in cash in a prior period);

          (4) Restructuring Expenses;

          (5) the principal component of any Sale/Leaseback Transaction that constitutes an operating lease; and

          (6) all other non-cash charges of such Person and its consolidated Restricted Subsidiaries (including, without limitation, deferred rental expense, but excluding any such non-cash charge to the extent that it represents an accrual of or reserve for cash expenditures in any future period) less all non-cash items of income (other than accrual of revenue in the ordinary course of business) of such Person and its consolidated Restricted Subsidiaries;

in each case for such period. Notwithstanding the foregoing, the provision for taxes based on the income or profits of, and the depreciation and amortization and non-cash charges of, a Restricted Subsidiary shall be added to Consolidated Net Income to compute EBITDA only to the extent (and in the same proportion) that the net income of such Restricted Subsidiary was included in calculating Consolidated Net Income of such Person.

     "Exchange Act" means the Securities Exchange Act of 1934, as amended.

     "Exchange Notes" means the debt securities of the Company issued pursuant to the Indenture in exchange for, and in an aggregate principal amount at maturity equal to, the Notes, in compliance with the terms of the Registration Rights Agreement.

     "First Call Date" means July 31, 2008.

     "GAAP" means generally accepted accounting principles in the United States of America as in effect as of the date of the Buffets Existing Indenture, including those set forth in:

          (1) the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants;

          (2) statements and pronouncements of the Financial Accounting Standards Board; and

          (3) such other statements by such other entity as approved by a significant segment of the accounting profession.

     "Guarantee" means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any Person and any obligation, direct or indirect, contingent or otherwise, of such Person:

          (1) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay or to maintain financial statement conditions or otherwise); or

          (2) entered into for the purpose of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part);

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

provided, however, that the term "Guarantee" shall not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb has a corresponding meaning. The term "Guarantor" shall mean any Person Guaranteeing any obligation.

     "Guaranty Agreement" means a supplemental indenture, in a form reasonably satisfactory to the Trustee, pursuant to which a Subsidiary Guarantor guarantees the Company's obligations with respect to the Notes on the terms provided for in the Indenture and in such supplemental indenture.

     "Hedging Obligations" of any Person means the obligations of such Person pursuant to any Interest Rate Agreement or Currency Agreement.

     "Holder" or "Noteholder" means the Person in whose name a Note is registered on the Registrar's books.

     "Incur" means issue, assume, Guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Restricted Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Person at the time it becomes a Restricted Subsidiary. The term "Incurrence" when used as a noun shall have a correlative meaning. Solely for purposes of determining compliance with "-- Certain Covenants -- Limitation on Indebtedness", (1) amortization of debt discount or the accretion of principal with respect to a non-interest bearing or other discount security and (2) the payment of regularly scheduled interest in the form of additional Indebtedness of the same instrument or the payment of regularly scheduled dividends on Capital Stock in the form of additional Capital Stock of the same clause and with the same terms will not be deemed to be the Incurrence of Indebtedness.

     "Indebtedness" means, with respect to any Person on any date of determination (without duplication):

          (1) the principal in respect of (A) indebtedness of such Person for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable, including, in each case, any premium on such indebtedness to the extent such premium has become due and payable;

          (2) all Capital Lease Obligations of such Person and all Attributable Debt in respect of Sale/ Leaseback Transactions entered into by such Person;

          (3) all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding trade accounts payable arising in the ordinary course of business);

          (4) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction (other than obligations with respect to letters of credit securing obligations (other than obligations described in clauses (1) through (3) above) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the tenth Business Day following payment on the letter of credit);

          (5) the amount of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock of such Person or, with respect to any Preferred Stock of any Subsidiary of such Person, the principal amount of such Preferred Stock to be determined in accordance with the Indenture (but excluding, in each case, any accrued dividends);

          (6) all obligations of the type referred to in clauses (1) through (5) of other Persons and all dividends of other Persons for the payment of which, in either case, such Person is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise, including by means of any Guarantee;

          (7) all obligations of the type referred to in clauses (1) through (6) of other Persons secured by any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person), the amount of such obligation being deemed to be the lesser of the value of such property or assets and the amount of the obligation so secured; and

          (8) to the extent not otherwise included in this definition, Hedging Obligations of such Person; provided that for purposes of calculating the Leverage Ratio, the aggregate amount of Indebtedness outstanding pursuant to any Hedging Obligation shall be zero until such time as such Person has the obligation to make a payment in respect of such Hedging Obligation and such payment is not made within 10 days.

Notwithstanding the foregoing, in connection with the purchase by such Person or any of its Restricted Subsidiaries of any business, the term "Indebtedness" will exclude post-closing payment adjustments to which the seller may become entitled to the extent such payment is determined by a final closing balance sheet or such payment depends on the performance of such business after the closing; provided, however, that, at the time of closing, the amount of any such payment is not determinable and, to the extent such payment thereafter becomes fixed and determined, the amount is paid within 30 days thereafter.

     The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and the maximum liability, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations at such date; provided, however, that in the case of Indebtedness sold at a discount, the amount of such Indebtedness at any time will be the accreted value thereof at such time. Notwithstanding the foregoing, Indebtedness shall not include any liability for Federal, state, local or other taxes owed or owing to any governmental entity.

     "Independent Qualified Party" means an investment banking firm, accounting firm or appraisal firm of national standing; provided, however, that such firm is not an Affiliate of the Company.

     "Initial Public Equity Offering" means the first underwritten initial public offering of common stock by the Company pursuant to an effective registration statement under the Securities Act, which offering (i) has a primary component and (ii) results in at least $50.0 million of aggregate gross proceeds (whether primary or secondary).

     "Interest Rate Agreement" means in respect of a Person any interest rate swap agreement, interest rate cap agreement or other financial agreement or arrangement designed to manage interest rate exposure.

     "Investment" in any Person means any direct or indirect advance, loan (other than advances to customers in the ordinary course of business that are recorded as accounts receivable on the balance sheet of the lender) or other extensions of credit (including by way of Guarantee or similar arrangement) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by such Person. Except as otherwise provided for herein, the amount of an Investment shall be its fair value at the time the Investment is made and without giving effect to subsequent changes in value.

     For purposes of the definition of "Unrestricted Subsidiary", the definition of "Restricted Payment" and the covenant described under "-- Certain
Covenants -- Limitation on Restricted Payments":

          (1) "Investment" shall include the portion (proportionate to the Company's equity interest in such Subsidiary) of the fair market value of the net assets of any Subsidiary of the Company at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Company shall be deemed to continue to have a permanent "Investment" in an Unrestricted Subsidiary equal to an amount (if positive) equal to (A) the Company's "Investment" in such Subsidiary at the time of such redesignation less (B) the portion (proportionate to the Company's equity interest in such Subsidiary) of the fair market value of the net assets of such Subsidiary at the time of such redesignation; and

          (2) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer, in each case as determined in good faith by the Board of Directors of the Company.

     "Issue Date" means the date on which the Notes are originally issued.

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

     "Leverage Ratio" means, as of any date of determination, the ratio of (x) total Indebtedness of the Company and its Restricted Subsidiaries to (y) EBITDA of the Company for the period of the four consecutive fiscal quarters most recently ended for which internal financial statements are then available prior to the date of determination; provided that:

          (1) if the Company or any of its Restricted Subsidiaries has Incurred any Indebtedness since the beginning of such period that remains outstanding, EBITDA and Indebtedness for such period shall be calculated after giving effect on a pro forma basis to such Incurrence of Indebtedness as if such Indebtedness had been Incurred on the first day of such period (except that, in making such computation, the amount of Indebtedness under any revolving credit facility outstanding on the date of such calculation shall be computed based on (A) the average daily balance of such Indebtedness during such four fiscal quarters or such shorter period when such facility was outstanding or (B) if such facility was created after the end of such four fiscal quarters, the average balance of such Indebtedness during the period from the date of creation of such facility to the date of the computation);

          (2) if the Company or any of its Restricted Subsidiaries has repaid, repurchased, defeased or otherwise discharged any Indebtedness since the beginning of such period, EBITDA and Indebtedness for such period shall be calculated on a pro forma basis as if such discharge had occurred on the first day of such period and as if the Company or such Restricted Subsidiary had not earned the interest income actually earned during such period in respect of cash or Temporary Cash Investments used to repay, repurchase, defease or otherwise discharge such Indebtedness;

          (3) if since the beginning of such period the Company or any of its Restricted Subsidiaries shall have made any Asset Disposition, EBITDA for such period shall be reduced by an amount equal to EBITDA (if positive) directly attributable to the assets which are the subject of such Asset Disposition for such period, or increased by an amount equal to EBITDA (if negative), directly attributable thereto for such period and Indebtedness for such period shall be reduced by an amount equal to the Indebtedness of the Company or any of its Restricted Subsidiaries repaid, repurchased, defeased or otherwise discharged with respect to the Company and its continuing Restricted Subsidiaries in connection with such Asset Disposition for such period (or, if the Capital Stock of any Restricted Subsidiary is sold, the Indebtedness of such Restricted Subsidiary to the extent the Company and its continuing Restricted Subsidiaries are no longer liable for such Indebtedness after such sale);

          (4) if since the beginning of such period the Company or any of its Restricted Subsidiaries (by merger or otherwise) shall have made an Investment in any Restricted Subsidiary (or any person which becomes a Restricted Subsidiary) or an acquisition of assets which constitutes all or substantially all of an operating unit of a business, EBITDA and Indebtedness for such period shall be calculated after giving pro forma effect thereto (including the Incurrence of Indebtedness) as if such Investment or acquisition occurred on the first day of such period; and

          (5) if since the beginning of such period any entity (that subsequently became a Restricted Subsidiary or was merged with or into the Company or any of its Restricted Subsidiaries since the beginning of such period) shall have made any Asset Disposition, any Investment or any acquisition of assets that would have required an adjustment pursuant to clause (3) or (4) above if made by the Company or a Restricted Subsidiary during such period, EBITDA and Indebtedness for such period shall be calculated after giving pro forma effect thereto as if such Asset Disposition, Investment or acquisition occurred on the first day of such period.

     For purposes of this definition, whenever pro forma effect is to be given to an acquisition of assets, the amount of income or earnings relating thereto and the amount of any Indebtedness Incurred in connection therewith, the pro forma calculations shall be determined in good faith by a responsible financial or accounting Officer of the Company (and may include any applicable Pro Forma Cost Savings).

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     "Lien" means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof), provided that any property that is the subject of a Sale/Leaseback Transaction shall be deemed to be covered by a Lien.

     "Management Agreements" means each of the Caxton Management Agreement and the Management and Fee Agreement, dated as of October 2, 2000, by and among Buffets, Inc. and Sentinel Capital Partners, L.L.C.

     "Net Available Cash" from an Asset Disposition means cash payments received therefrom (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise and proceeds from the sale or other disposition of any securities received as consideration, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Indebtedness or other obligations relating to such properties or assets or received in any other noncash form), in each case net of:

          (1) all legal, title and recording tax expenses, underwriting discounts, commissions and other fees and expenses incurred (including, without limitation, fees and expenses of counsel, accountants and investment bankers), and all Federal, state, provincial, foreign and local taxes required to be accrued as a liability under GAAP, as a consequence of such Asset Disposition;

          (2) all payments made on any Indebtedness which is secured by any assets subject to such Asset Disposition, in accordance with the terms of any Lien upon or other security agreement of any kind with respect to such assets, or which must by its terms, or in order to obtain a necessary consent to such Asset Disposition, or by applicable law, be repaid out of the proceeds from such Asset Disposition;

          (3) all distributions and other payments required to be made to minority interest holders in Restricted Subsidiaries as a result of such Asset Disposition;

          (4) the deduction of appropriate amounts provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the property or other assets disposed in such Asset Disposition and retained by the Company or any Restricted Subsidiary after such Asset Disposition; and

          (5) any portion of the purchase price from an Asset Disposition placed in escrow, whether as a reserve for adjustment of the purchase price, for satisfaction of indemnities in respect of such Asset Disposition or otherwise in connection with that Asset Disposition; provided, however, that upon the termination of such escrow, Net Available Cash will be increased by any portion of funds in the escrow that are released to the Company or any Restricted Subsidiary.

     "Net Cash Proceeds", with respect to any issuance or sale of Capital Stock, means the cash proceeds of such issuance or sale net of attorneys' fees, accountants' fees, underwriters' or placement agents' fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

     "Obligations" means with respect to any Indebtedness all obligations for principal, premium, interest, penalties, fees, indemnifications, reimbursements, and other amounts payable pursuant to the documentation governing such Indebtedness.

     "One Year's Coupon" means, with respect to an optional redemption, the difference between (1) the scheduled Accreted Value of the Notes on the date that is one year after the redemption date and (2) the Accreted Value of the Notes as of the redemption date.

     "Permitted Business" means the businesses engaged in by the Company and its Subsidiaries on May 18, 2004, and businesses that are related thereto, extensions thereof or necessary or desirable to facilitate any such business.

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

     "Permitted Closing Date Payments" means, without duplication, the following payments and distributions: (i) redemption of the Company's series A senior subordinated and series B junior subordinated notes due 2011 and (ii) the distribution on or about the Issue Date of up to $65.0 million to holders of the Company's Capital Stock.

     "Permitted Equipment Lease Financings" means one or more Sale/Leaseback Transactions relating to equipment and/or leasehold improvements.

     "Permitted Holders" means (i) Caxton-Iseman Investments L.P., Caxton Associates, LLC, Sentinel Capital Partners, II, L.P., Frederick J. Iseman, Robert M. Rosenberg, Steven M. Lefkowitz, Robert A, Ferris, Roe H. Hatlen and David S. Lobel and any other Person who is a controlled Affiliate of any of the foregoing and any member of senior management of the Company and (ii) any Related Party of any of the foregoing.

     "Permitted Investment" means an Investment by the Company or any Restricted Subsidiary in:

          (1) the Company, a Restricted Subsidiary or a Person that will, upon the making of such Investment, become a Restricted Subsidiary; provided, however, that the primary business of such Restricted Subsidiary is a Related Business;

          (2) another Person if as a result of such Investment such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all its assets to, the Company or a Restricted Subsidiary; provided, however, that such Person's primary business is a Related Business;

          (3) cash and Temporary Cash Investments;

          (4) receivables owing to the Company or any Restricted Subsidiary if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Company or any such Restricted Subsidiary deems reasonable under the circumstances;

          (5) payroll, travel and similar advances to directors, officers and employees to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

          (6) loans or advances to employees made in the ordinary course of business of the Company or such Restricted Subsidiary in an aggregate principal amount not to exceed $2.0 million at any one time outstanding;

          (7) stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to the Company or any Restricted Subsidiary or in satisfaction of judgments;

          (8) any Person to the extent such Investment represents the non-cash portion of the consideration received for an Asset Disposition as permitted pursuant to the covenant described under "-- Certain
     Covenants -- Limitation on Sales of Assets and Subsidiary Stock";

          (9) any Person where such Investment was acquired by the Company or any of its Restricted Subsidiaries (a) in exchange for any other Investment or accounts receivable held by the Company or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable or (b) as a result of a foreclosure by the Company or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

          (10) any Person to the extent such Investment consists of Hedging Obligations otherwise permitted under the covenant described under "-- Certain Covenants -- Limitation on Indebtedness"; and

          (11) additional Investments made after the Issue Date in an aggregate amount which, together with all other Investments made pursuant to this clause (11) that are then outstanding, do not exceed the greater of (a) $25.0 million and (b) 5% of Total Assets.
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

     "Permitted Liens" means, with respect to any Person:

          (1) Liens on property (A) existing at the time of acquisition thereof or (B) of a Person existing at the time such Person is merged into or consolidated with or acquired by the Company or any Restricted Subsidiary of the Company; provided that such Liens were in existence prior to the contemplation of such acquisition, merger or consolidation and do not extend to any assets other than those acquired or to those of the Person merged into or consolidated with the Company or a Restricted Subsidiary of the Company, as the case may be;

          (2) banker's Liens, rights of setoff and Liens to secure the performance of bids, tenders, trade or government contracts (other than for borrowed money), leases, licenses, statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business;

          (3) Liens to secure Indebtedness (including Capital Lease Obligations) permitted by clause (10) or clause (11) of paragraph (b) of the covenant described under the caption "-- Certain Covenants -- Limitation on Indebtedness" covering only the assets acquired, leased, constructed or improved with such Indebtedness;

          (4) Liens existing or entered into on the Issue Date;

          (5) (A) carriers' warehousemen's, mechanics', landlords', materialmen's, repairmen's or other like Liens arising in the ordinary course of business and (B) Liens for taxes, assessments or governmental charges or claims, in each case, that are not yet due or delinquent or that are bonded or that are being contested in good faith and by appropriate proceedings; provided that any reserve or other appropriate provision shall be required in conformity with GAAP shall have been made therefor;

          (6) Liens, pledges or deposits in connection with (A) workmen's compensation, obligations and general liability exposure of the Company and its Restricted Subsidiaries and (B) unemployment insurance and other social security legislation, including any Lien securing letters of credit issued in the ordinary course of business in connection therewith, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);

          (7) Liens on goods (and the proceeds thereof) and documents of title and the property covered thereby securing Indebtedness in respect of commercial letters of credit;

          (8) minor survey exceptions, minor encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property or Liens incidental to the conduct of business of such Person or to the ownership of its properties which were not Incurred in connection with Indebtedness and which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

          (9) Liens arising by reason of a judgment, decree or court order, to the extent not otherwise resulting in an Event of Default, and any Liens that are required to protect or enforce any rights in any administrative, arbitration or other court proceedings in the ordinary course of business;

          (10) Liens securing Hedging Obligations so long as such Hedging Obligations relate to Indebtedness that is, and is permitted under the Indenture, secured by a Lien on the same property securing such Hedging Obligations;

          (11) Liens securing Refinancing Indebtedness permitted to be Incurred under the Indenture where the Indebtedness being Refinanced was secured by a Lien, or amendments or renewals of Liens that were permitted to be Incurred; provided, in each case, that such Liens do not extend to any additional property or asset of the Company or a Restricted Subsidiary of the Company;

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          (12) Liens incurred in the ordinary course of business of the Company or any Restricted Subsidiary of the Company with respect to obligations that do not exceed $5.0 million at any one time outstanding and that (A) are not incurred in connection with the borrowing of money or the obtaining of advances or credit (other than trade credit in the ordinary course of business) and (B) do not in the aggregate materially detract from the value of the property or materially impair the use thereof in the operation of business by the Company or such Restricted Subsidiary;

          (13) Liens securing Indebtedness (including related Obligations) under the Credit Agreement permitted to be Incurred pursuant to the provisions described under the caption "-- Certain Covenants -- Limitation on Indebtedness";

          (14) Liens on Capital Stock of Buffets securing a Guarantee by the Company of Indebtedness of a Restricted Subsidiary of the Company; provided, however, that such Indebtedness is otherwise secured by a Lien on a significant portion of the assets of Buffets;

          (15) Liens securing reimbursement obligations with respect to commercial letters of credit which encumber documents and other property relating to such letters of credit and products and proceeds thereof;

          (16) Liens encumbering deposits made to secure obligations arising from statutory, regulatory or contractual requirements of the Company or a Restricted Subsidiary, including rights of offset and set-off;

          (17) any lease or sublease to a third party;

          (18) Liens on materials, inventory or consumables and the proceeds therefrom securing trade payables relating to such materials, inventory or consumables;

          (19) Liens in favor of customs and revenues authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods; and

          (20) any extension, renewal or replacement, in whole or in part, of any Lien described in the foregoing clauses (1) through (19) provided that the Lien so extended, renewed or replaced does not extend to any additional property or assets.

     "Person" means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

     "Preferred Stock", as applied to the Capital Stock of any Person, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends or distributions, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Capital Stock of any other class of such Person.

     "principal" of a Note means the principal of the Note plus the premium, if any, payable on the Note which is due or overdue or is to become due at the relevant time.

     "Pro Forma Cost Savings" means, with respect to any period, the reduction in costs or other adjustments (including, solely in the case of clause (3)(i) below, an annualization of EBITDA), as applicable, that are

          (1) directly attributable to an asset acquisition and calculated on a basis that is consistent with Regulation S-X under the Securities Act in effect and as applied as of the Issue Date,

          (2) implemented by the Company or the business that was the subject of any such asset acquisition, in each case, within one year prior to the date of the asset acquisition and that are supportable and quantifiable by the underlying accounting records of the Company or such business, or

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          (3) in connection with any acquisition of restaurants or a Person engaged in a Related Business, (i) the EBITDA reasonably estimated by the Company's chief financial officer associated with any such acquired restaurants that were operated for at least three months but no longer than twelve months by the business that was the subject of any such acquisition and (ii) cost savings reasonably estimated by the Company's chief financial officer and reasonably expected by such chief financial officer to be implemented within six months of the consummation of such acquisition directly attributable to closing such acquired restaurants or to headquarters consolidation, including consolidation of functions as if, in the case of each of clauses (1), (2) and (3), all such reductions in costs or other adjustments had been effected as of the beginning of such period.

     "Public Equity Offering" means any primary sale of Capital Stock (other than Disqualified Stock) of the Company to the public pursuant to an effective registration statement under the Securities Act.

     "Refinance" means, in respect of any Indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue other Indebtedness in exchange or replacement for, in whole or in part, such indebtedness. "Refinanced" and "Refinancing" shall have correlative meanings.

     "Refinancing Indebtedness" means Indebtedness that Refinances any Indebtedness of the Company or any Restricted Subsidiary existing on the Issue Date or Incurred in compliance with the Indenture, including Indebtedness that Refinances Refinancing Indebtedness; provided, however, that:

          (1) such Refinancing Indebtedness has a Stated Maturity no earlier than the Stated Maturity of the Indebtedness being Refinanced;

          (2) such Refinancing Indebtedness has an Average Life at the time such Refinancing Indebtedness is Incurred that is equal to or greater than the Average Life of the Indebtedness being Refinanced; and

          (3) such Refinancing Indebtedness has an aggregate principal amount (or if Incurred with original issue discount, an aggregate issue price) that is equal to or less than the aggregate principal amount (or if Incurred with original issue discount, the aggregate accreted value) then outstanding or committed (plus (i) accrued interest on the Indebtedness being Refinanced not to exceed the amount of such accrued interest for one fiscal quarter and (ii) fees and expenses, including any premium and defeasance costs) under the Indebtedness being Refinanced;

provided further, however, that Refinancing Indebtedness shall not include (A) Indebtedness of a Subsidiary that Refinances Indebtedness of the Company or (B) Indebtedness of the Company or a Restricted Subsidiary that Refinances Indebtedness of an Unrestricted Subsidiary.

     "Refinancing Transactions" means the offering of the Notes, the amendment and restatement of the Credit Agreement entered into on February 20, 2004 and the repayment of Indebtedness (including the repurchase of a portion of Buffets Existing Notes) in connection with such transactions.

     "Registration Rights Agreement" means the Registration Rights Agreement dated the Issue Date, between the Company and Credit Suisse First Boston LLC and any similar registration rights agreement entered into in connection with the issuance of Additional Notes.

     "Related Business" means any business in which the Company was engaged on the Issue Date and any business that in the good faith judgment of the Board of Directors is related, ancillary or complementary thereto, arises therefrom or is necessary or desirable to facilitate such business.

     "Related Party" means (1) any controlling stockholder, controlling member, general partner, majority owned Subsidiary, or spouse or immediate family member (in the case of an individual) of any Permitted Holder described in clause (i) of the definition thereof, (2) any estate, trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners, owners or Persons holding a controlling interest of which consist solely of one or more Permitted Holders described in clause (i) of the definition thereof and/or such other Persons referred to in the immediately preceding clause (1) or (3) any executor,
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administrator, trustee, manager, director or other similar fiduciary of any
Person referred to in the immediately preceding clause (2) acting solely in such capacity.

     "Restricted Payment" with respect to any Person means:

          (1) the declaration or payment of any dividends or any other distributions of any sort in respect of its Capital Stock (including any payment in connection with any merger or consolidation involving such Person) or similar payment to the direct or indirect holders of its Capital Stock (other than dividends or distributions payable solely in its Capital Stock (other than Disqualified Stock) and dividends or distributions payable solely to the Company or a Restricted Subsidiary, and other than pro rata dividends or other distributions made by a Subsidiary that is not a Wholly Owned Subsidiary to minority stockholders (or owners of an equivalent interest in the case of a Subsidiary that is an entity other than a corporation));

          (2) the purchase, redemption or other acquisition or retirement for value of any Capital Stock of the Company held by any Person or of any Capital Stock of a Restricted Subsidiary held by any Affiliate of the Company (other than a Restricted Subsidiary), including the exercise of any option to exchange any Capital Stock (other than into Capital Stock of the Company that is not Disqualified Stock);

          (3) the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment of any Subordinated Obligations of the Company (other than the purchase, repurchase or other acquisition of Subordinated Obligations of the Company purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such purchase, repurchase or other acquisition);

          (4) the making of any Investment (other than a Permitted Investment) in any Person; or

          (5) any other payment of any kind to any Caxton Shareholder, other than payments to Persons for services or goods on fair terms provided at fair market value and any payments made under the Caxton Management Agreement in effect on May 18, 2004 to the extent permitted under the covenant described under "-- Certain Covenants -- Limitation on Affiliate Transactions."

     "Restricted Subsidiary" of any Person means any Subsidiary of such Person that is not an Unrestricted Subsidiary.

     "Restructuring Expenses" means losses, expenses and charges incurred in connection with restructuring within the Company and/or one or more of its Restricted Subsidiaries, including in connection with integration of acquired businesses or Persons, disposition of one or more Subsidiaries or businesses, exiting of one or more lines of business and relocation or consolidation of facilities, including severance, lease termination and other non-ordinary-course, non-operating costs and expenses in connection therewith.

     "Revolving Credit Facility" means the revolving credit facility and letter of credit facility contained in the Credit Agreement and any other facilities or financing arrangements (including commercial paper facilities, revolving credit loans, term loans, receivables financing letters of credit, or any debt securities or other form of debt, convertible debt or exchangeable debt financing) that Refinance or replace, in whole or in part, any such revolving credit facility, letter of credit facility or financing arrangement.

     "Sale/Leaseback Transaction" means an arrangement relating to property owned by the Company or a Restricted Subsidiary on the Issue Date or thereafter acquired by the Company or a Restricted Subsidiary whereby the Company or a Restricted Subsidiary transfers such property to a Person and the Company or a Restricted Subsidiary leases it from such Person.

     "SEC" means the U.S. Securities and Exchange Commission.

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     "Senior Indebtedness" means with respect to any Person:

          (1) Indebtedness of such Person, whether outstanding on the Issue Date or thereafter Incurred; and

          (2) accrued and unpaid interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to such Person whether or not post-filing interest is allowed in such proceeding) in respect of (A) indebtedness of such Person for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable unless, in the case of clauses (1) and (2), in the instrument creating or evidencing the same or pursuant to which the same is outstanding, it is provided that such obligations are subordinate in right of payment to the Notes of such Person, as the case may be; provided, however, that Senior Indebtedness shall not include:

          (1) any obligation of such Person to any Subsidiary;

          (2) any liability for Federal, state, local or other taxes owed or owing by such Person;

          (3) any accounts payable or other liability to trade creditors arising in the ordinary course of business (including guarantees thereof or instruments evidencing such liabilities);

          (4) any Indebtedness of such Person (and any accrued and unpaid interest in respect thereof) which is subordinate or junior in right of payment to any other Indebtedness or other obligation of such Person; or

          (5) that portion of any Indebtedness which at the time of Incurrence is Incurred in violation of the Indenture.

          For purposes of clarity, Senior Indebtedness shall include the Notes.

     "Significant Subsidiary" means any Restricted Subsidiary that would be a "Significant Subsidiary" of the Company within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.

     "Stated Maturity" means, with respect to any security, the date specified in such security as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency unless such contingency has occurred).

     "Subordinated Obligation" means, with respect to a Person, any Indebtedness of such Person (whether outstanding on the Issue Date or thereafter Incurred) which is subordinate or junior in right of payment to the Notes of such Person, as the case may be, pursuant to a written agreement to that effect. For avoidance of doubt, the refinancing, purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of Indebtedness of a Restricted Subsidiary of the Company at a time that the Company is Guaranteeing such Indebtedness (and such Guarantee is a Subordinated Obligation of the Company) shall not constitute a refinancing, purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of a Subordinated Obligation of the Company so long as the Company is not paying on such Guarantee.

     "Subsidiary" means, with respect to any Person, any corporation, association, partnership or other business entity of which more than 50% of the total voting power of shares of Voting Stock is at the time owned or controlled, directly or indirectly, by:

          (1) such Person;

          (2) such Person and one or more Subsidiaries of such Person; or

          (3) one or more Subsidiaries of such Person.

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     "Subsidiary Guarantor" means each Subsidiary of the Company that hereafter guarantees the Notes pursuant to the terms of the Indenture.

     "Temporary Cash Investments" means any of the following:

          (1) any investment in direct obligations of the United States of America or any agency thereof or obligations guaranteed by the United States of America or any agency thereof;

          (2) investments in time deposit accounts, certificates of deposit and money market deposits maturing within one year of the date of acquisition thereof issued by a bank or trust company which is organized under the laws of the United States of America, any state thereof or any foreign country recognized by the United States of America, and which bank or trust company has capital, surplus and undivided profits aggregating in excess of $50.0 million (or the foreign currency equivalent thereof) and has outstanding debt which is rated "A" (or such similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act) or any money-market fund sponsored by a registered broker dealer or mutual fund distributor;

          (3) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (1) above entered into with a bank meeting the qualifications described in clause (2) above;

          (4) investments in commercial paper, maturing not more than 90 days after the date of acquisition, issued by a person (other than an Affiliate of the Company) organized and in existence under the laws of the United States of America or any foreign country recognized by the United States of America with a rating at the time as of which any investment therein is made of "P-1" (or higher) according to Moody's Investors Service, Inc. or "A-1" (or higher) according to Standard and Poor's, a division of the McGraw-Hill Companies; and

          (5) investments in securities with maturities of six months or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least "A" by Standard & Poor's, a division of the McGraw-Hill Companies, or "A" by Moody's Investors Service, Inc.

     "Term Loan Facility" means the term loan facility initially contained in the Credit Agreement and any other facility or financing arrangement (including commercial paper facilities, revolving credit loans, term loans, receivables financing, letters of credit, or any debt securities or other form of debt, convertible debt or exchangeable debt financing) that Refinances or replaces, in whole or in part, any such facility or financing arrangement.

     "Total Assets" means the total consolidated assets of the Company and its Restricted Subsidiaries, as set forth on the Company's consolidated balance sheet for the most recently ended fiscal quarter for which internal financial statements are available.

     "Unrestricted Subsidiary" means:

          (1) any Subsidiary of the Company that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors of the Company in the manner provided below; and

          (2) any Subsidiary of an Unrestricted Subsidiary.

The Board of Directors of the Company may designate any Subsidiary of the Company (including any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Capital Stock or Indebtedness of, or holds any Lien on any property of, the Company or any other Subsidiary of the Company that is not a Subsidiary of the Subsidiary to be so designated; provided, however, that (x) either (A) the Subsidiary to be so designated has total assets of $1,000 or less or (B) if such Subsidiary has assets greater than $1,000, such designation would be permitted under the covenant described under "-- Certain Covenants -- Limitation on Restricted Payments"; (y) any Guarantee by the Company or any Restricted Subsidiary of any Indebtedness of the
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Subsidiary being so designated shall be deemed an "Incurrence" of such
Indebtedness by the Company or such Restricted Subsidiary at the time of such designation; and (z) if applicable, the Incurrence of Indebtedness referred to in clause (y) of this provision would be permitted under the covenant described under "-- Certain Covenants -- Limitation on Indebtedness."

     The Board of Directors of the Company may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, however, that immediately after giving effect to such designation (A) (i) the Consolidated Coverage Ratio for the Company and its Restricted Subsidiaries exceeds 2.0 to 1 (or, if such Subsidiary will be a Restricted Subsidiary of Buffets, Buffets could Incur $1.00 of additional Indebtedness under paragraph (a) of the covenant described under "-- Certain Covenants -- Limitation on Indebtedness") or (ii) the Consolidated Coverage Ratio for the Company and its Restricted Subsidiaries would be greater than the Consolidated Coverage Ratio for the Company and its Restricted Subsidiaries immediately before giving effect to such designation and (B) no Default shall have occurred and be continuing. Any such designation by the Board of Directors of the Company shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the resolution of the Board of Directors of the Company giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing provisions.

     "U.S. Government Obligations" means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable at the issuer's option.

     "Voting Stock" of a Person means all classes of Capital Stock or other interests (including partnership interests) of such Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof.

     "Wholly Owned Subsidiary" means a Restricted Subsidiary all the Capital Stock of which (other than directors' qualifying shares) is owned by the Company or one or more Wholly Owned Subsidiaries.

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                 CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

     The following summary discusses certain U.S. federal income tax considerations relating to the exchange of initial notes for exchange notes pursuant to the exchange offer, and of the ownership and disposition of the exchange notes by U.S. and non-U.S. holders, each as defined below. In the opinion of Paul, Weiss, Rifkind, Wharton & Garrison LLP, our special U.S. tax counsel, subject to the exceptions, assumptions and qualifications set forth below, the discussion accurately reflects the material U.S. federal income tax consequences to U.S. and non-U.S. holders of the consummation of the exchange offer and the ownership and disposition of the exchange notes. Except where noted, this summary deals only with exchange notes held as capital assets within the meaning of the Internal Revenue Code of 1986, as amended (the "Code"). This discussion is based on the Code, administrative pronouncements, judicial decisions, existing and proposed Treasury regulations, and interpretations of the foregoing, all as of the date hereof. All of the foregoing authorities are subject to change (possibly with retroactive effect) and any such change may result in U.S. federal income tax consequences to a holder that are materially different from those described below. The U.S. Internal Revenue Service ("IRS") may not take a similar view of the consequences described below. The following discussion does not purport to be a full description of all U.S. federal income tax considerations that may be relevant to a holder in light of such holder's particular circumstances and does not address the U.S. federal income tax considerations applicable to holders subject to special rules.

     For example, this summary does not address:

     - tax consequences to holders who may be subject to special tax treatment, such as dealers in securities or currencies, brokers, banks, other financial institutions or "financial service entities," tax-exempt entities, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings, regulated investment companies, real estate investment trusts, insurance companies, retirement plans, U.S. expatriates or former long-term residents of the United States, partnerships or other pass-through entities or investors in partnerships or pass-through entities;

     - tax consequences to persons holding notes as part of a hedging, integrated, constructive sale or conversion transaction or a straddle; or

     - tax consequences to U.S. holders (as defined below) of notes whose "functional currency" is not the U.S. dollar.

     If a partnership or other pass-through entity holds our notes, the tax treatment of a partner in or owner of the partnership or pass-through entity will generally depend upon the status of the partner or owner and the activities of the partnership or pass-through entity. If you are a partner or owner of a partnership or other pass-through entity that is considering holding notes, you should consult your tax advisor. In addition, except as otherwise indicated, this discussion does not include any description of any alternative minimum tax consequences, estate and gift tax consequences, or the tax laws of any state, local or foreign government that may be applicable to the notes.

     For purposes of the discussion below, a "U.S. holder" is a beneficial owner of a note that is for U.S. federal income tax purposes:

     - an individual that is a citizen or resident of the United States;

     - a corporation or other entity taxable as a corporation, created or organized in or under the laws of the United States or any political subdivision of the United States;

     - an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

     - a trust if (1) it is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) it has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person.

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

     In addition, for purposes of this discussion, a "Non-U.S. holder" is a beneficial owner of a note that is an individual, corporation (or other entity taxable as a corporation), estate or trust that is not a U.S. holder.

     YOU SHOULD CONSULT YOUR OWN TAX ADVISORS CONCERNING THE U.S. FEDERAL INCOME TAX CONSEQUENCES TO YOU OF PARTICIPATING IN THE EXCHANGE OFFER AND OF THE OWNERSHIP AND DISPOSITION OF EXCHANGE NOTES AND ANY CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE, LOCAL, FOREIGN OR OTHER TAXING JURISDICTION.

EXCHANGE OFFER

     The exchange of an initial note for an exchange note pursuant to the Registration Rights Agreement will not constitute a taxable exchange for United States federal income tax purposes. In such case, a holder will not recognize any gain or loss upon the receipt of an exchange note pursuant to the exchange offer. A holder's holding period for an exchange note should include the holding period for the initial note exchanged pursuant to the exchange offer and the holder's initial basis in an exchange note should be the same as the adjusted basis of such holder in the initial note at the time of the exchange. The United States federal income tax consequences of holding and disposing of an exchange note generally should be the same as the United States federal income tax consequences of holding and disposing of an initial note.

  CERTAIN CONSEQUENCES TO BUFFETS HOLDINGS

     Because the exchange notes have "significant" original issue discount ("OID"), and the yield to maturity of the exchange notes equals or exceeds 8.14%, the exchange notes will constitute "applicable high yield discount obligations." As a result, we will not be allowed a deduction for interest (including OID) accrued on the exchange notes for U.S. federal income tax purposes until such time as we actually pay such interest (including OID) in cash or in other property (other than our stock or debt issued by us or by a person deemed to be related to us under Section 453(f)(1) of the Code). In addition, to the extent the yield to maturity on the exchange notes exceeds 9.14% (such excess constituting the "disqualified yield"), then we will not be entitled to deduct the portion of the OID corresponding to the disqualified yield at any time.

     The application of the applicable high yield discount obligations to debt instruments that are subject to the contingent payment debt regulations is not clear, however, and the IRS could treat the exchange notes in a different manner.

     The deferral or disallowance of deductions for payments of interest or OID on the exchange notes described above may reduce the amount of cash available to us to meet our obligations under the notes.

  CONSEQUENCES TO U.S. HOLDERS

  Payments of Interest and Original Issue Discount

     We have determined that the exchange notes should be treated as "contingent payment debt instruments" under applicable Treasury Regulations. This is because we may be obligated to pay a holder additional amounts on the exchange notes in excess of stated interest or principal (see "Description of the Notes -- Optional Redemption"; "-- Offer to Purchase Upon Initial Public Offering") and we could not conclude under applicable Treasury Regulations that the potential payment of such amounts was "remote" or "incidental" at the time of issuance of the initial notes. There is limited guidance in this area, however, and it is possible the IRS could treat the exchange notes in a different manner, in which case the timing and the amount of interest accruals and other tax consequences may differ significantly from that described below.

     Under the contingent payment debt regulations, a U.S. holder will be required to accrue interest income on the exchange notes on a constant yield basis at an assumed yield determined at the time of issuance of the notes (the "comparable yield"), regardless of its method of accounting for U.S. federal income tax purposes. Accordingly, U.S. holders generally will be required to recognize interest income with respect to the exchange notes on a constant yield basis, subject to certain adjustments if actual
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payments differ from those projected on the projected payment schedule
(described below). Such interest income determined under the projected payment schedule is treated as "original issue discount" ("OID") for U.S. federal income tax purposes.

     Solely for purposes of determining the amount of interest income that a U.S. holder will be required to accrue, we are required to construct a "projected payment schedule" in respect of the exchange notes representing a series of payments the amount and timing of which would produce a yield to maturity on the exchange notes equal to the comparable yield. The projected payment schedule will include each noncontingent payment and an estimate of the amount and timing of each contingent payment on the exchange notes determined as of the issue date. The comparable yield for the exchange notes is based on the yield at which we would issue a fixed rate debt instrument with no contingent payments but with terms and conditions otherwise similar to those of the initial notes as of the issue date of the initial notes. We have determined the comparable yield to be 13.875%, compounded semi-annually. Under Treasury Regulations, the precise manner of calculating the comparable yield and projected payment schedule is not entirely clear. The IRS may not respect the projected payment schedule including the comparable yield set forth therein, in which case a U.S. holder could be required for any particular taxable year to include a greater or lesser amount of interest in income. U.S. holders that wish to obtain the projected payment schedule may do so by contacting us at the following address: 1460 Buffet Way, Eagan, Minnesota 55121, Telephone Number
(651) 994-8608. For U.S. federal income tax purposes, a U.S. holder is required under the contingent payment debt regulations to use the comparable yield and the projected payment schedule established by us in determining interest accruals and adjustments in respect of an exchange note, unless such U.S. holder timely discloses and justifies the use of a different comparable yield and projected payment schedule to the IRS.

     NEITHER THE COMPARABLE YIELD NOR THE PROJECTED PAYMENT SCHEDULE CONSTITUTES A PROJECTION OR REPRESENTATION BY US REGARDING THE ACTUAL AMOUNT THAT WILL BE PAID ON THE NOTES.

     Based on the comparable yield and the issue price of the exchange notes, a U.S. holder of an exchange note (regardless of its accounting method) will be required to accrue interest as the sum of the daily portions of interest on the exchange notes for each day in the taxable year on which the U.S. holder holds the exchange note, adjusted upward or downward to reflect the difference, if any, between the actual and projected amount of any payments on the exchange notes (as set forth below). The issue price of the exchange notes is the first price at which a substantial amount of the initial notes was sold to the public, excluding bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers (the "issue price").

     The daily portions of interest in respect of an exchange note are determined by allocating to each day in an accrual period the ratable portion of interest on the exchange note that accrues in the accrual period. The amount of interest on an exchange note that accrues in an accrual period is the product of the comparable yield on the exchange note and the adjusted issue price of the exchange note at the beginning of such accrual period. The adjusted issue price of an exchange note at the beginning of the first accrual period will equal its issue price and for any accrual periods thereafter will be (x) the sum of the issue price of such note and any interest previously accrued thereon (disregarding any positive or negative adjustments described below) minus (y) the amount of any projected payments on the exchange notes for previous accrual periods. To the extent that a payment made in respect of the exchange notes is consistent with the projected payment schedule, the receipt of any such payment will not be subject to U.S. federal income taxation but rather will first be treated as paid in respect of accrued but unpaid original issue discount and thereafter as repayment of principal.

     In addition to the interest accrual discussed above, a U.S. holder will be required to recognize as additional interest income equal to the amount of the excess of actual payments over projected payments (a "net positive adjustment") on an exchange note for a taxable year. If a U.S. holder receives actual payments that are less than the projected payments on an exchange note for a taxable year, the U.S. holder will incur a "net negative adjustment" equal to the amount of such difference. This negative adjustment will (i) first reduce the amount of interest in respect of the exchange note that a U.S. holder

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

would otherwise be required to include in the taxable year, and (ii) to the extent of any excess after application of clause (i), give rise to an ordinary loss to the extent of the U.S. holder's interest income on the exchange notes previously included in income during prior taxable years, reduced to the extent such interest was offset by prior net negative adjustments. A net negative adjustment is not subject to the two percent floor limitation imposed on miscellaneous deductions under Section 67 of the Code. Any negative adjustment in excess of the amounts described in (i) and (ii) will be carried forward to offset future interest income in respect of the exchange notes or to reduce the amount realized on a sale, exchange, or other disposition of the exchange notes.

     Because we have determined that the comparable rate is the same as the stated interest rate on the exchange notes, we expect that the application of the rules covering "net positive adjustments" and "net negative adjustments" will mean that the amount of a holder's interest income inclusions should not materially differ from the inclusions that would result if the notes were not subject to the contingent payment debt regulations. However, the rules governing contingent payment debt instruments are complex and there can be no assurance that the IRS will agree with this result, in which case a U.S. holder could be required for any particular taxable year to include a greater or lesser amount of interest in income.

     In the case of a holder whose tax basis in the exchange notes differs from the adjusted issue price of the exchange notes (e.g., a holder who purchased notes for cash at a price different than the adjusted issue price of the notes at the time of purchase), applicable Treasury Regulations require that, in addition to including interest income on the exchange notes under the method prescribed above, such a holder reasonably allocate such difference to daily portions of interest and/or projected payments over the remaining term of the exchange notes. Each allocated amount will generally be accounted for as a positive adjustment (in the case of a holder whose basis is less than the exchange notes' adjusted issue price) or a negative adjustment (in the case of a holder whose basis is greater than the exchange notes' adjusted issue price) on the day on which the related interest accrual or payment falls in the same manner as differences between actual payments of contingent interest on the exchange notes and the projected amounts of those payments (as described above). Any holder whose tax basis in the exchange notes differs from their adjusted issue price should consult its tax advisor as to the proper allocation of such difference and the effect thereof on the holder's accruals of interest on the exchange notes and the realization of gain or loss on a subsequent sale or other disposition of the exchange notes (including the characterization for United States federal income tax purposes of such gain or loss).

     In certain circumstances other than those described above (see "Description of the Notes -- Principal, Maturity and Interest" and "-- Change of Control"), we may be obligated to pay a holder additional amounts in excess of stated interest or principal on the exchange notes. According to Treasury Regulations, the possibility that any such payments in excess of stated interest or principal will be made will not affect the amount of interest income to be currently recognized by a holder if there is only a remote chance as of the date the initial notes were issued that any of the circumstances that would give rise to the payment of such additional amounts (considered individually and in the aggregate) will occur, or if the potential amount of any such payments as of the date the initial notes were issued is incidental (considered individually or in the aggregate). Under Treasury Regulations, a payment amount is considered incidental for these purposes if, under all reasonably expected market conditions, the potential amount of the payment is insignificant relative to the total expected amount of the remaining payments on the debt instrument. Because we believed the likelihood that we would be obligated to make any such payments was remote or, in the case of certain payments, such as the Change of Control Payment, the potential amount of such payments was incidental, as of the date of issuance of the initial notes, we do not intend to treat the potential payment of any such amounts as part of the yield to maturity of any exchange notes. In the event such a contingency occurs, it would affect the amount and timing of the income that a holder must recognize. Our determination that these contingencies are remote or incidental is binding on a holder unless such holder discloses a contrary position in the manner required by applicable Treasury Regulations. However, there is very limited guidance on these issues. Further, our determination is not binding on the IRS and if the IRS were to challenge this determination a holder could be required for any particular taxable year to include a different amount of interest in income than the holder would otherwise

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

include. U.S. holders of exchange notes should consult their own tax advisors as to the treatment of these payments for United States federal income tax purposes.

     As indicated above, the exchange notes will be considered to be AHYDOs for U.S. federal income tax purposes. Consequently, if you are a corporation, to the extent we have current or accumulated earnings and profits, the disqualified portion of OID, as defined above, generally will be treated as a dividend to you that may be subject to a dividends received deduction. The dividends-received deduction is subject to a number of complex limitations and holders are urged to consult their advisors regarding the U.S. federal income tax consequences to them of holding exchange notes that are considered AHYDOs.

  Sale or Other Taxable Disposition of the Exchange Notes

     Upon the sale, exchange, retirement or other disposition of an exchange note, a U.S. holder will generally recognize gain or loss equal to the difference between the amount realized, reduced by any negative adjustment carryforward as described above, and such U.S. holder's adjusted tax basis in the exchange note. A U.S. holder's adjusted tax basis in an exchange note will generally be equal to the U.S. holder's purchase price for the exchange note, increased by any interest income previously accrued by the U.S. Holder (determined without regard to any positive or negative adjustments to interest accruals described above) and decreased by the amount of any projected payments previously scheduled to be made on the exchange note to the U.S. holder (without regard to the amount paid) and increased or decreased by the amount of any positive or negative adjustment, respectively that the U.S. holder is required to make if such U.S. holder purchased the exchange note a price other than its adjusted issue price. A U.S. holder generally will treat any gain as interest income and any loss as ordinary loss to the extent of the excess of previous interest inclusions over the total net negative adjustments previously taken into account as ordinary loss, and the balance as capital loss. If, however, an Initial Public Equity Offering does not occur prior to July 31, 2007 then, under applicable Treasury regulations, any gain or loss recognized by a holder with respect to a sale, exchange, retirement or other disposition after July 31, 2007 may be treated as capital gain or loss. The application of the Treasury regulations described in the previous sentence is not clear, however, and it is possible that the IRS may disagree with this result. Holders are strongly urged to consult their advisors regarding the tax consequences to them of the sale, exchange, retirement or other disposition of an exchange note. The deductibility of capital losses is subject to limitations.

  Discharge

     If we were to obtain a discharge of the Indenture with respect to all of the exchange notes then outstanding as described above under "Description of the Notes -- Satisfaction and Discharge," such discharge generally would be deemed to constitute a taxable exchange of the outstanding exchange notes for other property. In such case, a U.S. holder would be required to recognize gain or loss in connection with such deemed exchange in the manner described in the preceding paragraph. In addition, after such deemed exchange, a U.S. holder also might be required to recognize income from the property deemed to have been received in such exchange over the remaining life of the transaction in a manner or amount that is different than if the discharge had not occurred. U.S. holders should consult their tax advisors as to the specific consequences arising from a discharge in their particular situations.

  Information Reporting and Backup Withholding

     In general, information reporting requirements will apply to certain payments of principal and interest (including OID) paid on exchange notes, the proceeds of a sale, exchange, retirement or other disposition of exchange note and any payments with respect to any property deemed to have been received as described above under "-- Payments of Interest and Original Issue Discount" and "-- Sale or Other Taxable Disposition of the Notes," made to you, unless you are an exempt recipient (such as a corporation). Backup withholding tax will apply to such payments if you fail to provide a taxpayer identification number, fail to report in full dividend and interest income, or otherwise fail to comply with applicable requirements of the backup withholding rules.

     Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your U.S. federal income tax liability provided the required information is furnished to the IRS. Holders should consult their advisors regarding the application of backup withholding in their particular situation, the availability of an exemption from backup withholding and the procedure for obtaining such an exemption, if available.

  CONSEQUENCES TO NON-U.S. HOLDERS

     For purposes of the discussion below, interest (including OID) and any gain on the sale, exchange, retirement or other disposition of an exchange note will be considered to be "U.S. trade or business income" if such income or gain is
(1) effectively connected with the non-U.S. holder's conduct of a U.S. trade or business, or (2) in the case of a treaty resident, described in clause (1) above and attributable to a U.S. permanent establishment (or in the case of an individual, a fixed base) maintained by the non-U.S. holder in the United States. The rules governing U.S. federal income taxation of non-U.S. holders are complex. Non-U.S. holders should consult their own tax advisors to determine the effect of federal, state, local and foreign tax laws, as well as treaties, with regard to an investment in the exchange notes, including any reporting requirements.

  Payment of Interest and OID

     Subject to the discussion below concerning backup withholding, generally, interest (including OID) paid on an exchange note will not be subject to U.S. federal income or withholding tax if such interest is not U.S. trade or business income and is "portfolio interest." Generally, interest (including OID) on the exchange notes will qualify as portfolio interest and will be eligible for the portfolio interest exemption if the Non-U.S. holder (1) does not actually or constructively own 10% or more of the total combined voting power of all of our classes of stock entitled to vote, (2) is not a "controlled foreign corporation" with respect to which we are a "related person," as such terms are defined in the Code, (3) is not a bank receiving interest described in section 881(c)(3)(A) of the Code and (4) provides the required certifications, under penalties of perjury, that the beneficial owner of the exchange notes is not a U.S. person prior to the payment.

     The gross amounts of interest (including OID) that do not qualify for the portfolio interest exemption and that are not U.S. trade or business income will be subject to U.S. withholding tax at a rate of 30% unless a treaty applies to reduce or eliminate withholding. U.S. trade or business income will be taxed on a net basis at regular graduated U.S. federal income tax rates rather than the 30% gross rate. In the case of a Non-U.S. holder that is a corporation, such U.S. trade or business income also may be subject to the branch profits tax. To claim an exemption from withholding in the case of U.S. trade or business income, or to claim the benefits of a treaty, a Non-U.S. holder must provide a properly completed and executed IRS Form W-8ECI (in the case of U.S. trade or business income) or IRS Form W-8BEN (in the case of a treaty), or any successor form as the IRS designates, as applicable, prior to the payment of interest (including OID). These forms must be periodically updated. Non-U.S. holders should consult their own tax advisors to determine the requirements applicable to such holder in order to properly claim an exemption from withholding in the case of U.S. trade or business income, or to claim the benefits of a treaty.

     As more fully described above under "Description of the Notes -- Change of Control;" and "-- Principal, Maturity and Interest;" upon the occurrence of certain enumerated events we may be required to make additional payments to holders of the exchange notes. Such payments may be treated as interest, subject to the rules described above, or as other income subject to U.S. federal withholding tax. Non-U.S. holders should consult their tax advisors as to the tax considerations relating to debt instruments that provide for one or more contingent payments, in particular as to the availability of the portfolio interest exemption, and the ability of non-U.S. holders to claim the benefits of income tax treaty exemptions from U.S. withholding tax on interest, in respect of any such additional payments.

     Special procedures relating to U.S. withholding taxes are provided under applicable Treasury regulations for payments through qualified intermediaries or certain financial institutions that hold customers' securities in the ordinary course of their trade or business. Non-U.S. holders that hold their exchange notes through a qualified intermediary should consult their tax advisor regarding the certification requirements that may be applicable to them in their circumstances.

  Sale or Other Taxable Disposition of the Exchange Notes

     Except as described below and subject to the discussion below on backup withholding, gain realized by a Non-U.S. holder on the sale, exchange, retirement or other disposition of an exchange note generally will not be subject to U.S. federal income or withholding tax unless (1) such gain constitutes U.S. trade or business income, which will be taxed as discussed above (including, if applicable, at tax rates for capital gain); or (2) the Non-U.S. holder is an individual who holds the exchange note as a capital asset and is present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are met.

  Discharge

     As described above under "-- Consequences to U.S. Holders -- Discharge," a Non-U.S. holder also may be required to recognize income with respect to the property deemed to have been received in such exchange over the remaining life of the transaction in a manner or amount that is different than if the discharge had not occurred, and such income may be subject to U.S. income and/or withholding taxes. Non-U.S. holders should consult their tax advisors as to the specific consequences arising from a discharge in their particular situation.

  Federal Estate Tax

     Any exchange notes held (or treated as held) by an individual who is a non-U.S. holder at the time of his or her death will not be subject to U.S. federal estate tax, provided that the individual does not actually or constructively own 10% or more of the total voting power of all of our classes of stock entitled to vote and income on the exchange notes was not U.S. trade or business income. If you are an individual, you should consult with your tax advisor regarding the possible application of the U.S. federal estate tax to your particular circumstances, including the effect of any applicable treaty.

  Information Reporting and Backup Withholding

     Unless certain exceptions apply, we must report annually to the IRS and to each Non-U.S. holder any interest (including OID) that is paid to the Non-U.S. holder. Copies of these information returns also may be made available to the tax authorities of the country in which the Non-U.S. holder resides under the provisions of various treaties or agreements for the exchange of information.

     Non-U.S. holders other than corporations may be subject to backup withholding and additional information reporting. Backup withholding will not apply to payments of interest (including OID) on the exchange notes to a Non-U.S. holder if the Non-U.S. holder properly certifies that it is not a U.S. person or otherwise establishes an exemption. However, such certification or exemption is not effective if we or our paying agent has actual knowledge, or reason to know, that such holder is a U.S. person or that the conditions of another exemption relied upon by the Non-U.S. holder are not, in fact, satisfied.

     The payment of the gross proceeds from the sale, exchange, retirement or other disposition of an exchange note to or through the U.S. office of any broker, U.S. or foreign, will be subject to information reporting and possible backup withholding unless the Non-U.S. holder certifies as to its non-U.S. status under penalties of perjury or otherwise establishes an exemption, provided that the broker does not have actual knowledge, or reason to know, that the Non-U.S. holder is a U.S. person or that the conditions of any other exemption are not, in fact, satisfied. The payment of the gross proceeds from the sale, exchange, retirement or other disposition of an exchange note to or through a non-U.S. office of a non-U.S. broker will not be subject to information reporting or backup withholding unless the non-U.S. broker has certain types of relationships with the United States (a "U.S. related person"). In the case of the payment of the gross proceeds from the sale, exchange, retirement or other disposition of an exchange note to or through a non-U.S. office of a broker that is either a U.S. person or a U.S. related person, the Treasury regulations require information reporting (but not backup withholding) on the payment unless the broker has documentary evidence in its files that the owner is not a U.S. person and the broker has no knowledge, or reason to know, to the contrary.

     Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a Non-U.S. holder will be allowed as a refund or credit against such Non-U.S. holder's federal income tax liability, provided that the required information is provided to the IRS.

     THE PRECEDING DISCUSSION OF THE MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF EXCHANGING INITIAL NOTES FOR EXCHANGE NOTES PURSUANT TO THE EXCHANGE OFFER AND OF OWNERSHIP AND DISPOSITION OF THE EXCHANGE NOTES IS NOT TAX ADVICE. ACCORDINGLY, EACH INVESTOR SHOULD CONSULT HIS, HER OR ITS OWN TAX ADVISOR AS TO PARTICULAR TAX CONSEQUENCES TO IT OF EXCHANGING INITIAL NOTES FOR EXCHANGE NOTES PURSUANT TO THE EXCHANGE OFFER AND OF HOLDING AND DISPOSING OF THE EXCHANGE NOTES, INCLUDING THE APPLICABILITY AND EFFECT OF STATE, LOCAL OR FOREIGN TAX LAWS, AND OF ANY PROPOSED CHANGES IN APPLICABLE LAW.

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

                              PLAN OF DISTRIBUTION

     Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer in exchange for initial notes acquired by such broker-dealer as a result of market making or other trading activities may be deemed to be an "underwriter" within the meaning of the Securities Act and, therefore, must deliver a prospectus meeting the requirements of the Securities Act in connection with any resales, offers to resell or other transfers of the exchange notes received by it in connection with the exchange offer. Accordingly, each such broker-dealer must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such exchange notes. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for initial notes where such initial notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the expiration of this exchange offer, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such
resale. In addition, until             , 2004, all dealers effecting
transactions in the exchange notes may be required to deliver a prospectus.

     We will not receive any proceeds from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resales may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit of any such resale of exchange notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

     For a period of 180 days after the expiration of this exchange offer, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to this exchange offer (including the expenses of one counsel for the holders of the notes) other than commissions or concessions of any brokers or dealers and will indemnify the holders of the notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

                                 LEGAL MATTERS

     Paul, Weiss, Rifkind, Wharton & Garrison LLP, New York, New York has passed upon the validity of the exchange notes.

                                    EXPERTS

     The consolidated financial statements of Buffets Holdings, Inc. and its subsidiaries as of January 2, 2002, July 3, 2002 and July 2, 2003 and for the period from December 30, 1999 through October 1, 2000 (Predecessor Company), for the period from inception (October 2, 2000) through January 3, 2001, for the year ended January 2, 2002, for the 26-week transitional period ended July 3, 2002 and for the year ended July 2, 2003 included in this prospectus have been audited by Deloitte & Touche LLP, independent registered public accounting firm, as stated in their report appearing herein (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the change in its method of accounting for goodwill and other intangible assets), and have been so included in reliance upon the report of such firm given their authority as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

     We have filed with the Commission a registration statement on Form S-4 to register the exchange notes. When the exchange offer is completed, we will be subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and file reports, and other information with the Commission. This prospectus, which forms part of the registration statement, does not contain all of the information included in that registration statement. For further information about us and the exchange notes offered in this prospectus, you should refer to the registration statement and its exhibits. You may read and copy any document we file with the Commission at the Commission's Public Reference Room, 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of these reports, proxy statements and information may be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. In addition, the Commission maintains a web site that contains reports, proxy statements and other information regarding registrants, such as us, that file electronically with the Commission. The address of this web site is http://www.sec.gov.

     Anyone who receives a copy of this prospectus may obtain a copy of the indenture without charge by writing to the General Counsel of Buffets Holdings, Inc. at 1460 Buffet Way, Eagan, Minnesota 55121.

                         INDEX TO FINANCIAL STATEMENTS

                    BUFFETS HOLDINGS, INC. AND SUBSIDIARIES

                                                              PAGE
                                                              ----
Independent Auditors' Report................................   F-2
Consolidated Balance Sheets as of January 2, 2002, July 3,
  2002 and July 2, 2003.....................................   F-3
Consolidated Statements of Operations for the Period from
  December 30, 1999 through October 1, 2000 (Predecessor
  Company), for the Period from October 2, 2000 through
  January 3, 2001, for the Year Ended January 2, 2002, for
  the Twenty-Six Week Transitional Period Ended July 3, 2002
  and for the Year Ended July 2, 2003.......................   F-4
Consolidated Statements of Shareholders' Equity (Deficit)
  for the Period from December 30, 1999 through October 1,
  2000 (Predecessor Company), for the Period from October 2,
  2000 through January 3, 2001, for the Year Ended January
  2, 2002, for the Twenty-Six Week Transitional Period Ended
  July 3, 2002 and for the Year Ended July 2, 2003..........   F-5
Consolidated Statements of Cash Flows for the Period from
  December 30, 1999 through October 1, 2000 (Predecessor
  Company), for the Period from October 2, 2000 through
  January 3, 2001, for the Year Ended January 2, 2002, for
  the Twenty-Six Week Transitional Period Ended July 3, 2002
  and for the Year Ended July 2, 2003.......................   F-6
Notes to Consolidated Financial Statements..................   F-8
Condensed Consolidated Balance Sheet as of April 7, 2004
  (unaudited)...............................................  F-28
Condensed Consolidated Statements of Operations for 16-Week
  and 40-Week Periods Ended April 9, 2003 and April 7, 2004
  (unaudited)...............................................  F-29
Condensed Consolidated Statements of Cash Flows for the
  40-Week Periods Ended April 9, 2003 and April 7, 2004
  (unaudited)...............................................  F-30
Notes to Condensed Consolidated Financial Statements
  (unaudited)...............................................  F-31

            REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders of Buffets Holdings, Inc. and Subsidiaries:

     We have audited the accompanying consolidated balance sheets of Buffets Holdings, Inc. (a Delaware corporation) and Subsidiaries (the Company) as of July 2, 2003, July 3, 2002 and January 2, 2002, and the related consolidated statements of operations, shareholders' equity (deficit) and cash flows for the year ended July 2, 2003, the twenty-six week transitional period ended July 3, 2002, the year ended January 2, 2002, the period from inception (October 2, 2000) through January 3, 2001 and the period from December 30, 1999 through October 1, 2000 (Predecessor Company). These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, such financial statements present fairly, in all material respects, the financial position of Buffets Holdings, Inc. and Subsidiaries as of July 2, 2003, July 3, 2002 and January 2, 2002, and the results of their operations and their cash flows for the year ended July 2, 2003, the twenty-six week transitional period ended July 3, 2002, the year ended January 2, 2002, the period from inception (October 2, 2000) through January 3, 2001, the period from December 30, 1999 through October 1, 2000 (Predecessor Company), in conformity with accounting principles generally accepted in the United States of America.

     As discussed in Note 2 to the consolidated financial statements, effective January 2, 2002, the Company changed its method of accounting for goodwill and intangible assets.

                                          /S/ DELOITTE & TOUCHE LLP

Minneapolis, Minnesota
January 9, 2004

                    BUFFETS HOLDINGS, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                                              JANUARY 2,     JULY 3,     JULY 2,
                                                                 2002         2002        2003
                                                              -----------   ---------   ---------
                                                               (IN THOUSANDS, EXCEPT SHARE DATA)
                                             ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.................................   $ 27,613     $  8,362    $ 15,855
  Receivables...............................................      7,958        8,682       6,478
  Inventories...............................................     18,439       18,632      18,462
  Prepaid expenses and other current assets.................      8,529       10,086       8,039
  Assets held for sale......................................         --           --       1,390
  Deferred income taxes.....................................     15,027       19,000      15,216
                                                               --------     --------    --------
     Total current assets...................................     77,566       64,762      65,440
PROPERTY AND EQUIPMENT, net.................................    203,742      198,350     154,140
GOODWILL, net...............................................    312,163      312,163     312,163
ASSETS HELD FOR SALE........................................     28,352       24,952          --
DEFERRED INCOME TAXES.......................................      1,000           --       2,932
OTHER ASSETS, net...........................................     14,878       15,445      18,311
                                                               --------     --------    --------
     Total assets...........................................   $637,701     $615,672    $552,986
                                                               ========     ========    ========

                         LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)
CURRENT LIABILITIES:
  Accounts payable..........................................   $ 29,028     $ 37,419    $ 43,777
  Accrued liabilities (Note 4)..............................     83,654       92,454      78,508
  Income taxes payable......................................      5,027        2,900       4,787
  Current maturities of long-term debt......................     42,224        2,450       1,735
                                                               --------     --------    --------
     Total current liabilities..............................    159,933      135,223     128,807
LONG-TERM DEBT, net of current maturities...................    305,996      491,531     419,387
DEFERRED INCOME TAXES.......................................         --          175          --
DEFERRED LEASE OBLIGATIONS..................................     18,463       18,829      19,713
OTHER LONG-TERM LIABILITIES.................................      4,632        4,525       7,889
                                                               --------     --------    --------
     Total liabilities......................................    489,024      650,283     575,796
                                                               --------     --------    --------
COMMITMENTS AND CONTINGENCIES (Note 10) SHAREHOLDERS' EQUITY
  (DEFICIT):
  Preferred stock; $.01 par value; 1,100,000 shares
     authorized; 976,550 shares issued and outstanding as of
     January 2, 2002 and none as of July 3, 2002 and July 2,
     2003...................................................         10           --          --
  Common stock, $.01 par value; 3,600,000 shares authorized;
     3,246,485 shares issued and outstanding as of January
     2, 2002, 3,228,610 as of July 3, 2002 and 3,187,985 as
     of July 2, 2003........................................         33           32          32
  Additional paid-in capital................................    135,500           --          --
  Retained earnings (accumulated deficit)...................     13,134      (34,643)    (22,842)
                                                               --------     --------    --------
     Total shareholders' equity (deficit)...................    148,677      (34,611)    (22,810)
                                                               --------     --------    --------
     Total liabilities and shareholders' equity (deficit)...   $637,701     $615,672    $552,986
                                                               ========     ========    ========

  The accompanying notes are an integral part of these consolidated financial statements.

                    BUFFETS HOLDINGS, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                             (PREDECESSOR)    (SUCCESSOR)                   (SUCCESSOR)
                                                FOR THE      FOR THE PERIOD                   FOR THE
                                              PERIOD FROM    FROM INCEPTION                  TWENTY-SIX
                                             DECEMBER 30,     (OCTOBER 2,     (SUCCESSOR)       WEEK       (SUCCESSOR)
                                                 1999            2000)          FOR THE     TRANSITIONAL     FOR THE
                                                THROUGH         THROUGH       YEAR ENDED    PERIOD ENDED   YEAR ENDED
                                              OCTOBER 1,       JANUARY 3,     JANUARY 2,      JULY 3,        JULY 2,
                                                 2000             2001           2002           2002          2003
                                             -------------   --------------   -----------   ------------   -----------
                                                                          (IN THOUSANDS)
RESTAURANT SALES...........................    $781,153         $239,370      $1,044,734      $527,084      $985,286
RESTAURANT COSTS:
  Food.....................................     246,404           75,756         326,271       163,649       311,891
  Labor....................................     239,950           75,972         326,423       164,264       313,532
  Direct and occupancy.....................     170,489           52,651         233,375       117,004       225,417
                                               --------         --------      ----------      --------      --------
    Total restaurant costs.................     656,843          204,379         886,069       444,917       850,840
ADVERTISING EXPENSES.......................      21,888            5,726          27,640        14,349        28,589
GENERAL AND ADMINISTRATIVE EXPENSES........      39,217           12,204          50,569        25,687        45,382
GOODWILL AMORTIZATION......................         878            2,543          10,942            --            --
IMPAIRMENT OF ASSETS.......................          --               --              --            --         4,803
GAIN ON SALE OF ORIGINAL ROADHOUSE GRILL
  RESTAURANTS..............................          --               --              --            --        (7,088)
LOSS ON SALE AND LEASEBACK TRANSACTIONS....          --               --              --            --         5,856
ACQUISITION-RELATED COSTS..................      14,902               --              --            --            --
                                               --------         --------      ----------      --------      --------
OPERATING INCOME...........................      47,425           14,518          69,514        42,131        56,904
INTEREST EXPENSE...........................       1,970           13,078          43,405        15,088        41,235
INTEREST INCOME............................      (4,638)            (267)           (698)         (212)         (307)
LOSS RELATED TO REFINANCING................          --               --              --        38,724            --
OTHER INCOME...............................      (1,126)            (340)         (1,040)         (598)       (1,270)
                                               --------         --------      ----------      --------      --------
INCOME (LOSS) BEFORE INCOME TAXES..........      51,219            2,047          27,847       (10,871)       17,246
INCOME TAX EXPENSE (BENEFIT)...............      19,974            1,468          15,292        (3,354)        5,319
                                               --------         --------      ----------      --------      --------
    Net income (loss)......................    $ 31,245         $    579      $   12,555      $ (7,517)     $ 11,927
                                               ========         ========      ==========      ========      ========

  The accompanying notes are an integral part of these consolidated financial statements.

                    BUFFETS HOLDINGS, INC. AND SUBSIDIARIES

           CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY (DEFICIT)

                                                                                           RETAINED
                                   PREFERRED STOCK       COMMON STOCK       ADDITIONAL     EARNINGS
                                  -----------------   -------------------    PAID-IN     (ACCUMULATED
                                   SHARES    AMOUNT     SHARES     AMOUNT    CAPITAL       DEFICIT)       TOTAL
                                  --------   ------   ----------   ------   ----------   ------------   ---------
                                                         (IN THOUSANDS, EXCEPT SHARE DATA)
BALANCE, DECEMBER 29, 1999
  (PREDECESSOR).................        --    $ --    41,545,359    $415     $111,152      $194,816     $ 306,383
  Net income....................        --      --            --      --           --        31,245        31,245
  Common stock issued under
    employees' stock option
    plans.......................        --      --       313,435       3        2,549            --         2,552
  Tax benefit from early
    disposition of common stock
    issued under employees'
    stock option plans..........        --      --            --      --        6,231            --         6,231
                                  --------    ----    ----------    ----     --------      --------     ---------
BALANCE, OCTOBER 1, 2000
  (PREDECESSOR).................        --    $ --    41,858,794    $418     $119,932      $226,061     $ 346,411
                                  ========    ====    ==========    ====     ========      ========     =========
BALANCE, OCTOBER 2, 2000
  (SUCCESSOR)...................   975,000    $ 10     3,250,000    $ 33     $135,371      $     --     $ 135,414
  Net income....................        --      --            --      --           --           579           579
                                  --------    ----    ----------    ----     --------      --------     ---------
BALANCE, JANUARY 3, 2001
  (SUCCESSOR)...................   975,000      10     3,250,000      33      135,371           579       135,993
  Issuance of stock.............     1,550      --         4,610      --          200            --           200
  Purchase of treasury stock....        --      --        (8,125)     --          (71)           --           (71)
  Net income....................        --      --            --      --           --        12,555        12,555
                                  --------    ----    ----------    ----     --------      --------     ---------
BALANCE, JANUARY 2, 2002
  (SUCCESSOR)...................   976,550      10     3,246,485      33      135,500        13,134       148,677
  Purchase of treasury stock....        --      --       (17,875)     (1)        (290)           --          (291)
  Redemption of preferred
    stock.......................  (976,550)    (10)           --      --      (97,644)      (10,573)     (108,227)
  Redemption of preferred stock
    warrants....................        --      --            --      --       (5,414)       (1,786)       (7,200)
  Dividends.....................        --      --            --      --      (32,152)      (27,901)      (60,053)
  Net loss......................        --      --            --      --           --        (7,517)       (7,517)
                                  --------    ----    ----------    ----     --------      --------     ---------
BALANCE, JULY 3, 2002
  (SUCCESSOR)...................        --      --     3,228,610      32           --       (34,643)      (34,611)
  Issuance of stock.............        --      --        14,625      --          450            --           450
  Purchase of treasury stock....        --      --       (55,250)     --         (450)         (126)         (576)
  Net income....................        --      --            --      --           --        11,927        11,927
                                  --------    ----    ----------    ----     --------      --------     ---------
BALANCE, JULY 2, 2003
  (SUCCESSOR)...................        --    $ --     3,187,985    $ 32     $     --      $(22,842)    $ (22,810)
                                  ========    ====    ==========    ====     ========      ========     =========

  The accompanying notes are an integral part of these consolidated financial statements.

                    BUFFETS HOLDINGS, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                  (SUCCESSOR)
                                                 (PREDECESSOR)      FOR THE                      (SUCCESSOR)
                                                    FOR THE       PERIOD FROM                      FOR THE
                                                  PERIOD FROM      INCEPTION                     TWENTY-SIX
                                                 DECEMBER 30,     (OCTOBER 2,     (SUCCESSOR)       WEEK        (SUCCESSOR)
                                                     1999            2000)          FOR THE     TRANSITIONAL      FOR THE
                                                    THROUGH         THROUGH       YEAR ENDED    PERIOD ENDED    YEAR ENDED
                                                  OCTOBER 1,       JANUARY 3,     JANUARY 2,       JULY 3,        JULY 2,
                                                     2000             2001           2002           2002           2003
                                                 -------------   --------------   -----------   -------------   -----------
                                                                               (IN THOUSANDS)
OPERATING ACTIVITIES:
  Net income (loss)............................    $ 31,245         $    579       $ 12,555       $ (7,517)      $ 11,927
  Adjustments to reconcile net income (loss) to
    net cash provided by operating activities:
    Depreciation and amortization..............      32,368           11,311         53,404         20,409         36,885
    Amortization of debt issuance cost.........         174            1,042          3,905          1,617          1,182
    Net loss related to refinancing:
      Write-off of debt issuance cost..........          --               --             --         11,022             --
      Accrued redemption fees..................          --               --             --         17,000             --
      Original issue discount expensed.........          --               --             --          4,107             --
      Accretion of original issue discount.....          --              179            773            357            739
    Deferred interest..........................          --              310          1,269            614             --
    Impairment of assets.......................          --               --             --             --          4,803
    Asset write-downs..........................          --               --            491             --             --
    Tax benefit from early disposition of
      common stock.............................       6,231               --             --             --             --
    Deferred income taxes......................      (7,968)           1,377             21         (2,798)           677
    Gain on sale of Original Roadhouse Grill
      restaurants..............................          --               --             --             --         (7,088)
    Loss on disposal of assets.................         544               --            361             89            565
    Loss on sale-leaseback transactions........          --               --             --             --          5,856
    Changes in assets and liabilities:
      Receivables..............................       3,299           (3,093)        (1,069)          (982)         2,346
      Inventories..............................         341              235            690           (193)           170
      Prepaid expenses and other assets........      (1,832)             383         (1,571)        (1,557)         2,047
      Accounts payable.........................       3,511            5,456         (7,939)         6,399          8,350
      Accrued and other liabilities............      14,204            7,531          2,837         (7,190)       (12,690)
      Income taxes payable/refundable..........       5,705               91          3,108         (2,127)         1,887
                                                   --------         --------       --------       --------       --------
         Net cash provided by operating
           activities..........................      87,822           25,401         68,835         39,250         57,656
                                                   --------         --------       --------       --------       --------
INVESTING ACTIVITIES:
  Proceeds from sale-leaseback transactions....          --           19,601         39,075          2,281         26,117
  Proceeds from sale of Original Roadhouse
    Grill restaurants..........................          --               --             --             --         25,850
  Purchase of fixed assets.....................     (35,596)         (14,389)       (38,096)       (14,280)       (25,722)
  Proceeds from sale of other assets...........          --               --          1,651          1,130            971
  Purchase of other assets.....................      (1,417)            (672)           (55)          (468)          (554)
                                                   --------         --------       --------       --------       --------
         Net cash provided by (used in)
           investing activities................     (37,013)           4,540          2,575        (11,337)        26,662
                                                   --------         --------       --------       --------       --------

                    BUFFETS HOLDINGS, INC. AND SUBSIDIARIES

                                                              (SUCCESSOR)
                                             (PREDECESSOR)      FOR THE                      (SUCCESSOR)
                                                FOR THE       PERIOD FROM                      FOR THE
                                              PERIOD FROM      INCEPTION                     TWENTY-SIX
                                             DECEMBER 30,     (OCTOBER 2,     (SUCCESSOR)       WEEK        (SUCCESSOR)
                                                 1999            2000)          FOR THE     TRANSITIONAL      FOR THE
                                                THROUGH         THROUGH       YEAR ENDED    PERIOD ENDED    YEAR ENDED
                                              OCTOBER 1,       JANUARY 3,     JANUARY 2,       JULY 3,        JULY 2,
                                                 2000             2001           2002           2002           2003
                                             -------------   --------------   -----------   -------------   -----------
                                                                           (IN THOUSANDS)
FINANCING ACTIVITIES:
  Repayment of debt........................    $   (332)        $(48,819)      $(53,896)      $(353,298)     $(73,198)
  Payments of capital leases...............        (686)              --             --             --             --
  Redemption of junior subordinated
    notes..................................          --               --             --             --           (400)
  Redemption of preferred stock warrants...          --               --             --         (7,200)            --
  Redemption of preferred stock............          --               --             --       (108,227)            --
  Repurchase of common stock...............          --         (596,473)           (71)          (291)          (576)
  Proceeds from issuance of stock, net.....          --          124,245            200             --            450
  Proceeds from exercise of employee stock
    options................................       2,552               --             --             --             --
  Proceeds from (repayment of) revolving
    credit facility........................          --            5,000         (5,000)            --             --
  Proceeds from issuance of subordinated
    notes..................................          --           95,000             --        221,217             --
  Proceeds from Credit Facility............          --          310,000             --        245,000             --
  Dividends................................          --               --             --        (32,289)            --
  Transaction-related costs................          --          (12,009)            --             --             --
  Debt issuance cost.......................          --          (15,695)          (823)       (12,076)        (3,101)
                                               --------         --------       --------       --------       --------
         Net cash provided by (used in)
           financing activities............       1,534         (138,751)       (59,590)       (47,164)       (76,825)
                                               --------         --------       --------       --------       --------
NET CHANGE IN CASH AND CASH EQUIVALENTS....      52,343         (108,810)        11,820        (19,251)         7,493
CASH AND CASH EQUIVALENTS, beginning of
  period...................................      72,260          124,603         15,793         27,613          8,362
                                               --------         --------       --------       --------       --------
CASH AND CASH EQUIVALENTS, end of period...    $124,603         $ 15,793       $ 27,613       $  8,362       $ 15,855
                                               ========         ========       ========       ========       ========
SUPPLEMENTAL CASH FLOW INFORMATION:
  Cash paid during the period for:
    Interest (net of capitalized interest
      of $368, $170, $369, $158 and $288,
      respectively)........................    $  2,457         $ 10,288       $ 35,546       $ 16,526       $ 26,956
                                               ========         ========       ========       ========       ========
    Income taxes...........................    $ 16,039         $    602       $ 11,725       $  1,587       $  3,351
                                               ========         ========       ========       ========       ========
  Non-cash investing activities during the
    period for-
    Note receivable on sale of Original
      Roadhouse Grill restaurants..........    $     --         $     --       $     --       $     --       $  2,500
                                               ========         ========       ========       ========       ========
  Non-cash financing activities during the
    period for-
    Issuance of subordinated notes to
      stockholders in lieu of cash
      payment..............................    $     --         $     --       $     --       $ 27,764       $     --
                                               ========         ========       ========       ========       ========

  The accompanying notes are an integral part of these consolidated financial statements.

                    BUFFETS HOLDINGS, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  NATURE OF ORGANIZATION

  COMPANY BACKGROUND

     Buffets Holdings, Inc. and Subsidiaries (Buffets Holdings), a Delaware corporation, was formed to acquire 100% of the common stock of Buffets, Inc. and its subsidiaries in a buyout (the Acquisition) from public shareholders. Buffets Holdings, Inc. and Buffets, Inc. are collectively referred to as the Company. On October 2, 2000, pursuant to a sale agreement dated September 29, 2000 between Buffets Holdings and Caxton-Iseman Investments LLP (Caxton-Iseman), Buffets Holdings acquired the common stock of Buffets, Inc. for a total of $639.8 million funded by (i) $85 million in cash held by Buffets, Inc., (ii) $310 million borrowed under a $340 million senior credit agreement, (iii) 14% senior subordinated notes due September 29, 2008 in the principal amount of $80 million, (iv) 16 percent senior subordinated notes due September 29, 2008 in the principal amount of $15 million, (v) warrants to purchase 205,696 shares of common stock and 61,709 shares of preferred stock, (vi) $20 million in proceeds from the sale and leaseback of Buffets, Inc.'s Eagan, Minnesota, headquarters facility, and (vii) $130 million of capital contributions from Caxton-Iseman, Sentinel Capital Partners, L.L.C. and members of management.

     The Acquisition was accounted for using the purchase method of accounting. Accordingly, the assets acquired and liabilities assumed by the Company were recorded at fair value as of the date of the Acquisition. The excess of the purchase price over the fair value of the assets acquired and liabilities assumed totaling $325.5 million was recorded as goodwill and pushed down to Buffets, Inc. In addition, $14.9 million of Predecessor Company acquisition-related costs were recognized as a charge to the statement of operations for the period from December 30, 1999 through October 1, 2000. These charges were comprised of approximately $6.9 million of transaction-related costs, $3 million in public shareholder litigation settlements and $5 million in risk reserve adjustments. The public shareholder litigation settlements and the risk reserve requirements were included in acquisition-related costs because they were required as a condition of closing the buyout from public shareholders.

     On June 28, 2002, Buffets, Inc. entered into new debt agreements to refinance its existing debt, make a distribution to Buffets Holdings, and repurchase its outstanding preferred stock warrants. Buffets, Inc. received $466.2 million in gross proceeds from the issuance of 11 1/4% senior subordinated notes due July 15, 2010 in the principal amount of $230 million, net of discount of $8.8 million, and $245.0 million borrowed under a new $295.0 million senior credit facility. Buffets, Inc. incurred $14.1 million in transaction fees related to the refinancing transactions. The net proceeds from the new debt agreements, cash on hand and a $17 million short-term redemption fee payable were used to (i) repay the remaining principal indebtedness under Buffets, Inc.'s former credit facility of $212.4 million, (ii) redeem the $80.0 million aggregate principal amount of its 14% senior subordinated notes due September 29, 2008, (iii) redeem the $15.0 million aggregate principal amount of Buffets Holdings' 16% senior subordinated notes due September 29, 2008 and $2.2 million in deferred interest, (iv) pay $4.3 million in accrued interest, (v) pay $20.5 million in prepayment and make-whole redemption fees, (vii) make a $141.2 million distribution to Buffets Holdings, and (viii) pay $7.2 million to repurchase Buffets Holdings' preferred stock warrants. In connection with the transactions, the Company incurred a loss of $38.7 million. The loss related to refinancing consisted of $20.5 million for the prepayment and make-whole redemption fees, $11.0 million write-off of financing costs related to the retired debt, $4.1 million of unamortized debt discount related to the 16% and 14% senior subordinated notes, $2.1 million paid to the holders of the common stock warrants, and $1.0 million in expenses.

     In connection with the refinancing transaction, Buffets Holdings (i) paid cash dividends totaling $140.5 million to common and preferred stockholders,
(ii) issued $7.8 million in Series A senior subordinated notes to the Company's preferred stockholders as part of the redemption of the senior preferred stock, and (iii) issued $20.0 million in Series B junior subordinated notes as a dividend to holders of the Company's common stock and holders of its warrants to purchase common stock. The

                    BUFFETS HOLDINGS, INC. AND SUBSIDIARIES

Series A and Series B notes are both due June 25, 2011 and accrue interest on the unpaid principal at the rate of 3% per year through December 31, 2002 and 4 3/4% per year thereafter.

  DESCRIPTION OF BUSINESS

     The Company owns and operates a chain of restaurants under the names of Old Country Buffet, Country Buffet, HomeTown Buffet, Granny's Buffet, Country Roadhouse Buffet & Grill, Tahoe Joe's Famous Steakhouse and Soup 'N Salad Unlimited in the United States. Until June 2003, the Company also operated 13 Original Roadhouse Grill restaurants. The Company, operating principally in the mid-scale family dining industry segment, owned and operated 372 restaurants (364 family buffet restaurants) and franchised 23 restaurants operating as of July 2, 2003.

  PRINCIPLES OF CONSOLIDATION

     The consolidated financial statements include the accounts of the Company and its subsidiaries. All significant intercompany transactions have been eliminated in consolidation.

  FISCAL YEAR

     Beginning July 3, 2002, the Company changed its fiscal year so that it ends on the Wednesday nearest June 30 of each year. The Company's new fiscal year is comprised of 52 or 53 weeks divided into four fiscal quarters of 12, 12, 16, and 12 or 13 weeks, respectively. Prior to July 3, 2002, its fiscal year ended on the Wednesday nearest December 31 of each year and was comprised of 52 or 53 weeks divided into four fiscal quarters of 16, 12, 12, and 12 or 13 weeks, respectively. All references herein to "2003" represent the 52-week period ended July 3, 2003. All references herein to "2002" represent the 26-week period ended July 3, 2002. All references herein to "2001" represent the 52-week period ended January 2, 2002.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  CASH AND CASH EQUIVALENTS

     Investments with original maturities of three months or less are considered to be cash equivalents and are recorded at cost, which approximates market value. Cash equivalents consist principally of commercial paper and money market funds.

  RECEIVABLES

     Receivables primarily consist of credit card receivables, landlord receivables and vendor rebates. Landlord receivables represent the portion of costs for leasehold improvements remaining to be reimbursed by landlords at year-end. Vendor rebates result from discounts on purchases negotiated with the vendors. Rebates are recorded as a reduction to food costs in the statement of operations as the associated food cost is recognized.

  INVENTORIES

     Inventories, consisting primarily of food, beverage, china and smallwares for each restaurant location, are stated at the lower of cost or market. Cost is determined by the first-in, first-out method for food and beverage inventories. China and smallwares are stated at their original cost and subsequent additions and replacements are expensed as purchased.

                    BUFFETS HOLDINGS, INC. AND SUBSIDIARIES

  PROPERTY AND EQUIPMENT

     Property and equipment are stated at cost. Depreciation is provided using the straight-line method for financial reporting purposes and accelerated methods for income tax reporting purposes. Equipment is depreciated over estimated useful lives, ranging from 3 to 10 years. Leasehold improvements are amortized over the terms of the related leases, generally 10 to 15 years. Buildings are depreciated over estimated useful lives, generally 39 1/2 years.

     Maintenance and repairs are charged to expense as incurred. Major improvements, which extend the useful life of an item, are capitalized and depreciated. The cost and accumulated depreciation of property and equipment retired or otherwise disposed of are removed from the related accounts, and any residual values are charged or credited to income.

     Property and equipment was as follows (in thousands):

                                                       JANUARY 2,   JULY 3,    JULY 2,
                                                          2002        2002       2003
                                                       ----------   --------   --------
Land.................................................   $    745    $  1,662   $  1,669
Buildings............................................         --         174      2,696
Equipment............................................    104,505     111,611    117,928
Leasehold improvements...............................    144,571     148,210    121,140
Less- Accumulated depreciation and amortization......     46,079      63,307     89,293
                                                        --------    --------   --------
                                                        $203,742    $198,350   $154,140
                                                        ========    ========   ========

     The Company sold 23 restaurant locations in 2001, one location in 2002 and 30 locations in 2003. The Company leased the restaurants back applying provisions of Statement of Financial Accounting Standards (SFAS) No. 98, "Accounting for Leases." Net proceeds from the transactions were approximately $39.1 million in 2001, $2.3 million in 2002 and $26.1 million in 2003. The aggregate initial annual rent associated with the sale and leaseback transactions was $3.2 million in 2001, $0.2 million in 2002 and $3.7 million in 2003. The Company did not recognize a gain or loss on these transactions in 2001 or 2002, but recorded a loss of $5.9 million in 2003. The losses primarily reflected the impairment of certain of the properties for which the net proceeds were less than the book value of the leasehold assets. In addition, the net proceeds for certain of the properties were greater than the book value of the leasehold assets resulting in a deferred gain of $3.6 million in 2003. This deferred gain is being accreted over the life of the respective restaurant leases, ranging from 17 to 25 years. The Company does not have any continuing involvement with these sale and leaseback locations. These leases are accounted for as operating leases.

  GOODWILL

     Goodwill, a result of the Acquisition, represents the excess of cost over net assets acquired. Goodwill was amortized on a straight-line basis over 15 to 30 years until the adoption of SFAS No. 142, "Goodwill and Other Intangible Assets," on January 3, 2002. Accumulated amortization for goodwill was $13.5 million as of January 2, 2002 and July 3, 2002. There were no goodwill impairment charges for any of the periods presented.

     Based on the Company's current cash flows, the fair value of its goodwill exceeds the carrying amount of this asset. The effect of SFAS No. 142 on the results of operations for the period from December 30,

                    BUFFETS HOLDINGS, INC. AND SUBSIDIARIES

1999 through October 1, 2000, the period from inception (October 2, 2000) through January 3, 2001, 2001, 2002 and 2003 was as follows (in thousands):

                                                               (SUCCESSOR)
                                               (PREDECESSOR)     FOR THE                   (SUCCESSOR)
                                                  FOR THE      PERIOD FROM                   FOR THE
                                                PERIOD FROM     INCEPTION                    26-WEEK
                                               DECEMBER 30,    (OCTOBER 2,   (SUCCESSOR)   TRANSITIONAL   (SUCCESSOR)
                                                   1999           2000)        FOR THE        PERIOD        FOR THE
                                                  THROUGH        THROUGH     YEAR ENDED       ENDED       YEAR ENDED
                                                OCTOBER 1,     JANUARY 3,    JANUARY 2,      JULY 3,        JULY 2,
                                                   2000           2001          2002           2002          2003
                                               -------------   -----------   -----------   ------------   -----------
Reported net income (loss)...................     $31,245        $  579        $12,555       $(7,517)       $11,927
Add: goodwill amortization...................         878         2,543         10,942            --             --
Add: liquor license amortization.............          10             2             23            --             --
                                                  -------        ------        -------       -------        -------
  Adjusted net income (loss).................     $32,133        $3,124        $23,520       $(7,517)       $11,927
                                                  =======        ======        =======       =======        =======

  ASSETS HELD FOR SALE

     Assets held for sale include net assets such as land, buildings and equipment that are in the process of being sold and are recorded at the lower of carrying value or fair market value less costs to sell based upon valuation estimates from brokers and negotiations with prospective purchasers, as follows (dollars in thousands):

                                                                         CARRYING AMOUNTS AS OF
                                                                     ------------------------------
DESCRIPTION OF ASSETS             FACTS AND CIRCUMSTANCES            JANUARY 2,   JULY 3,   JULY 2,
TO BE DISPOSED                 LEADING TO EXPECTED DISPOSAL             2002       2002      2003
---------------------    -----------------------------------------   ----------   -------   -------
Undeveloped properties   Decision not to develop; sold two
                         properties in 2003                           $ 1,843     $ 1,843   $  698
Non-restaurant property  Decision to reduce fixed overhead;
                         changed decision in 2003 due to increased
                         utilization                                      929         929       --
Restaurant in Texas      Decision to sell underperforming
                         restaurant                                       692         692      692
Restaurant in Oregon     Decision to perform sale-leaseback
                         transaction; sold in 2002                      2,281          --       --
Original Roadhouse       Decision to sell brand to reduce debt
  Grill restaurants      burden; sold in 2003                          22,607      21,488       --
                                                                      -------     -------   ------
                                                                      $28,352     $24,952   $1,390
                                                                      =======     =======   ======

     The expected disposal dates of the assets to be disposed were uncertain prior to 2003, thereby resulting in their non-current classification for those periods. The Company recorded an adjustment to direct and occupancy costs to reduce the carrying amount of the non-restaurant property, upon the decision to retain the facility, of approximately $0.1 million in 2003. The restaurants held for sale had revenues of approximately $38.6 million and operating income of approximately $3.2 million for 2003. The sale of the Original Roadhouse Grill restaurants in June 2003 resulted in a gain of approximately $7.1 million, which has been presented as a separate line item in the accompanying consolidated statements of operations.

  OTHER ASSETS

     Other assets consist principally of debt issuance costs, notes receivable and other intangibles net of accumulated amortization of $5.1 million, $0.1 million and $1.3 million as of January 2, 2002, July 3, 2002 and July 2, 2003, respectively. Debt issuance costs, associated with a refinancing transaction completed on

                    BUFFETS HOLDINGS, INC. AND SUBSIDIARIES

June 28, 2002, represent the costs incurred to enter into the senior credit agreement and issue the senior subordinated notes. The debt issuance costs are being amortized over the terms of the financing arrangements using the effective interest method. Other intangibles include trademarks, franchise fees and liquor licenses. Trademarks and franchise fees are being amortized on a straight-line basis over 10 years. Liquor licenses are not amortized, as they have indefinite lives. Notes receivable principally arose from the sale of certain restaurant facilities. Long-term and short-term notes receivable collectively totaled $1.6 million as of January 2, 2002, $0.8 million as of July 3, 2002 and $3.4 million as of July 2, 2003. The notes receivable had due dates between 2004 and 2008.

     The gross carrying amount and accumulated amortization of each major intangible asset class was as follows (in thousands):

                           FRANCHISE FEES              TRADEMARKS              LIQUOR LICENSES                TOTAL
                       -----------------------   -----------------------   -----------------------   -----------------------
                        GROSS                     GROSS                     GROSS                     GROSS
                       CARRYING   ACCUMULATED    CARRYING   ACCUMULATED    CARRYING   ACCUMULATED    CARRYING   ACCUMULATED
                        AMOUNT    AMORTIZATION    AMOUNT    AMORTIZATION    AMOUNT    AMORTIZATION    AMOUNT    AMORTIZATION
                       --------   ------------   --------   ------------   --------   ------------   --------   ------------
BALANCE, January 2,
  2002...............    $69          $(21)        $34          $(10)       $ 469         $(25)       $ 572         $(56)
FY 2002 Activity:
  Amortization.......     --            (9)         --            (4)          --           --           --          (13)
  Reductions.........     --            --          --            --          (12)          --          (12)          --
                         ---          ----         ---          ----        -----         ----        -----         ----
BALANCE, July 3,
  2002...............     69           (30)         34           (14)         457          (25)         560          (69)
FY 2003 Activity:
  Amortization.......     --           (14)         --            (7)          --           --           --          (21)
  Reductions.........     --            --          --            --         (140)          --         (140)          --
                         ---          ----         ---          ----        -----         ----        -----         ----
BALANCE, July 2,
  2003...............    $69          $(44)        $34          $(21)       $ 317         $(25)       $ 420         $(90)
                         ===          ====         ===          ====        =====         ====        =====         ====

     The estimated amortization expense for each of the next two years is approximately $20,000 after which franchise fees and trademarks are expected to be fully amortized.

  RECOVERABILITY OF LONG-LIVED ASSETS

     The Company periodically evaluates long-lived assets and goodwill related to those assets for impairment whenever events or changes in circumstances indicate the carrying value amount of an asset or group of assets may not be recoverable. The Company considers a history of operating losses and the other factors described to be its primary indicator of potential impairment. Assets are grouped and evaluated for impairment at the lowest level for which there are identifiable cash flows, namely individual restaurants. A restaurant is deemed to be impaired if a forecast of undiscounted future operating cash flows directly related to the restaurant, including disposal value, if any, are less than its carrying amount. If a restaurant is determined to be impaired, the loss is measured as the amount by which the carrying amount of the restaurant exceeds its fair value. Fair value is based on quoted market prices in active markets, if available. If quoted market prices are not available, an estimate of fair value is based on the best information available, including prices for similar assets or the results of valuation techniques such as discounted estimated future cash flows as if the decision to continue to use the impaired restaurant was a new investment decision. The Company generally measures fair value by discounting estimated future cash flows. Considerable management judgment is necessary to estimate discounted future cash flows. Accordingly, actual results could vary significantly from such estimates. There were no impairment charges in 2000 or 2001. During 2002, the Company expensed approximately $1.1 million relating to the impairment of assets associated with 12 restaurants (see Note
4). During 2003, the Company expensed

                    BUFFETS HOLDINGS, INC. AND SUBSIDIARIES
approximately $4.8 million relating to the impairment of long-lived assets for 27 restaurants, as well as an additional $0.8 million related to the impairment of assets associated with 12 restaurants (see Note 4).

  PRE-OPENING COSTS

     Costs incurred in connection with the opening of new restaurants are expensed as incurred in accordance with Statement of Position (SOP) 98-5, "Reporting on the Costs of Start-up Activities." SOP 98-5 requires companies to expense as incurred all start-up and pre-opening costs that are not otherwise capitalized as long-lived assets.

  ADVERTISING EXPENSES

     Advertising costs are charged to expense as incurred.

  INCOME TAXES

     The Company utilizes SFAS No. 109, "Accounting for Income Taxes". Under SFAS No. 109, the deferred tax provision is determined under the liability method. Under this method, deferred tax assets and liabilities are recognized based on differences between the financial statement and tax bases of assets and liabilities using presently enacted tax rates.

  JOINT VENTURES

     As of July 2, 2003, the Company had one consolidated joint venture, Tahoe Joe's Inc., which owned and operated Tahoe Joe's Famous Steakhouses. The Company had an 80% interest in Tahoe Joe's Inc., and a call option with respect to the remaining 20% interest of the minority holder. The minority holder had a corresponding put option with respect to his shares. The Company exercised its call option with respect to the minority holder's share subsequent to year-end and purchased the 20% interest of the minority holder for $370,000. As a consequence of the transaction, Tahoe Joe's, Inc. became a co-guarantor with the other wholly owned subsidiaries of the Company with respect to its senior indebtedness.

  REVENUE RECOGNITION

     The Company's restaurant sales include proceeds from the sale of food and beverages at Company-owned restaurants.

     The Company recognizes franchise income for royalty fees and initial franchise fees received from franchisees. Initial fees are recognized as income when required obligations under the terms of the franchise agreement are fulfilled. Royalty fees are based on gross sales and are recognized in income as sales are generated. Franchise income was $1.2 million for the period from December 30, 1999 through October 1, 2000 (Predecessor Company), $0.3 million for the period from inception (October 2, 2000) through January 3, 2001, $1.3 million for 2001, $0.7 million for 2002 and $1.2 million for 2003. Franchise income is included in other income in the accompanying consolidated statements of operations.

     The Company sells gift cards at its restaurants. Revenues are recognized upon the redemption of the gift cards. Unearned revenue represents gift cards sold and not yet redeemed and is included in accrued liabilities in the accompanying consolidated balance sheets.

  USE OF ESTIMATES

     The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date

                    BUFFETS HOLDINGS, INC. AND SUBSIDIARIES
of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  FAIR VALUE DISCLOSURE OF FINANCIAL INSTRUMENTS

     The Company's financial instruments consist of cash and cash equivalents, receivables, notes receivable, accounts payable and long-term debt for which current carrying amounts are equal to or approximate fair market values. The following methods were used in estimating the fair value of each class of financial instrument:

     For cash equivalents, receivables and accounts payable, the carrying amounts approximate fair value because of the short duration of these financial instruments. The fair value of notes receivable is estimated based on the present value of expected future cash flows discounted at the interest rate currently offered by the Company, which approximates rates currently being offered by local lending institutions for loans of similar terms to companies of comparable credit risk. The fair value of long-term debt is estimated by discounting future cash flows for these instruments using the Company's expected borrowing rate for debt of comparable risk and maturity.

  SEGMENT REPORTING

     The Company operates principally in the mid-scale family dining industry segment in the United States, providing similar products to similar customers. The Company's restaurants possess similar economic characteristics resulting in similar long-term expected financial performance characteristics. Revenues are derived principally from food and beverage sales. The Company does not rely on any major customers as a source of revenue. Management believes that the Company meets the criteria for aggregating its operations into a single reporting segment.

  STOCK-BASED COMPENSATION

     The Company accounts for activity under its stock-based employee compensation plans under the recognition and measurement principles of APB (Accounting Principles Board) Opinion No. 25, "Accounting for Stock Issued to Employees." Accordingly, the Company does not recognize compensation expense in connection with employee stock option grants because stock options are granted at exercise prices not less than the fair value of the common stock on the date of grant.

     The following table shows the effect on net earnings had the Company applied the fair value expense recognition provisions of SFAS No. 123, "Accounting for Stock-Based Compensation," to stock-based employee compensation (in thousands):

                                                               (SUCCESSOR)
                                               (PREDECESSOR)     FOR THE                   (SUCCESSOR)
                                                  FOR THE      PERIOD FROM                   FOR THE
                                                PERIOD FROM     INCEPTION                    26-WEEK
                                               DECEMBER 30,    (OCTOBER 2,   (SUCCESSOR)   TRANSITIONAL   (SUCCESSOR)
                                                   1999           2000)        FOR THE        PERIOD        FOR THE
                                                  THROUGH        THROUGH     YEAR ENDED       ENDED       YEAR ENDED
                                                OCTOBER 1,     JANUARY 3,    JANUARY 2,      JULY 3,        JULY 2,
                                                   2000           2001          2002           2002          2003
                                               -------------   -----------   -----------   ------------   -----------
Net income (loss) as reported................     $31,245         $579         $12,555       $(7,517)       $11,927
  Compensation expense, net of tax effect....          --           --             (87)          (38)            (5)
  Pro forma..................................     $31,245         $579         $12,468       $(7,555)       $11,922
                                                  =======         ====         =======       =======        =======
Weighted-average fair value per share of
  options granted............................     $    --         $ --         $  2.64       $  5.75        $  0.81
                                                  =======         ====         =======       =======        =======

                    BUFFETS HOLDINGS, INC. AND SUBSIDIARIES

     Information on the Company's stock-based compensation plans and data used to calculate compensation expense in the table above are described in more detail in Note 6.

3.  RECENT ACCOUNTING PRONOUNCEMENTS

     In July 2002, the Financial Accounting Standards Board (FASB) issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities." This statement requires that a liability for a cost associated with an exit or disposal activity be recognized when the liability is incurred, rather than when a company commits to an exit plan as was previously required. SFAS No. 146 is effective for exit or disposal activities that are initiated after December 31, 2002. The Company adopted SFAS No. 146 effective January 1, 2003. SFAS No. 146 had no impact on the Company's consolidated results of operations, financial position or cash flow for 2003.

     In November 2002, the FASB issued FASB Interpretation No. (FIN) 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others, an interpretation of FASB Statements No. 5, 57, and 107 and Rescission of FASB Interpretation No. 34." FIN 45 requires that upon issuance of a guarantee, the entity must recognize a liability for the fair value of the obligation it assumes under that guarantee. FIN 45 requires disclosure about each guarantee even if the likelihood of the guarantors having to make any payments under the guarantee is remote. The provisions for initial recognition and measurement are effective on a prospective basis for guarantees that are issued or modified after December 31, 2002. Refer to Note 5 for guarantee disclosures. The Company adopted the recognition provisions of FIN 45 in these consolidated financial statements, and its adoption had no impact on the Company's consolidated results of operations, financial position or cash flow.

     In December 2002, the FASB issued SFAS No. 148, "Accounting for Stock-Based Compensation -- Transition and Disclosure -- an amendment of SFAS No. 123." SFAS No. 148 provides alternative transition methods for companies that make a voluntary change to the fair-value-based method of accounting for stock-based employee compensation. In addition, SFAS No. 148 amends the disclosure requirements of SFAS No. 123 to require disclosures in both annual and interim financial statements about the method of accounting for stock-based compensation and the effect of the method used on reported results. The Company adopted the disclosure provisions of SFAS No. 148 in these consolidated financial statements, and its adoption had no impact on the Company's consolidated results of operations, financial position or cash flow.

     In January 2003, the FASB issued FIN 46, "Consolidation of Variable Interest Entities, an Interpretation of ARB 51." The primary objectives of FIN 46 are to provide guidance on the identification of entities for which control is achieved through means other than through voting rights (variable interest entities, or VIEs) and how to determine when and which business enterprise should consolidate the VIE (the primary beneficiary). In December 2003, the FASB issued FIN 46(R), "Consolidation of Variable Interest Entities," which represents a revision to FIN 46. The provisions of FIN 46(R) are effective for interests in VIEs as of the first interim, or annual, period ending after March 15, 2003. In addition, FIN 46(R) requires that both the primary beneficiary and all other enterprises with a significant variable interest make additional disclosure in filings issued after January 31, 2003. The adoption of FIN 46(R) is not expected to have a material impact on the Company's consolidated results of operations, financial position or cash flow.

     In May 2003, the FASB issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity." SFAS No. 150 modifies the accounting for certain financial instruments that, under previous guidance, issuers could account for as equity. SFAS No. 150 requires that those instruments be classified as liabilities in statements of financial position. Most of the guidance in SFAS No. 150 is effective for all financial instruments entered into or modified after May 31, 2003, or otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. The

                    BUFFETS HOLDINGS, INC. AND SUBSIDIARIES
adoption of SFAS No. 150 is not expected to have a material impact on the Company's consolidated results of operations, financial position or cash flow.

4.  ACCRUED LIABILITIES

     Accrued liabilities consisted of the following (in thousands):

                                                          JANUARY 2,   JULY 3,   JULY 2,
                                                             2002       2002      2003
                                                          ----------   -------   -------
Accrued compensation....................................   $20,043     $21,764   $20,599
Redemption fee payable..................................        --      17,000        --
Accrued workers' compensation...........................    12,749      13,468    16,894
Accrued insurance.......................................     9,883      10,203     8,513
Accrued store closing costs.............................     9,378       7,091     2,782
Unearned revenue........................................     8,063       5,306     4,521
Accrued sales taxes.....................................     5,058       4,454     3,921
Accrued other...........................................    18,480      13,168    21,278
                                                           -------     -------   -------
                                                           $83,654     $92,454   $78,508
                                                           =======     =======   =======

     All of the store closing activity recorded in the store closing cost accrual as of July 2, 2003 relates to store closings identified and recognized prior to December 31, 2002. The Company provided for these store closing costs, specifically identified and approved for closure in the succeeding year, in accordance with EITF 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)," and EITF 95-3, "Recognition of Liabilities in Connection with a Purchase Business Combination." The store closing costs are principally comprised of lease termination costs and obligations, net of sublease and other cash receipts and employee termination benefits as summarized below (in thousands):

                                                            JANUARY 2,   JULY 3,   JULY 2,
                                                               2002       2002      2003
                                                            ----------   -------   -------
Lease termination costs and obligations, net of sublease
  and other cash receipts.................................    $9,198     $6,926    $2,782
Employee termination benefits.............................       180        165        --
                                                              ------     ------    ------
     Total accrued store closing costs....................    $9,378     $7,091    $2,782
                                                              ======     ======    ======

                    BUFFETS HOLDINGS, INC. AND SUBSIDIARIES

     The following table summarizes store closing reserve activity by type of cost for the past two fiscal years (in thousands):

                                                                  (SUCCESSOR)
                                                                    FOR THE
                                                                  TWENTY-SIX
                                                 (SUCCESSOR)         WEEK          (SUCCESSOR)
                                                   FOR THE       TRANSITIONAL        FOR THE
                                                 YEAR ENDED      PERIOD ENDED      YEAR ENDED
                                                 JANUARY 2,         JULY 3,          JULY 2,
                                                    2002             2002             2003
                                                 -----------   -----------------   -----------
BALANCE, beginning of year.....................    $9,142           $9,378           $7,091
  Additions:
  Lease obligations charged to earnings (as
     direct and occupancy costs)...............       549              450              167
  Employee termination benefits charged to
     earnings (as direct and occupancy
     costs)....................................       161              112               83
  Reductions:
     Cash payments:
       Lease termination costs and
          obligations..........................       238            1,630            3,471
       Employee severance benefits.............       236              127              248
     Change in lease obligation accrual
       assumptions.............................        --            1,092              840
                                                   ------           ------           ------
BALANCE, end of year...........................    $9,378           $7,091           $2,782
                                                   ======           ======           ======

     The change in accrual assumptions is based on the Company receiving greater than planned sublease and other cash receipts during 2002 and 2003. The expense recovery was included in the same line item in the statement of operations as the Company's impairment of underperforming restaurant properties.

     The following table summarizes planned and actual store closing activity for the past two fiscal years:

                                                                  (SUCCESSOR)
                                                                    FOR THE
                                                                   TWENTY-SIX
                                                    (SUCCESSOR)       WEEK       (SUCCESSOR)
                                                      FOR THE     TRANSITIONAL     FOR THE
                                                    YEAR ENDED    PERIOD ENDED   YEAR ENDED
                                                    JANUARY 2,      JULY 3,        JULY 2,
                                                       2002           2002          2003
                                                    -----------   ------------   -----------
Number of stores:
  Expected to close as of the beginning of the
     period.......................................       17            12             13
     Closed during the period.....................       17             9             14
     Identified for closure during the period.....       12            10              4
                                                        ---           ---            ---
  Expected to close as of the end of the period...       12            13              3
                                                        ===           ===            ===
Number of employees:
  Expected to be terminated as of the beginning of
     the period...................................      595           420            455
  Terminated during the period....................      573           310            490
  Identified for termination during the period....      420           350            140
  Expected to be terminated as of the end of the
     period.......................................      420           455            105

                    BUFFETS HOLDINGS, INC. AND SUBSIDIARIES

     The remaining store closing reserves are expected to be paid, or incurred, by year as follows (in thousands):

2004........................................................  $1,625
2005........................................................     215
2006........................................................     191
2007........................................................     175
2008........................................................     165
Thereafter..................................................     411
                                                              ------
                                                              $2,782
                                                              ======

5.  LONG-TERM DEBT

     Long-term debt outstanding was as follows (in thousands):

                                                       JANUARY 2,   JULY 3,    JULY 2,
                    BUFFETS, INC.                         2002        2002       2003
                    -------------                      ----------   --------   --------
Credit Facility:
  Revolving credit facility..........................   $     --    $     --   $     --
  Tranche A, interest at LIBOR plus 3.25%, due
     quarterly through September 30, 2005 (interest
     rates from 5.8% to 7.0% as of January 2,
     2002)...........................................    117,762          --         --
  Tranche B, interest at LIBOR plus 3.75%, due
     quarterly through March 31, 2007 (interest rates
     from 6.3% to 7.5% as of January 2, 2002)........    138,342          --         --
  Term loan, interest at LIBOR plus 3.50%, due
     quarterly through June 28, 2009 (interest rate
     at 4.6% as of July 2, 2003).....................         --     245,000    171,802
                                                        --------    --------   --------
       Total Credit Facility.........................    256,104     245,000    171,802
Senior subordinated notes, interest at 14% and 16%,
  due September 29, 2008, net of discount of $4,464
  at January 2, 2002.................................     92,116          --         --
Senior subordinated notes, interest at 11.25%, due
  July 15, 2010, net of discount of $8,783 at July 3,
  2002 and $8,044 at July 2, 2003....................         --     221,217    221,956
                                                        --------    --------   --------
       Total long-term debt at Buffets, Inc..........    348,220     466,217    393,758

               BUFFETS HOLDINGS, INC.
               ----------------------
Series A senior subordinated notes, interest at 3%
  through December 31, 2002 and 4.75% thereafter, due
  June 25, 2011......................................         --       7,764      7,764
Series B junior subordinated notes, interest at 3%
  through December 31, 2002 and 4.75% thereafter, due
  June 25, 2011......................................         --      20,000     19,600
                                                        --------    --------   --------
       Grand total long-term debt....................    348,220     493,981    421,122
Less -- Current maturities...........................     42,224       2,450      1,735
                                                        --------    --------   --------
                                                        $305,996    $491,531   $419,387
                                                        ========    ========   ========

                    BUFFETS HOLDINGS, INC. AND SUBSIDIARIES

     As of July 2, 2003, future maturities of long-term debt by year were as follows (in thousands):

2004........................................................   $  1,735
2005........................................................      1,735
2006........................................................      1,735
2007........................................................      1,735
2008........................................................      1,735
Thereafter..................................................    420,491
                                                               --------
                                                               $429,166
                                                               ========

  CREDIT FACILITY

     On June 28, 2002, Buffets, Inc. entered into a new senior credit facility (the Credit Facility) which provided for total borrowings of up to $295,000,000, including (i) a $245,000,000 term loan, (ii) a $30,000,000 revolving credit facility, of which up to $20,000,000 is available in the form of letters of credit, and (iii) a separate $20,000,000 letter of credit facility. The terms of the Credit Facility permit Buffets, Inc. to borrow, subject to availability and certain conditions, incremental term loans or to issue additional notes in an aggregate amount up to $25.0 million. The term loan matures on June 28, 2009 while the revolving facility and the letter of credit facility mature on June 28, 2007. The borrowings due under the term loan are payable in equal quarterly installments in an annual amount equal to 1% of the outstanding term loan balance during each of the first six years of the loan (beginning on September 30, 2002), with the remaining balance payable in equal quarterly installments during the seventh year of the loan. The term loan was secured by substantially all of the Company's assets, other than those of the Tahoe Joe's Inc. subsidiary, until August 2003 when the Company exercised its call option with respect to the minority holder's share and purchased the remaining 20% interest of the minority holder. As a consequence of the transaction, the term loan is fully and unconditionally guaranteed by Buffets Holdings, which has no independent assets or operations, and is secured by substantially all of the Company's assets. Buffets Holdings has also guaranteed the repayment of the Credit Facility. The Credit Facility requires Buffets, Inc. to maintain certain financial ratios including leverage, interest coverage and fixed charge coverage. Buffets, Inc. was in compliance with all covenants as of July 2, 2003.

     As of July 2, 2003, Buffets, Inc. had $27,116,360 in outstanding letters of credit, which expire through May 2, 2004. As of July 2, 2003, the total borrowing availability under the revolving credit facility was $21,000,000 and the total borrowing capacity under the letter of credit facility was $1,883,640.

     Buffets, Inc. has the option of tying its borrowings to LIBOR or a base rate when calculating the interest rate for the term loan. The base rate is the greater of Credit Suisse First Boston's prime rate, or the federal funds effective rate plus one-half of 1 percent.

  11 1/4% SENIOR SUBORDINATED NOTES

     On June 28, 2002, Buffets, Inc. issued 11 1/4% senior subordinated notes in the principal amount of $230 million due July 15, 2010. Such notes were issued at a 96.181% discount, resulting in an effective yield of 12% to the initial principal amount. Interest is payable semi-annually on January 15 and July 15 of each year through July 15, 2010. Accretion of the original issue discount was approximately $10,000 during 2002 and is included in interest expense in the accompanying consolidated statements of operations. Except in the event of an initial public offering, Buffets, Inc. is not entitled to redeem the notes at its option prior to July 15, 2006. The redemption price during the first twelve-month period following July 15, 2006 is 105.625%. The redemption price declines by 1.875% per year until July 15, 2009, at which point there is no redemption price premium. In the event of an initial public offering prior to July 15, 2006,

                    BUFFETS HOLDINGS, INC. AND SUBSIDIARIES

Buffets, Inc. may redeem up to 35% of the aggregate principal amount of the notes at a redemption price of 111.25%. Furthermore, in the event of a change in control, as defined in the indenture governing those notes, the holders of the notes may require the Company to repurchase the notes at a purchase price of 101% of the outstanding principal amount plus accrued and unpaid interest.

  SERIES A SENIOR SUBORDINATED NOTES

     On June 28, 2002, Buffets Holdings issued Series A senior subordinated notes, due on June 25, 2011, in the principal amount of $7,764,219 to holders of the Company's senior preferred stock to make a partial redemption of the Company's senior preferred stock. The interest on the unpaid principal amount is 3% per year through December 31, 2002 and 4 3/4% per year thereafter. Buffets Holdings shall pay accrued interest annually on June 28 of each year commencing on June 28, 2003. This note is subordinated in right to all senior indebtedness of the Company.

  SERIES B JUNIOR SUBORDINATED NOTES

     On June 28, 2002, Buffets Holdings issued Series B junior subordinated notes, due on June 25, 2011, in the principal amount of $20,000,000 as a dividend to holders of the Company's common stock and holders of its warrants to purchase common stock. Buffets Holdings repurchased $400,000 of these notes in January 2003. The interest on the unpaid principal amount is 3% per year through December 31, 2002 and 4 3/4% per year thereafter. Buffets Holdings shall pay accrued interest annually on June 28 of each year commencing on June 28, 2003. This note is subordinated in right to all senior and senior subordinated indebtedness of the Company.

6.  SHAREHOLDER'S EQUITY (DEFICIT)

  AUTHORIZED SHARES

     The Company has 3,600,000 authorized shares of common stock and 1,100,000 authorized shares of preferred stock.

  STOCK WARRANTS

     On October 2, 2000, Buffets Holdings issued $80 million principal amount of 14% senior subordinated notes due September 29, 2008, with detachable warrants to purchase 173,218 shares of Buffets Holdings' common stock and 51,965 shares of Buffets Holdings' preferred stock. Contemporaneously, Buffets Holdings issued $15 million principal amount of 16% senior subordinated notes due September 29, 2008, with detachable warrants to purchase 32,478 shares of common stock and 9,744 shares of preferred stock. Such warrants were valued collectively at $5.4 million. On June 28, 2002, all preferred stock warrants were redeemed in conjunction with the refinancing transactions, leaving 205,696 common stock warrants outstanding. The common stock warrants have an exercise price of $.01 per share and expire September 29, 2010.

  CALL RIGHTS AND PUT RIGHTS

     The Company has a call right to repurchase stock held by the Company's management at any time following the termination of a management stockholder's employment with the Company. In the event of the death or disability of a management stockholder, the management stockholder's estate has a put right, for a period of one year following the date of termination of employment, whereby the Company may be required to repurchase the stock of the management stockholder at a price that would be paid by the Company if it were exercising its call rights. The Company may defer payment of the put right in excess

                    BUFFETS HOLDINGS, INC. AND SUBSIDIARIES
of $4.0 million per fiscal year per stockholder and in excess of $8.0 million per fiscal year for all stockholders.

  STOCK OPTION PLAN

     In October 2000, Buffets Holdings adopted the Equity Participation Plan, a non-qualified stock option plan under which up to 113,750 shares of common stock are reserved for issuance to certain employees. The option exercise price for each option, as determined at the date of grant, is based on the four full fiscal quarters immediately preceding the date of the award using the amount by which the sum of 4.5 times earnings before interest, taxes, depreciation and amortization, as defined in the Credit Facility, and the proceeds payable to the Company upon the exercise of the options, exceeds the consolidated indebtedness of the Company as of the date of the award. Options are fully vested upon issuance and generally expire 15 years from the date of the grant or at an earlier date, as determined by the Board of Directors. However, options are only exercisable in the event of a liquidity event, as defined in the Stockholders' Agreement. The Company reserves the right to pay the plan participant the appreciated value of the shares rather than actually issue equity.

     Activity under the stock option plan is summarized as follows:

                                                               (SUCCESSOR)
                                                             FOR THE 26-WEEK
                                     (SUCCESSOR)              TRANSITIONAL               (SUCCESSOR)
                                 FOR THE YEAR ENDED           PERIOD ENDED           FOR THE YEAR ENDED
                                   JANUARY 2, 2002            JULY 3, 2002              JULY 2, 2003
                               -----------------------   -----------------------   -----------------------
                                         WEIGHTED-AVG              WEIGHTED-AVG              WEIGHTED-AVG
                               SHARES   EXERCISE PRICE   SHARES   EXERCISE PRICE   SHARES   EXERCISE PRICE
                               ------   --------------   ------   --------------   ------   --------------
Outstanding at beginning of
  year.......................      --       $   --       51,367       $14.29       59,310       $19.08
  Granted....................  54,242       $14.06       10,793        40.01       10,218        11.64
  Exercised..................      --           --           --           --           --           --
  Canceled...................  (2,875)       10.00       (2,850)       12.42       (3,706)       19.10
Outstanding at end of year...  51,367       $14.29       59,310       $19.08       65,822       $17.93

     The following table summarizes the Company's outstanding stock options as of July 2, 2003:

                                                            OPTIONS OUTSTANDING
                                             --------------------------------------------------
                                                              WEIGHTED-AVG
                                               NUMBER       REMAINING OPTION      WEIGHTED-AVG
RANGE OF EXERCISE PRICE                      OUTSTANDING     TERM (IN YEARS)     EXERCISE PRICE
-----------------------                      -----------   -------------------   --------------
$ 0-$10....................................    40,193             13.02              $ 9.88
$11-$20....................................     2,843             12.83               17.87
$21-$30....................................    12,524             13.40               25.53
$31-$40....................................     1,037             13.52               32.09
$41-$50....................................     9,225             13.82               41.07
$ 0-$50....................................    65,822             13.20              $17.93

                    BUFFETS HOLDINGS, INC. AND SUBSIDIARIES

     To determine compensation expense under the fair value method, the fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model. The principal assumptions we used in applying the Black-Scholes model were as follows:

                                                                  (SUCCESSOR)
                                                                    FOR THE
                                                                   TWENTY-SIX
                                                    (SUCCESSOR)       WEEK       (SUCCESSOR)
                                                      FOR THE     TRANSITIONAL     FOR THE
                                                    YEAR ENDED    PERIOD ENDED   YEAR ENDED
                                                    JANUARY 2,      JULY 3,        JULY 2,
                                                       2002           2002          2003
                                                    -----------   ------------   -----------
Risk-free interest rate...........................     4.69%          4.24%         2.07%
Expected volatility...............................      0.0%           0.0%          0.0%
Expected dividend yield...........................      0.0%           0.0%          0.0%
Expected life in years............................      4.8%           3.7%          2.8%

     Information regarding the effect on net income had we applied the fair value expense recognition provisions of SFAS No. 123 is included in Note 2.

7.  RETIREMENT PLAN

     The Company has a 401(k) plan covering all employees with one year of service, age 21 or older, who worked at least 1,000 hours in the prior year. The Company's discretionary contributions to the plan are determined annually by the Board of Directors and are used to match a portion of employees' voluntary contributions. Participants are 100% vested in their own contributions immediately and are vested in the Company's contributions 20% per year of service with the Company, such that they are fully vested at the end of five years of service with the Company. The Board of Directors authorized and recognized matching contributions of $0.8 million for the combined period from December 30, 1999 through January 3, 2001 and $0.9 million for 2001. These contributions were paid during the first quarter of the succeeding fiscal year. There were no matching contributions for 2002. The 2003 matching contribution will not be authorized until the end of the 2003 calendar year. The Company has no accrual as of July 2, 2003 for 2003 matching contributions.

                    BUFFETS HOLDINGS, INC. AND SUBSIDIARIES

8.  INCOME TAXES

     The income tax expense (benefit) consisted of the following (in thousands):

                                                     (SUCCESSOR)                     (SUCCESSOR)
                                (PREDECESSOR)          FOR THE                         FOR THE
                                   FOR THE           PERIOD FROM                      TWENTY-SIX
                                 PERIOD FROM          INCEPTION                          WEEK
                                 DECEMBER 30,        (OCTOBER 2,       (SUCCESSOR)   TRANSITIONAL   (SUCCESSOR)
                                     1999               2000)            FOR THE        PERIOD        FOR THE
                                   THROUGH             THROUGH         YEAR ENDED       ENDED       YEAR ENDED
                                  OCTOBER 1,         JANUARY 3,        JANUARY 2,      JULY 3,        JULY 2,
                                     2000               2001              2002           2002          2003
                                --------------   -------------------   -----------   ------------   -----------
Federal:
  Current.....................     $18,452             $ (460)           $11,870       $  (950)       $3,209
  Deferred....................      (6,744)             1,212                 18        (2,448)        1,130
                                   -------             ------            -------       -------        ------
                                    11,708                752             11,888        (3,398)        4,339
State:
  Current.....................       3,259                551              3,401           394         1,433
  Deferred....................      (1,224)               165                  3          (350)         (453)
                                   -------             ------            -------       -------        ------
                                     2,035                716              3,404            44           980
Tax effect from early
  Disposition of Common
  stock.......................       6,231                 --                 --            --            --
                                   -------             ------            -------       -------        ------
  Income tax expense
     (benefit)................     $19,974             $1,468            $15,292       $(3,354)       $5,319
                                   =======             ======            =======       =======        ======

     Deferred income taxes are provided to record the income tax effect of temporary differences that occur when transactions are reported in one period for financial statement purposes and in another period for tax purposes. The tax effect of the temporary differences giving rise to the Company's deferred tax assets and liabilities was as follows (in thousands):

                                   JANUARY 2, 2002          JULY 3, 2002            JULY 2, 2003
                                ---------------------   ---------------------   ---------------------
                                CURRENT   NON-CURRENT   CURRENT   NON-CURRENT   CURRENT   NON-CURRENT
                                 ASSET       ASSET       ASSET     LIABILITY     ASSET       ASSET
                                -------   -----------   -------   -----------   -------   -----------
Property and equipment........  $    --     $(9,657)    $    --     $(9,091)    $    --     $(5,476)
Deferred rent.................       --       7,124          --       7,227          --       7,586
Self-insurance reserve........    3,349          --       2,975          --       1,832          --
Accrued workers'
  compensation................    4,642          --       4,929          --       6,341          --
Accrued payroll and related
  benefits....................    2,373          --       3,034          --       3,303          --
Accrued store closing costs...    3,611          --       2,729          --       1,120          --
Net operating loss and tax
  credit carryforwards........       --         100       4,564          --       1,934          --
Deferred gain on
  sale-leaseback
  transaction.................       --       1,620          --       1,576          --       1,495
Goodwill......................       --       1,312          --        (112)         --        (569)
Other.........................    1,052         501         769         225         686        (104)
                                -------     -------     -------     -------     -------     -------
  Total.......................  $15,027     $ 1,000     $19,000     $  (175)    $15,216     $ 2,932
                                =======     =======     =======     =======     =======     =======

                    BUFFETS HOLDINGS, INC. AND SUBSIDIARIES

     A reconciliation of the Company's income tax expense (benefit) at the federal statutory rate to the reported income tax expense (benefit) was as follows (in thousands):

                                                         (SUCCESSOR)
                                        (PREDECESSOR)   FOR THE PERIOD                  (SUCCESSOR)
                                           FOR THE           FROM                         FOR THE
                                         PERIOD FROM      INCEPTION                     TWENTY-SIX
                                        DECEMBER 30,     (OCTOBER 2,     (SUCCESSOR)       WEEK        (SUCCESSOR)
                                            1999            2000)          FOR THE     TRANSITIONAL      FOR THE
                                           THROUGH         THROUGH       YEAR ENDED    PERIOD ENDED    YEAR ENDED
                                         OCTOBER 1,       JANUARY 3,     JANUARY 2,       JULY 3,        JULY 2,
                                            2000             2001           2002           2002           2003
                                        -------------   --------------   -----------   -------------   -----------
Federal income tax expense (benefit)
  at statutory rate of 35%............    $ 17,927         $    716       $  9,834       $ (3,667)      $  6,417
State income taxes, net of federal
  benefit.............................       1,323              549          2,204             29            666
General business credits..............        (821)            (272)          (932)          (656)        (1,769)
Goodwill amortization.................          45              808          3,767             --             --
Other.................................       1,500             (333)           419            940              5
                                          --------         --------       --------       --------       --------
Income tax expense (benefit)..........    $ 19,974         $  1,468       $ 15,292       $ (3,354)      $  5,319
                                          ========         ========       ========       ========       ========

9.  RELATED-PARTY TRANSACTIONS

     The Company entered an advisory agreement with Caxton-Iseman, a majority shareholder with approximately 77% of Buffets Holdings' outstanding common stock under its control, under which Caxton-Iseman provides various advisory services to the Company in exchange for an annual advisory fee equal to 2% of the Company's annual consolidated earnings before interest, taxes, depreciation and amortization. Caxton-Iseman receives an additional fee for advisory services relating to particular financial transactions equal to 1% of the transaction value. Total expenses under these arrangements were $0.4 million for the period from inception (October 2, 2000) through January 3, 2001, $2.9 million for 2001, $1.2 million for 2002 and $2.8 million for 2003. There were no expenses under these arrangements for fiscal 1999 or the period from December 30, 1999 through October 1, 2000.

     The Company also entered into an agreement with Caxton-Iseman relating to services provided by them in connection with the buyout from public shareholders on October 1, 2000. Under the agreement, the Company paid Caxton-Iseman $6.4 million.

     The Company entered an advisory agreement with Sentinel Capital Partners, L.L.C., a minority shareholder with approximately 6.9% of Buffets Holdings' outstanding common stock under its control, under which Sentinel Capital Partners, L.L.C. provides various advisory services to the Company for an annual advisory fee of $200,000. Under this agreement, the Company paid $50,000 for the period from inception (October 2, 2000) through January 3, 2001, $200,000 in 2001, approximately $108,000 in 2002 and $200,000 in 2003. There were no expenses under these arrangements for fiscal 1999 or the period from December 30, 1999 through October 1, 2000.

     Roe H. Hatlen, a founder of the Company, former Chief Executive Officer and Chairman of the Board of Directors, and a current member on Buffets Holdings' Board of Directors, entered into an advisory arrangement with the Company and Buffets Holdings that expires in December of 2005. Under his advisory agreement, Mr. Hatlen received $325,000 in fiscal 2001, $150,000 in fiscal 2002 and $283,000 in fiscal 2003. He will receive $268,000 in fiscal 2004, $238,000 in fiscal 2005 and $113,000 in fiscal 2006. In addition, Mr. Hatlen will receive health, medical and other benefits comparable to those made available to our management employees through the end of calendar year 2005. Mr. Hatlen purchased approximately 5.0% of the shares in Buffets Holdings common stock and approximately 3.4% of the shares

                    BUFFETS HOLDINGS, INC. AND SUBSIDIARIES
of Buffets Holdings preferred stock. 32,501 shares of the acquired, outstanding shares are subject to vesting over three years at the rate of one-third for each year that Mr. Hatlen completes as a member of Buffets Holdings' Board of Directors. Buffets Holdings has certain rights to repurchase, at various prices depending on whether Mr. Hatlen is terminated with cause or without cause, the unvested shares of its common stock if Mr. Hatlen ceases to serve as a member of Buffets Holdings' Board of Directors.

     C. Dennis Scott, a founder of the Company and former Vice Chairman, entered into an advisory arrangement with the Company and Buffets Holdings that expires in 2005. Under Mr. Scott's advisory agreement, he received no cash compensation after fiscal 2000. Mr. Scott purchased approximately 0.5% of the shares of Buffets Holdings common stock. These shares are subject to Buffets Holdings' right to repurchase these shares upon Mr. Scott's termination as an advisor to Buffets Holdings at various prices depending on whether Mr. Scott is terminated with or without cause. Mr. Scott retains an office in San Diego at the Company's expense and receives health, medical and other benefits comparable to those made available to Company management through the end of calendar year 2005. Mr. Scott is required to provide services to the Company for no more than two days per month.

     Robert M. Rosenberg, a director of the Buffets Holdings' Board of Directors, provided various advisory services to the Company for an advisory fee of $35,000 during fiscal 2003.

     Buffets Holdings has entered into stockholder agreements with certain members of management. These agreements govern the five-year vesting of Buffets Holdings common stock, transfer restrictions and agreements not to compete for two years after their employment terminates. Some management investors obtained recourse loans to purchase shares in Buffets Holdings which were guaranteed by the Company. Each of the management investors pledged his, or her, respective ownership interests in the shares of Buffets Holdings and executed a promissory note in favor of Buffets Holdings, whereby each agreed to repay the corresponding amount of the guaranty, together with interest at fixed rates ranging between 6% and 7% per annum at the earliest of (1) seven years, (2) termination of employment with the Company or (3) the sale, disposition or other transfer of the management investor's ownership interest in the shares. The guarantees totaled $1.2 million as of January 2, 2002, $0.5 million as of July 3, 2002 and $0.5 million at July 2, 2003.

     An officer was advanced $315,000 on February 20, 2002 for a homestead purchase. Interest was payable annually at a rate equal to the Company's interest rate on its senior secured borrowing, up to a maximum of 12% per annum. The principal plus accrued but unpaid interest was repaid in 2003 upon the officer's resignation.

10.  COMMITMENTS AND CONTINGENCIES

  LITIGATION

     The Company is involved in various legal actions arising in the ordinary course of business. In the opinion of management, the ultimate disposition of these matters will not have a material adverse effect on the Company's consolidated financial position or the results of operations.

  OPERATING LEASES

     The Company conducts most of its operations from leased restaurant facilities, all of which are classified as operating leases.

                    BUFFETS HOLDINGS, INC. AND SUBSIDIARIES

     The following is a schedule of future minimum lease payments required under noncancelable operating leases as of July 2, 2003 (in thousands):

2004........................................................   $ 53,036
2005........................................................     51,526
2006........................................................     49,413
2007........................................................     47,317
2008........................................................     45,367
Thereafter..................................................    309,809
                                                               --------
  Total future minimum lease payments.......................   $556,468
                                                               ========

     Minimum payments have not been reduced by minimum sublease rentals of approximately $20.0 million.

     Certain of these leases require additional rent based on a percentage of net sales and may require additional payments for real estate taxes and common area maintenance on the properties. Many of these leases also contain renewal options exercisable at the election of the Company. Under the provisions of certain leases, there are certain escalations in payments over the base lease term as well as renewal periods which have been reflected in rent expense on a straight-line basis over the life of the anticipated terms. Differences between minimum lease payments and straight-line rent expense are reflected as deferred lease obligations in the accompanying consolidated balance sheets.

     Rent expense was as follows (in thousands):

                                                          (SUCCESSOR)
                                         (PREDECESSOR)      FOR THE                     (SUCCESSOR)
                                            FOR THE       PERIOD FROM                     FOR THE
                                          PERIOD FROM      INCEPTION                     TWENTY-SIX
                                         DECEMBER 30,     (OCTOBER 2,     (SUCCESSOR)       WEEK       (SUCCESSOR)
                                             1999            2000)          FOR THE     TRANSITIONAL     FOR THE
                                            THROUGH         THROUGH       YEAR ENDED    PERIOD ENDED   YEAR ENDED
                                          OCTOBER 1,       JANUARY 3,     JANUARY 2,      JULY 3,        JULY 2,
                                             2000             2001           2002           2002          2003
                                         -------------   --------------   -----------   ------------   -----------
Minimum rents..........................    $ 31,851         $  9,931       $ 43,732       $ 23,510      $ 49,315
Contingent rents.......................         624              237          1,343            943         2,207
Less: Sublease rents...................        (388)            (157)          (721)          (440)       (1,388)
Deferred rents.........................         756              205            835            890         1,530
Percentage rents.......................       2,186              239          2,559          1,419         1,955
                                           --------         --------       --------       --------      --------
                                           $ 35,029         $ 10,455       $ 47,748       $ 26,322      $ 53,619
                                           ========         ========       ========       ========      ========

                    BUFFETS HOLDINGS, INC. AND SUBSIDIARIES

11.  TRANSITION PERIOD DISCLOSURE (UNAUDITED)

     The following unaudited information for the twenty-eight week period ended July 28, 2001 and the fifty-week period ended July 3, 2002 are included for comparison purposes (in thousands).

                                                              (SUCCESSOR)
                                                                FOR THE
                                                              TWENTY-EIGHT   (SUCCESSOR)
                                                                  WEEK         FOR THE
                                                              PERIOD ENDED    FIFTY-WEEK
                                                                JULY 28,     PERIOD ENDED
                                                                  2001       JULY 3, 2002
                                                              ------------   ------------
RESTAURANT SALES............................................    $567,821      $1,003,997
RESTAURANT COSTS:
  Food......................................................     180,057         309,863
  Labor.....................................................     176,608         314,079
  Direct and occupancy......................................     125,527         225,213
                                                                --------      ----------
     Total restaurant costs.................................     482,192         849,155
ADVERTISING EXPENSES........................................      15,708          26,280
GENERAL AND ADMINISTRATIVE EXPENSES.........................      26,424          49,556
GOODWILL AMORTIZATION.......................................       6,155           4,967
                                                                --------      ----------
OPERATING INCOME............................................      37,342          74,039
INTEREST EXPENSE............................................      24,895          33,607
INTEREST INCOME.............................................        (331)           (587)
OTHER INCOME................................................        (758)         (1,145)
LOSS RELATED TO REFINANCING.................................          --          38,724
                                                                --------      ----------
INCOME BEFORE INCOME TAXES..................................      13,536           3,440
INCOME TAX EXPENSE..........................................       7,735           4,203
                                                                --------      ----------
     Net income.............................................    $  5,801      $     (763)
                                                                ========      ==========

12.  SUBSEQUENT EVENTS

     During August 2003, the Company exercised its call option to acquire the remaining 20% interest in Tahoe Joe's Inc. from the minority holder for $370,000. As a consequence of the transaction, Tahoe Joe's, Inc. became a co-guarantor with the other wholly owned subsidiaries of the Company with respect to both the Credit Facility and the 11 1/4% Senior Subordinated Notes.

                    BUFFETS HOLDINGS, INC. AND SUBSIDIARIES

                     CONDENSED CONSOLIDATED BALANCE SHEETS

                                                              JULY 2,    APRIL 7,
                                                                2003       2004
                                                              --------   --------
                                                                  (UNAUDITED)
                                                                (IN THOUSANDS,
                                                              EXCEPT SHARE DATA)
                                     ASSETS
CURRENT ASSETS:
  Unrestricted cash and cash equivalents....................  $ 15,855   $ 10,732
  Restricted cash and cash equivalents......................        --     33,528
  Receivables...............................................     6,478      7,609
  Inventories...............................................    18,462     18,605
  Prepaid expenses and other current assets.................     8,039      9,902
  Assets held for sale......................................     1,390         --
  Deferred income taxes.....................................    15,216     16,242
                                                              --------   --------
       Total current assets.................................    65,440     96,618
PROPERTY AND EQUIPMENT, net.................................   154,140    153,840
GOODWILL....................................................   312,163    312,163
DEFERRED INCOME TAXES.......................................     2,932         --
OTHER ASSETS, net...........................................    18,311     14,215
                                                              --------   --------
       Total assets.........................................  $552,986   $576,836
                                                              ========   ========

                     LIABILITIES AND SHAREHOLDERS' DEFICIT:
CURRENT LIABILITIES:
  Accounts payable..........................................  $ 43,777   $ 41,767
  Accrued liabilities.......................................    78,508     70,960
  Income taxes payable......................................     4,787      5,531
  Current maturities of long-term debt......................     1,735      2,300
                                                              --------   --------
       Total current liabilities............................   128,807    120,558
LONG-TERM DEBT, net of current maturities...................   419,387    444,449
DEFERRED LEASE OBLIGATIONS..................................    19,713     21,201
OTHER LONG-TERM LIABILITIES.................................     7,889      7,126
                                                              --------   --------
       Total liabilities....................................   575,796    593,334
SHAREHOLDERS' DEFICIT:
  Common stock; $.01 par value, 3,600,000 shares authorized;
     3,187,985 shares issued and outstanding as of July 2,
     2003 and 3,185,672 as of April 7, 2004.................        32         32
  Additional paid in capital................................        --         32
  Accumulated deficit.......................................   (22,842)   (16,562)
                                                              --------   --------
       Total shareholders' deficit..........................   (22,810)   (16,498)
                                                              --------   --------
       Total liabilities and shareholders' deficit..........  $552,986   $576,836
                                                              ========   ========

  The accompanying notes are an integral part of these condensed consolidated financial statements.

                    BUFFETS HOLDINGS, INC. AND SUBSIDIARIES

                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

                                                     SIXTEEN WEEKS ENDED    FORTY WEEKS ENDED
                                                     -------------------   -------------------
                                                     APRIL 9    APRIL 7,   APRIL 9,   APRIL 7,
                                                       2003       2004       2003       2004
                                                     --------   --------   --------   --------
                                                                    (UNAUDITED)
                                                                  (IN THOUSANDS)
RESTAURANT SALES...................................  $293,684   $287,573   $750,371   $718,456
RESTAURANT COSTS:
  Food.............................................    94,077     93,235    236,067    233,444
  Labor............................................    95,153     87,922    241,062    221,441
  Direct and occupancy.............................    69,239     66,257    174,209    166,632
                                                     --------   --------   --------   --------
     Total restaurant costs........................   258,469    247,414    651,338    621,517
ADVERTISING EXPENSES...............................     7,135      7,198     21,868     19,090
GENERAL AND ADMINISTRATIVE EXPENSES................    13,682     14,515     35,208     33,094
LOSS ON SALE AND LEASEBACK TRANSACTION.............        --         --      5,434         --
                                                     --------   --------   --------   --------
OPERATING INCOME...................................    14,398     18,446     36,523     44,755
INTEREST EXPENSE...................................    12,612     11,919     32,861     29,515
INTEREST INCOME....................................       (60)      (123)      (259)      (308)
OTHER INCOME.......................................      (320)      (285)      (913)    (1,128)
LOSS RELATED TO REFINANCING........................        --      4,798         --      4,798
LOSS RELATED TO EARLY EXTINGUISHMENT OF DEBT.......        --      2,727         --      2,727
                                                     --------   --------   --------   --------
INCOME (LOSS) BEFORE INCOME TAXES..................     2,166       (590)     4,834      9,151
INCOME TAX EXPENSE (BENEFIT).......................       637       (520)     1,166      2,700
                                                     --------   --------   --------   --------
     Net income (loss).............................  $  1,529   $    (70)  $  3,668   $  6,451
                                                     ========   ========   ========   ========

  The accompanying notes are an integral part of these condensed consolidated financial statements.

                    BUFFETS HOLDINGS, INC. AND SUBSIDIARIES

                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                               FORTY WEEKS ENDED
                                                              --------------------
                                                              APRIL 9,   APRIL 7,
                                                                2003       2004
                                                              --------   ---------
                                                                  (UNAUDITED)
                                                                 (IN THOUSANDS)
OPERATING ACTIVITIES:
  Net income................................................  $  3,668   $   6,451
  Adjustments to reconcile net income to net cash provided
     by operating activities:
     Depreciation and amortization..........................    28,890      26,005
     Amortization of debt issuance cost.....................     1,526       1,025
     Write-off of debt issuance cost related to
      refinancing...........................................        --       4,201
     Loss related to early extinguishment of debt...........        --       2,727
     Deferred income taxes..................................     1,000       1,906
     Accretion of original issue discount...................       568         618
     Impairment of assets...................................       256          --
     Loss on disposal of assets.............................       326         192
     Loss on sale and leaseback transaction.................     5,434          --
     Changes in assets and liabilities:
       Receivables..........................................     2,265        (881)
       Inventories..........................................       147        (568)
       Prepaid expenses and other current assets............     2,160      (1,863)
       Accounts payable.....................................     7,757      (2,010)
       Accrued and other liabilities........................   (10,113)     (6,708)
       Income taxes payable.................................      (454)        744
                                                              --------   ---------
          Net cash provided by operating activities.........    43,430      31,839
                                                              --------   ---------
INVESTING ACTIVITIES:
  Proceeds from sale and leaseback transaction..............    22,580       2,710
  Purchase of fixed assets..................................   (20,828)    (27,805)
  Acquisition of 20% minority interest in Tahoe Joe's
     Inc....................................................        --        (370)
  Proceeds from sale of other assets........................       514       2,023
                                                              --------   ---------
          Net cash provided by (used in) investing
            activities......................................     2,266     (23,442)
                                                              --------   ---------
FINANCING ACTIVITIES:
  Repayment of Credit Facility..............................   (42,116)   (190,688)
  Proceeds from Credit Facility.............................        --     230,000
  Early extinguishment of debt..............................        --     (16,472)
  Proceeds from issuance of stock...........................       450         184
  Repurchase of stock.......................................        --        (323)
  Debt issuance cost........................................    (3,079)     (2,693)
                                                              --------   ---------
          Net cash (used in) provided by financing
            activities......................................   (44,745)     20,008
                                                              --------   ---------
NET CHANGE IN CASH AND CASH EQUIVALENTS.....................       951      28,405
CASH AND CASH EQUIVALENTS, beginning of period..............     8,362      15,855
                                                              --------   ---------
CASH AND CASH EQUIVALENTS, end of period....................  $  9,313   $  44,260
                                                              ========   =========
SUPPLEMENTAL CASH FLOW INFORMATION:
  Cash paid during the period for --
     Interest (net of capitalized interest of $247 and
     $207)..................................................  $ 24,296   $  33,425
                                                              ========   =========
     Income taxes...........................................  $  1,216   $      46
                                                              ========   =========

  The accompanying notes are an integral part of these condensed consolidated financial statements.

                    BUFFETS HOLDINGS, INC. AND SUBSIDIARIES

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)

1.  NATURE OF ORGANIZATION

  COMPANY BACKGROUND

     Buffets Holdings, Inc. and Subsidiaries (Buffets Holdings), a Delaware corporation, was formed to acquire 100 percent of the common stock of Buffets, Inc. and its subsidiaries in a buyout from public shareholders on October 2, 2000. Buffets Holdings, Inc. and Buffets, Inc. are collectively referred to as the Company.

     In December 2002, Buffets, Inc. filed a registration statement with the Securities and Exchange Commission to effect the exchange of $230.0 million of outstanding 11 1/4% senior subordinated notes which were issued in June 2002 for registered 11 1/4% senior subordinated notes due 2010.

     On February 20, 2004, Buffets, Inc. entered into an amended and restated senior credit facility (the Credit Facility) to refinance its existing debt and to make a distribution to Buffets Holdings. Buffets, Inc. used $230.0 million in proceeds from term loan borrowings under the amended Credit Facility to refinance $166.8 million in outstanding term loan indebtedness under the predecessor Credit Facility, establish a $34.7 million restricted cash collateral account to repurchase outstanding 11 1/4% senior subordinated notes, make a $19.7 million distribution to Buffets Holdings, pay $2.7 million in transaction fees related to the refinancing transaction, pay $1.1 million in accrued term loan interest and use $5.0 million for general corporate purposes. The amended Credit Facility allows Buffets, Inc. to use up to $50.0 million in cash, comprised of the restricted cash collateral proceeds and unrestricted cash on hand, toward the repurchase of its outstanding 11 1/4% senior subordinated notes. Any unused portion of the restricted cash collateral account must be applied within 180 days to repay indebtedness under the term loan portion of the amended Credit Facility. As of April 7, 2004, Buffets, Inc. had expended $16.5 million to redeem $14.3 million of senior subordinated notes at an average price of 111.4% and had $33.5 million of restricted cash and cash equivalents for further repurchases. The Company recorded a $4.2 million write-off of debt issuance cost associated with the amendment of the Credit Facility and $0.6 million of transaction fees associated with an uncompleted bond offering as a loss related to refinancing. The Company also recognized a $2.7 million loss related to the early extinguishment of debt.

  DESCRIPTION OF BUSINESS

     The Company owns and operates a chain of restaurants under the names of Old Country Buffet, Country Buffet, HomeTown Buffet, Granny's Buffet, Country Roadhouse Buffet & Grill, Tahoe Joe's Famous Steakhouse, and Soup 'N Salad Unlimited in the United States. The Company operates principally in the midscale family dining industry segment. The Company operated 361 Company-owned restaurants (353 buffet restaurants and eight Tahoe Joe's Famous Steakhouse Restaurants) and franchised 20 restaurants as of April 7, 2004.

  INTERIM FINANCIAL INFORMATION

     In the opinion of management, the accompanying unaudited condensed consolidated financial statements contain all necessary adjustments, which are of a normal recurring nature, to present fairly the Company's financial position and the results of its operations and cash flows for the periods presented, in conformity with accounting principles generally accepted in the United States of America and with the regulations of the Securities and Exchange Commission
(SEC). Certain information and footnote disclosures, normally included in accordance with accounting principles generally accepted in the United States of America, have been condensed or omitted pursuant to such SEC rules and regulations. Operating results for the sixteen-week and forty-week periods ended April 7, 2004 are not necessarily indicative of results that may be expected for the year ending June 30, 2004.

                    BUFFETS HOLDINGS, INC. AND SUBSIDIARIES

     The balance sheet as of July 2, 2003 has been derived from the audited financial statements at that date but does not include all of the information and footnotes required by accounting principles generally accepted in the United States of America for complete financial statements.

  PRINCIPLES OF CONSOLIDATION

     The condensed consolidated financial statements include the accounts of the Company and its subsidiaries. All significant intercompany transactions have been eliminated in consolidation.

  FISCAL YEAR

     The Company's fiscal year is comprised of fifty-two or fifty-three weeks divided into four fiscal quarters of twelve, twelve, sixteen, and twelve or thirteen weeks.

2.  RECENT ACCOUNTING PRONOUNCEMENTS

     In January 2003, the Financial Accounting Standards Board (FASB) issued FASB Interpretation No. (FIN) 46, "Consolidation of Variable Interest Entities, an Interpretation of ARB 51." The primary objectives of FIN 46 are to provide guidance on the identification of entities for which control is achieved through means other than through voting rights (variable interest entities, or VIEs) and how to determine when and which business enterprise should consolidate the VIE (the primary beneficiary). In December 2003, the FASB issued FIN 46(R), "Consolidation of Variable Interest Entities," which represents a revision to FIN 46. The provisions of FIN 46(R) are effective for interests in VIEs as of the first interim, or annual, period ending after December 15, 2003. In addition, FIN 46(R) requires that both the primary beneficiary and all other enterprises with a significant variable interest make additional disclosure in filings issued after January 31, 2003. The Company adopted FIN 46(R) as of December 17, 2003 and its adoption had no impact on our consolidated results of operations, financial position or cash flow.

     In May 2003, the FASB issued Statement of Financial Accounting Standards
(SFAS) No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity." SFAS No. 150 modifies the accounting for certain financial instruments that, under previous guidance, issuers could account for as equity. SFAS No. 150 requires that those instruments be classified as liabilities in statements of financial position. Most of the guidance in SFAS No. 150 is effective for all financial instruments entered into or modified after May 31, 2003, or otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. The Company adopted SFAS No. 150 as of July 3, 2003 and its adoption had no impact on our consolidated results of operations, financial position or cash flow.

3.  STOCK-BASED COMPENSATION

     The Company accounts for activity under its stock-based employee compensation plans under the recognition and measurement principles of Accounting Principles Board (APB) Opinion No. 25, "Accounting for Stock Issued to Employees." Accordingly, we do not recognize compensation expense in connection with employee stock option grants because we grant stock options at exercise prices not less than the fair value of our common stock on the date of grant.

                    BUFFETS HOLDINGS, INC. AND SUBSIDIARIES

     The following table shows the effect on net income (loss) had we applied the fair value expense recognition provisions of SFAS No. 123, "Accounting for Stock-Based Compensation," to stock-based employee compensation (in thousands):

                                                        SIXTEEN WEEKS
                                                            ENDED           FORTY WEEKS ENDED
                                                     -------------------   -------------------
                                                     APRIL 9,   APRIL 7,   APRIL 9,   APRIL 7,
                                                       2003       2004       2003       2004
                                                     --------   --------   --------   --------
Net income (loss)
  As reported......................................   $1,529      $(70)     $3,668     $6,451
  Compensation expense, net of tax.................       --        (2)         (3)        (4)
                                                      ------      ----      ------     ------
  Pro forma........................................   $1,529      $(72)     $3,665     $6,447
                                                      ======      ====      ======     ======

4.  OTHER ASSETS

     Other assets consist principally of debt issuance costs, notes receivable and other intangibles net of accumulated amortization of $1.3 million as of July 2, 2003 and $2.3 million as of April 7, 2004. Debt issuance costs are the costs incurred to enter into the Credit Facility and issue the senior subordinated notes. Debt issuance costs are being amortized over the terms of the related financing arrangements using the effective interest method. Other intangibles include trademarks, franchise fees and liquor licenses. Trademarks and franchise fees are being amortized on a straight-line basis over 10 years. Liquor licenses are no longer amortized, as they were determined to have indefinite lives upon the adoption of Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets". Notes receivable represent the long-term portion of notes that arose from the sale of certain restaurant facilities. Long-term and short-term notes receivable collectively totaled $3.4 million as of July 2, 2003 and $3.2 million as of April 7, 2004. The notes receivable have due dates between 2004 and 2010.

     The gross carrying amount and accumulated amortization of each major class of other intangible assets were as follows (in thousands):

                           FRANCHISE FEES              TRADEMARKS              LIQUOR LICENSES                TOTAL
                       -----------------------   -----------------------   -----------------------   -----------------------
                        GROSS                     GROSS                     GROSS                     GROSS
                       CARRYING   ACCUMULATED    CARRYING   ACCUMULATED    CARRYING   ACCUMULATED    CARRYING   ACCUMULATED
                        AMOUNT    AMORTIZATION    AMOUNT    AMORTIZATION    AMOUNT    AMORTIZATION    AMOUNT    AMORTIZATION
                       --------   ------------   --------   ------------   --------   ------------   --------   ------------
BALANCE, July 2,
  2003...............    $69          $(44)        $34          $(21)        $317         $(25)        $420        $ (90)
FY 2004 Activity:
  Additions..........     --            --          --            --           27           --           27           --
  Amortization.......     --            (8)         --            (7)          --           --           --          (15)
                         ---          ----         ---          ----         ----         ----         ----        -----
BALANCE, April 7,
  2004...............    $69          $(52)        $34          $(28)        $344         $(25)        $447        $(105)
                         ===          ====         ===          ====         ====         ====         ====        =====

                    BUFFETS HOLDINGS, INC. AND SUBSIDIARIES

5.  LONG-TERM DEBT

     As of April 7, 2004, long-term debt outstanding was as follows (in thousands):

BUFFETS, INC.
Credit facility:
  Revolver..................................................  $     --
  Term loan, interest at LIBOR plus 3.50%, due quarterly
     through June 28, 2009 (interest rate at 4.6%)..........   229,425
                                                              --------
     Total credit facility..................................   229,425
Senior subordinated notes, interest at 11.25%, due July 15,
  2010, net of discount of $6,944...........................   208,271
                                                              --------
     Total long term debt at Buffets, Inc...................   437,696

BUFFETS HOLDINGS, INC.
Series A senior subordinated notes, interest at 3% through
  December 31, 2002 and 4.75% thereafter, due June 25,
  2011......................................................        --
Series B junior subordinated notes, interest at 3% through
  December 31, 2002 and 4.75% thereafter, due June 25,
  2011......................................................     9,053
                                                              --------
       Grand total long term debt...........................   446,749
Less -- current maturities..................................     2,300
                                                              --------
                                                              $444,449
                                                              ========

  CREDIT FACILITY

     On February 20, 2004, Buffets, Inc. amended and restated its Credit Facility. The amended and restated Credit Facility provides for total borrowings of up to $310,000,000, including (i) a $230,000,000 term loan, (ii) a
$30,000,000 revolving credit facility, (iii) a $20,000,000 letter of credit facility, and (iv) a $30,000,000 synthetic letter of credit facility. The terms of the Credit Facility permit Buffets, Inc. to borrow, subject to availability and certain conditions, incremental term loans or to issue additional notes in an aggregate amount up to $25,000,000. The borrowings under the term loan facility bear interest, at Buffets, Inc.'s option, at either adjusted LIBOR plus 3.50% or at an alternate base rate plus 2.50%, subject to a leverage-based pricing grid. The term loan and the synthetic letter of credit facility mature on June 28, 2009, while the revolving facility and the letter of credit facilities mature on June 28, 2007. The borrowings due under the term loan are payable in equal quarterly installments in an annual amount equal to 1% of the term loan during each of the first four and a half years of the loan, with the remaining balance payable due in equal quarterly installments during the last year of the loan. The Credit Facility is fully and unconditionally guaranteed by Buffets Holdings, which has no independent assets or operations, and is secured by substantially all of the Company's assets. Availability under the Credit Facility depends upon our continued compliance with certain covenants and financial ratios including leverage, interest coverage and fixed charge coverage as specifically defined in the Credit Facility. Buffets, Inc. was in compliance with all financial ratio covenants of the Credit Facility as of April 7, 2004. The financial ratio covenant requirements increase over time, however, as set forth in the senior credit agreement.

     As of April 7, 2004, Buffets, Inc. had $35.1 million in outstanding letters of credit, which expire through March 24, 2005. As of April 7, 2004, the total borrowing availability under the revolving credit facility was $30.0 million and the total borrowing capacity under the letter of credit facilities was $14.9 million.

                    BUFFETS HOLDINGS, INC. AND SUBSIDIARIES

     Buffets, Inc. has the option of tying its borrowings to LIBOR or a base rate when calculating the interest rate for the term loan. The base rate is the greater of Credit Suisse First Boston's prime rate, or the federal funds effective rate plus one-half of 1 percent.

  11 1/4% SENIOR SUBORDINATED NOTES

     On June 28, 2002, Buffets, Inc. issued 11 1/4% senior subordinated notes in the principal amount of $230 million due July 15, 2010. Such notes were issued at 96.181%. Interest is payable semi-annually on January 15 and July 15 of each year through July 15, 2010. Except in the event of an initial public offering, Buffets, Inc. is not entitled to redeem the notes at its option prior to July 15, 2006. The redemption price during the first twelve-month period following July 15, 2006 is 105.625%. The redemption price declines by 1.875% per year until July 15, 2009, at which point there is no redemption price premium. In the event of an initial public offering prior to July 15, 2006, Buffets, Inc. may redeem up to 35% of the aggregate principal amount of the notes at a redemption price of 111.25%. In addition, in the event of an initial public offering by either Buffets, Inc. or Buffets Holdings prior to July 15, 2005, the Company is required to offer to purchase up to an aggregate principal amount of the notes as may be purchased with funds equal in amount to 50% of the net cash proceeds from that initial public offering at a price of 111.25% of the outstanding principal amount of the notes, plus any accrued and unpaid interest to the date of repurchase, provided, however, that, in no event will the Company be required to make an offer to purchase more than $80.5 million aggregate principal amount of the notes. Furthermore, in the event of a change in control, as defined in the indenture governing those notes, the holders of the notes may require the Company to repurchase all or a portion of the notes at a purchase price of 101% of the outstanding principal amount plus accrued and unpaid interest.

  SERIES A SENIOR SUBORDINATED NOTES

     On June 28, 2002, Buffets Holdings issued Series A senior subordinated notes, due on June 25, 2011, in the principal amount of $7,764,219 to holders of the Company's senior preferred stock to make a partial redemption of the Company's senior preferred stock. Buffets Holdings repurchased all outstanding notes on February 20, 2004.

  SERIES B JUNIOR SUBORDINATED NOTES

     On June 28, 2002, Buffets Holdings issued Series B junior subordinated notes, due on June 25, 2011, in the principal amount of $20.0 million as a dividend to holders of the Company's common stock and holders of its warrants to purchase common stock. Buffets Holdings repurchased $0.4 million of these notes in January 2003 and $10.5 million on February 20, 2004. The interest on the unpaid principal amount is 3% per year through December 31, 2002 and 4 3/4% per year thereafter. Buffets Holdings shall pay accrued interest annually on June 28 of each year commencing on June 28, 2003. This note is subordinated in right to all senior and senior subordinated indebtedness of the Company.

6.  SALE AND LEASEBACK TRANSACTION

     On December 19, 2003, the Company entered into a sale and leaseback by which the Company transferred its leasehold interests and leasehold improvements with respect to a restaurant to a third party for net proceeds of $2.7 million. The Company simultaneously entered into a long-term lease for that restaurant with an aggregate initial annual rent of approximately $0.3 million. The net proceeds of this sale and leaseback exceeded the book value of the leasehold assets resulting in a deferred gain of approximately $0.3 million. The deferred gain will be accreted over the 20-year life of the lease.

     The Company does not have any continuing involvement with the sale and leaseback location. This lease is accounted for as an operating lease.

                    BUFFETS HOLDINGS, INC. AND SUBSIDIARIES

7.  SUBSEQUENT EVENT

     On May 11, 2004, Buffets Holdings announced it has priced an offering of its 13.875% senior discount notes due 2010 in a Rule 144A offering. The gross proceeds from the proposed offering are expected to be approximately $75.1 million.

     Buffets Holdings intends to use the cash proceeds from the offering of the senior discount notes to redeem Buffets Holdings' series B junior subordinated notes due 2011, make a distribution to stockholders of Buffets Holdings and pay transaction fees and expenses. The offering of senior discount notes is expected to close during May 2004.

     The securities offered will not be registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act.

                             BUFFETS HOLDINGS, INC.

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, ANY INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH IT RELATES OR AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY CIRCUMSTANCES IN WHICH THIS OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE UNDER THIS PROSPECTUS SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF BUFFETS HOLDINGS, INC. SINCE THE DATE OF THIS PROSPECTUS. WE WILL UPDATE THE INFORMATION CONTAINED IN THIS PROSPECTUS TO THE EXTENT REQUIRED BY LAW DURING SUCH TIME AS THIS PROSPECTUS IS REQUIRED TO BE IN USE.

     UNTIL           , 2004, BROKER-DEALERS THAT EFFECT TRANSACTIONS IN THESE
SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE BROKER-DEALERS' OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 145 of the Delaware General Corporation Law (the "DGCL") grants a Delaware corporation the power to indemnify any director, officer, employee or agent against reasonable expenses (including attorneys' fees) incurred by him in connection with any proceeding brought by or on behalf of the corporation and against judgments, fines, settlements and reasonable expenses (including attorneys' fees) incurred by him in connection with any other proceeding, if (a) he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and (b) in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful. Except as ordered by a court, however, no indemnification is to be made in connection with any proceeding brought by or in the right of the corporation where the person involved is adjudged to be liable to the corporation.

     Section 8 of our amended certificate of incorporation and Section 8.1 of our by-laws provide that we shall indemnify and hold harmless, to the extent permitted by applicable law, any person who was or is made or is threatened to be made a party in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a "proceeding") by reason of the fact that he, or a person for whom he is the legal representative, is or was a director or officer of the corporation or is or was serving at the request of the corporation as a director or officer of any other corporation or in a capacity with comparable authority or responsibilities for a partnership, joint venture, trust, employee benefit plan or other enterprise against judgments, fines, penalties, excise taxes, amounts paid in settlement and costs, charges and expenses (including attorney's fees, disbursements and other charges). Persons who are not directors or officers of the corporation (or otherwise entitled to indemnification) may be similarly indemnified in respect of service to the corporation or to an other entity at the request of the corporation to the extent our board of directors at any time specifies that such persons are entitled to such benefits.

     Section 102 of the DGCL permits the limitation of directors' personal liability to the corporation or its stockholders for monetary damages for breach of fiduciary duties as a director except for (i) any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (iii) breaches under section 174 of the DGCL, which relate to unlawful payments of dividends or unlawful stock repurchase or redemptions, and
(iv) any transaction from which the director derived an improper personal benefit.

     Section 7 of our amended certificate of incorporation limits the personal liability of our directors to the fullest extent permitted by paragraph (7) of subsection (b) of section 102 of the DGCL.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

     We maintain directors' and officers' liability insurance for our officers and directors.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

EXHIBIT
NUMBER                            DESCRIPTION
-------                           -----------
  3.1     Amended Certificate of Incorporation of Buffets Holdings,
          Inc.
  3.2     By-Laws of Buffets Holdings, Inc.
  4.1     Indenture, dated as of May 18, 2004, between Buffets
          Holdings, Inc. and U.S. Bank National Association, as
          Trustee.
  4.2     Form of Exchange Security (incorporated by reference to
          Exhibit B to Exhibit 4.1 filed herewith).

EXHIBIT
NUMBER                            DESCRIPTION
-------                           -----------
  4.3     Registration Rights Agreement, dated as of May 18, 2004,
          between Buffets Holdings, Inc. and Credit Suisse First
          Boston LLC.
  4.4     Indenture, dated as of June 28, 2002, among Buffets, Inc., the Guarantors and U.S. Bank National Association, as
          Trustee (incorporated by reference to Exhibit 4.1 to
          Buffets, Inc.'s Registration Statement on Form S-4, filed
          with the Commission on August 16, 2002 (SEC file No.
          333-98301)).
  4.5     Form of Exchange Note (incorporated by reference to Exhibit
          A to Exhibit 4.1 to Buffets, Inc.'s Registration Statement
          on Form S-4, filed with the Commission on August 16, 2002
          (SEC file No. 333-98301)).
  4.6     First Supplemental Indenture ("Subsidiary Guaranty"), dated as of September 26, 2003, among HomeTown Buffet Merger
          Company, Inc., Buffets, Inc. and U.S. Bank National
          Association, as trustee (incorporated by reference to
          Exhibit 4.1 to Buffets, Inc.'s Quarterly Report on Form 10-Q
          filed with the Commission on November 7, 2003 (SEC file No.
          033-00171)).
  4.7     Second Supplemental Indenture, dated as of November 5, 2003, between Tahoe Joe's, Inc. and U.S. Bank National
          Association, as trustee (incorporated by reference to
          Exhibit 4.2 to Buffets, Inc.'s Quarterly Report on Form 10-Q
          filed with the Commission on November 7, 2003 (SEC file No.
          033-00171)).
  4.8     Third Supplemental Indenture, dated as of December 10, 2003 among NSHE Bennington, LLC, Buffets, Inc. and U.S. Bank
          National Association, as trustee (incorporated by reference to Exhibit 4.1 to Buffets, Inc.'s Quarterly Report on Form
          10-Q filed with the Commission on January 27, 2004 (SEC file
          No. 033-00171)).
  4.9     Fourth Supplemental Indenture, dated as of February 20, 2004 among Buffets Holdings, Inc., Buffets, Inc., and U.S. Bank
          National Association, as trustee (incorporated by reference to Exhibit 4.1 to Buffets, Inc.'s Quarterly Report on Form
          10-Q filed with the Commission on May 12, 2004 (SEC file No.
          033-00171)).
  5.1     Opinion of Paul, Weiss, Rifkind, Wharton & Garrison LLP as
          to validity of the Exchange Notes.
  8.1     Opinion of Paul, Weiss, Rifkind, Wharton & Garrison LLP as
          to certain tax matters.
 10.1     Credit Agreement, dated as of June 28, 2002, among Buffets,
          Inc., Buffets Holdings, Inc., the lenders party thereto and
          Credit Suisse First Boston, as administrative agent and as collateral agent for the lenders (incorporated by reference to Exhibit 10.1 to Buffets, Inc.'s Registration Statement on
          Form S-4, filed with the Commission on August 16, 2002 (SEC file No. 333-98301)).
 10.2     Amendment Agreement, dated as of February 20, 2004, to the
          Credit Agreement dated as of July 28, 2002, among Buffets,
          Inc., Buffets Holdings, Inc., the Subsidiaries named
          therein, the Lenders named therein and Credit Suisse First
          Boston, as Administrative Agent and Collateral Agent
          (incorporated by reference to Exhibit 10.1 to Buffets,
          Inc.'s Quarterly Report on Form 10-Q filed with the
          Commission on May 12, 2004 (SEC file No. 033-00171)).
 10.3     Management and Fee Agreement, dated October 2, 2000, by and among Buffets, Inc. and Caxton-Iseman Capital, Inc.
          (incorporated by reference to Exhibit 10.2 to Buffets,
          Inc.'s Registration Statement on Form S-4, filed with the
          Commission on August 16, 2002 (SEC file No. 333-98301)).
 10.4     Amended and Restated Management and Fee Agreement, dated as of February 20, 2004, by and among Buffets, Inc. and CxCIC
          LLC (incorporated by reference to Exhibit 10.2 to Buffets
          Inc.'s Quarterly Report on Form 10-Q filed with the
          Commission on May 12, 2004 (SEC file No. 033-00171)).
 10.5     Management and Fee Agreement, dated October 2, 2000, by and among Buffets, Inc. and Sentinel Capital Partners, L.L.C.
          (incorporated by reference to Exhibit 10.3 to Buffets,
          Inc.'s Registration Statement on Form S-4, filed with the
          Commission on August 16, 2002 (SEC file No. 333-98301)).
 10.6     Advisory Agreement, dated September 28, 2000, by and among
          Buffets Holdings, Inc., Buffets, Inc. and Roe E. Hatlen
          (incorporated by reference to Exhibit 10.4 to Buffets,
          Inc.'s Registration Statement on Form S-4, filed with the
          Commission on August 16, 2002 (SEC file No. 333-98301)).

EXHIBIT
NUMBER                            DESCRIPTION
-------                           -----------
 10.7     Advisory Agreement, dated September 28, 2000, by and among
          Buffets Holdings, Inc., Buffets, Inc. and C. Dennis Scott
          (incorporated by reference to Exhibit 10.5 to Buffets,
          Inc.'s Registration Statement on Form S-4, filed with the
          Commission on August 16, 2002 (SEC file No. 333-98301)).
 10.8     Guaranty, dated September 28, 2000, from Buffets, Inc. to
          U.S. Bank National Association in connection with a
          Promissory Note and Pledge Agreement by and among U.S. Bank
          National Association and David Goronkin (incorporated by
          reference to Exhibit 10.7 to Buffets, Inc.'s Registration
          Statement on Form S-4, filed with the Commission on August
          16, 2002 (SEC file No. 333-98301)).
 10.9     Guaranty, dated September 28, 2000, from Buffets, Inc. to
          U.S. Bank National Association in connection with a
          Promissory Note and Pledge Agreement by and among U.S. Bank
          National Association and R. Michael Andrews, Jr.
          (incorporated by reference to Exhibit 10.8 to Buffets,
          Inc.'s Registration Statement on Form S-4, filed with the
          Commission on August 16, 2002 (SEC file No. 333-98301)).
 10.10    Promissory Note and Pledge Agreement, dated February 20,
          2002, among David Goronkin, Pamela Goronkin and Buffets,
          Inc. (incorporated by reference to Exhibit 10.9 to Buffets,
          Inc.'s Registration Statement on Form S-4, filed with the
          Commission on August 16, 2002 (SEC file No. 333-98301)).
 10.11    Severance Protection Agreements, dated September 29, 2000, between Buffets, Inc. and each of Kerry A. Kramp, David
          Goronkin, R. Michael Andrews, Jr., Glenn D. Drasher, K.
          Michael Shrader and H. Thomas Mitchell (incorporated by
          reference to Exhibit 10.10 to Buffets, Inc.'s Registration
          Statement on Form S-4, filed with the Commission on August
          16, 2002 (SEC file No. 333-98301)).
 10.12    Severance Protection Agreement, dated September 29, 2000,
          between Buffets, Inc. and Jean C. Rostollan (incorporated by reference to Exhibit 10.9.1 to Buffets, Inc.'s Annual Report on Form 10-K filed with the Commission on September 30, 2003
          (SEC file No. 033-00171)).
 12.1     Statement of Computation of Ratios of Earnings of Fixed
          Charges.
 21       List of Subsidiaries of Buffets Holdings, Inc.
 23.1     Consent of Deloitte & Touche LLP.
 23.2     Consent of Paul, Weiss, Rifkind, Wharton & Garrison LLP
          (included in Exhibits 5.1 and 8.1 to this Registration
          Statement).
 24       Powers of Attorney (included on signature pages of this Part
          II).
 25       Form T-1 Statement of Eligibility of U.S. Bank National
          Association to act as trustee under the Indenture.
 99.1     Form of Letter of Transmittal.
 99.2     Form of Notice of Guaranteed Delivery.

ITEM 22.  UNDERTAKINGS.

     (a) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     (b) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

     (c) Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the registrants pursuant to the foregoing provisions, or otherwise, the registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrants of expenses incurred or paid by a director, officer or controlling person of the registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Eagan, State of Minnesota, on June 25, 2004.

                                          BUFFETS HOLDINGS, INC.

                                              /s/ R. MICHAEL ANDREWS, JR.
                                          --------------------------------------
                                          Name: R. Michael Andrews, Jr.
                                          Title:   Executive Vice President and
                                              Chief Financial Officer

                               POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below hereby constitutes and appoints Kerry A. Kramp or R. Michael Andrews, Jr. or either of them his true and lawful agent, proxy and attorney-in-fact, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to (i) act on, sign and file with the Securities and Exchange Commission any and all amendments (including post-effective amendments) to this registration statement together with all schedules and exhibits thereto and any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, together with all schedules and exhibits thereto, (ii) act on, sign and file such certificates, instruments, agreements and other documents as may be necessary or appropriate in connection therewith, (iii) act on and file any supplement to any prospectus included in this registration statement or any such amendment or any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and (iv) take any and all actions which may be necessary or appropriate in connection therewith, granting unto such agent, proxy and attorney-in-fact full power and authority to do and perform each and every act and thing necessary or appropriate to be done, as fully for all intents and purposes as he might or could do in person, hereby approving, ratifying and confirming all that such agents, proxies and attorneys-in-fact or any of their substitutes may lawfully do or cause to be done by virtue thereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

              SIGNATURE                                 TITLE                      DATE
              ---------                                 -----                      ----

         /s/ FREDERICK ISEMAN            Chairman of the Board and Director    June 25, 2004
--------------------------------------
           Frederick Iseman


          /s/ KERRY A. KRAMP             President, Chief Executive Officer    June 25, 2004
--------------------------------------    and Director (principal executive
            Kerry A. Kramp                            officer)


     /s/ R. MICHAEL ANDREWS, JR.         Executive Vice President and Chief    June 25, 2004
--------------------------------------      Financial Officer (principal
       R. Michael Andrews, Jr.            financial and accounting officer)


          /s/ ROE H. HATLEN                Vice Chairman of the Board and      June 25, 2004
--------------------------------------                Director
            Roe H. Hatlen

              SIGNATURE                                 TITLE                      DATE
              ---------                                 -----                      ----


       /s/ STEVEN M. LEFKOWITZ                        Director                 June 25, 2004
--------------------------------------
         Steven M. Lefkowitz


                                                      Director
--------------------------------------
           Robert A. Ferris


          /s/ DAVID S. LOBEL                          Director                 June 25, 2004
--------------------------------------
            David S. Lobel


                                                      Director
--------------------------------------
         Robert M. Rosenberg

                                 EXHIBIT INDEX

EXHIBIT
NUMBER                            DESCRIPTION
-------                           -----------
  3.1     Amended Certificate of Incorporation of Buffets Holdings,
          Inc.
  3.2     By-Laws of Buffets Holdings, Inc.
  4.1     Indenture, dated as of May 18, 2004, between Buffets
          Holdings, Inc. and U.S. Bank National Association, as
          Trustee.
  4.2     Form of Exchange Security (incorporated by reference to
          Exhibit B to Exhibit 4.1 filed herewith).
  4.3     Registration Rights Agreement, dated as of May 18, 2004,
          between Buffets Holdings, Inc. and Credit Suisse First
          Boston LLC.
  4.4     Indenture, dated as of June 28, 2002, among Buffets, Inc., the Guarantors and U.S. Bank National Association, as
          Trustee (incorporated by reference to Exhibit 4.1 to
          Buffets, Inc.'s Registration Statement on Form S-4, filed
          with the Commission on August 16, 2002 (SEC file No.
          333-98301)).
  4.5     Form of Exchange Note (incorporated by reference to Exhibit
          A to Exhibit 4.1 to Buffets, Inc.'s Registration Statement
          on Form S-4, filed with the Commission on August 16, 2002
          (SEC file No. 333-98301)).
  4.6     First Supplemental Indenture ("Subsidiary Guaranty"), dated as of September 26, 2003, among HomeTown Buffet Merger
          Company, Inc., Buffets, Inc. and U.S. Bank National
          Association, as trustee (incorporated by reference to
          Exhibit 4.1 to Buffets, Inc.'s Quarterly Report on Form 10-Q
          filed with the Commission on November 7, 2003 (SEC file No.
          033-00171)).
  4.7     Second Supplemental Indenture, dated as of November 5, 2003, between Tahoe Joe's, Inc. and U.S. Bank National
          Association, as trustee (incorporated by reference to
          Exhibit 4.2 to Buffets, Inc.'s Quarterly Report on Form 10-Q
          filed with the Commission on November 7, 2003 (SEC file No.
          033-00171)).
  4.8     Third Supplemental Indenture, dated as of December 10, 2003 among NSHE Bennington, LLC, Buffets, Inc. and U.S. Bank
          National Association, as trustee (incorporated by reference to Exhibit 4.1 to Buffets, Inc.'s Quarterly Report on Form
          10-Q filed with the Commission on January 27, 2004 (SEC file
          No. 033-00171)).
  4.9     Fourth Supplemental Indenture, dated as of February 20, 2004 among Buffets Holdings, Inc., Buffets, Inc., and U.S. Bank
          National Association, as trustee (incorporated by reference to Exhibit 4.1 to Buffets, Inc.'s Quarterly Report on Form
          10-Q filed with the Commission on May 12, 2004 (SEC file No.
          033-00171)).
  5.1     Opinion of Paul, Weiss, Rifkind, Wharton & Garrison LLP as
          to validity of the Exchange Notes.
  8.1     Opinion of Paul, Weiss, Rifkind, Wharton & Garrison LLP as
          to certain tax matters.
 10.1     Credit Agreement, dated as of June 28, 2002, among Buffets,
          Inc., Buffets Holdings, Inc., the lenders party thereto and
          Credit Suisse First Boston, as administrative agent and as collateral agent for the lenders (incorporated by reference to Exhibit 10.1 to Buffets, Inc.'s Registration Statement on
          Form S-4, filed with the Commission on August 16, 2002 (SEC file No. 333-98301)).
 10.2     Amendment Agreement, dated as of February 20, 2004, to the
          Credit Agreement dated as of July 28, 2002, among Buffets,
          Inc., Buffets Holdings, Inc., the Subsidiaries named
          therein, the Lenders named therein and Credit Suisse First
          Boston, as Administrative Agent and Collateral Agent
          (incorporated by reference to Exhibit 10.1 to Buffets,
          Inc.'s Quarterly Report on Form 10-Q filed with the
          Commission on May 12, 2004 (SEC file No. 033-00171)).
 10.3     Management and Fee Agreement, dated October 2, 2000, by and among Buffets, Inc. and Caxton-Iseman Capital, Inc.
          (incorporated by reference to Exhibit 10.2 to Buffets,
          Inc.'s Registration Statement on Form S-4, filed with the
          Commission on August 16, 2002 (SEC file No. 333-98301)).
 10.4     Amended and Restated Management and Fee Agreement, dated as of February 20, 2004, by and among Buffets, Inc. and CxCIC
          LLC (incorporated by reference to Exhibit 10.2 to Buffets
          Inc.'s Quarterly Report on Form 10-Q filed with the
          Commission on May 12, 2004 (SEC file No. 033-00171)).

EXHIBIT
NUMBER                            DESCRIPTION
-------                           -----------
 10.5     Management and Fee Agreement, dated October 2, 2000, by and among Buffets, Inc. and Sentinel Capital Partners, L.L.C.
          (incorporated by reference to Exhibit 10.3 to Buffets,
          Inc.'s Registration Statement on Form S-4, filed with the
          Commission on August 16, 2002 (SEC file No. 333-98301)).
 10.6     Advisory Agreement, dated September 28, 2000, by and among
          Buffets Holdings, Inc., Buffets, Inc. and Roe E. Hatlen
          (incorporated by reference to Exhibit 10.4 to Buffets,
          Inc.'s Registration Statement on Form S-4, filed with the
          Commission on August 16, 2002 (SEC file No. 333-98301)).
 10.7     Advisory Agreement, dated September 28, 2000, by and among
          Buffets Holdings, Inc., Buffets, Inc. and C. Dennis Scott
          (incorporated by reference to Exhibit 10.5 to Buffets,
          Inc.'s Registration Statement on Form S-4, filed with the
          Commission on August 16, 2002 (SEC file No. 333-98301)).
 10.8     Guaranty, dated September 28, 2000, from Buffets, Inc. to
          U.S. Bank National Association in connection with a
          Promissory Note and Pledge Agreement by and among U.S. Bank
          National Association and David Goronkin (incorporated by
          reference to Exhibit 10.7 to Buffets, Inc.'s Registration
          Statement on Form S-4, filed with the Commission on August
          16, 2002 (SEC file No. 333-98301)).
 10.9     Guaranty, dated September 28, 2000, from Buffets, Inc. to
          U.S. Bank National Association in connection with a
          Promissory Note and Pledge Agreement by and among U.S. Bank
          National Association and R. Michael Andrews, Jr.
          (incorporated by reference to Exhibit 10.8 to Buffets,
          Inc.'s Registration Statement on Form S-4, filed with the
          Commission on August 16, 2002 (SEC file No. 333-98301)).
 10.10    Promissory Note and Pledge Agreement, dated February 20,
          2002, among David Goronkin, Pamela Goronkin and Buffets,
          Inc. (incorporated by reference to Exhibit 10.9 to Buffets,
          Inc.'s Registration Statement on Form S-4, filed with the
          Commission on August 16, 2002 (SEC file No. 333-98301)).
 10.11    Severance Protection Agreements, dated September 29, 2000, between Buffets, Inc. and each of Kerry A. Kramp, David
          Goronkin, R. Michael Andrews, Jr., Glenn D. Drasher, K.
          Michael Shrader and H. Thomas Mitchell (incorporated by
          reference to Exhibit 10.10 to Buffets, Inc.'s Registration
          Statement on Form S-4, filed with the Commission on August
          16, 2002 (SEC file No. 333-98301)).
 10.12    Severance Protection Agreement, dated September 29, 2000,
          between Buffets, Inc. and Jean C. Rostollan (incorporated by reference to Exhibit 10.9.1 to Buffets, Inc.'s Annual Report on Form 10-K filed with the Commission on September 30, 2003
          (SEC file No. 033-00171)).
 12.1     Statement of Computation of Ratios of Earnings of Fixed
          Charges.
 21       List of Subsidiaries of Buffets Holdings, Inc.
 23.1     Consent of Deloitte & Touche LLP.
 23.2     Consent of Paul, Weiss, Rifkind, Wharton & Garrison LLP
          (included in Exhibits 5.1 and 8.1 to this Registration
          Statement).
 24       Powers of Attorney (included on signature pages of this Part
          II).
 25       Form T-1 Statement of Eligibility of U.S. Bank National
          Association to act as trustee under the Indenture.
 99.1     Form of Letter of Transmittal.
 99.2     Form of Notice of Guaranteed Delivery.